   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1995

                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                          NEW CENTURY ENERGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 -------------

      DELAWARE                       4931                  [APPLIED FOR]
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    JURISDICTION          CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
 OF INCORPORATION OR
    ORGANIZATION)          1225 SEVENTEENTH STREET
                           DENVER, COLORADO 80202
                           ATTN: RICHARD C. KELLY
                               (303) 294-8989

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 -------------

        RICHARD C. KELLY                       DOYLE R. BUNCH II
     PRESIDENT AND TREASURER                 CHAIRMAN AND SECRETARY
   NEW CENTURY ENERGIES, INC.              NEW CENTURY ENERGIES, INC.
     1225 SEVENTEENTH STREET                     TYLER AT SIXTH
     DENVER, COLORADO 80202                  AMARILLO, TEXAS 79101
         (303) 294-8989                          (806) 378-2121
 (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA
                         CODES, OF AGENTS FOR SERVICE)

                                 -------------

                                  COPIES TO:
         DOUGLAS W. HAWES, ESQ.                    GARY W. WOLF, ESQ.
          STEVEN H. DAVIS, ESQ.                 CAHILL GORDON & REINDEL
 LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.             80 PINE STREET
      125 WEST 55TH STREET                     NEW YORK, NEW YORK 10005
    NEW YORK, NEW YORK 10019

                                 -------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. The issuance of securities shall occur when all other conditions to the merger of PSCo Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Registrant, with and into Public Service Company of Colorado (the "PSCo Merger") and the merger of SPS Merger Corp., a New Mexico corporation and a wholly owned subsidiary of the Registrant, with and into Southwestern Public Service Company (the "SPS Merger," together with the PSCo Merger, the "Mergers") pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement") described in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement, have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                 -------------

                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT            MAXIMUM            MAXIMUM
    SECURITIES TO BE           TO BE        OFFERING PRICE        AGGREGATE            AMOUNT OF
       REGISTERED          REGISTERED(1)       PER UNIT         OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock, par value
 $1.00 per share........    105,294,443        $33.68(2)      $3,546,423,428.94(2) $1,222,913.19(3)

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(1) Based on the maximum number of shares of common stock which may be issued in the Mergers.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the proposed maximum aggregate offering price of (i) the average of the high and low prices of the common stock of Public Service Company of Colorado, as reported on the New York Stock Exchange, Inc. Composite Tape on December 8, 1995, multiplied by 64,376,199, which equals the maximum number of shares of common stock of Public Service Company of Colorado to be converted in the PSCo Merger into shares of common stock of the Registrant plus (ii) the average of the high and low prices of the common stock of Southwestern Public Service Company, as reported on the New York Stock Exchange, Inc. Composite Tape on December 8, 1995, multiplied by 40,918,244, which equals the maximum number of shares of common stock of Southwestern Public Service Company to be converted in the SPS Merger into shares of common stock of the Registrant. The proposed maximum offering price per unit is estimated based upon the proposed maximum aggregate offering price divided by the number of shares to be registered.
(3) Filing fee of $700,914.75 was paid to the Commission on October 6, 1995 in connection with the filing of the preliminary joint proxy material of Public Service Company of Colorado and Southwestern Public Service Company. Balance of filing fee for this Registration Statement, $521,998.44, was paid December 12, 1995.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

  This Joint Proxy Statement/Prospectus contains two forms of the Joint Proxy Statement/Prospectus to be delivered separately to shareholders of Public Service Company of Colorado ("PSCo") in connection with the Special Meeting of PSCo shareholders and to shareholders of Southwestern Public Service Company ("SPS") in connection with the 1996 Annual Meeting of SPS shareholders. The Joint Proxy Statement/Prospectus to be delivered to PSCo shareholders will contain a letter to PSCo shareholders and a Notice of the PSCo Special Meeting, as well as a separate table of contents, but will not contain the separate section at the end regarding the matters to be considered at the SPS Annual Meeting which are independent of, and unrelated to, the Merger Agreement to be considered at the meetings. The Joint Proxy Statement/Prospectus to be delivered to SPS shareholders will contain a letter to SPS shareholders and a Notice of the SPS Annual Meeting, as well as a separate table of contents and a separate section at the end of the Joint Proxy Statement/Prospectus containing information on the election of SPS directors to serve for terms of three years and until their respective successors are duly elected and qualified and on a proposal to amend the Restated Articles of Incorporation of SPS.

                           NEW CENTURY ENERGIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  FORM S-4--ITEM NO. AND CAPTION         JOINT PROXY STATEMENT/PROSPECTUS
  ------------------------------         --------------------------------
A.INFORMATION ABOUT THE
 TRANSACTION
 1.Forepart of Registration
     Statement and Outside Front    Facing Page of Registration Statement;
     Cover Page of Prospectus.....  Cross  Reference Sheet; Cover Page of
                                    Prospectus
 2.Inside Front and Outside Back
     Cover Pages of Prospectus....  Available Information; Incorporation by
                                    Reference;  Table of Contents
 3.Risk Factors, Ratio of Earnings
     to Fixed Charges, and Other    Summary of Joint Proxy
     Information..................  Statement/Prospectus;  Selected Historical
                                    and Unaudited Pro Forma  Financial Data;
                                    Comparative Per Share Prices of  PSCo and
                                    SPS; Comparative Book Values,  Dividends
                                    and Earnings Per Share of Common  Stock
 4.Terms of the Transaction.......  Summary of Joint Proxy
                                     Statement/Prospectus; The Mergers;
                                     Regulatory Matters; The Merger Agreement;
                                     Description of Company Capital Stock;
                                     Comparison of Corporate Charters and
                                     Rights of Security Holders; The Company
                                     Following the Mergers; Annex I; Annex II;
                                     Annex III
 5.Pro Forma Financial              Selected Historical and Unaudited Pro Forma
     Information..................   Financial Data; Unaudited Pro Forma
                                     Combined Financial Information
 6.Material Contacts With the
     Company Being Acquired.......  The Mergers; Selected Information
                                    Concerning  PSCo and SPS
 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters.................  Not Applicable
 8.Interest of Named Experts and
     Counsel......................  Legal Matters; Experts
 9.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................  Not Applicable
B.INFORMATION ABOUT THE REGISTRANT
10.Information With Respect to S-3
     Registrants..................  Not Applicable
11.Incorporation of Certain
     Information by Reference.....  Not Applicable
12.Information with Respect to S-2
     or S-3 Registrants...........  Not Applicable
13.Incorporation of Certain
     Information by Reference.....  Not Applicable

  FORM S-4--ITEM NO. AND CAPTION         JOINT PROXY STATEMENT/PROSPECTUS
  ------------------------------         --------------------------------
14.Information with Respect to
     Registrants Other Than S-3 or  Incorporation by Reference; Selected
     S-2 Registrants..............  Historical and  Unaudited Pro Forma
                                    Financial Data; Unaudited  Pro Forma
                                    Combined Financial Information;  Selected
                                    Information Concerning PSCo and SPS
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.Information With Respect to S-3  Incorporation by Reference; The Mergers;
     Companies....................   Selected Historical and Unaudited Pro
                                     Forma Financial Data; Unaudited Pro Forma
                                     Combined Financial Information; Selected
                                     Information Concerning PSCo and SPS
16.Information With Respect to S-2
     or S-3 Companies.............  Not Applicable
17.Information With Respect to
     Companies Other Than S-2 and
     S-3 Companies................  Not Applicable
D.VOTING AND MANAGEMENT
 INFORMATION


18.Information if Proxies,
     Consents or Authorizations     Incorporation by Reference; Meetings,
     Are to be Solicited..........  Voting and  Proxies; Summary of Joint Proxy
                                     Statement/Prospectus; The Mergers;
                                    Shareholder  Proposals
19.Information if Proxies,
     Consents or Authorizations
     Are Not to be Solicited, or
     in an Exchange Offer.........  Not Applicable

                             [LETTERHEAD OF PSCO]

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Public Service Company of Colorado ("PSCo") which will be held on January 31, 1996, at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado 80202. The meeting will start at 10:00 a.m., local time.

  At this important meeting, the holders of PSCo common stock (the "PSCo Common Stock") and PSCo preferred stock (the "PSCo Preferred Stock") will be asked to approve an agreement and plan of reorganization, as amended (the "Merger Agreement") pursuant to which the holders of PSCo Common Stock and the holders of Southwestern Public Service Company ("SPS") common stock (the "SPS Common Stock") will become holders of common stock of New Century Energies, Inc. (the "Company") upon the completion of the mergers of two wholly owned subsidiaries of the Company into PSCo and SPS, respectively (the "Mergers"). As a result of the Mergers, the Company will become the holding company for PSCo and SPS.

  The accompanying Joint Proxy Statement/Prospectus and the Annexes thereto contain a summary description of the Mergers (beginning on page 8) followed by a more detailed discussion of the Mergers, including the reasons for, and the benefits of, the Mergers and explain that certain directors have a potential conflict of interest in that they may become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. Because a summary is not, by its nature, complete, shareholders are urged to read the Joint Proxy Statement/Prospectus and Annexes in their entirety.

  The Board of Directors believes that this merger of equals will benefit shareholders and customers by allowing them to participate in a larger, financially stronger company, which, by pooling the equity, management, human resources and technical expertise of PSCo and SPS, will be able to achieve increased financial stability and strength, greater opportunities for earnings and dividend growth, improved creditworthiness, reduction of operating costs, deferral of certain capital expenditures, efficiencies of operation, better use of facilities for the benefit of customers, improved ability to use new technologies, greater retail and industrial sales diversity and improved capability to make wholesale power purchases and sales. In the view of the Board of Directors, these benefits substantially outweigh the potential impact of additional regulatory oversight, including regulation under the Public Utility Holding Company Act of 1935, the problems inherent in merging the operations of two large companies and the supermajority vote required to alter certain arrangements regarding management of the Company resulting from the Mergers.

  Based upon the conversion ratios set forth in the Merger Agreement and the capitalization of PSCo and SPS on December 1, 1995, holders of PSCo Common Stock and holders of SPS Common Stock would hold approximately 62.0 percent and 38.0 percent, respectively, of the shares of Company common stock that would be outstanding after the completion of the Mergers. Holders of PSCo Preferred Stock will continue to hold PSCo Preferred Stock following completion of the Mergers. The Board of Directors has received the opinion of its financial advisor, Barr Devlin & Co. Incorporated, that, based on the factors and assumptions described in such opinion, the PSCo conversion ratio is fair, from a financial point of view, to the holders of PSCo Common Stock.

  Approval of the Merger Agreement by shareholders of PSCo and SPS entitled to vote thereon is a condition to the consummation of the Mergers. If the Merger Agreement is approved and adopted by the shareholders of PSCo and SPS, the Mergers will be consummated only after certain regulatory approvals are received and other conditions are satisfied or waived. It is presently anticipated that this will occur in late 1996.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF PSCO AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
                                ---

  Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time or to vote your shares personally on request if you attend the meeting.

  IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AGREEMENT.

  Holders of record of PSCo Common Stock and PSCo Preferred Stock at the close of business on December 12, 1995 will be entitled to one vote for each share. For the transaction to be approved, the proposal must be approved by the holders of at least two-thirds of the outstanding shares of PSCo Common Stock and PSCo Preferred Stock entitled to vote, voting together as a single class. Your vote is important no matter how many shares you hold.

  Holders of PSCo Common Stock and PSCo Preferred Stock have the right to dissent from consummation of the Mergers and, upon compliance with the procedural requirements of the Colorado Business Corporation Act, to receive the "fair value" of their shares if the PSCo Merger is effected. Reference is made to the detailed information regarding dissenters' rights contained in the accompanying Joint Proxy Statement/Prospectus.

  Promptly after the Mergers, a letter of transmittal will be mailed to each holder of record of shares of PSCo Common Stock. PLEASE DO NOT SEND YOUR PSCO COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AT THIS TIME. LATER, YOU WILL RECEIVE THE LETTER OF TRANSMITTAL WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN EXCHANGING YOUR PSCO COMMON STOCK CERTIFICATES FOR THE COMMON STOCK CERTIFICATES OF THE COMPANY. Holders of PSCo Preferred Stock will not exchange their stock certificates as a result of the Mergers.

                                          Sincerely,

                                          [SIG]
                                          D. D. Hock
                                          Chairman of the Board and Chief
                                           Executive Officer

December 15, 1995

                      PUBLIC SERVICE COMPANY OF COLORADO
                            1225 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 571-7511

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 31, 1996

To the Shareholders of
 Public Service Company of Colorado:

  A Special Meeting of holders of common and preferred stock of Public Service Company of Colorado, a Colorado corporation ("PSCo"), will be held on January 31, 1996, at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado, commencing at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of August 22, 1995, as amended, among PSCo, Southwestern Public Service Company, a New Mexico corporation ("SPS"), and New Century Energies, Inc., a newly formed Delaware corporation (the "Company"), which contains plans and agreements of merger providing for the merger of PSCo Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Company, with and into PSCo, with PSCo to be the surviving corporation of the merger (the "PSCo Merger") and the merger of SPS Merger Corp., a New Mexico corporation and a wholly owned subsidiary of the Company, with and into SPS, with SPS to be the surviving corporation of the merger (the "SPS Merger," together with the PSCo Merger, the "Mergers"), and whereby, with certain limitations, (i) each issued and outstanding share of common stock, par value $5.00 per share, of PSCo (the "PSCo Common Stock") will be converted into the right to receive one share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"); (ii) each issued and outstanding share of common stock, par value $1.00 per share, of SPS (the "SPS Common Stock") will be converted into the right to receive 0.95 of one share of Company Common Stock, and
  (iii) the common shareholders of PSCo and SPS will become common shareholders of the Company, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business related to matters incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournment or adjournments thereof.

  Based upon the conversion ratios set forth above and the number of outstanding shares of PSCo Common Stock and SPS Common Stock outstanding on December 1, 1995, PSCo and SPS shareholders would hold approximately 62.0 percent and 38.0 percent, respectively, of the shares of Company Common Stock that would be outstanding after the consummation of the Mergers.

  Shareholders of record at the close of business on December 12, 1995 will be entitled to notice of and to vote at the Special Meeting or at any adjournment or adjournments thereof. EVEN IF YOU NOW EXPECT TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED, POSTAGE-PAID ENVELOPE. If you do attend the Special Meeting, you may vote in person, whether or not you have sent in your proxy. If you do not vote at the meeting and do not send in your proxy, it will have the same effect as if you voted against the proposed merger.

  Holders of PSCo Common Stock and PSCo Preferred Stock have the right to dissent from consummation of the PSCo Merger and, upon compliance with the procedural requirements of the Colorado Business Corporation Act, to receive "fair value" of their shares if the PSCo Merger is effected. See "The Mergers--Dissenters' Rights" in the Joint Proxy Statement/Prospectus.

                                       By order of the Board of Directors

                                       W. Wayne Brown
                                       Secretary

December 15, 1995

SHAREHOLDERS ARE URGED TO SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED.

                              [LETTERHEAD OF SPS]

                                                              December 15, 1995

Dear SPS Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "SPS Meeting") of Southwestern Public Service Company, a New Mexico corporation ("SPS"), which will be held on Wednesday, January 31, 1996, at the Ambassador Hotel, 3100 I-40 West, Amarillo, Texas. The meeting will start at 11:00 a.m., local time.

  At this important meeting, the SPS shareholders will be asked to approve an agreement and plan of reorganization, as amended (the "Merger Agreement"), relating to a "merger-of-equals" transaction with Public Service Company of Colorado, a Colorado corporation ("PSCo"). As a result of the mergers contemplated by the Merger Agreement (the "Mergers"), New Century Energies, Inc. (the "Company") will become the holding company for SPS and PSCo. Pursuant to the Merger Agreement, each outstanding share of SPS common stock will be converted into the right to receive 0.95 of one share (the "SPS Conversion Ratio") of Company common stock.

  Your Board of Directors believes that this "merger-of-equals" will create a combined enterprise well positioned to fully participate in a changing and increasingly competitive energy industry environment, benefiting not only shareholders but also customers, employees, and the communities served by the respective utility companies. Meaningful strategic advantages that the Company will possess include, among other things, substantial cost savings from decreased fuel costs and reduced corporate and administrative expenses. These advantages should enable the Company to provide very competitive electricity rates for many years to come. The Company also expects to enjoy increased financial strength, as well as greater opportunities for earnings and dividend growth, by pooling SPS's and PSCo's equity, management, human resources, market access, and technical expertise. In the view of the Board of Directors, these benefits substantially outweigh the potential impact of additional regulatory oversight, including regulation under the Public Utility Holding Company Act of 1935, the problems inherent in merging the operations of two large companies, and the supermajority vote required to alter certain arrangements regarding management of the Company resulting from the Mergers.

  Based on the conversion ratios set forth in the Merger Agreement and the capitalization of SPS and PSCo as of December 1, 1995, the common shareholders of SPS and PSCo would have held approximately 38.0 percent and 62.0 percent, respectively, of the shares of the Company common stock that would have been outstanding if the Mergers had been consummated as of such date. Your Board of Directors has received the opinion of its financial advisor, Dillon, Read & Co. Inc., that, based on the factors and assumptions described in that opinion, the SPS conversion ratio is fair, from a financial point of view, to the holders of SPS common stock.

  Approval of the Merger Agreement by shareholders of SPS and PSCo entitled to vote thereon is a condition to the consummation of the transaction. The transaction will be consummated only after certain regulatory approvals are received and other conditions are satisfied or waived. It is presently anticipated that this will occur in late 1996.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF SPS AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
                                 ---

  At the SPS Meeting, SPS common shareholders will also be asked to consider and vote upon: the election of four persons as Class III directors to serve on the SPS Board of Directors for terms of three years and until their respective successors are duly elected and qualified; and the proposal to amend the Restated Articles of

Incorporation of SPS. As described in the accompanying Joint Proxy Statement/Prospectus, at the effective time of the Mergers, the Company Board of Directors will consist of 14 members, six of whom will be directors appointed by SPS and eight of whom will be directors appointed by PSCo.

  YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT SPS COMMON SHAREHOLDERS VOTE FOR THE PROPOSED SLATE OF DIRECTORS AND FOR THE PROPOSAL TO AMEND THE RESTATED ARTICLES AT THE SPS MEETING.

  Your vote is important, no matter how many shares you hold. Even if you plan to attend the meeting, we urge you to mark, sign, and date the enclosed proxy and return it promptly. You have the option to revoke it at any time or to vote your shares personally on request if you attend the meeting. For the Merger Agreement to be approved, it must have the support of the holders of two-thirds of the outstanding shares of SPS common stock.

  IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AGREEMENT.

  Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, the terms and conditions thereof, and the transactions contemplated thereby and explains that certain directors have a potential conflict of interest in that they may become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. If the Mergers are consummated, holders of SPS common stock who wish to assert their rights and have complied with the requirements of the New Mexico Business Corporation Act will have certain dissenters' rights under New Mexico law, as described in more detail in the accompanying Joint Proxy Statement/Prospectus.

  Promptly after the Mergers, a letter of transmittal will be mailed to each holder of record of shares of SPS common stock. PLEASE DO NOT SEND YOUR SPS COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AT THIS TIME. LATER, YOU WILL RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN EXCHANGING YOUR SPS COMMON STOCK CERTIFICATES FOR COMPANY COMMON STOCK CERTIFICATES.

                                          Sincerely,

                                          [SIG]
                                          Bill D. Helton
                                          Chairman of the Board and Chief
                                           Executive Officer

                      SOUTHWESTERN PUBLIC SERVICE COMPANY
                                TYLER AT SIXTH
                             AMARILLO, TEXAS 79101
                                (806) 378-2121

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 31, 1996

To the Shareholders of Southwestern Public Service Company:

  Notice is given that a meeting of the holders of common stock, par value $1.00 per share (the "SPS Common Stock"), of Southwestern Public Service Company, a New Mexico corporation ("SPS"), will be held at the Ambassador Hotel, 3100 I-40 West, Amarillo, Texas, on January 31, 1996, at 11:00 a.m., local time, for these purposes:

    1. To approve an Agreement and Plan of Reorganization dated as of August 22, 1995, as amended, among SPS, Public Service Company of Colorado, a Colorado corporation ("PSCo"), and New Century Energies, Inc., a Delaware corporation (the "Company"), and two related Plans of Merger among (a) SPS, the Company and SPS Merger Corp., a New Mexico corporation and wholly owned subsidiary of the Company ("SPS Merger Corp."), and (b) PSCo, the Company and PSCo Merger Corp., a Colorado corporation and wholly owned subsidiary of the Company ("PSCo Merger Corp."), respectively, providing for: (i) the merger of SPS Merger Corp. with and into SPS, with SPS to be the surviving corporation of the merger (the "SPS Merger"); (ii) the merger of PSCo Merger Corp. with and into PSCo, with PSCo to be the surviving corporation of the merger (the "PSCo Merger" and, together with the SPS Merger, the "Mergers"); (iii) each outstanding share of SPS Common Stock to be converted into the right to receive 0.95 of one share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"); (iv) each outstanding share of common stock, par value $5.00 per share, of PSCo to be converted into the right to receive one share of Company Common Stock; and (v) the common shareholders of SPS and PSCo to become common shareholders of the Company, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    Upon the consummation of the Mergers, based upon the capitalization of SPS and PSCo on December 1, 1995, an SPS conversion ratio of 0.95, and a PSCo conversion ratio of 1.0, SPS and PSCo shareholders would hold approximately 38.0 percent and 62.0 percent, respectively, of the shares of Company Common Stock that would be outstanding.

    2. To elect four persons as Class III directors with terms continuing until the Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified.

    3. To approve an amendment to the Restated Articles of Incorporation of SPS to delete the existing designations, preferences, limitations, and relative rights of the 2,000,000 authorized shares of preferred stock, $100 par value, and the 3,000,000 authorized shares of preferred stock, $25 par value, and to provide for one class of 10,000,000 authorized shares of SPS preferred stock, $1.00 par value, issuable from time to time in such series and having such designations, preferences, limitations, and relative rights as the Board of Directors may determine.

    4. To transact any other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Holders of record of the SPS Common Stock at the close of business on December 12, 1995, are entitled to notice of and to vote at the Annual Meeting of Shareholders or at any adjournment or adjournments thereof.

  Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act (the "New Mexico Act") give holders of SPS Common Stock the right to dissent from the SPS Merger. SPS's shareholders who dissent from the SPS Merger in accordance with the New Mexico Act have the right to be paid the "fair value" of their shares as of the date preceding SPS's Annual Meeting (excluding any appreciation or depreciation in anticipation of the SPS Merger) as determined by a court. To exercise these dissenters' rights, an SPS shareholder must file a written objection to the SPS Merger with SPS before the vote is taken thereon, must not vote in favor of the SPS Merger, and must follow the other procedures described by the New Mexico Act. See "The Mergers--Dissenters' Rights" in the Joint Proxy Statement/Prospectus.

                                          By order of the Board of Directors,

                                          Robert D. Dickerson
                                          Secretary

Dated: December 15, 1995

  SHAREHOLDERS ARE URGED TO SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED DECEMBER 13, 1995

                             JOINT PROXY STATEMENT

                                      FOR

                       PUBLIC SERVICE COMPANY OF COLORADO

                                      AND

                      SOUTHWESTERN PUBLIC SERVICE COMPANY

                                  -----------

                                   PROSPECTUS

                                      FOR

                           NEW CENTURY ENERGIES, INC.

                                  COMMON STOCK

                                  -----------

     SPECIAL MEETING OF SHAREHOLDERS OF PUBLIC SERVICE COMPANY OF COLORADO
                         TO BE HELD ON JANUARY 31, 1996

     ANNUAL MEETING OF SHAREHOLDERS OF SOUTHWESTERN PUBLIC SERVICE COMPANY
                         TO BE HELD ON JANUARY 31, 1996

  New Century Energies, Inc., a Delaware corporation (the "Company"), has filed a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of common stock of the Company to be issued in connection with the merger (the "PSCo Merger") of PSCo Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Company, with and into Public Service Company of Colorado ("PSCo") and the merger (the "SPS Merger") of SPS Merger Corp., a New Mexico corporation and a wholly owned subsidiary of the Company, with and into Southwestern Public Service Company ("SPS") (the SPS Merger and the PSCo Merger are referred to herein, collectively, as the "Mergers"), all as more fully described below. This Joint Proxy Statement/Prospectus is being furnished in connection with the Special Meeting of Shareholders of PSCo and the Annual Meeting of Shareholders of SPS. This Joint Proxy Statement/Prospectus also constitutes the prospectus of the Company filed as a part of the Registration Statement. See "Available Information."

  All information herein with respect to PSCo has been furnished by PSCo, all information herein with respect to SPS has been furnished by SPS, and all information herein with respect to the Company has been furnished by the Company.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The date of this Joint Proxy Statement/Prospectus is December , 1995. This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of PSCo and SPS on or about December 15, 1995.

MERGER RELATED MATTERS

  Shareholders Meetings. At the PSCo Special Meeting (the "PSCo Meeting"), scheduled to be held on January 31, 1996, and the SPS Annual Meeting (the "SPS Meeting"), scheduled to be held on January 31, 1996, shareholders of PSCo and SPS, respectively, will consider and vote upon, among other things, a proposal to approve an Agreement and Plan of Reorganization dated as of August 22, 1995, as amended (the "Merger Agreement"), among PSCo, SPS and the Company and the plans and agreements of merger contained therein, pursuant to which, among other things, (i) PSCo Merger Corp. will be merged with and into PSCo in the PSCo Merger, with PSCo to be the surviving corporation; (ii) SPS Merger Corp. will be merged with and into SPS in the SPS Merger, with SPS to be the surviving corporation; and (iii) PSCo and SPS will become wholly owned subsidiaries of the Company.

  Conversion and Cancellation of Shares Upon Consummation of the Mergers. Upon consummation of the Mergers, pursuant to the Merger Agreement:

  . Each issued and outstanding share of PSCo common stock, par value $5.00 per share, together with the associated right (the "PSCo Right") (the PSCo common stock and the PSCo Right are hereinafter referred to collectively as the "PSCo Common Stock") to purchase shares of PSCo Common Stock pursuant to the terms of the Rights Agreement between PSCo and Mellon Bank, N.A., as Rights Agent thereunder, dated as of February 26, 1991, as amended (the "PSCo Rights Agreement") (other than any shares of PSCo Common Stock (i) owned by PSCo, any subsidiary of PSCo, SPS or any subsidiary of SPS, all of which will be cancelled without consideration and will cease to exist or (ii) held by holders of PSCo Common Stock who dissent in compliance with all applicable provisions of the Colorado Business Corporation Act (the "Colorado Act")), will be converted into the right to receive one share of Company common stock, par value $1.00 per share (the "Company Common Stock").

  . Each issued and outstanding share of SPS common stock, par value $1.00 per share, together with the associated right (the "SPS Right") (the SPS common stock and the SPS Right are hereinafter referred to collectively as the "SPS Common Stock") to purchase shares of SPS Common Stock pursuant to the terms of the Rights Agreement between SPS and Society National Bank, successor to Ameritrust Company National Association, as Rights Agent thereunder, dated as of July 23, 1991, as amended (the "SPS Rights Agreement") (other than any shares of SPS Common Stock (i) owned by SPS, any subsidiary of SPS, PSCo or any subsidiary of PSCo, all of which will be cancelled without consideration and will cease to exist or
     (ii) held by holders of SPS Common Stock who dissent in compliance with all applicable provisions of the New Mexico Business Corporation Act (the "New Mexico Act")), will be converted into the right to receive
     0.95 of one share of Company Common Stock.

    In addition, upon consummation of the Mergers, pursuant to the Merger
  Agreement:

  . All shares of capital stock of the Company issued and outstanding immediately prior to the Mergers will be cancelled without consideration and will cease to exist.

  Upon consummation of the Mergers, each certificate representing shares of PSCo Common Stock and SPS Common Stock issued and outstanding prior to the Mergers, other than any shares which will not be converted, will represent instead the right to receive the shares of Company Common Stock into which those issued and outstanding shares will be converted. Upon conversion, all such shares of PSCo Common Stock and SPS Common Stock will be cancelled without consideration and cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock upon the surrender of the certificate, without interest. Upon consummation of the Mergers, based upon the respective PSCo Common Stock and SPS Common Stock conversion ratios and the number of shares of PSCo Common Stock and SPS Common Stock outstanding on December 1, 1995, PSCo and SPS shareholders will hold approximately 62.0 percent and 38.0 percent, respectively, of the 102,222,170 aggregate number of shares of Company Common Stock that will be outstanding. The PSCo Preferred Stock and any New SPS Preferred Stock (as hereinafter defined) outstanding at the time of consummation of the Mergers shall remain outstanding preferred stock of PSCo and SPS, respectively.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

  Each of PSCo and SPS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material and other information concerning both PSCo and SPS can be inspected at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Inc., 120 South LaSalle Street, Chicago, Illinois 60603 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the SEC under the Securities Act a Registration Statement with respect to the shares of Company Common Stock issuable in the Mergers. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Summaries of the contracts or documents referred to herein are summaries of the material provisions thereof and are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                          INCORPORATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO PSCO, W. WAYNE BROWN, SECRETARY, PUBLIC SERVICE COMPANY OF COLORADO, 1225 SEVENTEENTH STREET, DENVER, COLORADO 80202 (TEL: (303) 294-2822), AND, IN THE CASE OF DOCUMENTS RELATING TO SPS, ROBERT D. DICKERSON, SECRETARY, SOUTHWESTERN PUBLIC SERVICE COMPANY, TYLER AT SIXTH, AMARILLO, TEXAS 79101 (TEL: (806) 378-2121).

  PSCo and SPS hereby undertake to provide without charge to each person, including any beneficial owner of PSCo or SPS shares to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Joint Proxy Statement/Prospectus by reference. Requests for such documents should be directed to the persons indicated above.

  The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

    1. PSCo Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-3280) (the "PSCo 1994 Form 10-K");

    2. PSCo Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 (File No. 1-3280) (the "PSCo
  1995 Forms 10-Q");

    3. PSCo Current Report on Form 8-K dated August 22, 1995 (File No. 1-
  3280);

    4. PSCo Proxy Statement for the 1995 Annual Meeting of Shareholders held on May 11, 1995, and

    5. SPS Annual Report on Form 10-K for the year ended August 31, 1995 (File No. 1-3789) (the "SPS 1995 Form 10-K").

  All documents filed by PSCo and SPS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the PSCo Meeting on January 31, 1996, and any adjournment or adjournments thereof, or the SPS Meeting on January 31, 1996, and any adjournment or adjournments thereof, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   3
INCORPORATION BY REFERENCE.................................................   4
TABLE OF CONTENTS..........................................................   5
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS................................   8
 The Parties...............................................................   8
 Shareholders Meetings.....................................................   8
 Required Vote.............................................................   9
 The Mergers...............................................................   9
 Exchange of Stock Certificates............................................  10
 Conversion Ratios for PSCo Common Stock and SPS Common Stock..............  10
 Background................................................................  11
 Reasons for the Mergers...................................................  11
 Recommendations of the Boards of Directors................................  11
 Opinions of Investment Bankers............................................  11
 Conflicts of Interest of Certain Persons in the Mergers; Management of the
  Company..................................................................  12
 Conditions to the Mergers.................................................  13
 Rights to Terminate, Amend or Waive Conditions............................  13
 Certain Tax Consequences of the Mergers...................................  14
 Operations After the Mergers..............................................  14
 Regulatory Matters........................................................  15
 Accounting Treatment......................................................  15
 Dissenters' Rights........................................................  16
 Dividends.................................................................  16
 Comparison of Corporate Charters and Rights of Security Holders...........  16
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA.................  17
 Selected Historical Financial Data........................................  17
 Selected Unaudited Pro Forma Combined Financial Data......................  19
 Comparative Book Values, Dividends and Earnings Per Share of Common
  Stock....................................................................  20
 Comparative Per Share Prices of PSCo and SPS..............................  21
MEETINGS, VOTING AND PROXIES...............................................  22
 PSCo Meeting..............................................................  22
 SPS Meeting...............................................................  23
THE MERGERS................................................................  24
 Background of the Mergers.................................................  24
 Reasons for the Mergers...................................................  29
 Recommendations of the Boards of Directors................................  31
 Opinion of Financial Advisor to PSCo......................................  33
 Opinion of Financial Advisor to SPS.......................................  38
 Conflicts of Interest of Certain Persons in the Mergers...................  42
 Certain Arrangements Regarding the Directors and
  Management of the Company Following the Mergers..........................  43
 Employment Agreements.....................................................  43
 Employee Plans, Severance Arrangements and Agreements.....................  44
 The Company Benefit Plans.................................................  48
 Certain Federal Income Tax Consequences...................................  48
 Accounting Treatment......................................................  49
 Stock Exchange Listing of Company Capital Stock...........................  50
 Federal Securities Law Consequences.......................................  50
 Dissenters' Rights........................................................  50

                                                                            PAGE
                                                                            ----
REGULATORY MATTERS.........................................................  54
 Antitrust Considerations..................................................  54
 Federal Power Act.........................................................  54
 Public Utility Holding Company Act of 1935................................  54
 Nuclear Regulatory Commission Regulation..................................  55
 Colorado Public Utility Commission Regulation.............................  55
 Wyoming Public Service Commission Regulation..............................  55
 New Mexico Public Utility Commission Regulation...........................  56
 Texas Public Utility Commission Regulation................................  56
 Kansas Corporation Commission Regulation..................................  56
 Oklahoma Corporation Commission Regulation................................  56
 Other Regulatory Matters..................................................  56
THE MERGER AGREEMENT.......................................................  57
 The Mergers...............................................................  57
 Consummation of the Mergers...............................................  57
 Representations and Warranties............................................  58
 Certain Covenants.........................................................  59
 No Solicitation of Transactions...........................................  60
 Company Board of Directors................................................  60
 Indemnification...........................................................  61
 Conditions to the Mergers.................................................  62
 Benefit Plans.............................................................  63
 Termination...............................................................  63
 Termination Fees..........................................................  64
 Expenses..................................................................  65
 Amendment and Waiver......................................................  65
DESCRIPTION OF THE COMPANY CAPITAL STOCK...................................  66
 General...................................................................  66
 Company Preferred Stock...................................................  66
 Company Common Stock......................................................  66
 Anti-Takeover Provisions..................................................  66
COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS............  67
 PSCo......................................................................  67
 SPS.......................................................................  70
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  74
BALANCE SHEET OF NEW CENTURY ENERGIES, INC.................................  82
SELECTED INFORMATION CONCERNING PSCo AND SPS...............................  85
 Business of PSCo..........................................................  85
 Business of SPS...........................................................  85
THE COMPANY FOLLOWING THE MERGERS..........................................  86
 Management of the Company.................................................  86
 Operations of the Company.................................................  86
EXPERTS....................................................................  86
LEGAL MATTERS..............................................................  87
SHAREHOLDER PROPOSALS......................................................  87

                                                                         PAGE
                                                                        ------
ANNEX I   COPY OF MERGER AGREEMENT, AS AMENDED, INCLUDING PLANS OF
          MERGER.......................................................    I-1
ANNEX IIFAIRNESS OPINION OF BARR DEVLIN & CO. INCORPORATED.............   II-1
ANNEX IIIFAIRNESS OPINION OF DILLON, READ & CO. INC....................  III-1
ANNEX IV  NEW MEXICO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS
          PROVISIONS...................................................   IV-1
ANNEX V   COLORADO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS
          PROVISIONS...................................................    V-1
ANNEX VIFORM OF EMPLOYMENT AGREEMENT OF BILL D. HELTON.................   VI-1
ANNEX VIIFORM OF EMPLOYMENT AGREEMENT OF WAYNE H. BRUNETTI.............  VII-1
ANNEX VIIIRESTATED CERTIFICATE OF INCORPORATION OF
          NEW CENTURY ENERGIES, INC. .................................. VIII-1
ANNEX IX  RESTATED BYLAWS OF NEW CENTURY ENERGIES, INC. ...............   IX-1

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  The following is a summary of the material terms and conditions of the Mergers and related information. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information appearing in this Joint Proxy Statement/Prospectus and the Annexes. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes in their entirety.

THE PARTIES

  The Company. The Company is a Delaware corporation which was created to become a holding company for PSCo, SPS and their respective subsidiaries following the Mergers. The Company will be a public utility holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act"). See "The Company Following the Mergers." It has, and prior to the Mergers will have, no operations except as contemplated by the Merger Agreement. See "The Merger Agreement." As of the date of this Joint Proxy Statement/Prospectus, 50 percent of the outstanding capital stock of the Company is owned by each of PSCo and SPS. The principal executive offices of the Company are located at 1225 Seventeenth Street, Denver, Colorado 80202.

  PSCo. PSCo is an operating public utility engaged, together with its subsidiaries, primarily in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. PSCo provides electricity or gas or both in an area having an estimated population of 2.8 million people of which approximately 2.1 million are in the Denver metropolitan area. PSCo has one operating public utility subsidiary, Cheyenne Light, Fuel and Power Company ("Cheyenne"), which provides service principally in Cheyenne, Wyoming. The principal executive offices of PSCo are located at 1225 Seventeenth Street, Denver, Colorado 80202.

  SPS. SPS is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. Electric service is provided through an interconnected system to a population of about one million in a 52,000 square-mile area of the Panhandle and South Plains of Texas, eastern and southeastern New Mexico, the Oklahoma Panhandle and southwestern Kansas. The principal executive offices of SPS are located at Tyler at Sixth, Amarillo, Texas 79101.

SHAREHOLDERS MEETINGS

  PSCo. At the PSCo Meeting and any adjournment or adjournments thereof, the holders of PSCo Common Stock and holders of issued and outstanding shares of PSCo preferred stock, par value $100.00 per share, and shares of PSCo preferred stock, par value $25.00 per share (together, the "PSCo Preferred Stock"), all voting together as a single class, will be asked to consider and vote upon a proposal to approve the Merger Agreement and the related plans of merger. See "Meetings, Voting and Proxies--PSCo Meeting."

  The PSCo Meeting is scheduled to be held at 10:00 a.m., local time, on January 31, 1996, at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado. The Board of Directors of PSCo (the "PSCo Board") has fixed the close of business on December 12, 1995, as the record date (the "PSCo Record Date") for the determination of holders of PSCo Common Stock and PSCo Preferred Stock entitled to notice of, and to vote at, the PSCo Meeting.

  The PSCo Board, by a unanimous vote of all of the directors present, has approved the Merger Agreement, the plan of merger with respect to the PSCo Merger contained in the Merger Agreement and the transactions contemplated by the Merger Agreement and recommends that PSCo's shareholders vote FOR approval of the Merger Agreement. Certain members of the PSCo Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

  SPS. At the SPS Meeting and any adjournment or adjournments thereof, the holders of SPS Common Stock will be asked to consider and vote upon proposals
(i) to approve the Merger Agreement and two related plans of merger; (ii) to elect four persons as Class III directors with terms continuing until the Annual Meeting in 1999 and until their respective successors are duly elected and qualified, and (iii) to approve an amendment to the Restated Articles of Incorporation of SPS (the "SPS Articles") to delete the existing designations, preferences, limitations and relative rights of the preferred stock, $100 par value and $25 par value (collectively, the "SPS Preferred Stock"), and to provide that shares of SPS preferred stock, $1.00 par value (the "New SPS Preferred Stock"), shall be issuable from time to time in such series and have such designations, preferences, limitations and relative rights as the Board of Directors may determine (the "SPS Articles Amendment"). See "Meetings, Voting and Proxies--SPS Meeting."

  The SPS Meeting is scheduled to be held at 11:00 a.m., local time, on January 31, 1996, at the Ambassador Hotel, 3100 I-40 West, Amarillo, Texas. The Board of Directors of SPS (the "SPS Board") has fixed the close of business on December 12, 1995, as the record date (the "SPS Record Date") for the determination of holders of SPS Common Stock entitled to notice of, and to vote at, the SPS Meeting.

  The SPS Board, by a unanimous vote of all the directors, has approved the Merger Agreement, the plan of merger with respect to the SPS Merger contained in the Merger Agreement and the transactions contemplated by the Merger Agreement and recommends that SPS's shareholders vote FOR approval of the Merger Agreement. In addition, the SPS Board recommends that holders of SPS Common Stock vote FOR the election of the nominated directors and FOR the SPS Articles Amendment. Certain members of the SPS Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

REQUIRED VOTE

  Pursuant to Colorado law and the Restated Articles of Incorporation, as amended, and the Bylaws of PSCo, the affirmative vote of the holders of two-thirds of the votes entitled to be cast by all holders of outstanding shares of PSCo Common Stock and PSCo Preferred Stock, voting together as a single class, is required for the approval of the Merger Agreement and the transactions contemplated thereby. On the PSCo Record Date, 63,350,157 shares of PSCo Common Stock were outstanding and entitled to vote and 2,888,652 shares of PSCo Preferred Stock were outstanding and entitled to vote. As of the PSCo Record Date, directors, executive officers and affiliates owned less than one percent of the issued and outstanding shares of PSCo Common and Preferred Stock. See "Meetings, Voting and Proxies--PSCo Meeting."

  Pursuant to New Mexico law and the SPS Articles, the affirmative vote of (i) the holders of two-thirds of the votes entitled to be cast by all holders of outstanding shares of SPS Common Stock is required for the approval of the Merger Agreement and the transactions contemplated thereby and (ii) the holders of a majority of the votes entitled to be cast by all holders of outstanding shares of SPS Common Stock is required for the approval of the SPS Articles Amendment. Directors will be elected by a majority of the votes of the common shareholders represented in person or by proxy at the SPS Meeting. On the SPS Record Date, 40,917,908 shares of SPS Common Stock were outstanding and entitled to vote. As of the SPS Record Date, directors and executive officers owned less than one percent of the issued and outstanding shares of SPS Common Stock. All outstanding shares of redeemable SPS Preferred Stock have been called for redemption and will be redeemed on December 27, 1995. In addition, SPS has reached an agreement to repurchase all other outstanding shares of SPS Preferred Stock. SPS will redeem or repurchase these shares to facilitate obtaining the required vote at the SPS Meeting for the approval of the Merger Agreement and for the modernization of the preferred stock provisions in the SPS Articles. See "Meetings, Voting and Proxies--SPS Meeting."

THE MERGERS

  The Merger Agreement provides for (i) the merger of PSCo Merger Corp. with and into PSCo in the PSCo Merger; (ii) the merger of SPS Merger Corp. with and into SPS in the SPS Merger; (iii) the cancellation of PSCo

Common Stock owned by PSCo, any subsidiary of PSCo, SPS or any subsidiary of SPS; (iv) the cancellation of SPS Common Stock owned by SPS, any subsidiary of SPS, PSCo or any subsidiary of PSCo; (v) the conversion of all issued and outstanding shares of PSCo Common Stock (except shares which are cancelled and shares held by PSCo shareholders who exercise their dissenters' rights) into shares of Company Common Stock; (vi) the conversion of all issued and outstanding shares of SPS Common Stock (except shares which are cancelled and shares held by SPS shareholders who exercise their dissenters' rights) into shares of Company Common Stock, and (vii) the cancellation of all shares of capital stock of the Company which are issued and outstanding immediately prior to the Mergers. As a result, holders of PSCo Common Stock and SPS Common Stock will become holders of Company Common Stock. See "The Merger Agreement--The Mergers."

  Pursuant to the Merger Agreement, articles of merger complying with the requirements of Colorado law will be executed by PSCo and PSCo Merger Corp. and filed with the Department of State of the State of Colorado, and articles of merger complying with the requirements of New Mexico law will be executed by SPS and SPS Merger Corp. and filed with the State Corporation Commission of New Mexico, both on the second business day immediately following the satisfaction or waiver of all conditions to the Mergers, or at such other time as PSCo and SPS shall agree. The PSCo Merger and the SPS Merger shall become effective simultaneously at the time specified in both the PSCo articles of merger and the SPS articles of merger. The "Effective Time" shall mean the time and date that the PSCo Merger and the SPS Merger become effective. See "The Merger Agreement--The Mergers." The Company will become a holding company required to be registered under the 1935 Act initially with three operating public utility subsidiaries, PSCo, SPS and Cheyenne. Because of certain provisions of the 1935 Act, the Company may be required to dispose of PSCo's gas business, and may be required to dispose of certain non-utility enterprises. See "Regulatory Matters--Public Utility Holding Company Act of 1935."

EXCHANGE OF STOCK CERTIFICATES

  Immediately after the Effective Time and upon surrender by the Company of the certificates representing shares of PSCo Merger Corp. common stock owned by the Company, PSCo, as the surviving corporation of the PSCo Merger, will deliver to the Company appropriate certificates representing the number of shares of the surviving corporation's common stock resulting from the conversion of PSCo Merger Corp. common stock into the surviving corporation's common stock.

  Immediately after the Effective Time and upon surrender by the Company of the certificates representing shares of SPS Merger Corp. common stock owned by the Company, SPS, as the surviving corporation of the SPS Merger, will deliver to the Company appropriate certificates representing the number of shares of the surviving corporation's common stock resulting from the conversion of SPS Merger Corp. common stock into the surviving corporation's common stock.

  As soon as possible after the Effective Time, a bank or trust company mutually agreeable to PSCo and SPS (the "Exchange Agent") will mail transmittal instructions to each holder of record of shares of PSCo Common Stock and SPS Common Stock at the Effective Time, advising the shareholder of the procedure for surrendering certificates (collectively, the "Constituent Certificates") of PSCo Common Stock and SPS Common Stock (collectively, the "Constituent Stock") for certificates of Company Common Stock. Holders of certificates which prior to the Effective Time represented shares of Constituent Stock will not be entitled to receive any payment of dividends or other distributions on or payment for any fractional shares of Company Common Stock until such certificates are surrendered for exchange. See "The Merger Agreement--The Mergers." Constituent Certificates should not be surrendered until a form of letter of transmittal and instructions therefor are received. See "The Merger Agreement--The Mergers."

CONVERSION RATIOS FOR PSCO COMMON STOCK AND SPS COMMON STOCK

  Each share of PSCo Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the PSCo Merger, be converted into the right to receive one share of Company Common Stock.

Each share of SPS Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the SPS Merger, be converted into the right to receive 0.95 of one share of Company Common Stock. Fractional shares of Company Common Stock will not be issued, except pursuant to the conversion of fractional share interests held in participants' accounts under the PSCo Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "PSCo DRIP"), the PSCo Employee Savings and Stock Ownership Plan (the "PSCo ESSP"), the SPS Dividend Reinvestment and Cash Payment Plan for Shareholders, the SPS Dividend Reinvestment and Cash Payment Plan for Employees (together, the "SPS DRIPs") and the SPS Employee Investment Plan (the "SPS EIP"). Holders of PSCo Common Stock or of SPS Common Stock will receive cash in lieu of fractional shares, except with respect to the conversion of fractional share interests held in participants' accounts under the PSCo DRIP, the PSCo ESSP, the SPS DRIPs or the SPS EIP. The ratios of converting (i) PSCo Common Stock into Company Common Stock (the "PSCo Conversion Ratio") and (ii) SPS Common Stock into Company Common Stock (the "SPS Conversion Ratio") are together referred to herein as the "Conversion Ratios." See "The Merger Agreement--Consummation of the Mergers."

BACKGROUND

  For a description of the background of the Mergers, see "The Mergers-- Background of the Mergers."

REASONS FOR THE MERGERS

  PSCo and SPS believe that the Mergers offer significant strategic and financial benefits to each company and to their respective shareholders and customers by creating a larger, financially stronger company able to maintain competitive rates and services, diversify its service territory and its operations, efficiently use its generation capacity, increase its purchasing power which will result in lower costs, efficiently pursue related non-utility opportunities, take advantage of complementary operational functions and reduce administrative costs. See "The Mergers--Reasons for the Mergers."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  PSCo. The PSCo Board, by the unanimous vote of all of the directors present, approved the Merger Agreement and determined to recommend that the shareholders of PSCo vote FOR approval of the Merger Agreement. The PSCo Board approved the Merger Agreement after consideration of a number of factors, which are described under the heading "The Mergers--Recommendations of the Boards of Directors--PSCo." Certain of the members of the PSCo Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

  SPS. The SPS Board unanimously approved the Merger Agreement and determined to recommend that the shareholders of SPS vote FOR approval of the Merger Agreement. The SPS Board approved the Merger Agreement after consideration of a number of factors, which are described under the heading "The Mergers-- Recommendations of the Boards of Directors--SPS." Certain of the members of the SPS Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

OPINIONS OF INVESTMENT BANKERS

  PSCo. Barr Devlin & Co. Incorporated ("Barr Devlin") delivered to the PSCo Board its written opinions dated August 22, 1995 and December 13, 1995, each to the effect that, as of the date of each such opinion, and based upon the procedures and subject to the assumptions described in such opinions, from a financial point of view, the PSCo Conversion Ratio is fair to the holders of PSCo Common Stock. The written opinion of Barr Devlin dated December 13, 1995 is attached to this Joint Proxy Statement/Prospectus as Annex II and should be read in its entirety. For a description of the matters considered and assumptions made by Barr Devlin in reaching its opinions and the fees received and to be received by Barr Devlin, see "The Mergers--Opinion of Financial Advisor to PSCo" and Annex II.

  SPS. Dillon, Read & Co. Inc. ("Dillon Read") delivered to the SPS Board its written opinions dated August 22, 1995 and December 13, 1995, each stating that, as of the date of each such opinion and based upon the assumptions made, matters considered and limits of the review, as set forth in such opinions, the SPS Conversion Ratio is fair to the holders of SPS Common Stock from a financial point of view. The written opinion of Dillon Read dated December 13, 1995 is attached to this Joint Proxy Statement/Prospectus as Annex III and should be read in its entirety. For a description of matters considered and assumptions made by Dillon Read in reaching its opinions and the fees received and to be received by Dillon Read, see "The Mergers--Opinion of Financial Advisor to SPS" and Annex III.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS; MANAGEMENT OF THE
COMPANY

  Directorships. The Merger Agreement provides that the Board of Directors of the Company (the "Company Board") will, upon consummation of the Mergers, consist of 14 persons, with eight persons designated by PSCo (the "PSCo Designees"), including Wayne H. Brunetti, President and Chief Operating Officer of PSCo, and six persons designated by SPS (the "SPS Designees"), including Bill D. Helton, Chairman of the Board of Directors and Chief Executive Officer of SPS. See "The Mergers --Conflicts of Interest of Certain Persons in the Mergers--Board of Directors."

  Employment Agreements. Contemporaneously with the consummation of the Mergers, each of Messrs. Bill D. Helton and Wayne H. Brunetti will enter into an employment agreement with the Company (together, the "Employment Agreements"). Pursuant to the Employment Agreements, Mr. Helton will serve as Chairman of the Board and Chief Executive Officer of the Company, and Mr. Brunetti will serve as Vice Chairman of the Board, President and Chief Operating Officer of the Company until the later of June 30, 1999 or the date two and one-half years after the Effective Time (the "Initial Period"); thereafter, Mr. Helton will serve as Chairman of the Board and Mr. Brunetti will serve as Vice Chairman of the Board, Chief Executive Officer and President of the Company through May 31, 2001. The Employment Agreements provide for the annual base salary at the Effective Time to be determined by the Company Board. The amount of Mr. Helton's base salary (i) shall not be less than his annual base salary from SPS as in effect immediately before the Effective Time and
(ii) during the Initial Period, shall exceed the compensation from the Company and its subsidiaries received by any other executive officer of the Company. The amount of Mr. Brunetti's base salary (i) shall not be less than his annual base salary from PSCo as in effect immediately before the Effective Time and
(ii) during the Initial Period, shall exceed the compensation from the Company and its subsidiaries received by any executive officer of the Company except the Chairman of the Board and Chief Executive Officer of the Company. Messrs. Helton and Brunetti each will be eligible to receive appropriate bonuses and other compensation and benefits which are accorded to senior executive employees of the Company. Copies of Mr. Helton's Employment Agreement and Mr. Brunetti's Employment Agreement are attached to this Joint Proxy Statement/Prospectus as Annex VI and Annex VII, respectively. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers--Employment Agreements" and Annexes VI and VII.

  Severance Agreements. The PSCo Board and the SPS Board have each adopted agreements providing for severance benefits to the respective PSCo and SPS employees designated as parties to such agreements. The agreements will be binding on the Company. A total of nine PSCo employees and fourteen SPS employees are parties to such agreements. If payments under such agreements to all eligible employees were required to be made on the date of this Joint Proxy Statement/Prospectus, the aggregate cost to PSCo (including the cost of early vesting under employee plans) would not exceed $20.5 million, and the aggregate cost to SPS (including the cost of early vesting under employee plans) would not exceed $14.1 million. See "The Mergers--Employee Plans, Severance Arrangements and Agreements."

  Employee Plans. Under certain benefit plans, severance arrangements and other employee agreements maintained, or entered into, by PSCo and SPS, certain benefits may become vested, and certain payments may become payable, in connection with the Mergers. The additional cost to SPS resulting from an acceleration of the vesting of benefits for certain SPS employees, other than the fourteen SPS employees with severance agreements, as a result of the Mergers is approximately $1.2 million. The cost resulting from early vesting of benefits of PSCo and SPS employees who have severance agreements is included in the severance costs described under "-- Conflicts of Interest of Certain Persons in the Mergers; Management of the Company--Severance Agreements." See "The Mergers--Employee Plans, Severance Arrangements and Agreements."

  Indemnification. From and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of PSCo and SPS against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement arising out of actions or omissions occurring at or prior to or after the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "The Merger Agreement-- Indemnification."

CONDITIONS TO THE MERGERS

  The obligations of PSCo and SPS to consummate the Mergers are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the shareholders of each of PSCo and SPS, the absence of any injunction or applicable law or regulation that prevents or prohibits the consummation of the Mergers, the effectiveness of the Registration Statement, the approval of the listing on the NYSE of the shares of Company Common Stock issuable in the Mergers upon official notice of issuance, the receipt of all material governmental approvals and the finding by the Public Utility Commission of Texas that the Mergers are in the public interest and that no such approval or finding shall impose a term or condition that would have a material adverse effect, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the receipt of accountants' letters stating that the Mergers will qualify as a pooling of interests transaction, the material accuracy of the representations and warranties of the respective parties set forth in the Merger Agreement, the number of shares of PSCo Common Stock and PSCo Preferred Stock or the number of shares of SPS Common Stock held by persons exercising dissenters' rights shall not exceed five percent of the total number of such PSCo or SPS shares, respectively, the material performance or waiver of all obligations required to be performed under the Merger Agreement, the receipt by PSCo and SPS of officers' certificates from each other stating that the conditions set forth in the Merger Agreement have been satisfied, the receipt of certain certificates from affiliates of PSCo and SPS, the absence of any material adverse effect (or facts or circumstances that would have a material adverse effect) on the respective businesses of the parties, the receipt of tax opinions, the receipt of certain third-party consents, and, with respect to PSCo, the fairness opinion of Barr Devlin shall not have been withdrawn and, with respect to SPS, the fairness opinion of Dillon Read shall not have been withdrawn (in each case, under specified circumstances). See "The Merger Agreement--Conditions to the Mergers."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

  The Merger Agreement may be terminated under certain circumstances, including, by mutual written consent of the PSCo Board and the SPS Board, by any party if the Mergers are not consummated by December 31, 1996 (or by June 30, 1997, under certain conditions described under "The Merger Agreement-- Termination"), by any party if the requisite shareholder approvals are not obtained, by any party if a law, order, rule or regulation is issued or adopted which has the effect of prohibiting the Mergers, or causing a material adverse effect, or if any final and nonappealable action by a court of competent jurisdiction prohibits either of the Mergers or causes a material adverse effect, under certain circumstances, as a result of a third-party tender offer or business combination proposal which the Board of Directors of the party receiving the offer or proposal determines in good faith that its fiduciary obligations require accepting the offer or proposal after receiving a written, reasoned opinion that such fiduciary duties would require such Board to reconsider its commitment, by a nonbreaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days after notice, or by either PSCo or SPS, if the other party shall not have complied with certain agreements and covenants or if the Board of Directors of the other withdraws, modifies in an adverse manner or does not reaffirm upon request its recommendation to its shareholders in favor of the Merger Agreement and the transactions contemplated thereby or recommends a different business combination transaction than contemplated by the parties.

  The Merger Agreement requires that certain fees be paid upon termination of the Merger Agreement under certain circumstances. The aggregate termination fees under these provisions may not exceed $60 million (plus out-of-pocket expenses of up to $10 million) and, to the extent legally possible within six months, that portion of such payment which does not constitute reimbursement of out-of-pocket expenses shall be paid in common stock of the paying party. See "The Merger Agreement--Termination Fees."

  The Merger Agreement may be amended by the PSCo Board and the SPS Board at any time before or after its approval by their shareholders, but after any such approval no amendment may be made which alters or changes (i) the amount or kind of shares, rights or any of the proceeds of the conversion of such shares or (ii) the terms or conditions of the Merger Agreement if such alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of the holders of PSCo Common Stock or SPS Common Stock. See "The Merger Agreement--Amendment and Waiver."

  At any time prior to the Effective Time, the time of performance of any obligation or other acts may be extended or any inaccuracies in the representations and warranties or conditions to a party's obligation to consummate the Mergers may be waived by the other parties.

CERTAIN TAX CONSEQUENCES OF THE MERGERS

  A condition precedent to consummation of the Mergers is the receipt of opinions of counsel for PSCo and SPS, respectively, substantially to the effect that the Mergers will be treated as a tax-free exchange described in Section 351 of the Internal Revenue Code (the "Code"). Assuming the Mergers so qualify, then for federal income tax purposes (i) no gain or loss will be recognized by PSCo, SPS or the Company as a result of the Mergers; (ii) holders of PSCo Common Stock or SPS Common Stock whose shares are converted into Company Common Stock in the Mergers will recognize no gain or loss as a result of the conversion (except to the extent they receive cash in lieu of fractional shares or pursuant to the exercise of dissenters' rights); (iii) the holding period and basis of shares of Company Common Stock received in the Mergers will be the same as the holding period and basis attributable to the PSCo Common Stock or SPS Common Stock that was converted into Company Common Stock in the Mergers (reduced by any basis allocable to the fractional share interest in Company Common Stock for which cash is received), and (iv) holders of PSCo Preferred Stock and New SPS Preferred Stock will not recognize gain or loss with respect to such shares as a result of the Mergers (except to the extent that holders of PSCo Preferred Stock exercise dissenters' rights). See "The Mergers--Certain Federal Income Tax Consequences."

  EACH PSCo AND SPS SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGERS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

OPERATIONS AFTER THE MERGERS

  Following the Effective Time, the Company will maintain its corporate offices in Denver, Colorado and significant operating offices in Amarillo, Texas. The headquarters of PSCo and SPS will remain in their current locations, and each of PSCo and SPS will continue their existing utility operations. The business of the Company will be to operate as a holding company for its utility subsidiaries and various non-utility subsidiaries. See "The Company Following the Mergers."

  Following the Effective Time, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of PSCo, SPS and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's right to enforce them in accordance with their terms (including any reserved right to amend, modify, suspend, revoke or terminate them). The Company will replace benefit plans of PSCo, SPS and their respective subsidiaries as required by law or otherwise adopt new benefit plans as appropriate. At the Effective Time, the PSCo ESSP, the PSCo Omnibus Incentive Plan, the PSCo DRIP, the SPS 1989 Stock Incentive Plan, the SPS Directors' Deferred Compensation Plan, the SPS EIP and the SPS DRIPs will be terminated, replaced or amended to provide for the issuance and sale of Company Common Stock in place of PSCo Common Stock or SPS Common Stock, as the case may be, under such plans.

  The Employment Agreements with Messrs. Helton and Brunetti provide that each will be eligible to receive appropriate short-term and long-term incentive awards and other compensation elements, through benefit plans, not less in the aggregate than those in effect at SPS and PSCo as of the Effective Time. Consequently, although no decision has yet been finalized, it is expected that the Company will adopt replacement plans for deferred compensation, supplemental retirement, incentive compensation and certain other plans for named officers, including Messrs. Helton and Brunetti. See "The Merger Agreement--Benefit Plans."

REGULATORY MATTERS

  The approvals of the SEC under the 1935 Act, the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as well as the approvals of the Colorado, Wyoming, New Mexico and Kansas utility commissions under applicable state laws and the expiration or termination of the applicable waiting period under the HSR Act, are required to consummate the Mergers. In addition, for purposes of future rate proceedings, it is a condition that the Public Utility Commission of Texas find that the transactions contemplated by the Merger Agreement are in the public interest.

  Upon consummation of the Mergers, the Company must register as a holding company under the 1935 Act. The 1935 Act imposes restrictions on the operations of registered holding company systems. Among these are requirements that securities issuances, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of interests in any other business be approved by the SEC. The 1935 Act also limits the ability of registered holding companies to engage in non-utility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities.

  The SEC may require as a condition to its approval of the Mergers under the 1935 Act that PSCo divest its gas utility properties and/or PSCo and/or SPS divest certain non-utility ventures within a reasonable time after the Mergers. In several cases, the SEC has allowed the retention of similar kinds of properties or deferred the question of divestiture for a substantial period of time. In those cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture to allow the applicant to avoid a "fire sale" of the divested assets. PSCo and SPS believe strong policy reasons and prior SEC decisions and policy statements support their retaining existing gas utility properties and non-utility ventures, or, alternatively, support deferring the question of divestiture for a substantial period of time. Accordingly, the Company will request in its 1935 Act application that it be allowed to retain PSCo's gas utility properties and PSCo's and SPS's non-utility ventures or, in the alternative, that the question of divestiture be deferred. See "Regulatory Matters."

ACCOUNTING TREATMENT

  PSCo and SPS believe that the Mergers will be treated as a "pooling of interests" for accounting purposes. See "The Mergers--Accounting Treatment." The receipt by PSCo of a letter from Arthur Andersen LLP, independent public accountants for PSCo, and by SPS of a letter from Deloitte & Touche LLP, independent public accountants for SPS, stating that the Mergers will qualify as a pooling of interests, are conditions precedent to consummation of the Mergers. See "The Merger Agreement --Conditions to the Mergers."

DISSENTERS' RIGHTS

  The holders of record of PSCo Common Stock and PSCo Preferred Stock, upon compliance with the procedural requirements of the Colorado Act, are entitled to be paid the "fair value" (as defined in the Colorado Act) of their shares if the PSCo Merger is consummated. Any such holders electing to exercise their rights to dissent must deliver to PSCo before the vote is taken a written notice of their intention to demand payment of the "fair value" of such holder's shares if the PSCo Merger is consummated, must not vote to approve the PSCo Merger and must demand payment for their shares after receiving an appropriate notice that the PSCo Merger has been approved. See "The Mergers-- Dissenters' Rights" and Annex V.

  The holders of SPS Common Stock have the right to dissent from the SPS Merger. SPS's shareholders who dissent from the SPS Merger in accordance with the New Mexico Act have the right to be paid the "fair value" of their shares as of the date preceding the SPS Meeting (excluding any appreciation or depreciation in anticipation of the SPS Merger) as determined by a court. To exercise these dissenters' rights, an SPS shareholder must file a written objection to the SPS Merger with SPS before the vote is taken thereon, must not vote in favor of the SPS Merger and must follow the other procedures described by the New Mexico Act. See "The Mergers--Dissenters' Rights" and Annex IV.

  The respective obligations of each party to effect the Merger to which it is a party shall be subject to satisfaction of the condition that, on or prior to the date on which closing of the Mergers occurs in accordance with the conditions set forth in the Merger Agreement (the "Closing Date"), the number of shares of PSCo Common Stock and PSCo Preferred Stock held by dissenters does not constitute in the aggregate more than five percent of the number of issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock taken together as a single class for this purpose, and the number of shares of SPS Common Stock held by dissenters does not constitute in the aggregate more than five percent of the number of issued and outstanding shares of SPS Common Stock.

DIVIDENDS

  PSCo and SPS. Except as permitted in the Merger Agreement, neither PSCo nor SPS may, and neither may permit any of its subsidiaries to, declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than, among other things, (i) stated dividends on PSCo Preferred Stock or SPS Preferred Stock, (ii) regular quarterly dividends to be paid on PSCo Common Stock and SPS Common Stock in annual amounts not to exceed $2.20 and (iii) dividends payable solely to PSCo, SPS or their wholly owned subsidiaries.

  Company Common Stock. It is anticipated that following the Mergers the Company will initially pay dividends on Company Common Stock of $2.32 per share per annum, subject to evaluation by the Company Board based on the Company's results of operations, financial condition, capital requirements and other relevant considerations. However, no such dividend has been declared on Company Common Stock, and no assurance can be given that such dividend rate will be in effect or will remain unchanged and the Company reserves the right to increase or decrease the dividend as required by law or contract or as determined by the Company Board, in its discretion, to be advisable. Dividends may be declared by the Company Board and paid in cash, shares or other property out of the net assets of the Company in excess of its stated capital, computed in accordance with applicable law and subject to the conditions and limitations, if any, imposed by the Company's Certificate of Incorporation. Company Common Stock dividends are expected to be paid quarterly. See "The Company Following the Mergers" and "Description of the Company Capital Stock--Company Common Stock."

COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS

  As a result of the Mergers, holders of PSCo Common Stock and SPS Common Stock who receive shares of Company Common Stock will become shareholders of the Company and will have certain different rights as shareholders of the Company than they had as shareholders of PSCo or SPS. For a comparison of Delaware to Colorado and New Mexico law and the provisions in the articles or certificate of incorporation and bylaws of PSCo, SPS and the Company governing the rights of the shareholders of PSCo, SPS and the Company, see "Comparison of Corporate Charters and Rights of Security Holders."

          SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

  The summary below sets forth selected historical financial data and selected unaudited pro forma financial data. This financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of PSCo and SPS contained in the PSCo 1994 Form 10-K, the PSCo 1995 Forms 10-Q and the SPS 1995 Form 10-K, which are incorporated by reference herein, and with the unaudited pro forma combined financial statements and related notes thereto of the Company included elsewhere in this Joint Proxy Statement/Prospectus.

SELECTED HISTORICAL FINANCIAL DATA

  The selected historical consolidated financial data of PSCo and SPS for the five years ended December 31, 1994, and August 31, 1995, respectively, set forth below, have been derived from audited financial statements. The selected historical financial data of PSCo for the nine months ended September 30, 1995 and September 30, 1994, set forth below, have been derived from unaudited financial statements which reflect, in the opinion of PSCo, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the financial data for such periods. Results for interim periods do not necessarily indicate results for the full year.

                      PUBLIC SERVICE COMPANY OF COLORADO

                          NINE MONTHS ENDED
                              SEPT. 30,            YEAR ENDED DECEMBER 31,
                          ------------------  --------------------------------------
                            1995      1994     1994    1993    1992    1991    1990
                          --------  --------  ------  ------  ------  ------  ------
                              (DOLLARS IN MILLIONS-EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
 Operating revenues.....  $  1,588  $  1,522  $2,057  $1,999  $1,862  $1,795  $1,734
 Operating income.......       235       184     271     281     250     244     238
 Net income.............       128       119     170     157     137     150     146
 Dividend requirements
  on preferred stock....         9         9      12      12      12      12      12
 Earnings available for
  common stock..........       119       110     158     145     125     138     134
 Per share data applica-
  ble to common stock:
  Earnings (a)(b).......      1.89      1.80    2.57    2.43    2.16    2.48    2.49
  Dividends declared....      1.53      1.50    2.00    2.00    2.00    2.00    2.00
 Ratio of earnings to:
  Fixed charges.........      2.69x     2.36x   2.53x   2.54x   2.43x   2.94x   3.07x
  Combined fixed charges
   and preferred stock
   dividends............      2.40x     2.14x   2.28x   2.27x   2.16x   2.54x   2.61x

                                                         DECEMBER 31,
                                    SEPT. 30, ----------------------------------
                                      1995     1994   1993   1992   1991   1990
                                    --------- ------ ------ ------ ------ ------
                                    (DOLLARS IN MILLIONS-EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
 Total assets.....................   $4,267   $4,208 $4,058 $3,760 $3,463 $3,234
 Total common equity..............    1,321    1,267  1,184  1,101  1,034    964
 Preferred stock:
  Not subject to mandatory redemp-
   tion...........................      140      140    140    140    140    140
  Subject to mandatory redemption
   at par (including amounts due
   within one year)...............       44       45     45     46     46     49
 Long-term debt (including amounts
  due within one year)............    1,164    1,181  1,194  1,200    994    938
 Notes payable & commercial pa-
  per.............................      315      325    277    251    201    214
 Book value per common share......    20.91    20.39  19.59  18.83  18.38  17.74

(a) 1994 includes (i) additional defueling and decommissioning expenses associated with Fort St. Vrain which reduced earnings by approximately $0.43 per share and (ii) a gain from the sale of WestGas Gathering, Inc., a subsidiary of PSCo, of approximately $0.31 per share. Both items were recognized in the third quarter of 1994.
(b) 1992 includes (i) a loss of approximately $0.15 per share on the sale of certain real estate investments and (ii) expenses associated with the termination of the Synhytech project which totaled approximately $0.29 per share.

                      SOUTHWESTERN PUBLIC SERVICE COMPANY

                                             YEAR ENDED AUGUST 31,
                                         -----------------------------------
                                         1995     1994   1993   1992   1991
                                         -----    -----  -----  -----  -----
                                             (DOLLARS IN MILLIONS-
                                            EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(A)
  Operating revenues.................... $ 834    $ 843  $ 810  $ 749  $ 725
  Operating income......................   154      140    141    138    150
  Net income............................   119      102    105    103    115
  Dividend requirements on preferred
   stock................................     5        5      6      7      7
  Earnings available for common stock...   115       97     99     96    107
  Per share data applicable to common
   stock:
   Earnings.............................  2.80(b)  2.38   2.43   2.34   2.63(c)
   Dividends declared...................  2.20     2.20   2.20   2.20   2.20
  Ratio of earnings to:
   Fixed charges........................  5.10x    4.76x  4.82x  4.53x  4.67x
   Combined fixed charges and preferred
    stock dividends.....................  4.37x    4.04x  4.01x  3.63x  3.79x

--------
(a) Numbers may not add due to rounding.
(b) Includes a $0.13 increase in earnings per share attributable to a change in estimated delivered but not billed Kwh sales and an $0.11 increase in earnings per share attributable to a one-time adjustment resulting from settlement of the 1985 FERC rate case with New Mexico wholesale customers.
(c) Includes an increase of $0.09 per share attributable to a one-time adjustment resulting from the 1985 FERC rate case.

                                                         AUGUST 31,
                                             ----------------------------------
                                              1995   1994   1993   1992   1991
                                             ------ ------ ------ ------ ------
                                                   (DOLLARS IN MILLIONS-
                                                   EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
  Total assets.............................. $1,909 $1,821 $1,719 $1,706 $1,681
  Total common equity.......................    721    696    689    679    674
  Preferred stock:
   Not subject to mandatory redemption......     73     73     73     73     73
   Subject to mandatory redemption..........    --     --     --      26     27
  Long-term debt (including amounts due
   within one year).........................    583    523    549    528    521
  Notes payable & commercial paper..........    --      15    --     --     --
  Book value per common share...............  17.61  17.01  16.84  16.61  16.47

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The selected unaudited pro forma combined financial data combine the historical consolidated balance sheets and statements of income of PSCo and SPS after giving effect to the Mergers under the pooling of interests method of accounting, assuming that the Mergers had been effective for all periods presented. Pro forma per share data for Company Common Stock give effect to the conversion of each share of PSCo Common Stock into one share of Company Common Stock and the conversion of each share of SPS Common Stock into 0.95 of one share of Company Common Stock. This data does not reflect any cost savings or other synergies anticipated by management as a result of the Mergers. See "The Merger Agreement--The Mergers." The selected unaudited pro forma combined financial data do not necessarily indicate the operating results or financial position that would have occurred had the Mergers been consummated on the dates for which the Mergers are being given effect, nor do they necessarily indicate future operating results or financial position. See "Unaudited Pro Forma Combined Financial Information."

                          NEW CENTURY ENERGIES, INC.

                         NINE MONTHS ENDED
                             SEPT. 30,            YEAR ENDED DECEMBER 31,
                         ------------------  --------------------------------------
                           1995      1994     1994    1993    1992    1991    1990
                         --------  --------  ------  ------  ------  ------  ------
                             (DOLLARS IN MILLIONS-EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Operating revenues.... $  2,243  $  2,162  $2,881  $2,824  $2,619  $2,526  $2,476
  Operating income......      358       293     407     418     388     387     384
  Net income............      215       185     251     245     220     239     236
  Earnings available for
   common stock.........      215       185     251     245     220     239     236
  Per share data appli-
   cable to common
   stock:
   Earnings (a).........     2.11      1.85    2.50    2.48    2.28    2.53    2.56
   Dividends declared
    (a).................     1.61      1.59    2.13    2.13    2.13    2.13    2.14
  Ratio of earnings to
   fixed charges........     2.94x     2.61x   2.67x   2.71x   2.55x   2.87x   2.93x

                                                        DECEMBER 31,
                                   SEPT. 30, ----------------------------------
                                     1995     1994   1993   1992   1991   1990
                                   --------- ------ ------ ------ ------ ------
                                   (DOLLARS IN MILLIONS-EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
  Total assets....................  $6,172   $6,016 $5,842 $5,442 $5,109 $4,872
  Total common equity.............   2,033    1,967  1,881  1,787  1,717  1,634
  Preferred stock:
   Not subject to mandatory re-
    demption......................     213      213    213    213    213    213
   Subject to mandatory redemption
    at par (including amounts due
    within one year)..............      44       45     45     46     73     77
  Long-term debt (including
   amounts due within one year)...   1,745    1,703  1,743  1,763  1,514  1,474
  Notes payable & commercial pa-
   per............................     326      363    281    251    201    214
  Book value per common share
   (a)............................   19.92    19.47  18.94  18.36  18.04  17.54

--------
(a) Pro forma per common share amounts reflect the conversion of each outstanding share of PSCo Common Stock into one share of Company Common Stock and each outstanding share of SPS Common Stock into 0.95 of one share of Company Common Stock per the Merger Agreement. Pro forma dividends per common share reflect the historical dividends declared by PSCo and SPS, divided by the pro forma weighted average number of shares of Company Common Stock to be outstanding at the Effective Time. SPS has an August 31 fiscal year-end and, accordingly, its combined financial information has been updated to include interim period results consistent with the periods presented for PSCo.

COMPARATIVE BOOK VALUES, DIVIDENDS AND EARNINGS PER SHARE OF COMMON STOCK

                                 SEPT. 30,              DECEMBER 31,
                               ------------- ----------------------------------
                                1995   1994   1994   1993   1992   1991   1990
                               ------ ------ ------ ------ ------ ------ ------
BOOK VALUES PER SHARE OF COM-
 MON STOCK
  PSCo
   Historical................  $20.91 $20.09 $20.39 $19.59 $18.83 $18.38 $17.74
   Equivalent pro forma(a)...   19.92  19.33  19.47  18.94  18.36  18.04  17.54
  SPS(b)
   Historical................   17.80  17.22  17.10  17.03  16.77  16.67  16.39
   Equivalent pro forma(a)...   18.92  18.36  18.50  17.99  17.44  17.14  16.66

                          NINE MONTHS ENDED
                              SEPT. 30,      TWELVE MONTHS ENDED DECEMBER 31,
                          ----------------- ----------------------------------
                            1995     1994    1994   1993   1992   1991   1990
                          -------- -------- ------ ------ ------ ------ ------
CASH DIVIDENDS DECLARED
 PER SHARE OF COMMON
 STOCK
  PSCo
   Historical............ $   1.53 $   1.50 $ 2.00 $ 2.00 $ 2.00 $ 2.00 $ 2.00
   Equivalent pro
    forma(a).............     1.61     1.59   2.13   2.13   2.13   2.13   2.14
  SPS(b)
   Historical............     1.65     1.65   2.20   2.20   2.20   2.20   2.20
   Equivalent pro
    forma(a).............     1.53     1.51   2.02   2.02   2.02   2.02   2.03
EARNINGS PER SHARE OF
 COMMON STOCK
  PSCo
   Historical............     1.89     1.80   2.57   2.43   2.16   2.48   2.49
   Equivalent pro
    forma(a).............     2.11     1.85   2.50   2.48   2.28   2.53   2.56
  SPS(b)
   Historical............     2.35     1.83   2.27   2.43   2.33   2.48   2.51
   Equivalent pro
    forma(a).............     2.00     1.76   2.38   2.36   2.17   2.40   2.43

--------
(a) Equivalent pro forma information calculated by multiplying the pro forma information by the Conversion Ratio in the case of PSCo, one share of Company Common Stock for each share of PSCo Common Stock and, in the case of SPS, 0.95 of one share of Company Common Stock for each share of SPS Common Stock.
(b) The information is provided for calendar quarters ended September 30, 1995 and 1994 as well as for the five years ended December 31, 1994. Fiscal quarters for SPS end on the last day of each November, February, May and August. For historical information for SPS on a fiscal quarter basis, see the SPS 1995 Form 10-K incorporated herein by reference.

COMPARATIVE PER SHARE PRICES OF PSCO AND SPS

  The PSCo Common Stock and the SPS Common Stock are traded on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low sales prices of PSCo Common Stock and SPS Common Stock as reported on the NYSE Consolidated Tape, in each case based on published financial sources and dividends paid.

                                       PSCO                   SPS*
                             ------------------------- -------------------------
                              HIGH     LOW   DIVIDENDS HIGH    LOW     DIVIDENDS
                             ------- ------- --------- ----    ----    ---------
1993
  First Quarter............. $30 1/4 $27 1/2   $0.50   $33 1/2 $30 7/8   $0.55
  Second Quarter............  33 1/4  28 1/2    0.50    32 7/8  31 1/8    0.55
  Third Quarter.............  33 3/8  31        0.50    33 5/8  30        0.55
  Fourth Quarter............  32 7/8  28        0.50    32 1/4  29 3/4    0.55
1994
  First Quarter.............  32 1/8  28 1/2    0.50    30 7/8  27 5/8    0.55
  Second Quarter............  29 3/4  25 3/8    0.50    29 1/8  23 3/4    0.55
  Third Quarter.............  27 7/8  24 3/4    0.50    27 1/4  24 7/8    0.55
  Fourth Quarter............  30 1/8  25 7/8    0.50    28      25 3/8    0.55
1995
  First Quarter.............  31 1/2  29        0.51    29 3/8  26 1/2    0.55
  Second Quarter............  32 7/8  29 1/4    0.51    29 7/8  27 3/4    0.55
  Third Quarter.............  34 1/2  30 5/8    0.51    32 7/8  28 5/8    0.55
  Fourth Quarter**..........  35      33 1/8     --     33 7/8  32        0.55

--------

* The information is provided for calendar quarters. Fiscal quarters for SPS end on the last day of each November, February, May and August. For information for SPS on a fiscal quarter basis, see the SPS 1995 Form 10-K incorporated herein by reference.
** Through December 8, 1995.

  On August 22, 1995, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the closing price per share on the NYSE Consolidated Tape of (i) PSCo Common Stock was $31 1/2 and
(ii) SPS Common Stock was $29 3/8.

  On December 8, 1995, the closing price per share on the NYSE Consolidated Tape of (i) PSCo Common Stock was $34 1/4 and (ii) SPS Common Stock was
$32 1/2.

  The market prices of PSCo Common Stock and SPS Common Stock are subject to fluctuation. As a result, PSCo and SPS shareholders are urged to obtain current market quotations for PSCo Common Stock and SPS Common Stock.

                         MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to (i) the shareholders of PSCo in connection with the solicitation of proxies by the PSCo Board from the holders of PSCo Common Stock and PSCo Preferred Stock for use at the PSCo Meeting and (ii) the shareholders of SPS in connection with the solicitation of proxies by the SPS Board from the holders of SPS Common Stock for use at the SPS Meeting to consider and vote on proposals to approve the Merger Agreement and the transactions contemplated thereby, to elect four persons to serve as Class III directors, and to approve an amendment to the SPS Articles.

PSCO MEETING

  Purpose of PSCo Meeting. The purpose of the PSCo Meeting is to consider and vote upon the proposal to approve the Merger Agreement and the related plans of merger pursuant to which the holders of PSCo Common Stock and the holders of SPS Common Stock will become holders of Company Common Stock, upon completion of the mergers of two wholly owned subsidiaries of the Company with and into PSCo and SPS, respectively. The PSCo Board is not aware, as of the date of this Joint Proxy Statement/Prospectus, of any other matters which may properly come before the PSCo Meeting. The Colorado Act provides that only business within the purposes described in the notice of the PSCo Meeting may be conducted at the PSCo Meeting. The enclosed form of proxy authorizes the voting of shares represented by proxy on all other matters that may properly come before the PSCo Meeting and any adjournment or adjournments thereof. If any other matters incident to the conduct of the PSCo Meeting properly come before the PSCo Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

  The PSCo Board, by unanimous vote of all of the directors present, has approved the Merger Agreement and recommends that PSCo shareholders vote FOR approval of the Merger Agreement. Certain members of the PSCo Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

  Date, Place and Time; Record Date. The PSCo Meeting is scheduled to be held on Wednesday, January 31, 1996, at 10:00 a.m., local time, in Denver, Colorado. Holders of record of PSCo Common Stock and PSCo Preferred Stock at the close of business on the PSCo Record Date (December 12, 1995) will be entitled to notice of and to vote at the PSCo Meeting or any adjournment or adjournments thereof. As of the PSCo Record Date, 63,350,157 shares of PSCo Common Stock and 2,888,652 shares of PSCo Preferred Stock were issued and outstanding and entitled to vote. A list of shareholders of record entitled to vote at the PSCo Meeting will be available for inspection by PSCo shareholders at PSCo's principal business office at 1225 Seventeenth Street, Denver, Colorado, prior to the PSCo Meeting. The list will also be available on the day of the PSCo Meeting at the meeting site.

  Voting Rights. Each outstanding share of PSCo Common Stock and PSCo Preferred Stock is entitled to one vote. A majority of the votes entitled to be cast by holders of shares of PSCo Common Stock and PSCo Preferred Stock considered together as one class, represented in person or by proxy, shall constitute a quorum for each matter presented at the PSCo Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to matters with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. If a quorum is present, the affirmative vote of two-thirds of all votes entitled to be cast by all holders of PSCo Common Stock and PSCo Preferred Stock voting together as a single class is required to approve of the Merger Agreement and the transactions contemplated thereby. In determining whether approval of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. The directors and executive officers of PSCo are deemed to beneficially own less than one percent of the issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock.

  Proxies. Holders of PSCo Common Stock and PSCo Preferred Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the PSCo shareholder authorizes the persons named therein to vote all of the PSCo shareholder's shares on his or her behalf. All completed PSCo proxies returned will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, the PSCo proxies will be voted for approval of the Merger Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (i) by delivery to the Secretary of PSCo at 1225 Seventeenth Street, Denver, Colorado 80202, on or before the taking of the vote at the PSCo Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of PSCo Common Stock or PSCo Preferred Stock or (ii) by attending the PSCo Meeting and voting in person. Attendance at the PSCo Meeting will not in itself constitute revocation of a proxy.

  PSCo will bear the cost of the solicitation of proxies for the PSCo Meeting, except that PSCo and SPS will share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Expenses." Proxies may be solicited by certain officers and employees of PSCo or its subsidiaries by mail, telephone, personally or by other communications without compensation apart from their normal salaries. PSCo has retained Beacon Hill Partners, Inc. to assist in soliciting proxies from PSCo shareholders, including brokers accounts, at a fee for such services of $8,500 plus an additional $3.50 per shareholder contact and reasonable out-of-pocket expenses.

  The PSCo Meeting may be adjourned one or more times to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

SPS MEETING

  Purpose of SPS Meeting. The purpose of the SPS Meeting is to consider and vote upon the proposal to approve the Merger Agreement and two related plans of merger pursuant to which the holders of SPS Common Stock and the holders of PSCo Common Stock will become holders of Company Common Stock, upon completion of the mergers of two wholly owned subsidiaries of the Company with and into SPS and PSCo, respectively. At the SPS Meeting the holders of SPS Common Stock also will elect four persons as Class III directors with terms continuing until SPS's Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified and consider and vote upon the proposal to approve the SPS Articles Amendment. See "SPS Election of Directors" and "Proposal to Amend SPS Restated Articles of Incorporation." The SPS Board is not aware, as of the date of this Joint Proxy Statement/Prospectus, of any other matters which may properly come before the SPS Meeting. The enclosed form of proxy authorizes the voting of shares represented by proxy on all other matters that may properly come before the SPS Meeting and any adjournment or adjournments thereof. If any other matters properly come before the SPS Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

  The SPS Board, by unanimous vote, has approved the Merger Agreement and recommends that SPS shareholders vote FOR approval of the Merger Agreement. In addition, the SPS Board recommends that the holders of SPS Common Stock vote FOR the election of the nominated directors and FOR the SPS Articles Amendment. Certain members of the SPS Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

  Date, Place and Time; Record Date. The SPS Meeting is scheduled to be held on Wednesday, January 31, 1996, at 11:00 a.m., local time, in Amarillo, Texas. Holders of record of SPS Common Stock at the close of business on the SPS Record Date (December 12, 1995) will be entitled to notice of and to vote at the SPS Meeting or any adjournment or adjournments thereof. As of the SPS Record Date, 40,917,908 shares of SPS Common Stock were issued and outstanding. All outstanding shares of redeemable SPS Preferred Stock have been called for redemption and will be redeemed on December 27, 1995. In addition, SPS has reached an agreement to repurchase all other outstanding shares of SPS Preferred Stock. SPS will redeem or repurchase these shares to facilitate obtaining the required vote at the SPS Meeting for the approval of the Merger Agreement and for the modernization of the preferred stock provisions in the SPS Articles. A list of shareholders of record entitled to vote at the SPS Meeting will be available for inspection by SPS shareholders at SPS's registered office at 111 East Fifth, Roswell, New Mexico 88201, at least ten days prior to the SPS Meeting. The list will also be available on the day of the SPS Meeting at the meeting site.

  Voting Rights. Each outstanding share of SPS Common Stock is entitled to one vote. A majority of the votes entitled to be cast by holders of outstanding shares of SPS Common Stock, represented in person or by proxy, shall constitute a quorum for each matter presented at the SPS Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to matters with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. If a quorum is present, the affirmative vote of holders of (i) two-thirds of all outstanding shares of SPS Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby and (ii) a majority of all outstanding shares of SPS Common Stock is required to approve the SPS Articles Amendment. Directors will be elected by a majority of the votes of the common shareholders represented in person or by proxy at the SPS Meeting. In determining whether approval of the Merger Agreement or the SPS Articles Amendment has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement or the SPS Articles Amendment, as the case may be; however, in the election of directors, there will not be any broker non-votes and abstentions are treated as shares not voted. The directors and executive officers of SPS are deemed to beneficially own less than one percent of the issued and outstanding shares of SPS Common Stock.

  Proxies. Holders of SPS Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the SPS shareholder authorizes the persons named therein to vote all of the SPS shareholder's shares on his or her behalf. All completed SPS proxies returned will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, the SPS proxies will be voted for approval of the Merger Agreement and the transactions contemplated thereby, for the election of the nominees named under "SPS Election of Directors" and for the SPS Articles Amendment described under "Proposal to Amend SPS Restated Articles of Incorporation." Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (i) by delivery to the Secretary of SPS at Tyler at Sixth, Amarillo, Texas 79101, on or before the taking of the vote at the SPS Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of SPS Common Stock or (ii) by attending the SPS Meeting and voting in person. Attendance at the SPS Meeting will not in itself constitute revocation of a proxy.

  SPS will bear the cost of the solicitation of proxies for the SPS Meeting, except that SPS and PSCo will share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Expenses." Proxies may be solicited by certain officers and employees of SPS or its subsidiaries by mail, telephone, personally, or by other communications without compensation apart from their normal salaries. SPS has retained Georgeson & Company Inc. to assist in soliciting proxies from SPS shareholders, including brokers accounts, at a fee for such services of $10,000 plus an additional $5.00 per shareholder contact and reasonable out-of-pocket expenses.

  The SPS Meeting may be adjourned one or more times to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

                                  THE MERGERS

BACKGROUND OF THE MERGERS

  PSCo and SPS have had numerous discussions over the past several years related to various means of better utilizing their facilities, including pursuing possibilities to enter into joint ventures for the construction of various generation and transmission facilities. In addition, PSCo and SPS share the view that fundamental changes in the electric energy industry are inevitable and that such changes are leading to greater competition in a once monopolistic industry.

  The Energy Policy Act of 1992 (the "1992 Act") granted the FERC the authority to order electric utilities to provide transmission service to other utilities and to other buyers and sellers of electricity in the wholesale market. The 1992 Act also created a new class of power producers, exempt wholesale generators ("EWGs"), which are exempt from regulation under the 1935 Act. The exemption from regulation under the 1935 Act of EWGs has increased the number of entrants into the wholesale electric generation market, thus increasing competition in the wholesale segment of the electric utility industry.

  Commencing in December 1993, pursuant to its authority under the 1992 Act, the FERC issued a number of orders in specific cases directing utilities to provide transmission services. Under the FERC's evolving transmission policies, utilities are being required to offer transmission services to third parties on a basis comparable to service that the utilities provide themselves. On April 7, 1995, the FERC issued a notice of proposed rulemaking under which it proposed to implement on a comprehensive basis the comparable transmission service policies it has set forth in specific cases. The FERC's actions to date and its transmission rulemaking proceeding have increased the availability of transmission services, thus creating greater competition in the wholesale power market.

  In addition, state regulatory bodies in certain states have initiated proceedings to review the basic structure of the industry. These bodies are considering proposals to require some measure of competition in the retail portion of the industry.

  With the passage of the 1992 Act and the rapidly changing utility environment in general, both PSCo and SPS began investigating their individual strategic options related to the new competitive landscape. Both companies reached the same conclusions:

    1. A key to future success would be to remain a quality low cost provider;

    2. Size would be a key factor related to the various options that could be provided to meet customer demands and further reduce costs, and

    3. Financial strength would be essential in the changing environment.

  PSCo and SPS each held preliminary discussions with other regional electric and gas utility companies with regard to possible transactions in the ordinary course of business, as well as with respect to strategic combinations or mergers. In each case, these efforts were terminated for many reasons, primarily a lack of interest in proceeding by one party or the other or because in the opinion of PSCo or SPS, as the case may be, the transaction would not have proved to be sufficiently advantageous to its shareholders and other constituents.

  On March 29, 1995, following an electric utility industry meeting in Washington, D.C., Delwin D. Hock, Chairman of the Board of Directors and Chief Executive Officer of PSCo, Wayne H. Brunetti, President and Chief Operating Officer of PSCo, Bill D. Helton, Chairman of the Board of Directors and Chief Executive Officer of SPS, and Coyt Webb, then President and Chief Operating Officer of SPS, met to discuss a variety of business opportunities the two companies could jointly pursue as part of the changing environment, including a possible merger. On April 25, 1995, Mr. Helton advised the SPS directors of the initial discussions with PSCo representatives and of the scheduling of the April 27, 1995 meeting referred to below, with which the SPS directors concurred.

  On April 24, 1995, PSCo engaged the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf Lamb") to act as its legal counsel with respect to the potential transaction.

  Richard C. Kelly, Senior Vice President, Finance, Treasurer and Chief Financial Officer of PSCo, and Doyle R. Bunch II, Executive Vice President, Accounting and Corporate Development of SPS, were thereafter specifically assigned the responsibility of analyzing and discussing the possibility of a business combination. They met on April 27, 1995 in Denver, Colorado, which was followed by numerous telephone discussions as well as exchanges of preliminary public information specific to the possibility of a merger.

  On May 4, 1995, SPS engaged the law firm of Cahill Gordon & Reindel ("Cahill Gordon") to advise it with respect to the potential transaction.

  At a meeting held May 11, 1995, Mr. Hock advised the PSCo Board regarding the March 29, 1995 and the April 27, 1995 meetings with representatives of SPS and, at the meeting, the PSCo Board authorized Mr. Hock to continue discussions with SPS.

  On May 12, 1995, Mr. Kelly, together with certain PSCo employees, met with Mr. Bunch and certain SPS employees to discuss, among other items, (i) the hiring of Deloitte & Touche LLP to assist management in preparing a detailed synergy analysis; (ii) establishing a timetable to investigate a possible merger; (iii) the financial and operational modeling and analysis that would be required, and (iv) the exchange of preliminary information requests. On May 12, 1995, a Confidentiality and Standstill Agreement was signed between PSCo and SPS. Pursuant to that agreement, the two companies and their representatives agreed to provide non-public information to each other with a view toward exploring a possible business combination.

  Following these preliminary discussions, PSCo engaged Barr Devlin to act as its financial advisor in connection with a possible business combination with SPS. SPS engaged Dillon Read to act as its financial advisor in connection with the possible business combination.

  On May 17, 1995, Deloitte & Touche LLP was engaged to assist the senior management of PSCo and SPS (and certain employees designated by them) in the identification and estimation of potential cost savings from synergies resulting from the proposed Mergers. The scope of Deloitte & Touche LLP's retention was limited to assisting the management of PSCo and SPS in the (i) identification of data requirements and preparation of data requests, (ii) identification and quantification of potential combination synergies, including capacity, operations and maintenance expense and dispatch, (iii) identification of potential additional synergies which may not be quantifiable, (iv) quantification of costs to achieve identified savings and
(v) development of summary presentation materials and supporting documents. Consistent with its assignment, Deloitte & Touche LLP did not prepare financial projections or a feasibility study and did not render any reports. Deloitte and Touche LLP assisted PSCo and SPS personnel in communicating the results of the synergy study to the PSCo and SPS Boards.

  On May 19, 1995, Messrs. Hock, Brunetti and Kelly of PSCo and Messrs. Helton, Webb and Bunch of SPS also met in Amarillo, Texas, where more in-depth discussions regarding the possible merger were held.


  On May 23, 1995, the SPS Board held an informational meeting at which time Mr. Helton presented a status report on the discussions with PSCo and the reasons that the discussions were being pursued. SPS senior management spoke to the SPS Board concerning the business and financial condition of both companies, potential corporate structures and the timing of events over the following weeks. Legal counsel for SPS discussed certain legal aspects of the transaction and the directors' legal responsibilities in connection with the transaction.

  On June 7, 1995, representatives of Barr Devlin and Dillon Read met in New York to discuss the proposed transaction.

  During the months of June, July and August 1995, PSCo and SPS management personnel and representatives of Deloitte & Touche LLP had numerous meetings in Dallas and Denver to analyze all aspects of the synergy study (i.e., operations and maintenance, capacity deferrals, fuel savings, other corporate programs, etc.). In these meetings, PSCo and SPS management personnel, with the assistance of Deloitte & Touche LLP, analyzed potential savings which would be created by the Mergers and which could not be obtained absent the Mergers and savings which would be accelerated as a result of the merging of the operations of the two companies. Costs of achieving the merger-related savings as well as savings which were already planned to be achieved through other means were also identified and quantified so that the synergy savings would be a "net " amount. In addition, preliminary due diligence activities and financial and operating modeling assumptions were discussed, and conferences were held between the respective financial advisors and counsel with respect to merger-related matters. The more significant of these meetings are described below.

  On June 23-25, 1995, Messrs. Helton and Brunetti met in Santa Fe, New Mexico, to discuss a broad range of matters related to the possible merger.

  On June 27, 1995, the PSCo Board met and was updated on merger activities. Topics covered were industry trends, legal issues, structure concepts and regulatory issues and an overview of SPS from an operational and financial perspective. Barr Devlin discussed recent strategic developments in the electric and gas utility industry with an emphasis on recent consolidation activity and the economic and competitive forces contributing to consolidation. LeBoeuf Lamb discussed a number of the legal aspects of the Mergers. The PSCo Board agreed that management should proceed with additional analysis and due diligence.

  On June 29, 1995, a special meeting of the SPS Board was held for the purpose of discussing the ongoing analysis of a combination with PSCo. The SPS Board was updated on the current status of discussions and due diligence activities. Deloitte & Touche LLP discussed the status of the synergy study and summarized management's preliminary analysis of the possible synergies of the transaction. Representatives of Dillon Read discussed the financial implications of those synergies. Dillon Read representatives also advised the SPS Board concerning recent similar transactions.

  On July 7, 1995, a special meeting of the PSCo Board was held at which time representatives of Deloitte & Touche LLP discussed the status of the synergy study and summarized management's preliminary synergy estimates. Corporate executives updated the PSCo Board on the financial analysis being conducted. Barr Devlin provided the PSCo Board with information describing the important steps involved in utility mergers-of-equals and summarized management's stand alone financial forecasts for PSCo and SPS as well as preliminary pro forma combined information for the Company. Representatives of LeBoeuf Lamb were also present at this meeting.

  On July 17, 1995, the SPS Board held a further informational meeting, at which time Mr. Helton provided an update of the matters that had occurred since the last meeting on June 29, 1995. The SPS Board was advised of the possible corporate structures and rates and regulatory issues. Updates were also provided of the preliminary synergies analysis that had been provided at the June 29, 1995 special meeting. Dillon Read discussed possible effects of the transaction, based on a review of comparable merger-of-equals transactions, on SPS Common Stock prices. In addition, representatives of PSCo (Messrs. Hock, Brunetti and Kelly and Patricia T. Smith, Senior Vice President and General Counsel) met with the SPS Board to provide information about PSCo and answer questions.

  On July 18, 1995, representatives of PSCo, SPS, Barr Devlin and Dillon Read met to conduct investment banking due diligence activities related to SPS, and on July 19, 1995, representatives of PSCo, SPS, LeBoeuf Lamb and Cahill Gordon met to begin drafting the Merger Agreement.

  On July 21, 1995, representatives of PSCo, SPS, Barr Devlin and Dillon Read met to conduct investment banking due diligence activities related to PSCo. In addition, representatives of SPS toured Fort St. Vrain, PSCo's nuclear generating station, and were updated on decommissioning activities. Also on July 21, 1995, representatives of PSCo, SPS and Arthur Andersen LLP held a conference call to have initial discussions regarding regulatory plans.

  During the period July 22-25, 1995, representatives of Deloitte & Touche LLP met separately with executives of SPS and executives of PSCo to review and refine the synergy study.

  On July 25, 1995, the PSCo Board met and was provided updates, including presentations by management personnel on the financial analysis activities, the preliminary valuation analysis and the pros and cons of various organizational structures. Representatives of Barr Devlin discussed the methodologies that it would use in the preparation of a valuation analysis for transactions like the Mergers and gave its preliminary views as to how those methodologies might be applied to the Mergers. Barr Devlin also provided the PSCo Board with updated pro forma combined financial information, detailed valuation back up and information on prior utility merger-of-equal combinations. Representatives of LeBoeuf Lamb were also present at the meeting. Messrs. Helton, Bunch and David M. Wilks, Senior Vice President and President and Chief Operating Officer-elect, of SPS met with the PSCo Board to provide information about SPS and answer questions. Also on July 25, 1995, the SPS Board held a regular meeting at which the SPS Board received an update on the status of discussions with PSCo regarding the Mergers and the anticipated timetable of events.

  On July 26, 1995, representatives of PSCo (Mr. Kelly, Ms. Smith and Lisa Lett, Associate General Counsel), SPS (Mr. Bunch), LeBoeuf Lamb and Cahill Gordon met in Denver to continue negotiation of the Merger Agreement and related documents; on July 28, 1995, representatives of Dillon Read and Barr Devlin met to discuss the financial implications of various conversion ratios and other financial aspects of the Mergers; and on July 31, 1995, Messrs. Hock and Helton met to discuss governance issues.

  From July 31-August 9, 1995, representatives of PSCo and SPS conducted in-depth due diligence in Denver, Colorado, and Amarillo, Texas.

  On August 4, 1995, an informational meeting of the SPS Board was held by telephone. At the meeting, the status of negotiations with PSCo was discussed and a general consensus of the SPS Board and management on the appropriate parameters for discussion of the corporate structure, the corporate officers and terms, the size and combination of the Company Board, and the location of corporate headquarters was reached. In addition, representatives of PSCo, SPS, Barr Devlin and Dillon Read met to further discuss governance issues and the Merger Agreement.

  On August 7, 1995, the PSCo Board met and was updated on various merger-related activities including due diligence, which revealed no significant issues, provisions of the plan of reorganization and other unresolved issues. PSCo advisors were present at this meeting and Barr Devlin updated the financial information which it had provided at previous meetings.

  On August 8, 1995, representatives of PSCo, SPS, Barr Devlin and Dillon Read met to review a proposed organizational chart for the new holding company and to make proposals regarding organizational structure and governance issues.

  On August 9, 1995, an informational meeting of the SPS Board was held. Mr. Helton brought the SPS Board up to date on discussions regarding the possible Mergers and the due diligence that proceeded thus far. The SPS Board also received an update on behalf of the management teams from representatives of Deloitte & Touche LLP of the synergies analysis and a summary of the cost savings of transactions similar to the proposal. Tentative regulatory plans, as related to SPS, were also discussed by David T. Hudson, SPS's manager of rate and economic research. A presentation by James D. Steinhilper, SPS's group manager of finance, was made with respect to financial considerations of the Mergers and potential impacts on earnings estimates. Dillon Read updated its preliminary financial analysis based on the public release of quarterly financial information of PSCo and other generally comparable companies, which analysis was similar to that which would be used in rendering its opinion, if requested. In addition, Dillon Read reviewed the recent stock market activity for both SPS and PSCo common shares and discussed its due diligence efforts. Mr. Bunch led a group discussion regarding corporate governance issues, the impact of the proposed Mergers on customers and employees and the draft Merger Agreement.

  On August 10, 1995, representatives of PSCo, SPS, Dillon Read and Barr Devlin met in Denver to discuss issues raised by due diligence activities.

  On August 11, 1995, Messrs. Hock and Brunetti of PSCo and Mr. Helton of SPS met to discuss governance issues, synergies and the corporate organizational structure.

  On August 17, 1995, Messrs. Hock, Brunetti, Kelly, Helton, Wilks and Bunch met to discuss synergies and to resolve other open issues except conversion ratios. Representatives of Barr Devlin and Dillon Read attended this meeting.

  On August 18, 1995, representatives of Dillon Read and Barr Devlin held a telephone conference to discuss the effect of the Mergers at various conversion ratios.

  On August 21, 1995, negotiations regarding the Merger Agreement were substantially completed between PSCo and SPS management and their legal and financial advisors.

  On August 22, 1995, the PSCo Board met to review and approve the Mergers. Barr Devlin rendered its written fairness opinion, provided the PSCo Board with information supporting that opinion and discussed in detail the analysis underlying its opinion. (See "--Opinion of Financial Advisor to PSCo"). The PSCo management and its legal advisors also made presentations reviewing the transaction, including valuation issues, legal issues, and issues concerning the Merger Agreement and related documents. After the presentations, the PSCo Board approved the Merger Agreement and related documents.

  On August 22, 1995, the SPS Board met to approve the Mergers. SPS management and its legal and financial advisors made presentations reviewing the transaction (valuation, legal, Merger Agreement and related documents). Dillon Read delivered its fairness opinion to the SPS Board. After the presentations, final negotiations were held with representatives of PSCo regarding the conversion ratio. At the conclusion of those discussions and negotiations, the SPS Board unanimously approved the Merger Agreement and related documents.

  On August 23, 1995, the Mergers were announced.

REASONS FOR THE MERGERS

  PSCo and SPS believe that the Mergers will provide opportunities to achieve benefits for their shareholders and customers that would not be available if they were to remain as separate enterprises. The Company, by combining PSCo's and SPS's equity, management, personnel and technical expertise, will have increased financial stability and strength and will be better able to take advantage of opportunities in its core utility and related non-utility businesses. In addition, the Mergers will permit the Company to derive benefits from the more efficient and economic utilization of the combined facilities and personnel of PSCo and SPS. Benefits that PSCo and SPS expect to realize from the Mergers include:

  . Competitive Rates and Services--The Company will be able to meet the challenges of the increasingly competitive environment in the utility industry more effectively than either PSCo or SPS standing alone. The Mergers will create financial and operational benefits for customers in the form of lower rates and better service over the long-term.

  . Increased Size and Stability--As a larger entity, shareholders will benefit over the long-term from the Company's greater financial strength and financial flexibility. The Company will be better able to take advantage of future strategic opportunities and to reduce its exposure to changes in economic conditions in any segment of the business.

  . Diversification of Service Territory--The combined service territories of PSCo and SPS will be larger and more geographically diverse than the independent service territories of each entity, reducing the Company's exposure to changes in economic, competitive or climatic conditions in any given sector of the combined service territory.

  . More Economical Use of Generation Capacity--PSCo and SPS expect to add generation capacity within the next decade. Upon construction of a transmission line linking their territories, the Mergers will permit the Company to operate with a lower generation capacity requirement than PSCo and SPS separately. This will permit the deferral of capital expenditures.

  . Purchasing Savings--The large size of the Company should improve its bargaining position in its purchase of fuel, gas supplies and equipment, resulting in lower unit costs for such items.

  . Coordination of Diversification Programs--PSCo and SPS each have complementary non-utility subsidiary businesses, and the Company, as a stronger financial entity, should be able to manage and pursue these subsidiary businesses more efficiently and effectively as a result of access to lower-cost capital and efficiencies achievable through greater size.

  . Complementary Operational Functions--The combination of PSCo, with expertise in customer service applications and energy services as well as natural gas utility operations, and SPS, a low-cost power producer with recognized expertise in engineering services, wholesale power marketing and non-utility generation projects, will allow the Company to offer customers a more complete menu of service options and a better operational balance.

  . Complementary Management--The managements of PSCo and SPS have complementary strengths which will provide the Company with a strong and capable management team, facilitating the merger of similar corporate cultures and achieving cooperation and coordination in an efficient manner.

  . Reduced Administrative Costs--It is anticipated that, as a result of combining staff functions, the Company will have fewer employees than the current total of PSCo and SPS employees. These work force reductions will be initiated through hiring freezes, which have been announced at both companies. In addition, some savings in areas such as insurance and regulatory costs and legal, audit and consulting fees should be realizable.

  As a result of managements' synergy study, which was undertaken with the assistance of Deloitte & Touche LLP, the managements of PSCo and SPS estimated that savings would result from the Mergers in five areas: (i) corporate and operations labor (estimated savings of approximately $389.5 million), (ii) corporate and administrative programs (estimated savings of approximately $82.7 million), (iii) non-fuel purchasing economies (estimated savings of approximately $19.1 million), (iv) fuel procurement and dispatch (estimated savings of approximately $163.4 million) and (v) capacity deferral (estimated savings of approximately $160.1 million). In order to produce an estimate of the net savings resulting from the Mergers, the gross savings of $815 million were reduced to approximately $770 million by subtracting the estimated cost of achieving the savings of approximately $25 million, the estimated transaction costs of the Mergers of approximately $18 million and approximately $2.1 million representing savings which were already planned to be achieved through other means.

  Subject to the qualifications expressed below, PSCo and SPS believe that synergies from the Mergers will generate substantial cost savings to the Company which would not be available without the Mergers. As noted above, the preliminary estimates by the managements of PSCo and SPS indicate that the Mergers may result in potential cost savings of approximately $770 million to the Company during the ten-year period following the Mergers. Approximately 50 percent of such savings is expected to be achieved through greater labor efficiencies, including personnel reductions. Other potentially significant cost savings include fuel procurement and dispatch, deferred generation capacity costs, reduced corporate and administrative programs and other avoided or reduced operation and maintenance costs. Savings from deferred generation capacity costs will inure to the benefit of both shareholders and customers as the Company uses existing generation assets more efficiently and delays or reduces the need for, and risk of, financing new generating capacity. Achieved savings in corporate and administrative and other operation and maintenance costs are expected to inure to the benefit of both shareholders and customers. The treatment of the benefits and cost savings will depend on the results of regulatory proceedings in the various jurisdictions in which the Company will operate its businesses.

  The analyses employed to develop estimates of potential savings as a result of the Mergers were necessarily based upon various assumptions which involve judgments with respect to future national and regional economic and competitive conditions, inflation rates, regulatory treatment, weather conditions, financial market conditions, interest rates, future business decisions and conditions, all of which are difficult to predict and many of which are beyond the control of PSCo and SPS. Accordingly, although PSCo and SPS believe that such assumptions are reasonable for developing estimates of potential savings, there can be no assurance that these assumptions will approximate actual experience or the extent to which such savings will be realized.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  PSCo. The PSCo Board approved the Merger Agreement by the unanimous vote of all the directors present and determined to recommend the PSCo Merger to PSCo shareholders. The PSCo Board believes the PSCo Merger is in the best interests of PSCo shareholders and unanimously recommends that the shareholders of PSCo vote FOR approval of the Merger Agreement. Certain members of the PSCo Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "--Conflicts of Interest of Certain Persons in the Mergers."

  The PSCo Board believes that the Mergers will provide strategic and operational opportunities and will enable PSCo and its shareholders to participate in a company which, through the pooling of common stock equity, management, manpower and technical expertise and increased coordination in the use of the facilities of PSCo and SPS, will be better able to meet the competitive environment for the delivery of energy and services. In addition, the PSCo Board believes that the combined entity will be able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management, efficiencies of operations, better use of facilities for the benefit of customers and reduced or deferred requirements for future additional generating capacity. In addition to the benefits expected to be derived from the Mergers, the PSCo Board considered the additional regulatory oversight that would result, including regulation under the 1935 Act, the problems inherent in merging the operations of two large companies and the supermajority vote required to alter certain arrangements regarding management of the Company, including composition of the Company Board, but concluded that the benefits outweighed these disadvantages.

  In its deliberations concerning the Merger Agreement, the PSCo Board considered PSCo's and SPS's respective businesses, operations, assets, management, geographic location and prospects. The PSCo Board also considered the financial conditions and results of operations of PSCo and SPS on historical and prospective bases. Other factors considered by the PSCo Board include (i) the importance of size and economies of scale in the increasingly competitive energy sector; (ii) the market diversification resulting from the combination of PSCo's and SPS's existing customer bases, generation capacity, fuel mix requirements and non-utility businesses; (iii) the presentations of PSCo's management, including potential operating and financial synergies anticipated from the Mergers and discussed above under "--Reasons for the Mergers"; (iv) the proposed treatment of the Mergers as a "pooling of interests" for accounting purposes, which avoids the creation of any goodwill on the balance sheet of the Company and thereby avoids the reductions in earnings that would be associated with the amortization of goodwill in purchase accounting, while recognizing that such accounting has no cash flow impact; (v) the fact that the Mergers will be tax-free (except with respect to cash payments made to dissenters or holders of fractional shares) to PSCo and its shareholders; (vi) the opinion of PSCo's financial advisor, Barr Devlin;
(vii) the management succession plan specified in the Merger Agreement and the Employment Agreements (as described under "--Employment Agreements" and "The Company Following the Mergers--Management of the Company") which provides for a prudent plan for managing the integration of and transition in management;
(viii) the impact of regulation under various state and federal laws (as described under "Regulatory Matters"), including the effect of regulation of the Company as a holding company under the 1935 Act and the possibility that the Company may be required to divest itself of PSCo's natural gas operations and/or certain non-utility enterprises, and (ix) the terms of the Merger Agreement which provide for substantially reciprocal representations and warranties, conditions to closing and rights relating to termination. No factor was assigned a greater significance by the PSCo Board than any other.

  SPS. The SPS Board unanimously approved the Merger Agreement and determined to recommend the SPS Merger to SPS shareholders. The SPS Board believes the SPS Merger is in the best interests of SPS shareholders and unanimously recommends that the shareholders of SPS vote FOR approval of the Merger Agreement. Certain members of the SPS Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "-- Conflicts of Interest of Certain Persons in the Mergers."

  The SPS Board believes that the Mergers will provide strategic and operational opportunities and will enable SPS and its shareholders to participate in a company which, through the pooling of common stock equity, management, manpower and technical expertise and increased coordination in the use of the facilities of SPS and PSCo, will be better able to meet the competitive environment for the delivery of energy and services. In addition, the SPS Board believes that the combined entity will be able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management, efficiencies of operations, better use of facilities for the benefit of customers and reduced or deferred requirements for future additional generating capacity. In addition to the benefits expected to be derived from the Mergers, the SPS Board considered the additional regulatory oversight that would result, including regulation under the 1935 Act and the possibility that the Company may be required to divest itself of PSCo's natural gas operations and/or certain non-utility enterprises, the problems inherent in merging the operations of two large companies and the supermajority vote required to alter certain arrangements regarding management of the Company, including composition of the Company Board, but concluded that the benefits outweighed these disadvantages.

  In its deliberations concerning the Merger Agreement, the SPS Board considered SPS's and PSCo's respective businesses, operations, assets, management, geographic location and prospects, particularly the relative quality, capacity, and mix of electric generating facilities and the diverse nature of the SPS and PSCo service territories. The SPS Board also considered the historical and prospective financial condition and results of operations of SPS on a stand-alone basis and the prospective financial conditions and results of operations of SPS and PSCo on a combined basis. Other factors considered by the SPS Board include (i) the historical market prices and trading information with respect to PSCo Common Stock and SPS Common Stock, particularly the movement of the two stocks in relation to each other over time; (ii) the presentations of SPS's management, which included discussions of the compatibility of the two companies and the potential operating and financial synergies anticipated from the Mergers as discussed under "--Reasons for the Mergers"; (iii) current industry, economic, market and regulatory conditions which encourage consolidation to reduce risk and create new avenues for earnings growth as discussed under "--Background of the Mergers"; (iv) the benefits to be afforded to its shareholders, customers and employees; (v) the proposed structure of the transaction as a "merger-of-equals" and the treatment of SPS and PSCo and their respective shareholders; (vi) the proposed treatment of the Mergers as a "pooling of interests" for accounting purposes, which avoids creation of any goodwill on the balance sheet of the Company and thereby avoids the reductions in earnings that would be associated with amortization of goodwill; (vii) the fact that the Mergers will be tax-free (except with respect to cash payments to dissenters and in lieu of fractional shares) to SPS and its shareholders; (viii) the opinion of SPS's financial advisor, Dillon Read; (ix) the terms of the Merger Agreement, which provide for substantially reciprocal representations, warranties, conditions to closing and rights relating to termination; (x) the management succession plan specified in the Merger Agreement and the Employment Agreements (as described under "--Employment Agreements" and "The Company Following the Mergers-- Management of the Company") which provides for a prudent plan for managing the integration of and transition in management and the other terms of the Merger Agreement, and (xi) the impact of regulation under various state and federal laws (as described under "Regulatory Matters"), including the effect of regulation of the Company as a holding company under the 1935 Act and the possibility that the Company may be required to divest itself of PSCo's natural gas operations and/or certain non-utility enterprises. In making its determinations, the SPS Board considered the above factors as a whole, and no factor was assigned a greater significance than any other.

OPINION OF FINANCIAL ADVISOR TO PSCO

  On June 5, 1995, PSCo entered into an engagement letter with Barr Devlin pursuant to which Barr Devlin was retained to act as PSCo's financial advisor in connection with a potential business combination with SPS. Barr Devlin has delivered its written opinions to the PSCo Board, dated August 22, 1995, and the date of this Joint Proxy Statement/Prospectus, to the effect that, on and as of the dates of such opinions, and based upon assumptions made, matters considered, and limits of the review, as set forth in the opinions, the PSCo Conversion Ratio was and is fair, from a financial point of view, to the holders of PSCo Common Stock. A copy of the opinion of Barr Devlin dated the date hereof is attached to this Joint Proxy Statement/Prospectus as Annex II and is incorporated herein by reference. The August 22, 1995 opinion is substantially identical to the opinion attached hereto. PSCo shareholders are urged to read carefully the opinion dated the date hereof in its entirety for assumptions made, matters considered and the limits of the review undertaken by Barr Devlin.

  In connection with rendering its opinion dated the date of this Joint Proxy Statement/Prospectus, Barr Devlin (i) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1994, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995, for PSCo; (ii) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended August 31, 1995, for SPS; (iii) reviewed certain other filings with the SEC and other regulatory authorities made by PSCo and SPS during the last three years, including proxy statements, FERC Forms 1, Forms 8-K and registration statements; (iv) reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of PSCo and SPS furnished to Barr Devlin by PSCo and SPS; (v) conducted discussions with members of senior management of PSCo and SPS concerning their respective businesses, regulatory environments, prospects, strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of the Company following the Mergers; (vi) reviewed the historical market prices and trading activity for shares of PSCo Common Stock and SPS Common Stock and compared them with those of certain publicly traded companies deemed by Barr Devlin to be relevant; (vii) compared the results of operations of PSCo and SPS with those of certain companies deemed by Barr Devlin to be relevant; (viii) compared the proposed financial terms of the Mergers with the financial terms of certain utility industry business combinations deemed by Barr Devlin to be relevant; (ix) analyzed the respective contributions in terms of assets, earnings, cash flow and stockholders' equity of PSCo and SPS; (x) analyzed the valuation of shares of PSCo Common Stock and SPS Common Stock using various valuation methodologies deemed by Barr Devlin to be appropriate; (xi) considered the pro forma capitalization, earnings and cash flow of the Company; (xii) compared the pro forma capitalization ratios, earnings per share, dividends per share, book value per share, cash flow per share, return on equity and payout ratio of the Company with each of the corresponding current and projected values for PSCo and SPS on a stand-alone basis; (xiii) considered the obligation of the Company to register as a public utility holding company under the 1935 Act and the resulting possibility that the Company would be required to dispose of PSCo's gas operations and/or certain of PSCo's and/or SPS's non-utility businesses; (xiv) examined the possible tax treatment of alternative ways of effecting a disposition of PSCo's gas operations and/or a disposition of certain of PSCo's and/or SPS's non-utility businesses if any such disposition is required pursuant to the 1935 Act, for which Barr Devlin relied on the advice of PSCo's counsel; (xv) reviewed the Merger Agreement; (xvi) reviewed the Joint Registration Statement, including this Joint Proxy Statement/Prospectus, and (xvii) reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as Barr Devlin deemed necessary or appropriate for purposes of its opinion, none of which was, individually, material.

  In preparing its opinions, Barr Devlin relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to it by PSCo and SPS, and upon the assurances of management of PSCo and SPS that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of PSCo and SPS (including, without limitation, projected cost savings and operating synergies), Barr Devlin relied upon assurances of management of PSCo and SPS that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the management of PSCo and SPS as to the future financial performance of PSCo and SPS, as the case may be, and as to the outcomes projected of legal, regulatory and other contingencies. Barr Devlin was not provided with and did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PSCo or SPS, nor did Barr Devlin make any physical inspection of the properties or assets of PSCo or SPS. In addition, Barr Devlin was not requested to, and did not, solicit any indications of interest from third parties with respect to the purchase of all or a part of PSCo.

  In arriving at its opinions, Barr Devlin assumed that the Mergers will be an exchange as described in Section 351 of the Code and the regulations thereunder and that PSCo, SPS and holders of PSCo Common Stock and SPS Common Stock who exchange their shares solely for Company Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers. In addition, Barr Devlin has assumed that the Mergers will qualify as a pooling of interests for financial accounting purposes. Barr Devlin's opinions are based upon general financial, stock market and other conditions and circumstances as they existed and could be evaluated, and the information made available to it, as of the respective dates of the opinions. Barr Devlin's opinions are directed only to the PSCo Board and the fairness of the PSCo Conversion Ratio, from a financial point of view, do not address any other aspect of the Mergers and do not constitute a recommendation to any PSCo shareholder as to how such shareholder should vote at the PSCo Meeting. Although Barr Devlin evaluated the fairness of the PSCo Conversion Ratio from a financial point of view to the holders of PSCo Common Stock, the specific PSCo Conversion Ratio was determined by PSCo and SPS through arm's-length negotiations. PSCo did not place any limitations upon Barr Devlin with respect to the procedures followed or factors considered by Barr Devlin in rendering its opinions.

  Barr Devlin has advised PSCo that, in its view, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinions, Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, nor did Barr Devlin ascribe a specific range of fair values to PSCo; rather, Barr Devlin made its determination as to the fairness of the PSCo Conversion Ratio on the basis of qualitative judgments as to the significance and relevance of each of the financial and comparative analyses and factors described below. Accordingly, notwithstanding the separate factors summarized below, Barr Devlin believes that its analyses must be considered as a whole and that considering any portions of these analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. In its analyses, Barr Devlin assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond PSCo's and SPS's control. Any estimates in these analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its opinions dated August 22, 1995, and the date hereof, and preparing its various written and oral presentations to the PSCo Board, Barr Devlin performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are summarized below. While this summary describes the material analyses performed and factors considered, it does not purport to be a complete description of the analyses performed or factors considered by Barr Devlin. The results of the analyses described in this summary were discussed with the PSCo Board at its meeting on August 22, 1995. Barr Devlin derived implied exchange ratios for PSCo Common Stock and SPS Common Stock based upon what these analyses, when considered in light of the judgment and experience of Barr Devlin, suggested about the relative values of their respective Common Stocks. Barr Devlin's opinions are based upon its consideration of the collective results of all such analyses, together with the other factors referred to in its opinions. Because each share of PSCo Common Stock is being converted into one share of Company Common Stock, these implied exchange ratios can be compared to the 0.95 of one share of Company Common Stock that each share of SPS Common Stock will be converted into pursuant to the Mergers. In concluding that the PSCo Conversion Ratio is fair, from a financial point of view, to the holders of PSCo Common Stock and in its discussions with the PSCo Board, Barr Devlin noted that 0.95 (the SPS Conversion Ratio relative to the PSCo Conversion Ratio of 1.00) was within each range of implied exchange ratios set forth below, which were derived from the analyses performed by it. In connection with its opinion dated the date hereof, Barr Devlin performed certain procedures to update its analyses made for its August 22, 1995 opinion and reviewed with the managements of PSCo and SPS the assumptions upon which such analyses were based. The results of such analyses were substantially the same as those for the August 22, 1995 opinion of Barr Devlin.

  Stock Trading History. Barr Devlin reviewed the performance of the per share market prices and trading volumes of PSCo Common Stock and SPS Common Stock and compared such per share market price movements to movements in (i) the Dow Jones Utility Index and (ii) the Standard and Poor's 500 Composite Index to provide perspective on the current and historical stock price performance of PSCo and SPS relative to the Comparable Companies (as defined below) and selected market indices. Barr Devlin also calculated the ratio of the per share weekly closing market price of SPS to the per share weekly closing market price of PSCo for the period August 21, 1992 to August 18, 1995. This analysis showed that over this three-year period SPS Common Stock traded at a price as high as 1.17 times, as low as 0.90 times and at an average of 1.00 times the then-current per share market price of PSCo Common Stock. For the one-month and 12-month periods ended August 18, 1995, SPS Common Stock traded at an average of 0.94 times the then-current per share market price of PSCo Common Stock. This analysis was utilized to provide historical background for the manner in which the public trading market had valued PSCo and SPS in absolute terms and relative to each other.

  Publicly Traded Comparable Company Analysis. Using publicly available information, Barr Devlin compared selected financial information and ratios (described below) for PSCo and SPS with the corresponding financial information and ratios for a group of regional electric or electric and gas utilities (or their holding companies) and a group of other selected electric or electric and gas utilities (or their holding companies) deemed by Barr Devlin to be comparable to PSCo and SPS (collectively, the "Comparable Companies"). The regional Comparable Companies were selected on the basis of being companies which possessed general business, operating and financial characteristics representative of companies in industries in which PSCo and SPS operate and whose principal geographic areas of operation are located either: (i) in states in which PSCo or SPS has electric or gas utility operations or (ii) in states contiguous to those in which PSCo or SPS has electric or gas utility operations. The other Comparable Companies possessed general business, operating and financial characteristics representative of companies in industries in which PSCo and SPS operate and whose principal geographic areas of operation are not necessarily located in states or contiguous states in which PSCo or SPS has electric or gas utility operations. The regional Comparable Companies included Black Hills Corporation, Central and South West Corporation, MDU Resources Group, Inc., Oklahoma Gas and Electric Company, PacifiCorp, Pinnacle West Capital Corporation, Texas Utilities Company and Western Resources, Inc. The other Comparable Companies included Allegheny Power System, Inc., DPL Inc., IPALCO Enterprises, Inc., KU Energy Corporation, LG&E Energy Corp., NIPSCO Industries, Inc., and Potomac Electric Power Company.

  In evaluating the current market values of PSCo Common Stock and SPS Common Stock, Barr Devlin determined ranges of multiples for selected financial ratios for the Comparable Companies, including: (i) the market value of outstanding common stock as a multiple of (a) net income available to common stock for the latest 12-month period ended June 30, 1995 (the "LTM Period"),
(b) projected net income available to common stock for the 12-month period ended December 31, 1995, (c) book value of common equity for the most recently available fiscal quarter ended June 30, 1995, and (d) after-tax cash flow from operations for the LTM Period, and (ii) the "aggregate market value" (defined as the sum of the market value of common stock, plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and cash equivalents) as a multiple of (a) earnings before interest, taxes and depreciation ("EBITDA") for the LTM Period and (b) earnings before interest and taxes ("EBIT") for the LTM Period. This analysis produced reference values of $30.11 to $36.84 per share in the case of PSCo and $28.59 to $33.48 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was 0.78 to 1.11, with a midpoint value of 0.94.

  Barr Devlin also evaluated the projected fiscal year-end 1995 and 1996 market values of shares of outstanding PSCo Common Stock and SPS Common Stock, assuming that PSCo and SPS performed in accordance with the operating and financial projections provided by their respective managements for the fiscal year period 1995 through 1999 (the "Projection Period"). The projected year-end 1995 market values were based on selected ranges of multiples for the Comparable Companies and (i) projected 1995 and 1996 net income available to common stock, (ii) projected book value of common stock as of year-end 1995, and (iii) projected dividend yields as of year-end 1995. The projected year-end 1996 market values were based on selected ranges of multiples for the Comparable Companies and (i) projected 1996 and 1997 net income available to common stock, (ii) projected book value of common stock as of year-end 1996, and (iii) projected dividend yields as of year-end 1996. For the year-ending 1995, this analysis produced reference values of $30.89 to $35.43 per share in the case of PSCo and $26.90 to $30.43 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was
0.76 to 0.99 with a midpoint value of 0.87. For the year-ending 1996, this analysis produced reference values of $31.92 to $36.60 per share in the case of PSCo and $27.28 to $30.89 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was 0.75 to 0.97, with a midpoint value of 0.86.

  Discounted Cash Flow Analysis. To determine an implied exchange ratio based upon a discounted cash flow ("DCF") analysis, Barr Devlin prepared and reviewed the results of unleveraged DCF analyses for both PSCo and SPS for the Projection Period. The purpose of the DCF analysis was to determine the present value of each of PSCo and SPS. To calculate the present value of a business using a DCF analysis, the projected unleveraged free cash flows for each year, together with the estimated value of the business in the final year of the Projection Period, are discounted to the present. Barr Devlin estimated terminal values for PSCo and SPS by applying multiples (described below) to
(i) the projected book value of PSCo's and SPS's common equity as of fiscal year-end 1999 and (ii) the projected net income of PSCo and SPS for fiscal year 1999. The multiples applied were based on analyses of the corresponding multiples of certain public companies comparable to PSCo and SPS. For the purposes of these analyses, the terminal multiple ranges used were 1.50x-1.75x and 1.55x-1.90x for PSCo and SPS, respectively, with respect to book value and 12.0x-13.5x and 12.0x-13.0x for PSCo and SPS, respectively, with respect to net income. The cash flow streams and terminal values were then discounted to present value using discount rates that ranged from 8.0 percent to 9.0 percent for both PSCo and SPS. This analysis produced reference values of $31.17 to $37.75 per share in the case of PSCo and $26.98 to $35.36 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was 0.71 to 1.13, with a midpoint value of 0.92.

  Discounted Dividend Analysis. Barr Devlin prepared and reviewed the results of discounted dividend analyses of PSCo and SPS based on certain financial assumptions relating to projected dividends per share for each year in the Projection Period prepared by PSCo's and SPS's managements. To calculate the value of a stock using discounted dividend analysis, the projected dividend per share for each fiscal year together with the estimated share price as of fiscal year-end 1999 are discounted to the present at an estimated cost of equity capital rate. Barr Devlin estimated the fiscal year-end 1999 share price by dividing (x) the estimated annualized fiscal year-end dividend in 1999 by (y) the estimated cost of equity capital rate less the estimated sustainable rate of growth in the respective company's dividends after fiscal year 1999. Barr Devlin considered market-derived cost of equity capital rates ranging from 9.5 percent to 10.5 percent and sustainable dividend growth rates ranging from 2.75 percent to 4.25 percent for PSCo and market-derived cost of equity capital rates ranging from 8.5 percent to 10.0 percent and sustainable dividend growth rates ranging from 1.0 percent to 2.0 percent for SPS. This analysis produced reference values of $25.86 to $35.86 per share in the case of PSCo and $24.01 to $31.93 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was 0.67 to 1.23, with a midpoint value of 0.95.

  Contribution Analysis. Barr Devlin calculated the relative contribution of PSCo and SPS to the pro forma combined Company with respect to (i) net income,
(ii) book value of common equity, (iii) EBIT and (iv) cash flow, in each case for fiscal year 1994 and for each year in the Projection Period. Although Barr Devlin considered each of the above-mentioned contribution measures, it attributed relatively greater weight to three of these measures (net income, book value of common equity and EBIT) because of its judgment that they are more appropriate indicators of relative contribution to shareholder value. These contribution indices yielded implied exchange ratios during the Projection Period ranging from 0.80 to 1.05, with a midpoint value of 0.92.

  Comparable Transaction Analysis. To determine an implied exchange ratio based upon a comparable transaction analysis, Barr Devlin reviewed certain transactions involving mergers between regulated electric or electric and gas utilities or holding companies for regulated electric or electric and gas utilities (the "Comparable Transactions"). The Comparable Transactions were selected because they were strategic combinations of electric, or electric and gas, utility companies (or their holding companies) which resulted in the creation of newly formed, newly named, publicly traded corporations with meaningful senior executive officer representation from each of the merging companies, and with boards of directors consisting of representatives from the boards of directors of each of the merging companies prior to the transaction.

  Barr Devlin calculated the implied equity consideration for each of the Comparable Transactions as a multiple of each company's respective latest 12-month net income available to common stock, latest 12-month cash flow and book value of common equity for the most recently available fiscal quarter preceding the transaction. In addition, Barr Devlin calculated the "implied total consideration" (defined as the sum of the implied equity consideration plus the liquidation value of preferred stock and the principal amount of debt, minus cash and option proceeds, if any) for each of the Comparable Transactions as a multiple of each company's respective latest 12-month EBITDA and EBIT. The Comparable Transactions included in this analysis consisted of Wisconsin Energy Corporation/Northern States Power Company, Midwest Resources Inc./Iowa-Illinois Gas & Electric Company, Washington Water Power Company/Sierra Pacific Resources, Cincinnati Gas & Electric Company/PSI Resources and Midwest Energy Company/Iowa Resources. This analysis produced reference values of $28.13 to $36.44 per share in the case of PSCo and $27.98 to $38.37 per share in the case of SPS. The implied range of exchange ratios resulting from these reference values was 0.77 to 1.36, with a midpoint value of 1.07.

  Because the reasons for and circumstances surrounding each of the Comparable Transactions analyzed were diverse and because of the inherent differences between the operations of PSCo, SPS and the companies in the selected transactions, Barr Devlin believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Mergers. Barr Devlin believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Mergers which would affect the relative values of the merged companies, PSCo and SPS.

  Pro Forma Merger Analysis. Barr Devlin analyzed certain pro forma effects to the shareholders of PSCo resulting from the Mergers, based on the PSCo Conversion Ratio, for each year in the Projection Period. This analysis, based on the respective forecasts of the managements of PSCo and SPS and assuming retention of a portion of the synergies forecasted (assuming the proposed regulatory plan as presented to state and federal regulatory agencies (the "Regulatory Plan") was approved substantially as contemplated), showed meaningful accretion to holders of PSCo Common Stock in dividends per share and modest accretion in earnings per share.

  Barr Devlin was selected as PSCo's financial advisor because Barr Devlin and principals of Barr Devlin have a long history of association in the investment banking and electric and gas utility industries. Barr Devlin is a privately held investment banking firm specializing in strategic and merger advisory services to the electric and gas utility industries, the energy industry and selected other industries. In this capacity, Barr Devlin and principals of Barr Devlin have been involved as advisors in numerous transactions and advisory assignments in the electric, gas and energy industries and are constantly engaged in the valuation of businesses and securities in those industries.

  Pursuant to the terms of Barr Devlin's engagement, PSCo has agreed to pay Barr Devlin for its services in connection with the Mergers (i) a financial advisory retainer fee of $100,000 payable upon signing the June 5, 1995 engagement letter; (ii) an initial financial advisory progress fee of $1,000,000 payable upon execution of the Merger Agreement; (iii) a second financial advisory progress fee of $1,000,000 payable upon PSCo shareholder approval of the Merger Agreement, and (iv) a transaction fee based on the aggregate consideration to be received by SPS and holders of SPS Common Stock in connection with the Mergers on the Closing Date, ranging from 0.45 percent of such aggregate consideration (for a transaction with an aggregate consideration of $1,000,000,000) to 0.41 percent of such aggregate consideration (for a transaction with an aggregate consideration of $2,000,000,000). All retainer fees payable during the term of the engagement and all financial advisory progress fees would be credited against any transaction fee payable to Barr Devlin. PSCo has agreed to reimburse Barr Devlin for its out-of-pocket expenses, including fees and expenses of legal counsel and other advisors engaged with the consent of PSCo, and to indemnify Barr Devlin against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

OPINION OF FINANCIAL ADVISOR TO SPS

  On August 22, 1995, the SPS Board received Dillon Read's written opinion, which was subsequently followed by a written opinion dated December 13, 1995, that, as of the dates of these opinions, the SPS Conversion Ratio was fair from a financial point of view to the holders of SPS Common Stock. The full text of Dillon Read's opinion dated December 13, 1995, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The August 22, 1995 opinion is substantially identical to the opinion attached hereto. Dillon Read's opinions do not constitute a recommendation to any holder of SPS Common Stock as to how such holder should vote at the SPS Meeting. Holders of SPS Common Stock are urged to read the opinion in its entirety.

  In arriving at its opinions, Dillon Read (i) reviewed certain publicly available business and historical financial information relating to SPS and PSCo; (ii) reviewed certain financial forecasts and other data provided to Dillon Read by SPS and PSCo relating to the business and prospects of SPS and PSCo; (iii) conducted discussions with members of the senior management of SPS and PSCo with respect to the business and prospects of each company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of SPS and PSCo; (v) reviewed the historical market prices and trading volumes of SPS Common Stock and PSCo Common Stock;
(vi) compared the proposed financial terms of the Mergers with the financial terms of certain other mergers which Dillon Read believed to be generally comparable to the Mergers; (vii) analyzed the respective contributions of SPS and PSCo in terms of certain items including revenues, earnings, cash flow and book value of common equity and the relative ownership of the Company after the Mergers by the current holders of SPS Common Stock and PSCo Common Stock;
(viii) considered the pro forma effect of the Mergers on SPS's capitalization ratios, earnings, cash flow and book value per share; (ix) reviewed the Merger Agreement; (x) reviewed and discussed with the management of SPS and management's outside consultant, the magnitude and timing of the realization of certain anticipated operating and financial efficiencies to be derived from the Mergers; (xi) considered the anticipated annual dividend per share on Company Common Stock and the resulting dividend payout ratio; (xii) considered certain proposed changes to the 1935 Act, relying upon discussions with SPS's legal counsel, and (xiii) conducted such other financial studies, analyses and investigations, and considered such other information as it deemed necessary or appropriate, but none of which was, individually, material.

  In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SPS or PSCo or any of their respective subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial forecasts and operating and financial efficiencies referred to above, Dillon Read assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of SPS's and PSCo's managements as to the future financial performance of each company. Dillon Read assumed the transaction would be tax-free to SPS's shareholders and would be accounted for as a pooling of interests transaction. Further, Dillon Read's opinions are based on economic, monetary, market and regulatory conditions existing on the dates thereof and on the Merger Agreement.

  The SPS Conversion Ratio was determined through arm's-length negotiations between SPS and PSCo. SPS did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinions. Dillon Read has not been requested to nor has it solicited offers for SPS from third parties.

  In connection with rendering its opinions, Dillon Read considered a variety of valuation methods which are summarized below. While the following summary describes the material analyses, it does not purport to be a complete description of the analyses considered by Dillon Read in this regard.

  Stock Trading History. Dillon Read reviewed the performance of the per share market price of SPS Common Stock and PSCo Common Stock over the two-year period ended August 22, 1995. Dillon Read also calculated the ratio of the per share market price of SPS Common Stock to the per share market price of PSCo Common Stock over the period. This analysis showed that over the two-year period, SPS Common Stock traded at a ratio as high as 1.12 and as low as 0.88 compared to the price of PSCo Common Stock. This analysis was utilized to provide historical perspective for the manner in which the public trading market had valued SPS and PSCo relative to each other.

  Contribution Analysis. Dillon Read calculated the contribution of each of SPS and PSCo to the Company with respect to net income available to common shareholders, projected net income (median earnings per share estimates for 1995 and 1996 reported by Institutional Brokers Estimate System or "IBES"), operating income (EBIT), operating cash flow (EBITDA), cash flow from operations (defined as cash provided by operating activities before changes in working capital), revenues, assets, book value of common equity and total capitalization for the latest 12-month period. These calculations yielded amounts reflecting SPS's contribution ranging from 28.4 percent to 37.6 percent of the total pro forma combined amount, with an average contribution of 34.0 percent. Based on the SPS Conversion Ratio of 0.95, the holders of SPS Common Stock will own approximately 38.0 percent of Company Common Stock.

  Comparable Company Trading Analysis. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as net income, projected net income (median earnings per share estimates for 1995 and 1996 reported by IBES), EBIT, EBITDA, cash flow from operations and the book value of common equity of SPS and PSCo to certain other companies which, in Dillon Read's judgment, were generally comparable to SPS and PSCo for the purpose of this analysis. The factors Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. In addition to SPS and PSCo, the companies used in the comparison consisted of Central and South West Corporation, Houston Industries, Inc., Kansas City Power & Light Company, Oklahoma Gas and Electric Company, Public Service Company of New Mexico, Texas Utilities Company and Western Resources, Inc.

  Equity market values (defined as the market price per common share multiplied by the outstanding number of common shares) as a multiple of each of the indicated statistics for SPS and PSCo, respectively, were as follows:
(i) latest 12-month net income-11.9x and 10.1x; (ii) projected 1995 net income-12.2x and 12.1x; (iii) projected 1996 net income-11.9x and 11.6x; (iv) latest 12-month cash flow from operations-6.9x and 5.6x; and (v) book value of common equity on May 31, 1995, and June 30, 1995, respectively-1.7x and 1.5x. Net market capitalizations (defined as equity market value plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics for SPS and PSCo, respectively, were as follows: (i) latest 12-month EBITDA-6.9x and 6.9x; (ii) latest 12-month EBIT-8.9x and 9.4x, and (iii) book net assets on May 31, 1995 and June 30, 1995, respectively-1.4x and 1.2x. This comparison was used to provide a perspective on the present market valuation of each of SPS and PSCo.

  The range and mean for the equity market value as a multiple of each of the indicated statistics for the group of comparable companies were as follows:
(i) latest 12-month net income-10.6x to 14.5x with a mean of 12.6x; (ii) projected 1995 net income-11.4x to 12.6x with a mean of 11.9x; (iii) projected 1996 net income-10.1x to 11.5x with a mean of 11.2x; (iv) latest 12-month cash flow from operations-4.4x to 5.7x with a mean of 5.3x, and (v) book value of common equity on June 30, 1995-0.9x to 1.6x with a mean of 1.4x. The range and mean for net market capitalization as a multiple of each of the indicated statistics for the group of comparable companies were as follows: (i) latest 12-month EBITDA-4.7x to 8.4x with a mean of 6.8x; (ii) latest 12-month EBIT-7.3x to 13.1x with a mean of 10.3x, and (iii) book value of net assets on June 30, 1995-1.0x to 1.3x with a mean of 1.2x. The comparable company trading analysis is a valuation method used by Dillon Read to determine whether SPS and PSCo were reasonably valued at existing market prices in relation to similar companies and in relation to each other. Dillon Read concluded that both SPS and PSCo were reasonably valued at existing market prices in relation to similar companies and in relation to each other.

  Comparable Utility Merger-of-Equals Transactions. Using publicly available information, Dillon Read compared, based upon the purchase prices of the common equity implied by the conversion ratio and total transaction values (implied purchase price of the common equity plus the book value of debt and preferred stock assumed less cash and cash equivalents), multiples of certain financial criteria such as net income to common shareholders, cash flow from operations, book value of common equity, EBIT, EBITDA and revenues that would result from the Mergers to those resulting from certain completed, proposed and withdrawn mergers-of-equals in the electric utility industry which, in Dillon Read's judgment, were comparable to the Mergers for the purpose of this analysis. The merger-of-equals transactions which were analyzed included three completed transactions, three pending transactions and one withdrawn transaction. This analysis was utilized to compare the valuation multiples for SPS implied by the 0.95 SPS Conversion Ratio to historical valuation multiples of electric utilities involved in past or pending merger-of-equals transactions.

  The range and mean for the purchase price of equity as a multiple of each of the indicated statistics for the group of comparable transactions were as follows: (i) latest 12-month net income to common shareholders-5.2x to 16.4x with a mean of 12.3x; (ii) book value of common equity-0.8x to 1.9x with a mean of 1.5x, and (iii) latest 12-month cash flow from operations-4.4x to 8.4x with a mean of 6.7x. The range and mean for the total transaction value as a multiple of each of the indicated statistics for the comparable transactions were as follows: (i) latest 12-month EBITDA-5.8x to 8.9x with a mean of 7.5x; and (ii) latest 12-month EBIT-8.8x to 15.1x with a mean of 11.0x.

  SPS's valuation multiples, based upon the 0.95 SPS Conversion Ratio contemplated by the Merger Agreement were as follows: (i) latest 12-month net income to common shareholders-12.2x; (ii) book value of common equity-1.8x;
(iii) latest 12-month cash flow from operations-7.1x; (iv) latest 12-month EBITDA-7.0x, and (v) latest 12-month EBIT-9.1x. Dillon Read believes that these multiples supported Dillon Read's view that the SPS Conversion Ratio was fair to the holders of SPS Common Stock from a financial point of view because the ratios were within the range of the selected multiples.

  Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow valuation based upon projections furnished by the managements of SPS and PSCo. With respect to projections for SPS and PSCo, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of SPS and PSCo, respectively. Utilizing these projections, Dillon Read discounted to a present value, under varying assumed discount rates, (i) the free unleveraged cash flows through fiscal year 2007 and (ii) the projected terminal value at the end of fiscal year 2007, utilizing various assumed perpetual growth rates and multiples of operating cash flow. This analysis indicated that (i) assuming discount rates ranging from 9.25 percent to 9.75 percent and a terminal perpetual growth rate of 3.0 percent to 4.5 percent, the net after-tax present value of future cash flows ranged from $26.14 to $35.44 per share for SPS on a stand-alone basis and $38.31 to $53.05 per share for SPS on a combined basis, and (ii) assuming terminal value multiples ranging from 6.0x to 8.0x (as indicated by comparable company trading and comparable merger analyses) and discount rates ranging from 9.25 percent to 9.75 percent, the net after-tax present value of future cash flows ranged from $24.26 to $34.09 per share for SPS on a stand-alone basis and $29.55 to $41.51 per share for SPS on a combined basis.

  Dividend Discount Analysis. Dillon Read performed a dividend discount valuation based upon projections furnished by the managements of SPS and PSCo. With respect to projections for SPS and PSCo, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of SPS and PSCo, respectively. Utilizing these projections, Dillon Read discounted to a present value, under varying assumed equity discount rates, dividend payments through fiscal year 2007. This analysis indicated that (i) assuming equity discount rates of 11.0 percent to 12.0 percent, terminal perpetual growth rates varying from 3.0 percent to 4.5 percent and a payout ratio of approximately 80.0 percent, the net present value of future dividends ranged from $24.52 to $29.41 per share for SPS on a stand-alone basis and $29.13 to $36.22 per share for SPS on a combined basis, and (ii) assuming a terminal book value multiple of 1.0x to 2.0x, equity discount rates of 11.0 percent to 12.0 percent and a payout ratio of approximately 80.0 percent, the net present value of future dividends ranged from $23.27 to $34.52 per share for SPS on a stand-alone basis and $24.54 to $36.94 per share for SPS on a combined basis.

  Pro Forma Analysis. Dillon Read reviewed certain pro forma financial information for the combined entity resulting from the Mergers based on SPS's and PSCo's managements' projections covering the 1997 to 2006 period. With respect to projections for SPS and PSCo, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of SPS and PSCo, respectively. This analysis indicated that earnings per share resulting from a merger at the 0.95 SPS Conversion Ratio would be accretive to SPS shareholders in 1997, the year in which the Mergers are expected to be completed, and thereafter. This analysis also indicated that cash flow from operations per share and book value per share would increase in 1997 and beyond as a result of the Mergers.

  Dillon Read noted that upon completion of the Mergers, the anticipated annual dividend per share of Company Common Stock will be $2.32 per share, an amount which, based upon the SPS Conversion Ratio, will result in the same amount of cash being received by holders of SPS Common Stock. Using the internal projections of both SPS and PSCo, Dillon Read calculated an estimated pro forma dividend payout ratio for the Company which was below the estimated dividend payout ratio for SPS on a stand-alone basis and was within the range of the dividend payout ratios of comparable utilities, which ranged from 79.7 percent to 125.6 percent with a median of 89.0 percent. Dillon Read noted that holders of SPS Common Stock would receive no increase in dividends as a result of the Mergers; however, the reduced dividend payout ratio and increased earnings projected for the Company will increase the potential of a future dividend increase.

  Preliminary estimates of merger-related savings as identified by the managements of PSCo and SPS, with the assistance of their outside consultants, were developed to quantify efficiencies resulting from operating synergies, plant construction deferrals and greater economies of scale in the purchasing of fuel and other resources used by PSCo and SPS. If realized, these potential pretax savings (after certain costs) of approximately $770 million over ten years will benefit the Company's shareholders through either increased earnings or improved competitive position (due to lower rates) or both. Dillon Read did not independently attempt to verify the estimated savings levels, nor did Dillon Read attempt its own estimation of potential cost savings resulting from the Mergers. In its analysis, Dillon Read assumed that some portion of the total cost savings would be retained by common shareholders resulting in increased earnings. If the Company were prevented by one or more regulatory authorities from retaining any of the assumed proportion of the cost savings benefiting shareholders, the resulting projected earnings would be correspondingly lower.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying its opinions. Dillon Read did not assign any particular weight to any analysis or factor it considered but, rather, made qualitative judgments based on its experience in rendering such opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Dillon Read assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond SPS's and PSCo's control. Any estimates contained in Dillon Read's analyses do not necessarily indicate actual values, which may be significantly more or less favorable than stated therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. In rendering its opinions, Dillon Read expressed no views as to the range of values at which the Company Common Stock may trade following the consummation of the Mergers, nor does Dillon Read make any recommendations to a holder of SPS Common Stock with respect to how such holder should vote on the Mergers, or to the advisability of disposing of or retaining the Company Common Stock following the Mergers.

  Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The SPS Board selected Dillon Read on the basis of the firm's expertise and reputation.

  Pursuant to the engagement letter between SPS and Dillon Read, SPS has paid Dillon Read the following amounts: $200,000 upon the execution of the engagement letter and $450,000 upon the rendering of Dillon Read's fairness opinion to the SPS Board. In addition, SPS has agreed to pay Dillon Read $200,000 upon the affirmative vote of SPS shareholders in favor of the Mergers, $100,000 on April 30, 1996, and $100,000 every six months thereafter until the Mergers are consummated or Dillon Read's engagement has been terminated. SPS has also agreed to pay Dillon Read a fee upon consummation of the Mergers equal to 0.37 percent of the aggregate amount of consideration received by SPS's common shareholders, less the $850,000 and the $100,000 semi-annual payments mentioned above which will have previously been paid.

  Dillon Read has, in the past, performed various investment banking services for SPS over many years for which Dillon Read has been compensated. In the ordinary course of business, Dillon Read trades the debt and equity securities of SPS and PSCo for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS

  In considering the recommendations of the PSCo Board and the SPS Board with respect to the Mergers, shareholders should be aware that certain members of the PSCo and SPS management, the PSCo Board and the SPS Board have certain interests in the Mergers in addition to the interests of shareholders of PSCo and SPS generally. The PSCo Board and the SPS Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Employment Agreements. The Employment Agreements with each of Messrs. Bill
D. Helton and Wayne H. Brunetti will become effective only at the Effective Time. The Employment Agreements are described in greater detail under "-- Employment Agreements" below.

  Employee Plans, Severance Arrangements and Agreements. Under certain benefit plans, severance arrangements and other employee agreements maintained, or entered into, by PSCo and SPS, certain benefits may become vested, and certain payments may become payable, in connection with the Mergers. These benefit plans, severance arrangements and agreements and the nature of such payments thereunder are described in greater detail under "--Employee Plans, Severance Arrangements and Agreements" below.

  Board of Directors. As provided in the Merger Agreement, at the Effective Time, the Company Board will consist of 14 directors, comprised of eight PSCo Designees, including Wayne H. Brunetti, and six SPS

Designees, including Bill D. Helton. See "The Company Following the Mergers-- Management of the Company." To date PSCo and SPS have not determined which individuals, in addition to Messrs. Brunetti and Helton, will be designated to serve as directors of the Company as of the Effective Time.

  Indemnification. From and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers and directors of PSCo and SPS against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement arising out of actions or omissions occurring at or before or after the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "The Merger Agreement--Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND
MANAGEMENT OF THE COMPANY FOLLOWING THE MERGERS

  In connection with the Mergers, the Company Board, at the Effective Time, will consist of 14 directors, eight of whom will be PSCo Designees and six of whom will be SPS Designees. See "The Company Following the Mergers--Management of the Company" for a description of the composition of the initial Company Board. If during the period of four and one-half years from the Effective Time, any of the PSCo or SPS Designees resign or are unable to serve, the remaining PSCo or SPS Designees, respectively, will designate or nominate a successor and the Company will use its best efforts to cause the election of the person so designated. In addition, the Merger Agreement contains certain supermajority provisions which will, for four and one-half years following the Effective Time of the Mergers, require the affirmative vote of two-thirds of the members of the Company Board to, among other things, change the size or composition of the Company Board and its committees or the location of the Company's offices, and will require the affirmative vote of the greater of ten members or two-thirds of the members of the Company Board to terminate either Bill D. Helton or Wayne H. Brunetti with or without cause or to replace them in their respective Board and executive positions. See "--
Employment Agreements." For a more comprehensive discussion of the supermajority provisions, see "Comparison of Corporate Charters and Rights of Security Holders."

EMPLOYMENT AGREEMENTS

  Copies of the Employment Agreements of Bill D. Helton and Wayne H. Brunetti are attached as Annexes VI and VII, respectively. Messrs. Helton and Brunetti are sometimes hereinafter individually referred to as the "Executive." The Employment Agreements will become effective only at the Effective Time and will terminate on May 31, 2001.

  Pursuant to his Employment Agreement, Mr. Helton will serve as Chairman of the Board and Chief Executive Officer of the Company during the Initial Period, and thereafter will retire from the position of Chief Executive Officer but will continue to be Chairman of the Board of the Company until May 31, 2001. Pursuant to his Employment Agreement, during the Initial Period, Mr. Brunetti will serve as Vice Chairman of the Board and President and Chief Operating Officer of the Company and thereafter will serve as Vice Chairman, Chief Executive Officer and President.

  Mr. Helton. During his term of employment, Mr. Helton will receive an annual base salary to be determined by the Company Board which shall not be less than his annual base salary from SPS in effect immediately before the Effective Time. During the Initial Period, Mr. Helton's base salary will always exceed the compensation from the Company and its subsidiaries received by any other executive officer of the Company. Mr. Helton will be eligible to receive, as additional compensation, appropriate short-term and long-term incentive awards and other applicable compensation elements in amounts at least equal to the greater of (i) the amounts he had the comparable opportunity to earn at SPS under plans in effect immediately before the Effective Time or (ii) the amounts that the next highest executive officer of the Company has the opportunity to earn under plans of the Company and its subsidiaries for that year, in relation to the achievements by the Company and its subsidiaries of corporate goals and objectives, and the Company will provide all other benefits, including fringe benefits, accorded to full-time senior executive employees of the Company, provided that any such fringe benefits shall be not less in the aggregate than those in effect at SPS as of the Effective Time.

  Mr. Brunetti. During his term of employment, Mr. Brunetti will receive an annual base salary to be determined by the Company Board which shall not be less than his annual base salary from PSCo in effect immediately before the Effective Time. During the Initial Period, Mr. Brunetti's base salary will always exceed the compensation from the Company and its subsidiaries received by any other executive officer of the Company except the Chairman of the Board and Chief Executive Officer of the Company. Mr. Brunetti will be eligible to receive, as additional compensation, appropriate short-term and long-term incentive awards and other applicable compensation elements in amounts at least equal to the greater of (i) the amounts he had the comparable opportunity to earn at PSCo under plans in effect immediately before the Effective Time or (ii) the amounts that the next highest executive officer of the Company has the opportunity to earn under plans of the Company and its subsidiaries for that year, in relation to the achievements by the Company and its subsidiaries of corporate goals and objectives, and the Company will provide all other benefits, including fringe benefits, accorded to full-time senior executive employees of the Company, provided that any such fringe benefits shall be not less in the aggregate than those in effect at PSCo as of the Effective Time.

  Termination of Employment Agreements; Certain Obligations of the Company upon Termination of Employment Agreements. The employment of Mr. Helton or Mr. Brunetti may be terminated by the Company with or without cause for reasons other than disability only upon the affirmative vote of the greater of two-thirds of the members of the Company Board or ten members of the Company Board.

  If the Company terminates the employment of Mr. Helton or Mr. Brunetti "without cause" (as defined in the Employment Agreements), or if the Executive terminates his employment for "good reason" (as defined in the Employment Agreements), the Company will be obligated to make the salary payments and provide the other benefits mentioned above through the remainder of the period of the Executive's Employment Agreement.

  If the employment of either Mr. Helton or Mr. Brunetti is terminated by the Company "for cause" (as defined in the Employment Agreements), or if the Executive terminates his employment without "good reason" (as defined in the Employment Agreements), he will receive earned and unpaid annual base salary accrued through the termination date.

EMPLOYEE PLANS, SEVERANCE ARRANGEMENTS AND AGREEMENTS

  The PSCo Executive Savings Plan. The PSCo Executive Savings Plan (the "ESP") is an unfunded and unsecured deferred compensation plan for executives and key management of PSCo. The purpose of the ESP is to provide a means whereby compensation payable by PSCo to participants may be deferred and increase in value tax-free to participants until retirement. Upon a Change In Control (as defined in the ESP), PSCo will create (if not already created) and contribute assets, to the extent of all benefits accrued under the ESP to the date of the Change In Control, to a trust which, if possible under the Code, does not result in constructive receipt of income to such participants. Within 30 days following such participant's termination of employment after a Change In Control, PSCo will pay the benefits that have accrued under the ESP. Change In Control in the ESP means, among other things, when any person becomes the owner, directly or indirectly, of 20 percent or more of outstanding PSCo Common Stock pursuant to a tender or exchange offer by such person. The consummation of the Mergers will constitute a Change In Control under the ESP.

  The PSCo Omnibus Incentive Plan. The PSCo Omnibus Incentive Plan (the "OIP") was established to (i) recognize, reward and retain management employees of PSCo whose performance, contribution and skills promote the achievement of PSCo's long-term financial and business objectives; (ii) align the interests of the shareholders and management of PSCo with each other; (iii) attract and retain high-quality employees; and (iv) improve the earnings of PSCo. Awards under the OIP may be in the form of: (i) options to purchase shares, including but not limited to, incentive stock options within the meaning of Section 422 of the Code; (ii) shares subject to certain restrictions (the "Restricted Shares"), or (iii) performance awards entitling the holder thereof to cash, shares, or a combination thereof if certain performance goals are met during the applicable performance period (the "Performance Awards"). Persons eligible to participate will be those management employees, including officers, who are employed by PSCo or a subsidiary in which 50 percent or more of the outstanding common stock was owned by PSCo, and whose performance, contributions and skills promote the achievement of PSCo's long-term financial and business objectives. Upon a Change In Control (as defined in the OIP), all stock-based awards, such as options and Restricted Shares, will vest 100 percent, and all Performance Awards will be paid out immediately in cash, as if the performance objectives have been obtained through the effective date of the Change In Control. Change In Control in the OIP means, among other things, when a person becomes the owner, directly or indirectly, of 20 percent or more of outstanding PSCo Common Stock pursuant to a tender or exchange offer by such person. The consummation of the Mergers will constitute a Change In Control under the OIP.

  The PSCo Supplemental Executive Retirement Plan for Key Management Employees. The PSCo Supplemental Executive Retirement Plan for Key Management Employees (the "SERP") is an unfunded and unsecured deferred compensation plan for certain key management employees. The purpose of the SERP is to provide certain key management employees with supplemental retirement benefits and certain benefits upon disability or death before retirement. PSCo through the SERP provides benefits to participants in excess of amounts permitted under PSCo's tax-qualified retirement plans. Upon a Change In Control (as defined in the SERP), PSCo will create (if not already created) and contribute assets, to the extent of all benefits accrued under the SERP to the date of the Change In Control, to a trust which, if possible under the Code, does not result in constructive receipt of income to such participants prior to the actual receipt of benefit payments. The actuarial value of the benefits under the SERP as of the date of the Change In Control will be paid within 30 days following such participant's termination after a Change In Control. Change In Control in the SERP means, among other things, when a person becomes the owner, directly or indirectly, of 20 percent or more of outstanding PSCo Common Stock pursuant to a tender or exchange offer by such person. The consummation of the Mergers will constitute a Change In Control under the SERP.

  PSCo Severance Agreements. PSCo has Severance Agreements (the "PSCo Severance Agreements") with Delwin D. Hock, Patricia T. Smith, Wayne H. Brunetti, Richard C. Kelly, Marilyn E. Taylor, Ralph Sargent, III, W. Wayne Brown, Earl E. McLaughlin and Ross C. King providing benefits upon a Change In Control (as defined in the PSCo Severance Agreements). The PSCo Severance Agreements provide that if the employee's employment is terminated by PSCo for any reason other than cause, death or disability, or by such employee in the event of constructive discharge at any time during the coverage period, PSCo will pay the employee a severance benefit equal to three years' compensation and the employee will continue to receive welfare benefits and perquisites until the earlier of (i) three years after termination or (ii) 24 months after a 13th-Month Trigger (as hereinafter defined) termination. In addition, PSCo will (i) pay such employee the present value of the benefits that would have accrued under the qualified retirement plans in place and operational on the date of termination as if such employee had received credit for the three-year period of severance, (ii) treat such employee as if he or she had continued benefit accruals under PSCo's SERP during the three-year period and (iii) treat such employee as if he or she were employed during the three-year period by PSCo for purposes of exercising stock options.

  Compensation includes salary, target awards, the value of awards under PSCo's long-term and annual incentive plan(s) and the amount of any PSCo matching or special contribution under PSCo's employee's savings plan or stock ownership plan.

  The coverage period begins on the earlier of (i) the date on which a public announcement of a Change In Control transaction is made, or (ii) the date on which a Change In Control occurs and ends on the earlier of (i) the date on which a public announcement is made by PSCo of its intention to abandon the Change In Control transaction or (ii) 36 full calendar months following the date on which a Change In Control occurs.

  Change In Control is defined in the PSCo Severance Agreements as, among other things, any merger or consolidation of PSCo where, after the merger or consolidation, one Person, as the term is used in Section 13(d) of the Securities Act of 1934, owns 100 percent of the shares of stock of PSCo (except where the common holders of PSCo's stock immediately prior to such merger or consolidation own at least 90 percent of the outstanding stock of such "Person" immediately after such merger or consolidation). The consummation of the Mergers will constitute a Change In Control under the PSCo Severance Agreements.

  Constructive discharge is defined in the PSCo Severance Agreements, among other things, as a good faith determination by the employee covered by the PSCo Severance Agreement that there has been any (i) material change by PSCo of such employee's functions, duties or responsibilities which change would cause such employee's position with PSCo to have less dignity, responsibility, importance, prestige or scope; (ii) assignment or reassignment by PSCo of such employee without such employee's consent to another place of employment more than 50 miles from such employee's current place of employment; (iii) liquidation, dissolution, consolidation or merger of PSCo, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of PSCo immediately before such transaction and expressly assumes the PSCo Severance Agreements and all obligations and undertakings of PSCo thereunder; or (iv) reduction which is more than de minimis in such employee's total compensation or benefits or any component thereof. PSCo and the covered employee, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge as defined in the PSCo Severance Agreements.

  Each employee covered by a PSCo Severance Agreement is permitted to elect a "13th-Month Trigger"; that is, elect to terminate employment for any reason and receive benefits under the PSCo Severance Agreement during the 30-day period following the one-year anniversary of a Change In Control. If such election is made, then the covered employee would receive a severance and benefit payment equal to two years' compensation.

  The PSCo Severance Agreements provide that covered employees are entitled to a gross-up payment if it is determined that any payment would be subject to excise tax imposed by Section 4999 of the Code.

  Assuming the effectiveness of and the requirements for payments to employees covered under such Agreements on the date of this Joint Proxy
Statement/Prospectus, the aggregate cost to PSCo (including the cost of early vesting under employee plans) would not exceed $20.5 million.

  The SPS 1989 Stock Incentive Plan. The SPS 1989 Stock Incentive Plan (the "SPS 1989 Plan") is designed to enable and encourage key employees of SPS and its subsidiaries to acquire or increase their ownership of SPS Common Stock on reasonable terms or as an incentive bonus. The SPS 1989 Plan provides for the granting of awards of stock options and restricted stock. The opportunity to receive and/or purchase SPS Common Stock pursuant to the SPS 1989 Plan is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of SPS for the benefit of customers and shareholders, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future. The SPS 1989 Plan provides that the written instrument evidencing an award (the "Written Award") may provide for the acceleration of vesting of restricted stock and the acceleration of exercisability of stock options issued under the SPS 1989 Plan upon the occurrence of a Change of Control (as defined in the Written Awards). The Written Awards for restricted stock and stock options contain a Change of Control feature and define Change of Control to mean generally, among other things, (i) approval by the SPS shareholders of a reorganization, share exchange, merger, or consolidation with respect to which, in any such case, the persons who were the shareholders of SPS immediately before the transaction do not, immediately thereafter, own more than 60 percent of the combined voting power entitled to vote in the election of directors of the reorganized, merged, or consolidated company, or (ii) the acquisition by any person of beneficial ownership of 20 percent or more of outstanding SPS Common Stock. Approval of the Merger Agreement at the SPS Meeting will constitute a Change of Control under the Written Awards for restricted stock and will accelerate the vesting of shares of restricted SPS Common Stock. However, the Written Awards for stock options exclude the Mergers from the definition of Change of Control and, therefore, neither approval of the Merger Agreement nor the consummation of the Mergers will trigger the acceleration of the exercise of the stock options.

  The SPS EPS Performance Unit Plan. The SPS EPS Performance Unit Plan (the "EPS Plan") provides for the grant of performance units to key employees of SPS and its subsidiaries. Pursuant to the EPS Plan, a performance unit is a promise by SPS to grant a credit or, if applicable, to make a payment to a participant, which shall be contingent upon the achievement of one or more performance targets based on objective measures of financial performance of SPS. The performance units are intended to increase share ownership by encouraging the exercise of options granted under the SPS 1989 Plan in those circumstances where actions by the key employees of SPS and its subsidiaries have improved shareholder returns. The EPS Plan provides that the written instrument evidencing an award (the "EPS Written Award") may provide that upon a Change of Control (as defined in the EPS Written Award), the performance units credited to the employees' accounts may be immediately exercised by the employees either as a credit on the purchase price of stock options granted under the SPS 1989 Plan or paid to them in cash, at the option of the employee. Change of Control in the EPS Written Award means, among other things, (i) approval by the SPS shareholders of a reorganization, share exchange, merger, or consolidation with respect to which, in any such case, the persons who were the shareholders of SPS immediately before the transaction do not, immediately thereafter, own more than 60 percent of the combined voting power entitled to vote in the election of directors of the reorganized, merged, or consolidated company or (ii) the acquisition by any person of beneficial ownership of 20 percent or more of outstanding SPS Common Stock. However, the EPS Written Awards exclude the Mergers from the definition of Change of Control and, therefore, neither the approval of the Merger Agreement at the SPS Meeting nor the consummation of the Mergers will constitute a Change of Control under the EPS Plan.

  SPS Severance Agreements. SPS has entered into employment agreements with John L. Anderson, Doyle R. Bunch II, Robert D. Dickerson, Gerald J. Diller, Gary L. Gibson, Henry H. Hamilton, Bill D. Helton, Carl E. Jeans, Kenneth L. Ladd, Jr., John McAfee, James D. Steinhilper and David M. Wilks, which provide for benefits upon a Change of Control (the "SPS Severance Agreements"). Quixx Corporation, a wholly owned subsidiary of SPS, has entered into an SPS Severance Agreement with Louis Ridings and Utility Engineering Corporation, another wholly owned subsidiary of SPS, has entered into an SPS Severance Agreement with Albert A. Smith. Following a Change of Control (as defined in the SPS Severance Agreements), the SPS Severance Agreements provide for a three-year employment term, and they specify the employee's position, salary, bonus and benefits payable during that period. If, following a Change of Control, the employee's employment is terminated prior to the end of the three-year term by SPS for any reason other than cause, death or disability or by the employee for "good reason," then SPS will pay to the employee a severance benefit in a lump sum equal to three times the sum of (i) the employee's base salary (on an annualized basis) for the year which includes the date of termination and (ii) the highest annual bonus earned (whether or not deferred) by the employee during the three years immediately preceding the year which includes the date of termination. In addition, SPS will be obligated to (i) pay to the employee an amount equal to a pro rata portion of the annual bonus paid to the employee for the last full fiscal year, prorated based on the number of days in the current fiscal year through the date of termination; (ii) continue to provide life insurance, disability, health, dental and other employee welfare benefits to the employee and his dependents for a period equal to the lesser of three years following the date of termination or until the employee obtains substantially comparable coverage from another employer; (iii) treat the employee as if he had continued participation and benefit accruals under the SPS Supplemental Retirement Income Plan for three years following the date of termination, and (iv) pay to the employee any compensation previously deferred by the employee, together with any accrued earnings thereon.

  Change of Control is generally defined in the SPS Severance Agreements as
(i) the acquisition (other than from SPS) by any person, entity or group of beneficial ownership of 20 percent or more of either the then outstanding shares of SPS Common Stock or the combined voting power of SPS's then outstanding voting securities; (ii) individuals who, as of the date of execution of the SPS Severance Agreements, constituted the SPS Board and persons whose nomination to the SPS Board was approved by a vote of at least a majority of such directors (or their successors who were so approved) cease to constitute at least a majority of the SPS Board; (iii) approval by shareholders of SPS of a reorganization, share exchange, merger or consolidation with respect to which the persons who were the shareholders of SPS immediately prior to such transaction do not, immediately thereafter, own more than 60 percent of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company, or (iv) liquidation or dissolution of SPS or a sale of all or substantially all of its assets. A Change of Control under the SPS Severance Agreements will occur in connection with the Mergers.

  An employee will be considered to have been terminated for "good reason" under the SPS Severance Agreements, entitling the employee to the severance benefits referred to above, if such termination follows: (i) the assignment to the employee of any duties inconsistent with the employee's position as a corporate officer or management employee, as the case may be, or the authority, duties or responsibilities contemplated by the SPS Severance Agreements, or any other action by SPS which results in a diminution in such position, authority, duties or responsibilities; (ii) any failure by SPS to comply with the provisions of the SPS Severance Agreements relating to the terms of employment following the Change of Control; (iii) a requirement that the employee be based at any office or location other than Amarillo, Texas or Denver, Colorado or their environs; (iv) any purported termination by SPS of the employee's employment other than as expressly permitted by the SPS Severance Agreements, or (v) any failure by SPS to require any successor to assume expressly and agree to perform its obligations under the SPS Severance Agreements. In addition, a termination by the employee for any reason during the 30-day period immediately following the first anniversary of a Change of Control (or the consummation of the related transaction in certain circumstances) will be deemed to be a termination for "good reason" for purposes of the SPS Severance Agreements.

  The SPS Severance Agreements provide that the employees will be entitled to a gross-up payment if it is determined that any payment would be subject to excise tax imposed by Section 4999 of the Code. The SPS Severance Agreements also provide for payment by SPS of the employee's legal fees incurred in connection with any contest relating to the provisions of the SPS Severance Agreements.

  Assuming the effectiveness of and the requirements for payments to employees covered under the SPS Severance Agreements on the date of this Joint Proxy Statement/Prospectus, the aggregate cost to SPS (including the cost of early vesting under employee plans) would not exceed $14.1 million.

THE COMPANY BENEFIT PLANS

  Following the Effective Time, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of PSCo and SPS and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's ability to exercise any reserved right to amend, modify, suspend, revoke or terminate contained therein. The Company will replace benefit plans of PSCo and SPS and their respective subsidiaries as required by law or otherwise adopt new benefit plans as appropriate. At the Effective Time, the PSCo ESSP, the PSCo OIP, the PSCo DRIP, the SPS 1989 Plan, the SPS EIP, the SPS Directors' Deferred Compensation Plan and the SPS DRIPs will be terminated, replaced or amended to provide for the issuance and sale of Company Common Stock in place of PSCo Common Stock or SPS Common Stock, as the case may be, under such plans.

  Except as noted above, it is anticipated that the benefit plans maintained by PSCo and SPS prior to consummation of the Mergers will be continued and the employees of PSCo and SPS covered by such plans will continue to receive and accrue benefits under these plans. However, the Employment Agreements with Messrs. Helton and Brunetti provide that each will be eligible to receive appropriate, long-term incentive awards and other compensation elements through benefit plans not less in the aggregate than those in effect at PSCo or SPS, as the case may be, as of the Effective Time. Although no decision has yet been finalized, it is expected that the Company will adopt replacement plans, as applicable, for supplemental retirement, deferred compensation, incentive compensation and certain other plans for executive officers, including Messrs. Helton and Brunetti.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Mergers are structured to qualify as a tax-free exchange under the Code. A condition precedent to consummation of the Mergers is the receipt of opinions of counsel by PSCo and SPS substantially to the effect that the Mergers will be treated as a tax-free exchange as described in
Section 351 of the Code. Assuming the Mergers so qualify, then for federal income tax purposes (i) no gain or loss will be recognized by PSCo, SPS or the Company as a result of the Mergers; (ii) holders of PSCo Common Stock and SPS Common Stock whose shares are converted into Company Common Stock in the Mergers will recognize no gain or loss as a result of the conversion (except that holders of PSCo Common Stock and SPS Common Stock who receive cash in lieu of fractional shares or upon exercising dissenters' rights will recognize gain or loss), and (iii) the holding period and basis applicable to shares of the Company Common Stock received in the Mergers will be the same as the holding period and basis attributable to the PSCo Common Stock or SPS Common Stock, as the case may be, that was converted into Company Common Stock in the Mergers (reduced by any basis allocable to a fractional share interest in Company Common Stock for which cash is received). Holders of PSCo Preferred Stock and New SPS Preferred Stock will not recognize gain or loss with respect to such shares as a result of the Mergers (except with respect to holders of PSCo Preferred Stock who will recognize gain or loss to the extent they exercise dissenters' rights). A holder of shares of PSCo Common Stock or SPS Common Stock who receives cash in lieu of a fractional share interest in Company Common Stock will recognize gain or loss measured by the difference between the amount of cash received and the amount of such holder's aggregate basis allocated to the fractional share interest. Any gain recognized by a shareholder of PSCo or SPS who exercises dissenters' rights, or a holder of PSCo Common Stock or SPS Common Stock who receives cash in lieu of a fractional share, will be taxed as either a dividend or capital gain. The Internal Revenue Service has published a ruling which provides that, in the case of a minority shareholder whose relative stock interest in the surviving corporation is minimal, who exercises no control over the surviving corporation's affairs and whose relative ownership interest in the surviving corporation has been reduced by a minimal amount as a result of the receipt of cash in lieu of fractional shares, any gain or loss such shareholder recognizes will be a capital gain or loss. If a PSCo or SPS shareholder who exercises dissenters' rights, or a holder of PSCo Common Stock or SPS Common Stock who receives cash in lieu of a fractional share, has held his or her shares of PSCo Common Stock, PSCo Preferred Stock or SPS Common Stock, as the case may be, as a capital asset, any capital gain or loss recognized will be long-term if such shares were held for more than one year at the time of the Mergers.

  THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGERS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH PSCo AND SPS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  The Mergers are designed to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of PSCo and SPS will be carried forward to the consolidated financial statements of the Company at their recorded amounts; income of the Company will include income of PSCo and SPS for the entire fiscal year in which the Mergers occur; and the reported income of the separate corporations for prior periods will be combined and restated as income of the Company. The receipt by PSCo of a letter from Arthur Andersen LLP, and by SPS of a letter from Deloitte & Touche LLP, in each case stating that the Mergers will qualify as a pooling of interests transaction under generally accepted accounting principles ("GAAP") and applicable SEC regulations, is a condition precedent to consummation of the Mergers. Representatives of Arthur Andersen LLP are expected to attend the PSCo Meeting, and representatives of Deloitte & Touche LLP are expected to attend the SPS Meeting, and they will be available to respond to questions. See "The Merger Agreement--Conditions to the Mergers" and "Unaudited Pro Forma Combined Financial Information."

STOCK EXCHANGE LISTING OF COMPANY CAPITAL STOCK

  The Company will apply for the listing of Company Common Stock on the NYSE. Approval of the listing on the NYSE of the shares of Company Common Stock issuable in the Mergers, upon official notice of issuance, is a condition precedent to the consummation of the Mergers. The Company may also apply for listings on other exchanges. If PSCo and SPS continue to meet the requirements of the NYSE and the Chicago and Pacific Stock Exchanges, PSCo Common Stock and SPS Common Stock, respectively, will continue to be listed on those exchanges until the Effective Time. PSCo Preferred Stock will continue to be listed on all stock exchanges where they are currently listed, provided that PSCo continues to meet the requirements of those exchanges.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Company Common Stock received by PSCo and SPS shareholders in the Mergers will be freely transferable, except that shares of the Company Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of PSCo or SPS prior to or upon consummation of the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 or after registration in the case of such persons who become affiliates of the Company upon consummation of the Mergers) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of PSCo, SPS or the Company generally include individuals or entities which control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires each of PSCo and SPS to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any shares of Company Common Stock issued to the affiliate in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder. The Merger Agreement also provides that upon a written request (a "Request") from an affiliate or affiliates of the Company within three years of the date of the closing of the Mergers, the Company will use its best efforts to cause the offering of all shares of Company Common Stock designated in such Request to be registered, one time at the Company's expense and all other times at the expense of the affiliate, under the Securities Act and any state securities laws necessary to effect a resale of the designated shares, subject to certain conditions related to the number of shares, their status under the Securities Act and the Company's other plans.

DISSENTERS' RIGHTS

  PSCo Shareholders. Sections 7-113-101 through 7-113-302 of the Colorado Act provide that the holders of PSCo Common Stock and PSCo Preferred Stock have the right to dissent from consummation of the PSCo Merger and obtain the "fair value" of their shares if the PSCo Merger is effectuated. Copies of these sections are set out in Annex V.

  To preserve the right to exercise dissenters' rights, a PSCo shareholder must: (i) deliver to W. Wayne Brown, Secretary of PSCo, 1225 Seventeenth Street, Denver, Colorado 80202, prior to the vote of the PSCo shareholders to approve the Merger Agreement, written notice that the shareholder intends to demand payment for his or her shares if the PSCo Merger is consummated, and
(ii) not vote his or her shares in favor of approval of the Merger Agreement. The failure by a shareholder to vote his or her shares at the PSCo meeting or to return a proxy in respect of the PSCo meeting will not be deemed to be a vote in favor of approval of the Merger Agreement. However, return of a blank proxy or a proxy directing a vote in favor of the PSCo Merger will be deemed to be a vote in favor of the Merger Agreement and will constitute a waiver of the shareholder's right to dissent from the PSCo Merger.

  After the Merger Agreement is approved by the PSCo shareholders but in no event later than ten days after the Effective Time of the PSCo Merger, PSCo will deliver a written notice (a "Dissenters' Notice") to all of its shareholders who both notified PSCo of their intention to dissent and did not vote in favor of the PSCo Merger, (i) stating that the PSCo Merger was authorized and the Effective Time of the PSCo Merger (or if the PSCo Merger is not yet effective, the proposed Effective Time); (ii) providing the address to which payment demands must be sent and the address at which the certificates representing the shares of PSCo Common Stock or PSCo Preferred Stock with respect to which dissenters' rights are being exercised must be deposited;
(iii) stating that if
a record shareholder is exercising dissenters' rights for a beneficial owner, that any demand for payment in respect of such shares must be accompanied by a certificate from the beneficial owner certifying that dissenters' rights have been or will be timely asserted with respect to all shares of PSCo Common Stock and PSCo Preferred Stock owned beneficially by such beneficial shareholder and as to which there is no limitation on such shareholder's ability to exercise dissenters' rights, and (iv) stating the date by which PSCo must receive the payment demand and the certificates representing the shares of PSCo Common Stock and PSCo Preferred Stock for which dissenters' rights are being exercised, which date shall not be less than 30 days after the Dissenters' Notice is given. The Dissenters' Notice shall be accompanied by a form which may be used to demand payment and by a copy of the provisions of the Colorado Act governing dissenters' rights.

  A shareholder who wishes to assert dissenters' rights after receiving a Dissenters' Notice (the "PSCo Dissenting Shareholder") must, by the date stated in the Dissenters' Notice, (i) make a written demand for payment for such PSCo Dissenting Shareholder's shares of PSCo Common Stock or PSCo Preferred Stock, and (ii) deposit the certificates representing such shares as directed in the Dissenters' Notice. A PSCo Dissenting Shareholder retains all rights of a shareholder, except the right to transfer his or her shares, until the Effective Time of the PSCo Merger. After the Effective Time of the PSCo Merger, the PSCo Dissenting Shareholder has only the right to receive payment for such shares. A shareholder who does not demand payment and deposit his or her shares by the date stated in the Dissenters' Notice is no longer entitled to dissenters' rights.

  Upon the later of the Effective Time of the PSCo Merger or the date of receipt of demand for payment from a PSCo Dissenting Shareholder, PSCo shall pay to each PSCo Dissenting Shareholder who has complied with the dissenters' rights provisions of the Colorado Act the amount that PSCo estimates to be the "fair value" of such PSCo Dissenting Shareholder's shares, plus accrued interest from the Effective Time of the PSCo Merger until the date of payment at an annual rate equal to the interest rate currently paid by PSCo on its principal bank loans, if any, or if none, at an annual rate equal to eight percent. Payment will be made to the address stated in the PSCo Dissenting Shareholder's payment demand or, if none, at the address shown in PSCo's current record of shareholders. The payment will be accompanied by (i) PSCo's financial statements for its most recent fiscal year for which financial statements have been prepared; (ii) a statement of PSCo's estimate of the "fair value" of the PSCo Dissenting Shareholder's shares; (iii) an explanation of how the amount of interest included in the payment was calculated; (iv) a statement of the PSCo Dissenting Shareholder's rights if the PSCo Dissenting Shareholder is dissatisfied with the payment, and (v) a copy of the provisions of the Colorado Act governing dissenters' rights.

  If a PSCo Dissenting Shareholder believes that the amount paid by PSCo as the "fair value" of his or her shares is inadequate or that the interest due to the PSCo Dissenting Shareholder has been incorrectly calculated, the PSCo Dissenting Shareholder may notify PSCo in writing within 30 days of receipt of payment by PSCo of the PSCo Dissenting Shareholder's own estimate of the "fair value" of his or her shares and/or the amount of interest that the PSCo Dissenting Shareholder believes to be due and may demand payment of such amount less any payments already received by the PSCo Dissenting Shareholder. If a PSCo Dissenting Shareholder makes such a payment demand within the 30-day period, PSCo is obligated to pay the amount demanded unless, within 60 days of receipt of such demand, PSCo and the PSCo Dissenting Shareholder agree on the amount payable by PSCo to the PSCo Dissenting Shareholder or PSCo commences a proceeding in Colorado District Court for the City and County of Denver petitioning the court to determine the "fair value" of such PSCo Dissenting Shareholder's shares and/or the amount of the interest due to the PSCo Dissenting Shareholder.

  The costs of any court proceeding to determine the amount due to a PSCo Dissenting Shareholder, including reasonable compensation and expenses of appraisers appointed by the court, will generally be assessed against PSCo. The court may, however, assess such costs against the PSCo Dissenting Shareholder if the court finds that the PSCo Dissenting Shareholder acted arbitrarily, vexatiously, or not in good faith. The court may also assess fees and expenses of counsel and experts against PSCo if PSCo did not substantially comply with the dissenters' rights provisions of the Colorado Act or against any party who the court finds acted arbitrarily, vexatiously or not in good faith.

  Once a PSCo Dissenting Shareholder demands payment for his or her shares, the demand is irrevocable unless the PSCo Merger is not consummated within 60 days after the date stated in the Dissenters' Notice by which a PSCo Dissenting Shareholder must provide PSCo with a demand for payment and must deposit his or her shares with PSCo. If the PSCo Merger is not consummated by the end of the 60-day period, PSCo must return any deposited shares to the PSCo Dissenting Shareholder and deliver a new Dissenters' Notice to the PSCo Dissenting Shareholder.

  If shareholders elect to exercise these dissenters' rights, the receipt of cash for shares of PSCo Common Stock and/or PSCo Preferred Stock will be a taxable transaction to PSCo's shareholders receiving such cash, as described above under "The Mergers--Certain Federal Income Tax Consequences."

  PSCo SHAREHOLDERS CONSIDERING EXERCISING STATUTORY DISSENTERS' RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

  The respective obligations of each party to effect the Mergers to which it is a party shall be subject to the satisfaction on or prior to the Closing Date that the number of shares of PSCo Common Stock and PSCo Preferred Stock held by PSCo Dissenting Shareholders does not constitute in the aggregate more than five percent of the number of issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock taken together as a single class for this purpose, and the number of shares of SPS Common Stock held by SPS Dissenting Shareholders (as defined below) does not in the aggregate constitute more than five percent of the number of issued and outstanding shares of SPS Common Stock.

  To the extent there are any inconsistencies between the foregoing summary and the Colorado Act, the Colorado Act shall control.

  SPS Shareholders. Pursuant to Section 53-15-3 of the New Mexico Act, any holder of record of SPS Common Stock who follows the procedures specified in
Section 53-15-4 of the New Mexico Act is entitled to have his or her shares appraised by a court of competent jurisdiction in Chaves County, New Mexico, and to receive the appraised value of such shares in lieu of the shares of Company Common Stock that such holder would be otherwise entitled to receive pursuant to the Merger Agreement. Reference is made to Sections 53-15-3 and 53-15-4 of the New Mexico Act, copies of which are attached to this Prospectus/Proxy Statement as Annex IV, for a complete statement of the appraisal rights of dissenting shareholders.

  The New Mexico Act gives SPS's shareholders the right to dissent from the SPS Merger. The New Mexico Act sets forth the procedure whereby a shareholder who desires to dissent from the SPS Merger (the "SPS Dissenting Shareholder") must file with SPS, before the vote is taken of the shareholders on the SPS Merger, a written objection to the SPS Merger. Any such written objection should be filed with Robert D. Dickerson, Secretary, Southwestern Public Service Company, Tyler at Sixth, Amarillo, Texas 79101. Voting in person or by proxy against the SPS Merger will not constitute the written objection required. If the SPS Merger is approved by the required vote and SPS's shareholders who have given written notice of objection thereto have not voted in favor thereof, such shareholders may, within ten days after the date on which the vote was taken, make written demand on SPS for payment of the fair value of their shares. Such demand should be made to Mr. Dickerson at the above address. Any shareholder making such demand shall thereafter be entitled only to payment for his or her shares and shall not be entitled to vote or exercise any other rights of a shareholder, except as otherwise specified by the New Mexico Act. Failure to timely make appropriate demand shall signify that the shareholder is bound by the terms of the SPS Merger. Within 20 days after demanding payment for his or her shares as stated above, each SPS shareholder demanding payment shall submit the certificate or certificates representing his or her shares of SPS Common Stock for notation thereon that such demand has been made. Failure to do so, at the option of SPS, terminates the shareholder's rights under Section 53-15-4 of the New Mexico Act, unless a court of competent jurisdiction for good and sufficient cause shown otherwise directs. Within ten days after the Effective Time, SPS must give notice thereof to each SPS Dissenting Shareholder who has made demand as required by statute and must make a written offer to each such shareholder to pay for the SPS Dissenting Shareholder's shares at a specified price deemed by SPS to be the fair value thereof. The notice and offer must be accompanied by an SPS balance sheet, as of the latest available date and not more than 12 months prior to the making of the offer, and a profit and loss statement of SPS for the 12-month period ended on the date of the balance sheet. If, within 30 days of the Effective Time, SPS and any SPS Dissenting Shareholder agree upon the fair value of the shares, such value must be paid within 90 days of the Effective Time, and all rights of the SPS Dissenting Shareholder shall cease. If agreement as to the fair value cannot be reached, either the SPS Dissenting Shareholder or SPS may, within 30 days after receipt of written demand from any dissenting shareholder, given within 60 days after the date on which corporate action was effected, file suit in a court of competent jurisdiction in Chaves County, New Mexico, asking for a finding and determination of the fair value of such shares. All SPS Dissenting Shareholders, wherever they reside, shall be made parties to the proceeding. The fair value of shares held by SPS Dissenting Shareholders, as determined by the court, shall be payable only upon and concurrently with the surrender to SPS of the certificate or certificates representing those shares, and upon payment of the fair value, the SPS Dissenting Shareholder shall cease to have any interest in those shares. Court costs shall be borne by SPS or as otherwise allocated between the parties as the court determines.

  Under the New Mexico Act, the fair value of shares held by SPS Dissenting Shareholders is the value thereof as of the day before the vote was taken authorizing the SPS Merger, excluding any appreciation or depreciation in anticipation of the SPS Merger.

  If shareholders elect to exercise these dissenters' rights, the receipt of cash for shares of SPS Common Stock will be a taxable transaction to SPS's shareholders receiving such cash, as described above under "The Mergers-- Certain Federal Income Tax Consequences."

  SPS SHAREHOLDERS CONSIDERING EXERCISING STATUTORY DISSENTERS' RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

  The respective obligations of each party to effect the Mergers to which it is a party shall be subject to the satisfaction on or prior to the Closing Date that the number of shares of PSCo Common Stock and PSCo Preferred Stock held by PSCo Dissenting Shareholders does not constitute in the aggregate more than five percent of the number of issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock taken together as a single class for this purpose, and the number of shares of SPS Common Stock held by SPS Dissenting Shareholders does not in the aggregate constitute more than five percent of the number of issued and outstanding shares of SPS Common Stock.

  To the extent there are any inconsistencies between the foregoing summary and Sections 53-15-3 and 53-15-4 of the New Mexico Act, the New Mexico Act shall control.

                              REGULATORY MATTERS

  Set forth below is a summary, based on advice of counsel for PSCo and SPS, of the regulatory requirements affecting the Mergers. Failure to obtain any necessary regulatory approval or any adverse conditions that are imposed with respect to any necessary regulatory approval, including the failure to obtain favorable ratemaking treatment, may affect the consummation of the Mergers.

ANTITRUST CONSIDERATIONS

  The HSR Act and the rules and regulations thereunder provide that certain transactions (including the Mergers) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. PSCo and SPS will provide their respective Premerger Notifications pursuant to the HSR Act. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds. Neither PSCo nor SPS believes that the Mergers will violate federal antitrust laws. If the Mergers are not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, PSCo and SPS must submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period must expire or be earlier terminated before the Mergers can be consummated.

FEDERAL POWER ACT

  Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate its facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required to consummate the Mergers. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger to be "consistent with the public interest." On November 9, 1995, PSCo and SPS filed a combined application with the FERC requesting that the FERC approve the Mergers under Section 203 of the Federal Power Act.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

  The Company is required to obtain SEC approval under Section 9(a)(2) of the 1935 Act in connection with the Mergers. An application for approval of the Mergers will be filed by the Company.

  Under the applicable standards of the 1935 Act, the SEC is directed to approve the proposed Mergers unless it finds that (i) the Mergers would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Mergers is not reasonable, (iii) the Mergers would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system or (iv) the Mergers would violate applicable state law. To approve the proposed Mergers, the SEC must also find that the Mergers would tend towards the development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

  Upon consummation of the Mergers as currently structured, the Company must register as a holding company under the 1935 Act. The 1935 Act imposes restrictions on the operations of registered holding company systems. Among these are requirements that certain securities issuances as well as sales and acquisitions of utility assets or of securities of utility companies and acquisitions of interests in any other business be approved by the SEC. The 1935 Act also limits the ability of registered holding companies to engage in non-utility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities. The SEC has authority under the 1935 Act to preclude the payment of dividends by PSCo and SPS to the Company or to preclude the payment of dividends by the Company under certain circumstances. The SEC may require that the Company divest PSCo's gas properties or that the Company divest certain non-utility businesses within a reasonable time after the Mergers in order to approve the Mergers as it has done in other cases involving a holding company's formation with a combination gas and electric company subsidiary or a subsidiary with non-utility operations. In several cases, the SEC has allowed the retention of the gas properties or non-utility businesses or has deferred the question of divestiture for a substantial period of time. In cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture to allow the applicant to avoid a "fire sale" of the divested assets. PSCo and SPS believe good arguments exist to allow retention of the gas assets and all non-utility businesses, and their application to the SEC will request that the Company be allowed to do so.

  On June 20, 1995, the SEC issued a series of proposed regulations that are designed, among other things, to liberalize the restrictions on and regulation of the activities of registered holding companies. At the same time, the SEC's Division of Investment Management (the "Division") issued a report of legislative recommendations, including the Division's preferred recommendation that Congress repeal the 1935 Act, subject to the transfer of certain authority over audits, books and records and affiliate transactions of registered holding companies to state utility commissions and to the FERC. The report also recommended liberalizing the interpretation of the SEC's regulations to permit registered holding companies to own both electric and gas utility systems if state commissions agree. There is no assurance that the regulations proposed by the SEC will be implemented or that the suggestions in the Division's report will be adopted. In addition, on October 12, 1995, a bill was introduced in the U.S. Senate to repeal the 1935 Act and enact the Public Utility Holding Company Act of 1995 which contains significantly fewer regulatory restrictions than the 1935 Act and would be administered by the FERC. To the extent that some or all of the regulations and recommendations are implemented or the 1935 Act is repealed, restrictions on and regulation of the Company's activities may be liberalized, and the Company's ability to retain ownership of the gas utility properties and non-utility ventures currently operated by PSCo and SPS would be enhanced.

NUCLEAR REGULATORY COMMISSION REGULATION

  PSCo holds NRC licenses in connection with its ownership of the Fort St. Vrain Nuclear Electric Generating Station. The Fort St. Vrain facility ceased operations on August 29, 1989, and is in the process of being decommissioned in accordance with the terms of orders issued by the NRC. The Atomic Energy Act currently provides that licenses may not be transferred or in any manner disposed of, directly or indirectly, to any person unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act, the Company and PSCo will seek approval from the NRC to the full extent required to reflect that after the Mergers, PSCo, although continuing to own the Fort St. Vrain facility, will become an operating subsidiary of the Company.

COLORADO PUBLIC UTILITY COMMISSION REGULATION

  PSCo is subject to the jurisdiction of the Public Utilities Commission of the State of Colorado (the "CPUC"). Pursuant to Rule 55 of the CPUC's Rules of Practice and Procedure, PSCo filed on November 9, 1995, an application with the CPUC requesting approval of the Merger Agreement. The application is required to demonstrate, among other things, that the approval sought is not contrary to the public interest.

WYOMING PUBLIC SERVICE COMMISSION REGULATION

  Cheyenne is subject to the jurisdiction of the Wyoming Public Service Commission (the "WPSC"). Pursuant to Section 37-1-104 of the Wyoming Revised Statutes, any reorganization of a public utility requires prior approval of the WPSC. The statute defines reorganization as a transaction which results in a change in the ownership of a majority of the voting capital stock of a public utility and precludes the WPSC from approving any reorganization that adversely affects the utility's ability to serve the public. Pursuant to
Section 209 of the WPSC's Rules of Practice and Procedure, Cheyenne filed on November 9, 1995, an application for approval of the applicable portions of the Merger Agreement.

NEW MEXICO PUBLIC UTILITY COMMISSION REGULATION

  SPS is subject to the jurisdiction of the New Mexico Public Utility Commission (the "NMPUC"). Pursuant to the New Mexico Public Utility Act and the NMPUC's Rules of Practice and Procedure, SPS filed on November 9, 1995, an application with the NMPUC requesting approval of the Merger Agreement. The NMPUC will approve the consummation of the transactions contemplated in the Merger Agreement if it finds that they are not unlawful or inconsistent with the public interest and will not interfere with the provision by SPS of reasonable and proper utility service at fair, just and reasonable rates.

TEXAS PUBLIC UTILITY COMMISSION REGULATION

  SPS must report the transaction to the Public Utility Commission of Texas (the "PUCT") under Section 1.251 of the Public Utility Regulatory Act of 1995. SPS's report was filed on November 9, 1995. The PUCT will make a determination on whether the transaction is in the public interest. While a finding that the transaction is not in the public interest does not prohibit the consummation of the SPS Merger, if the PUCT makes such a finding it is required to take the effect of the transaction into consideration in future ratemaking proceedings and disallow the effect of such transaction if it will unreasonably affect rates or services.

KANSAS CORPORATION COMMISSION REGULATION

  SPS is subject to the jurisdiction of the Kansas Corporation Commission (the "KCC") pursuant to the Kansas Public Utility Act. SPS filed on November 9, 1995, an application with the KCC requesting authority for the issuance of common stock by SPS to the Company pursuant to the Merger Agreement. The application is required to describe the purposes for which the common stock is to be issued and state that such issuance is necessary and required and will be issued for such purposes. The KCC issued its order granting the requested authority to SPS on November 28, 1995.

  The Company may also be subject to the jurisdiction of the KCC pursuant to the Kansas Holding Companies Act (the "KHCA"). The KHCA states that no foreign holding company shall acquire control of a Kansas public utility without first entering into an agreement to keep the KCC fully informed as to transactions between the utility and the holding company and to submit to the jurisdiction of the KCC insofar as such transactions affect the rates or charges to be made by the utility.

OKLAHOMA CORPORATION COMMISSION REGULATION

  SPS is subject to the jurisdiction of the Oklahoma Corporation Commission (the "OCC"). However, no approval or authorization of any Oklahoma public regulatory body, including the OCC, of the Merger Agreement is required.

OTHER REGULATORY MATTERS

  Each of the states in which PSCo and SPS operate regulates the rates charged by PSCo or SPS, as the case may be, to its utility customers in that state. In approving rates, each state may take into account the effect of the Mergers.

  PSCo may be required to obtain the consent of the Municipality of Brighton, Colorado, to consummate the PSCo Merger pursuant to the terms of the franchise issued by the Municipality of Brighton, Colorado, to PSCo. PSCo does not anticipate any difficulty at the present time in obtaining this consent. PSCo and SPS do not believe that any other regulatory approvals are required in connection with the Mergers.

  PSCo, SPS and the Company have agreed in the Merger Agreement to use all commercially reasonable efforts to obtain regulatory approvals, but there can be no assurance as to when or if such approvals will be obtained or that such approvals will be obtained on terms or conditions that do not have a material adverse effect on the business, operations, properties, assets, condition, prospects or results of the Company following the Mergers.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex I and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGERS

  The Merger Agreement provides that, following its approval by the shareholders of PSCo and SPS and the satisfaction or waiver of the other conditions to the Mergers, including obtaining the requisite statutory approvals, (i) PSCo Merger Corp. will be merged with and into PSCo in the PSCo Merger and (ii) SPS Merger Corp. will be merged with and into SPS in the SPS Merger.

  If the Merger Agreement is approved by the shareholders of PSCo and SPS and the other conditions to the Mergers are satisfied or waived, the Mergers will become effective after the filing of the articles of merger with the Department of State of the State of Colorado and the State Corporation Commission of New Mexico, as the case may be, at the time specified by PSCo and SPS in the respective articles of merger. The date and time specified will be the same with respect to both the PSCo Merger and the SPS Merger.

CONSUMMATION OF THE MERGERS

  At the Effective Time, pursuant to the Merger Agreement:

  In accordance with the PSCo Conversion Ratio, each share of PSCo Common Stock (other than any shares of PSCo Common Stock (i) owned by PSCo or SPS or any of their respective subsidiaries, all of which will be cancelled without consideration and will cease to exist or (ii) held by a PSCo Dissenting Shareholder) will be converted into the right to receive one share of Company Common Stock.

  In accordance with the SPS Conversion Ratio, each share of SPS Common Stock (other than any shares of SPS Common Stock (i) owned by SPS or PSCo or any of their respective subsidiaries, all of which will be cancelled without consideration and will cease to exist or (ii) held by an SPS Dissenting Shareholder) will be converted into the right to receive 0.95 of one share of Company Common Stock.

  Each share of PSCo Preferred Stock and New SPS Preferred Stock outstanding at the Effective Time shall remain outstanding preferred stock of PSCo and SPS, respectively. The debt (including publicly held mortgage bonds) of PSCo and SPS will also remain outstanding as debt of each such company.

  Each share of Company Common Stock issued and outstanding prior to the Effective Time will be cancelled, and no consideration shall be delivered in exchange therefor.

  Each share of PSCo Common Stock, PSCo Preferred Stock or SPS Common Stock held by a person who duly dissents to the Mergers will represent only the right to receive the consideration determined to be due under the Colorado Act or the New Mexico Act.

  Based on the PSCo Conversion Ratio and the SPS Conversion Ratio and the number of shares of PSCo Common Stock and SPS Common Stock outstanding on December 1, 1995, the shareholders of PSCo and SPS will own 62.0 percent and
38.0 percent, respectively, of Company Common Stock.

  As soon as practicable after the Effective Time, the Company will deposit with the Exchange Agent certificates representing shares of Company Common Stock required to effect the conversion of PSCo Common Stock and SPS Common Stock into shares of Company Common Stock.

  Except with respect to the conversion of fractional share interests held in participants' accounts under the PSCo DRIP, the PSCo ESSP, the SPS DRIPs and the SPS EIP, no certificates or scrip representing fractional shares of Company Common Stock will be issued upon the delivery for exchange of certificates of PSCo Common Stock or SPS Common Stock, and those fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company for conversion of the PSCo Common Stock and the SPS Common Stock into Company Common Stock based on the PSCo Conversion Ratio and the SPS Conversion Ratio over (y) the aggregate number of full shares of Company Common Stock to be distributed to the holders of PSCo Common Stock and SPS Common Stock (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of PSCo Common Stock or SPS Common Stock, as the case may be, will sell the Excess Shares at the then prevailing prices on the NYSE through one or more member firms of the NYSE, in round lots to the extent practicable. The Company will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of the Excess Shares. The Exchange Agent will determine the portion of the proceeds from such sale to which each holder of PSCo Common Stock or SPS Common Stock, as the case may be, will be entitled, if any, by multiplying the amount of such aggregate proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which the holder of PSCo Common Stock or SPS Common Stock, as the case may be, is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of PSCo Common Stock or SPS Common Stock, as the case may be, are entitled.

  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of PSCo Common Stock or SPS Common Stock, as the case may be, at the Effective Time, transmittal instructions advising the holder of the procedure for surrendering PSCo or SPS Common Stock certificates for Company Common Stock certificates. Delivery will be effected, and risk of loss and title to the certificates will pass, only upon actual delivery to the Exchange Agent.

  After the Effective Time, each certificate evidencing PSCo Common Stock or SPS Common Stock until so surrendered and exchanged, will, for all purposes, evidence only the right to receive the number of shares of Company Common Stock which the holder of the certificate is entitled to receive and, if applicable, the right to receive any cash payment in lieu of a fractional share of Company Common Stock without interest. The holder of the unexchanged certificate will not be entitled to vote or to receive any dividends or other distributions payable by the Company until the certificate is surrendered; then the holder shall be entitled to receive all dividends or other distributions accrued and unpaid from the Effective Time until the surrender. Subject to applicable law, the dividends and distributions from the Effective Time, together with any cash payments in lieu of a fractional share of Company Common Stock from the Effective Time, will be paid without interest.

  It is anticipated that the Company will establish a Dividend Reinvestment Plan and participants in the PSCo DRIP and the SPS DRIPs will become participants in the Company's Dividend Reinvestment Plan unless they elect not to be included in that plan. Both PSCo's and SPS's shareholders' current shareholdings under the PSCo DRIP and the SPS DRIPs will be converted into a like number of shares, after giving effect to the Conversion Ratios, under the Company's Dividend Reinvestment Plan, including both whole and fractional shares.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by each of PSCo and SPS relating to, among other things: (i) their respective organization and qualification, the organization and qualification of their respective subsidiaries and similar corporate matters; (ii) their respective capital structures; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) regulatory and statutory approvals; (v) compliance with applicable laws and agreements;
(vi) reports and financial statements filed with governmental authorities and the accuracy of information contained therein; (vii) absence of material adverse changes and undisclosed liabilities; (viii) litigation; (ix) the accuracy of information supplied by PSCo and SPS for use in the Registration Statement filed by the Company in connection with the issuance of Company Common Stock; (x) certain tax matters; (xi) employee matters; (xii) environmental matters; (xiii) the utility regulatory status of PSCo and SPS and their respective subsidiaries; (xiv) the shareholder vote of PSCo and SPS required to approve the Merger Agreement; (xv) certain accounting matters; (xvi) fairness opinions of Barr Devlin and Dillon Read; (xvii) insurance; (xviii) ownership by PSCo and SPS, respectively, of the other's common stock, and
(xix) their respective rights agreements.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, PSCo and SPS have each agreed that, during the period from the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, except (i) as permitted under the Merger Agreement or (ii) as otherwise consented to in writing by the other parties, each will (and each of its subsidiaries will) among other things: (a) carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve certain arrangements so that goodwill and ongoing businesses are not materially impaired at the Effective Time; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) to such party or its wholly owned subsidiaries, (ii) stated dividends on PSCo Preferred Stock or SPS Preferred Stock, as the case may be and (iii) regular dividends on the PSCo Common Stock and the SPS Common Stock with usual record and payment dates; provided that the annual dividend rate on the PSCo Common Stock and the SPS Common Stock may not exceed $2.20 per share, respectively; (c) not effect certain changes in its capital stock or repurchase or otherwise acquire capital stock, other than in the ordinary course of business, in connection with employee plans or in accordance with the terms of securities outstanding on the date of the Merger Agreement or which are thereafter issued in accordance with the Merger Agreement; (d) not issue capital stock, warrants, rights, options or convertible or similar securities other than (i) common stock or stock appreciation or similar rights, as the case may be, pursuant to
(x) the PSCo DRIP, the PSCo ESSP, the PSCo OIP, the PSCo Annual Incentive Plan or the PSCo Long-Term Incentive Plan and (y) the SPS 1989 Plan, the SPS EIP, the SPS Non-Qualified Salary Deferral Plan, the SPS Directors' Deferred Compensation Plan and the SPS DRIPs, in each case consistent in kind and amount with past practice and in the ordinary course of business under such plans substantially in accordance with their present terms; provided that the type and amount of awards under the SPS 1989 Plan may vary in accordance with the terms of such plan, (ii) issuances by a wholly owned subsidiary of its capital stock to its parent and (iii) the issuance of preferred stock to the extent permitted by the Merger Agreement; (e) not amend its Articles of Incorporation or Bylaws in any way adverse to the other parties, except as contemplated by the Merger Agreement; (f) not engage in material acquisitions, subject to certain exceptions including limited investments by an SPS subsidiary; (g) not engage in any material dispositions, subject to certain exceptions; (h) not incur or guarantee any indebtedness other than (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice (such as refinancings, issuances of commercial paper and use of existing credit facilities), (ii) the issuance of long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, (iii) long-term indebtedness in connection with the refunding of preferred stock at a lower cost of funds and
(iv) additional indebtedness aggregating in any year, not more than 110 percent of the amount provided therefor in the PSCo Budget or SPS Budget (as defined in the Merger Agreement), as the case may be; (i) not make any capital expenditures other than capital expenditures incurred in connection with the construction of new facilities, the repair or replacement of facilities destroyed or damaged by casualty or accident, or additional capital expenditures in any year not more than 110 percent of the amount provided for that year in the PSCo Budget or SPS Budget, as the case may be; (j) not enter into, adopt or amend (except as required by law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments and except for normal (including incentive) increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole; (k) not enter into or amend any employment, severance or other similar contract with any director or officer, other than in the ordinary course of business consistent with past practice; (l) except to the extent contemplated by the Merger Agreement, not engage in any activity which would cause a change in its status under the 1935 Act or impair the ability of PSCo and SPS, respectively, to claim an exemption pursuant to Rule 2 of the 1935 Act; (m) not make any changes in their accounting methods other than required by law or in accordance with GAAP; (n) not take any action to prevent the Company from accounting for the Mergers as a pooling of interests under GAAP and applicable SEC regulations; (o) not take any action that would adversely affect the status of the Mergers as an exchange described in Section 351 of the Code; (p) not pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected in, reserved against in, or contemplated by the most recent consolidated financial statements filed with the SEC or as otherwise permitted by the Merger Agreement; (q) cooperate with the other parties and notify the other parties of any significant changes, including by providing copies of any filings with governmental authorities; (r) discuss with the other parties any proposed changes in its rates or charges (other than fuel and gas rates or charges) or standards of service or accounting; (s) use all commercially reasonable efforts to obtain certain third-party consents to the Mergers; (t) not take any action that is likely to result in a material breach of any provision of the Merger Agreement or result in any of its representations and warranties becoming untrue; (u) not take any action that is likely to jeopardize the qualification of the outstanding revenue bonds issued for the benefit of PSCo or SPS as tax-exempt industrial revenue bonds;
(v) maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry, and (w) maintain in effect all existing permits pursuant to which such party or its subsidiaries operate.

  The parties will create a transition management task force to examine the alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that the parties thereto and their respective subsidiaries will not, directly or indirectly, authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, representatives and agents to (and will use their best efforts to cause such persons not to) initiate, solicit or encourage, or take any other action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide confidential information or data relating to a Takeover Proposal. Each party will notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and will give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. The Merger Agreement requires each party immediately to cease and cause to be terminated all existing discussions and negotiations, if any, with any persons conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal. As used in the Merger Agreement, "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a party thereto or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of PSCo or SPS, other than pursuant to transactions contemplated by the Merger Agreement. The Merger Agreement further provides that, notwithstanding anything in the provisions described above to the contrary, unless the PSCo shareholders' approval and the SPS shareholders' approval have been obtained, any party may, to the extent required by the fiduciary duties of the Board of Directors of such party under applicable law (as determined in good faith by the Board of Directors of such party based on a written, reasoned opinion of outside counsel), participate in discussions or negotiations with, furnish information to and afford access to the properties, books and records of such party and its subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

COMPANY BOARD OF DIRECTORS

  The Merger Agreement provides that PSCo and SPS will take action to cause the number of directors comprising the full Company Board at the Effective Time to be 14 persons, eight of whom will be designated by

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PSCo and six of whom will be designated by SPS prior to the Effective Time.
Because the members of the Company Board will be selected after the PSCo Meeting and the SPS Meeting are held, the shareholders of PSCo and SPS will not have an opportunity to vote for the initial Company Board. The initial Company Board will be selected by the then-current PSCo Board and SPS Board pursuant to the terms of the Merger Agreement. The directors of the Company shall serve staggered terms, and the initial terms of designated directors shall be divided as equally as possible among the designated directors. Furthermore, the Merger Agreement provides that if, prior to the Effective Time and until the date that is four and one-half years from the Effective Time, a PSCo Designee or SPS Designee declines or is unable to serve, the party which designated such person or the remaining PSCo Designees or SPS Designees, respectively, will designate another person to serve in such person's stead and the Company shall use its best efforts to the fullest extent permitted by law to cause the election of such designated person. The Company Board will have at least four committees consisting of an audit committee, a compensation committee, a finance committee, a nominating and civic responsibility committee and such other committees as the Company Board may determine to be appropriate under the circumstances. Two of the above-named committees will be chaired by a PSCo Designee and two of the above-named committees will be chaired by an SPS Designee. In addition to the chairman, each committee shall consist of four members, two of whom shall be PSCo Designees and two of whom shall be SPS Designees. The Merger Agreement also contains supermajority provisions which, for four and one-half years following the Effective Time of the Mergers, require that the affirmative vote of two-thirds of the members of the Company Board be obtained to, among other things, change the size or composition of the Company Board and its committees.

INDEMNIFICATION

  The Merger Agreement provides that from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of PSCo and SPS and their respective subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, costs, liabilities, judgments or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to or after the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of PSCo or SPS and arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising prior to the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the laws of the State of Delaware, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the General Corporation Law of the State of Delaware (the "Delaware Act") and the Restated Certificate of Incorporation of the Company (the "Company Charter") or Bylaws of the Company (the "Company Bylaws") shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

  To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification existing as of the date of the Merger Agreement in favor of the employees, agents, directors or officers of PSCo and SPS and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation or Bylaws or indemnification agreements in effect on the date thereof or otherwise in effect on August 22, 1995, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.


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

  The Merger Agreement provides that for a period of six years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by PSCo and SPS to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the respective current annual premiums for their directors' and officers' liability insurance; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance for each of PSCo and SPS as can be so maintained or obtained at a cost equal to 200 percent of the respective current annual premiums of each of PSCo and SPS for their directors' and officers' liability insurance and other indemnity agreements.

  The Merger Agreement also provides that in the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth above.

CONDITIONS TO THE MERGERS

  The respective obligations of PSCo and SPS to effect the Mergers are subject to the following conditions, among others: (i) the required approvals of the PSCo shareholders and the SPS shareholders specified in the Merger Agreement shall have been obtained; (ii) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents the consummation of the Mergers, and the Mergers and the transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable federal or state law or regulation; (iii) the Registration Statement shall have become effective and shall not be the subject of a stop order suspending its effectiveness; (iv) the shares of Company Common Stock issuable and required to be reserved for issuance in connection with the Mergers shall have been approved for listing on the NYSE, upon official notice of issuance; (v) the statutory approvals that PSCo and SPS are required to obtain pursuant to the Merger Agreement and the finding of the PUCT that the transactions contemplated by the Merger Agreement are in the public interest shall have been obtained and become Final Orders (as defined below), and no such Final Order shall impose terms or conditions that would have, or be reasonably likely to have, a material adverse affect on business, operations, properties, assets, conditions (financial or otherwise), prospects or results of operation of PSCo or SPS, respectively; (vi) PSCo and SPS shall have received letters from their independent public accountants that the Mergers will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations;
(vii) the applicable waiting periods under the HSR Act shall have expired or been terminated; (viii) the agreements and covenants required to be performed under the Merger Agreement shall have been performed in all material respects;
(ix) the representations and warranties set forth in the Merger Agreement shall be accurate in all material respects; (x) there shall not have been any material adverse effect on the business, operations, properties, assets, conditions (financial or otherwise), prospects or results of operations of the parties and their subsidiaries; (xi) material third party consents shall have been received; (xii) PSCo and SPS shall have received officers' certificates from each other stating that the conditions set forth in the Merger Agreement have been satisfied; (xiii) PSCo and SPS shall have received from their respective special tax counsel opinions to the effect that the Mergers will be treated as a non-taxable exchange described in Section 351 of the Code; (xiv) certain certificates of certain affiliates of PSCo and SPS shall have been received; (xv) with respect to PSCo, the fairness opinion from Barr Devlin shall not have been withdrawn, and, with respect to SPS, the fairness opinion from Dillon Read shall not have been withdrawn, in each case, under specified circumstances, and (xvi) the limitations on the number of dissenting shareholders set forth under "The Mergers--Dissenters' Rights" shall not have been exceeded. As defined in the Merger Agreement, a "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated by the Merger Agreement may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

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

BENEFIT PLANS

  Following the Effective Time, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of PSCo and SPS and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's right to enforce them in accordance with their terms (including any reserved right to amend, modify, suspend, revoke or terminate). In addition, each PSCo and SPS benefit plan shall be maintained in effect with respect to employees or former employees of PSCo, SPS and their subsidiaries who are covered by such plans immediately prior to the Effective Time, subject to the Company's right to amend, modify, suspend, revoke or terminate any such plan. Each participant in any such plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company for services credited for the corresponding purpose under any such plan; provided, however, that such crediting shall not operate to duplicate any benefit to any such participant or the funding of any such benefit.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the closing, whether before or after approval by the shareholders of PSCo or SPS: (a) by mutual written consent of the PSCo Board and the SPS Board; (b) by PSCo or SPS, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1996; provided, however, that such date shall automatically be extended to June 30, 1997, if on December 31, 1996 (i) the condition of obtaining the required statutory approvals described above in clause (v) under "--Conditions to the Mergers" has not been satisfied or waived, (ii) the other conditions to the consummation of the transactions contemplated by the Merger Agreement are then capable of being satisfied, and
(iii) any required statutory approvals which have not yet been obtained are being pursued with diligence; and provided, further, that the right to terminate the Merger Agreement under the provision described in this clause
(b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;
(c) by PSCo or SPS, by written notice to the other party, if any required shareholder approval shall not have been obtained at a duly held meeting of shareholders or at any adjournment or adjournments thereof; (d) by PSCo or SPS, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written, reasoned opinion of outside counsel for such party, of prohibiting either or both of the Mergers or causing a material adverse effect on either PSCo or SPS, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers or causing a material adverse effect on either PSCo or SPS, and such order, judgment or decree shall have become final and nonappealable; (e) by PSCo or SPS, upon two days' prior notice to the other if, as a result of a tender offer by a party other than PSCo or SPS, as the case may be, or any of its respective affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than PSCo or SPS, as the case may be, or any of their respective affiliates, the PSCo Board or the SPS Board, as the case may be, determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the PSCo Board or the SPS Board, as the case may be, shall have been advised in a written, reasoned opinion by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered in negotiations entered into pursuant to clause (ii), such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal and (ii) prior to any such termination, PSCo or SPS, as the case may be, shall and shall cause its respective financial and legal advisors to negotiate with the other to make such adjustments in the terms and conditions of the Merger Agreement as would enable PSCo or SPS, as the case may be, to proceed with the transactions contemplated therein; provided, further, that PSCo and SPS acknowledge and affirm that notwithstanding anything in the provisions described in this clause (e) to the contrary, PSCo and SPS intend the Merger Agreement to be an exclusive agreement and, accordingly, nothing in the Merger Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that PSCo and SPS expect to derive from the Mergers and other transactions contemplated thereby, or (f) by PSCo or SPS (the "Terminating Party"), by written notice to the other (the "Breaching Party"), if (i) there shall have been a breach of any representation or warranty of the Breaching Party made in the Merger Agreement which individually or in the aggregate would or would be reasonably likely to result in a material adverse effect on the Breaching Party, and such breach shall not have been remedied within 20 days after receipt by the Breaching Party of notice in writing from the Terminating Party specifying the nature of such breach and requesting that it be remedied, (ii) there shall have been a failure to perform or comply by the Breaching Party with the covenants described above under "--Certain Covenants" relating to dividends, issuances of securities or indebtedness or there shall have been a failure to perform or comply with, in all material respects, its other agreements and covenants under the Merger Agreement and such failure shall not have been remedied within 20 days after receipt by the Breaching Party of notice in writing specifying such failure and requesting that it be remedied or (iii) the Board of Directors of the Breaching Party (A) shall withdraw or modify in any manner adverse to the Terminating Party its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation to its shareholders regarding the approval of the Merger Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of the Terminating Party, (C) shall approve or recommend the acquisition by a third party of the Breaching Party or of a material portion of its assets or any tender offer for the capital stock of the Breaching Party or (D) shall resolve to take any of the actions specified in clauses (A), (B) or (C) above.

TERMINATION FEES

  If the Merger Agreement is terminated pursuant to the provision described above in clause (f)(i) under "--Termination" ("clause (f)(i)"), pursuant to the provision described above in clause (f)(ii) under "--Termination" ("clause
(f)(ii)") or pursuant to the provision described above in clause (f) (iii) under "--Termination" ("clause (f)(iii)"), then the Breaching Party receiving the notice pursuant to clause (f)(i), clause (f)(ii) or clause (f)(iii) shall promptly (but not later than five business days after notice of the amount due is received) pay to the Terminating Party an amount equal to all documented out-of-pocket expenses and fees incurred by the Terminating Party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the transactions contemplated by the Merger Agreement) not to exceed $10 million in the aggregate ("Out-of-Pocket Expenses"); provided, however, that if the Merger Agreement is terminated as a result of willful breach or failure to perform or comply with any agreements and covenants therein, the Breaching Party shall promptly (but not later than five business days after receipt of notice from the Terminating Party of the amount due) pay to the Terminating Party an additional $35 million in the form described below.

  If the Merger Agreement is terminated by any party pursuant to the provision described above in clause (e) under "--Termination," and within one year of such termination the party receiving the proposal (or an affiliate) enters into an agreement to consummate a Business Combination with the third party that made such proposal (or with a subsidiary or affiliate thereof), then such party receiving the proposal shall promptly (but not later than five business days after receipt of notice from the non-terminating party), but prior to entering into such agreement with the third party, pay to the non-terminating party Out-of-Pocket Expenses plus $35 million in the form described below.

  If the Merger Agreement is terminated by (i) either party pursuant to clause
(f)(i), clause (f)(ii), clause (f)(iii), the provision described above in clause (b) under "--Termination," the provision described above in clause (d) under "--Termination," or as a result of a party's failure to take specified action with respect to obtaining approval of the Merger Agreement from its shareholders and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party (the "Target Party") or its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party, then the Target Party shall promptly (but not later than five business days after receipt of notice of the amount due

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

from the other party) pay to the other party a termination fee equal to $35 million plus Out-of-Pocket Expenses in the form described below.

  If a termination fee is payable pursuant to the provisions described in the three immediately preceding paragraphs, and if any Business Combination involving the Target Party or any affiliate thereof is accepted within one year of the termination of the Merger Agreement and is consummated within two and one-half years from the date of the acceptance of such Business Combination, then the Target Party shall pay to the other party an additional $25 million in the form described below.

  All payments made pursuant to the termination provisions of the Merger Agreement other than payments for Out-of-Pocket Expenses shall be payable in shares of the payor's common stock, the aggregate fair market value of which shall equal the amount due; provided, however, that if such stock, in the opinion of payor's counsel, cannot be legally and validly issued within six months from the date of the receipt of the notice of the amount due from the payee, such payments shall be made in cash.

  The holder of any stock issued pursuant to the termination provisions of the Merger Agreement shall have registration rights during the three-year period from the date of issuance; provided that (i) only one such registration shall be at the expense of the issuer, (ii) such shares are not immediately saleable in the open market at the time in the opinion of counsel for the holder pursuant to an exception under the Securities Act in the manner specified in the Merger Agreement, (iii) the Board of the issuing party has not determined, in its good faith judgment, that such registration and sale would materially interfere with any material transaction then under consideration and (iv) the issuer may delay any request for registration for up to 120 days under the conditions specified in the Merger Agreement.

  In the Merger Agreement, the parties thereto agree that the agreements described under this section entitled "Termination Fees" are an integral part of the transactions contemplated by the Merger Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any fees due thereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America National Trust and Savings Association from the date such fees are required to be paid.

  In the event that termination fees are payable pursuant to the termination provisions contained in the Merger Agreement, the aggregate amount payable to either PSCo or SPS and each of their respective affiliates shall not exceed $60 million (excluding Out-of-Pocket Expenses).

EXPENSES

  Except as set forth above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the expenses in connection with printing and filing of this Joint Proxy Statement/Prospectus will be shared equally by PSCo and SPS.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the respective Boards of Directors of the parties thereto, at any time before or after the approval thereof by the shareholders of PSCo or SPS and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceeds of the conversion of such shares or (ii) alter or change any of the terms or conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of PSCo Common Stock or SPS Common Stock, without the further approval of such shareholders. At any time prior to the Effective Time, the parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and waive compliance with any agreements or conditions contained in the Merger Agreement.

                   DESCRIPTION OF THE COMPANY CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company, as of the Effective Time of the Mergers, will consist of 260,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share. The description of the material aspects of the Company capital stock set forth herein is qualified by reference to the Company Charter and the Company Bylaws, attached hereto as Annexes VIII and IX, respectively, as well as by applicable statutory or other law.

COMPANY PREFERRED STOCK

  Although the Company Charter authorizes the issuance of preferred stock, the Company has no present plans to issue any preferred stock and there will not be any preferred stock outstanding at the Effective Time of the Mergers. Subject to any approval of the SEC which may be required under the 1935 Act, the Company Board is authorized to divide any preferred stock issued by the Company into series and, within the limitations set forth in the Company Charter or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Such rights and preferences include the maximum number of shares in a series, preferences as to dividends and upon liquidation, dividend rate or rates, redemption prices and terms, sinking fund provisions, if any, conversion rights, voting rights, restrictions on the creation of indebtedness of the Company or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series and any other rights or preferences as to which the Delaware Act permits variations between different series of preferred stock.

COMPANY COMMON STOCK

  Voting: Each holder of Company Common Stock will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to the rights, if any, of holders of any preferred stock of the Company to vote on a matter as a class or series. The holders of Company Common Stock will not be entitled to cumulative votes for the election of directors.

  Dividends: The holders of Company Common Stock will be entitled to receive such dividends as the Company Board may from time to time declare, subject to any rights of holders of any preferred stock of the Company. The Company's ability to pay dividends will depend primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. Financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Such charter provisions include the provisions in the Restated Articles of Incorporation of PSCo, as amended (the "PSCo Articles") which preclude the payment of dividends on PSCo Common Stock if there are any arrearages in payment of dividends on PSCo Preferred Stock and the provisions in the current SPS Articles which preclude (and the terms of any New SPS Preferred Stock which may preclude) the payment of dividends on SPS Common Stock if there are any arrearages in payment of dividends on SPS Preferred Stock. Under the 1935 Act, the SEC has the power to preclude the payment of dividends by PSCo and SPS to the Company or to preclude the payment of dividends by the Company under certain circumstances.

  Liquidation: In the event of any liquidation, dissolution or winding up of the Company, the holders of Company Common Stock will be entitled to receive the net balance of any remaining assets of the Company, subject to any rights of holders of any preferred stock of the Company.

  Preemptive Rights: Holders of Company Common Stock and preferred stock will not be entitled, as a matter of right, to subscribe for or purchase or receive any new or additional issue of capital stock of the Company or securities convertible into capital stock of the Company.

ANTI-TAKEOVER PROVISIONS

  The Company Charter and the Company Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of capital stock of the Company or of delaying or preventing a change in control of the Company. In particular, the Company Charter contains provisions prohibiting the Company from entering into certain business transactions with interested persons (defined as ten percent shareholders) unless such transactions are approved by the affirmative vote of not less than two-thirds of the votes entitled to be cast by shareholders, excluding shares held by such interested person. These provisions would apply to certain mergers, asset sales, the issuance or reclassification of shares, loans or advances, the purchase of capital stock of the Company and other transactions involving the Company and an interested person. Shareholder approval is not required for business transactions with interested persons if (i) the business transaction was approved by a majority of the Company Board prior to such interested person first becoming an interested person or (ii) prior to such interested person first becoming an interested person, a majority of the Company Board approved such interested person becoming an interested person, and subsequently, a majority of the Company Board not affiliated with the interested person approves the business transaction.

  Other material provisions which may have the effect of discouraging persons from acquiring large blocks of capital stock of the Company are: (i) provisions providing that the Company Board will be divided into three classes of directors with the term of only the directors in one class expiring each year and permitting removal of directors only for cause and only at a special meeting of shareholders called for that purpose, with the shares entitled to vote excluding shares held by an interested person if the interested person proposed the removal, (ii) authorization for the Company Board to issue preferred stock in series and to fix rights and preferences of the series,
(iii) provisions limiting the right to call a special meeting of shareholders to the Company Board and limiting the business at a special meeting of shareholders to proposals brought before the meeting by the Company Board,
(iv) advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Company Board, (v) a provision requiring action by shareholders only at a meeting and (vi) provisions permitting amendment of certain provisions contained in the Company Charter only by the vote of at least 80 percent of shareholders entitled to vote.

  In addition, the Delaware Act contains business combination and supermajority voting provisions which would be applicable to certain mergers, share exchanges, asset sales and other transactions involving the Company or a subsidiary of the Company and a significant shareholder. These provisions could have the effect of substantially increasing the cost of an acquisition to an acquiror and thereby discouraging any such transaction.

        COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS

PSCO

  If the PSCo Merger is consummated, the holders of PSCo Common Stock will become holders of Company Common Stock, and their rights will be governed by the Company Charter, the Company Bylaws, and the Delaware Act. The material differences between the rights of shareholders of the Company and the holders of PSCo Common Stock are set forth below. This summary of the material differences between rights of shareholders does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the Company Charter and the Company Bylaws attached as Annexes VIII and IX, respectively. See also "Available Information."

  Voting Power. If the PSCo Merger is approved, based on the number of shares outstanding as of December 1, 1995, holders of PSCo Common Stock would hold approximately 63.3 million shares of the approximately 102.2 million aggregate number of shares of Company Common Stock to be outstanding at the Effective Time of the Mergers. Following the Mergers, PSCo shareholders will therefore not possess the same relative voting power on matters put to a vote to the shareholders of the Company as they possessed prior to the PSCo Merger. Neither the Company Charter nor the PSCo Articles permit cumulative voting in the election of directors.

  Capitalization. The Company Charter authorizes the issuance of up to 260,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock of the Company. The Company Board is authorized to issue preferred stock in series and to determine the relative rights and preferences of the shares of any series of preferred stock, which may rank prior to shares of Company Common Stock for the payment of dividends or upon the dissolution, liquidation, or winding up of the Company.

  Special Shareholder Meetings, Shareholder Action Without a Meeting. The PSCo Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board or the President of PSCo, by a majority of the PSCo Board, or by the holders of not less than ten percent of all the outstanding shares of PSCo capital stock entitled to vote at the meeting. The Company Charter provides that special meetings of its shareholders may be called only by the Chairman of the Board or by a majority of the Company Board and may not be called by shareholders.

  Both the Colorado Act and the Delaware Act permit actions which could be taken at a shareholders' meeting to be taken by written action of the shareholders unless the corporation's charter or bylaws require that a meeting be held. The PSCo Articles and the PSCo Bylaws do not restrict the ability of PSCo shareholders to act without a meeting. The Company Charter requires shareholders to act at a meeting.

  Board of Directors. The PSCo Articles provide for a Board of Directors consisting of not less than 13 nor more than 17 members, as determined from time to time by the PSCo Board. The PSCo Articles and the PSCo Bylaws do not provide for staggered terms of directors.

  The Company Charter provides for a board of 14 directors divided into three classes (designated Class I, Class II, and Class III) to provide for staggered terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The terms of the initial Class I directors will expire on the date of the first annual meeting following the Effective Time of the Mergers, the terms of the initial Class II directors will expire on the date of the second annual meeting following the Effective Time of the Mergers, and the terms of the initial Class III directors will expire on the date of the third annual meeting following the Effective Time of the Mergers, and thereafter, the directors in each class will be elected for a term of three years. The Company Charter and the Company Bylaws provide that the Company Board may increase or decrease the number of Company directors, with any change in the number of directors during the first four and one-half years following the Effective Time of the Mergers requiring the vote of two-thirds of the directors then in office.

  Removal of Directors. The Colorado Act provides for the removal of directors, with or without cause, if the number of votes cast at a shareholder meeting at which a quorum is present in favor of removal exceeds the number of votes cast against removal. The PSCo Articles and the PSCo Bylaws provide that the issue of removal of directors may be brought before the shareholders at the annual meeting or any special meeting of the PSCo shareholders.

  The Delaware Act provides that unless a corporation's certificate of incorporation otherwise provides, directors with staggered terms may be removed only for cause and requires that the removal of directors be approved by a majority vote of the shares then entitled to vote at an election of directors. The Company Charter provides that a member of the Company Board may be removed only for cause and only at a special meeting of shareholders called for that purpose. The Company Charter further provides that if the proposal to remove a director is made by an interested person (defined as certain ten percent shareholders), removal of a director requires the affirmative vote of not less than a majority of the shares entitled to vote at the meeting, excluding shares held by the interested person.

  Shareholder Proposals, Nomination of Directors by Shareholders. The Company Charter provides that any shareholder proposal brought before the Company's annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of the Company's first annual meeting after the Effective Time, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the date on which notice of the date of the annual meeting was given. The PSCo Articles and the PSCo Bylaws contain no similar provision. The Company Charter also provides that no business may be brought before a special meeting by shareholders.

  The PSCo Bylaws allow shareholders to nominate candidates for positions on the PSCo Board from the floor at any shareholder meeting at which directors are to be elected. The Company Charter requires that shareholder nominations be in writing and be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of the Company's first annual meeting after the Effective Time, the nomination must be received not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the date on which notice of the date of the annual meeting was given.

  Mergers. The Colorado Act requires the vote of two-thirds of the shareholders of a corporation such as PSCo which was incorporated prior to July 1, 1994 to approve a merger or share exchange involving the corporation. The Delaware Act provides that a merger or consolidation may be approved by a majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation's charter. Under the Company Charter, the vote of a majority of the Company's shareholders is sufficient to approve a merger or consolidation except for certain business transactions with interested shareholders which require the vote of holders of two-thirds of the Company's shares, excluding shares of the interested shareholder.

  Inspection Rights. The Colorado Act provides that most corporate records may be inspected by any shareholder, but that the record of shareholders may be inspected only by 5% shareholders and only if the demand for inspection is made in good faith and for a proper purpose. When a shareholder list is prepared after fixing a record date for a shareholders' meeting, however, any shareholder may inspect the list beginning the earlier of ten days before the meeting or two business days after notice of the meeting is given. The Delaware Act provides that any shareholder may inspect or copy any corporate records if the demand for inspection is made for a proper purpose.

  Dividends and Repurchases of Stock. Under the Colorado Act and subject to any restrictions in its articles of incorporation, a corporation generally may declare and pay dividends and redeem or repurchase shares of its common stock unless, after giving effect to such dividend or repurchase, the corporation is unable to pay its debts as they become due in the ordinary course of business or the corporation's assets are less than the sum of its total liabilities plus the amount needed if the corporation were to be dissolved at the time of the dividend or repurchase to satisfy the preferential rights of preferred shareholders. Under the Delaware Act, the payment of dividends and the repurchase of the corporation's stock are generally permissible if the actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's certificate of incorporation.

  Certain Business Combinations and Share Purchases. The Company Charter prohibits the Company from entering into certain business transactions with interested persons (defined as ten percent shareholders) unless such transactions are approved by the affirmative vote of not less than two-thirds of the votes entitled to be cast by shareholders, excluding shares held by the interested person. These provisions would apply to certain mergers or asset sales, the issuance or reclassification of shares, certain loans or advances, and the purchase of capital stock of the Company and certain other transactions involving the Company and an interested person. Shareholder approval is not required for business transactions with interested persons if
(i) the business transaction was approved by a majority of the Company Board prior to such interested person first becoming an interested person or (ii) prior to such interested person first becoming an interested person, a majority of the Company Board approved such interested person becoming an interested person, and subsequently, a majority of the Company Board not affiliated with the interested person approves the business transaction. The PSCo Articles contain no similar provisions.

  Under Section 203 of the Delaware Act, a corporation such as the Company may not engage in any business combination (defined to include mergers, share exchanges, and asset sales) with any interested shareholder (defined as a 15 percent shareholder) for a period of three years following the date that such shareholder became an interested shareholder, unless (i) the board of directors of the corporation approved the transaction in which the shareholder became an interested shareholder, (ii) upon consummation of the transaction by which the shareholder became an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation, or (iii) the business combination is approved by both the board of directors of the corporation and the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder. The Colorado Act has no similar provision.

  Amendment to Articles of Incorporation. The Colorado Act requires a two-thirds vote to amend the articles of incorporation of a corporation such as PSCo which was incorporated prior to July 1, 1994. The Delaware Act provides that the certificate of incorporation of a corporation may be amended upon an affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, unless the corporation's charter requires a larger percentage. Although the Company Charter provides generally that amendments to the Company Charter may be approved by a majority vote of the Company's shareholders, an 80 percent majority is required for (i) amendments to the provisions authorizing the Company Board to issue and fix the rights of preferred stock; (ii) amendments to the provision limiting business transactions with interested persons; (iii) amendments which make the business combination restrictions of Section 203 of the Delaware Act inapplicable to the Company; (iv) amendments to the provisions dividing the Company Board into classes or providing that directors may be removed only for cause; (v) amendments to the provisions limiting who may call special shareholders meetings, and the ability of shareholders to act without a meeting and providing time requirements for the submission of shareholders' proposals, and
(vi) amendments which modify these supermajority voting requirements.

  Exculpation and Indemnification of Directors. The PSCo Articles provide that, to the fullest extent permitted by the Colorado Act, directors of PSCo shall not be liable to PSCo or its shareholders for breach of fiduciary duty as directors. The Company Charter contains similar provisions and also provides that the Company shall indemnify directors or officers of the Company under certain circumstances and may, under certain circumstances at the discretion of the Company Board, indemnify employees or agents of the Company.

  Common Stock Purchase Rights. PSCo is a party to the PSCo Rights Agreement, pursuant to which PSCo Common Stock trades with the PSCo Rights. The PSCo Rights, which cannot be traded separately from PSCo Common Stock, become exercisable upon the occurrence of certain triggering events, including the acquisition by a person or group of beneficial ownership of 20 percent or more of PSCo Common Stock. The PSCo Rights could have the effect of delaying, deferring or preventing a takeover or change of control of PSCo under certain circumstances. The PSCo Rights Agreement was amended to provide that none of the transactions contemplated by the Merger Agreement shall be a triggering event. The Company is not a party to a rights agreement at this time.

SPS

  If the SPS Merger is consummated, the holders of SPS Common Stock will become holders of Company Common Stock, and their rights will be governed by the Company Charter, the Company Bylaws, and the Delaware Act. The material differences between the rights of shareholders of the Company and the holders of SPS Common Stock are set forth below. This summary of the material differences between rights of shareholders does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the Company Charter and the Company Bylaws attached as Annexes VIII and IX, respectively. See also "Available Information."

  Voting Power. If the SPS Merger is approved, based on the number of shares outstanding on December 1, 1995, holders of SPS Common Stock will hold approximately 38.9 million shares of the approximately 102.2 million aggregate number of shares of Company Common Stock to be outstanding at the Effective Time of the Mergers. Following the Mergers, SPS shareholders will therefore not possess the same relative voting power as shareholders of the Company as they possessed before the SPS Merger. Neither the Company Charter nor the SPS Articles permit cumulative voting in the election of directors.

  Capitalization. The Company Charter authorizes the issuance of up to 260,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock of the Company. The Company Board is authorized to issue preferred stock in series and to determine the relative rights and preferences of the shares of any series of preferred stock, which may rank prior to shares of Company Common Stock for the payment of dividends or upon the dissolution, liquidation, or winding up of the Company.

  Special Shareholder Meetings, Shareholder Action Without a Meeting. The SPS Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board or the President of SPS, by a majority of the SPS Board, or by any person or persons authorized by the New Mexico Act. The New Mexico Act provides that special meetings of shareholders may be called by the holders of not less than ten percent of all the outstanding shares of SPS capital stock entitled to vote at the meeting. The Company Charter provides that special meetings of its shareholders may be called only by the Chairman of the Board or by a majority of the Company Board and may not be called by shareholders.

  Under the New Mexico Act, any action to be taken by shareholders may be taken without a meeting only if all shareholders entitled to vote on the matter consent to the action in writing, and a corporation may not provide otherwise in its charter or bylaws. The Delaware Act permits actions which could be taken at a shareholders meeting to be taken by written action of the shareholders unless the corporation's charter or bylaws require that a meeting be held. The Company Charter requires shareholders to act at a meeting.

  Board of Directors. The SPS Board is divided into three classes to provide for staggered terms. At each Annual Meeting of Shareholders, the directors constituting one class are elected for a three-year term. The SPS Articles provide that the number of directors shall not be less than nine nor more than fifteen and shall be divided into three classes as nearly equal in number as the then whole authorized number of directors permits. The SPS Bylaws provide that the number of directors shall be established by resolution of the SPS Board within the limitations stated in the SPS Articles.

  The Company Charter provides for a board of 14 directors divided into three classes (designated Class I, Class II, and Class III) to provide for staggered terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The terms of the initial Class I directors will expire on the date of the first annual meeting following the Effective Time of the Mergers, the terms of the initial Class II directors will expire on the date of the second annual meeting following the Effective Time of the Mergers, and the terms of the initial Class III directors will expire on the date of the third annual meeting following the Effective Time of the Mergers, and thereafter, the directors in each class will be elected for a term of three years. The Company Charter and the Company Bylaws provide that the Company Board may increase or decrease the number of Company directors, with any change in the number of directors during the first four and one-half years following the Effective Time of the Mergers requiring the vote of two-thirds of the directors then in office.

  Removal of Directors. The New Mexico Act provides for the removal of directors, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

  The Delaware Act provides that unless a corporation's certificate of incorporation otherwise provides, directors with staggered terms may be removed only for cause and requires that the removal of directors be approved by a majority vote of the shares then entitled to vote at an election of directors. The Company Charter provides that a member of the Company Board may be removed only for cause and only at a special meeting of shareholders called for that purpose. The Company Charter further provides that if the proposal to remove a director is made by an interested person (defined as certain ten percent shareholders), removal of a director requires the affirmative vote of not less than a majority of the shares entitled to vote at the meeting, excluding shares held by the interested person.

  Shareholder Proposals, Nomination of Directors by Shareholders. The SPS Articles provide that shareholder nominations for the SPS Board and any shareholder proposals must be received not less than 35 days nor more than 50 days before SPS's annual meeting; provided, however, if less than 45 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.

  The Company Charter provides that shareholder nominations for the Company Board and any shareholder proposal brought before the Company's annual meeting must be received by the Company not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of the Company's first annual meeting after the Effective Time, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the date on which notice of the date of the annual meeting was given. The Company Charter also provides that no business may be brought before a special meeting by shareholders.

  Mergers. The New Mexico Act requires the vote of two-thirds of the shareholders of a corporation such as SPS which was incorporated before 1983 to approve a merger or consolidation involving the corporation unless that corporation, by amendment to its articles of incorporation, chooses to reduce the vote to a majority. SPS has opted not to reduce the required vote to a majority. The Delaware Act provides that a merger or consolidation may be approved by a majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation's charter. Under the Company Charter, the vote of a majority of the Company's shareholders is sufficient to approve a merger or consolidation except for certain business transactions with interested shareholders which require the vote of holders of two-thirds of the Company's shares, excluding shares of the interested shareholder.

  Inspection Rights. Under the New Mexico Act, shareholders who have held shares of a corporation's stock of record for at least six months or who hold of record at least five percent of all the outstanding shares of a corporation, upon written demand stating the purpose thereof, have the right for any proper purpose to inspect and make extracts from a corporation's books and records of account, minutes of the proceedings of its shareholders and board of directors, stock ledger, and shareholder list. Under the Delaware Act, any shareholder shall, upon written demand, have the right to inspect for any proper purpose the corporation's stock ledger, list of its shareholders, and other books and records, and to make copies or extracts therefrom.

  Dividends and Repurchases of Stock. Under the New Mexico Act and subject to any restrictions in its articles of incorporation, a corporation generally may declare and pay dividends and redeem or repurchase shares of its stock unless, after giving effect to the dividend or repurchase, the corporation would be unable to pay its debts as they become due or the total assets of the corporation would be less than the sum of its total liabilities and the maximum amount then needed to satisfy shareholders having preferential rights in liquidation. Under the Delaware Act, the payment of dividends and the repurchase of the corporation's stock are generally permissible if the actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's certificate of incorporation.

  Certain Business Combinations and Share Purchases. The Company Charter prohibits the Company from entering into certain business transactions with interested persons (defined as ten percent shareholders) unless such transactions are approved by the affirmative vote of not less than two-thirds of the votes entitled to be cast by shareholders, excluding shares held by the interested person. These provisions would apply to certain mergers or asset sales, the issuance or reclassification of shares, certain loans or advances, and the purchase of capital stock of the Company and certain other transactions involving the Company and an interested person. Shareholder approval is not required for business transactions with interested persons if
(i) the business transaction was approved by a majority of the Company Board prior to such interested person first becoming an interested person or (ii) prior to such interested person first becoming an interested person, a majority of the Company Board approved such interested person becoming an interested person, and subsequently, a majority of the Company Board not affiliated with the interested person approves the business transaction. The SPS Articles contain no similar provisions.

  Under Section 203 of the Delaware Act, a corporation such as the Company may not engage in any business combination (defined to include mergers, share exchanges, and asset sales) with any interested shareholder (defined as a 15 percent shareholder) for a period of three years following the date that such shareholder became an interested shareholder, unless (i) the board of directors of the corporation approved the transaction in which the shareholder became an interested shareholder; (ii) upon consummation of the transaction by which the shareholder became an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation, or (iii) the business combination is approved by both the board of directors of the corporation and the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder. The New Mexico Act has no similar provision.

  Amendment to Articles of Incorporation. The New Mexico Act requires a two-thirds vote to amend the articles of incorporation of a corporation such as SPS which was incorporated before 1983, unless that corporation, by amendment to its articles of incorporation, chooses to reduce the vote to a majority. In 1988, the SPS Articles were amended to reduce the vote to a majority except with respect to amendments to the provisions of the SPS Articles relating to the classification of the SPS Board of Directors, filling vacancies on the SPS Board, limitations on the personal liability of directors to SPS or its shareholders, requiring advance notice of a shareholder's nominating directors or proposing business at shareholder meetings, which require the approval of holders of two-thirds of the SPS Common Stock. The Delaware Act provides that the certificate of incorporation of a corporation may be amended upon an affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, unless the corporation's charter requires a larger percentage. Although the Company Charter provides generally that amendments to the Company Charter may be approved by a majority vote of the Company's shareholders, an 80 percent majority is required for: (i) amendments to the provisions authorizing the Company Board to issue and fix the rights of preferred stock; (ii) amendments to the provision limiting business transactions with interested persons; (iii) amendments which make the business combination restrictions of Section 203 of the Delaware Act inapplicable to the Company; (iv) amendments to the provisions dividing the Company Board into classes or providing that directors may be removed only for cause; (v) amendments to the provisions limiting who may call special shareholders meetings, and the ability of shareholders to act without a meeting and providing time requirements for the submission of shareholders' proposals, and
(vi) amendments which modify these supermajority voting requirements.

  Exculpation and Indemnification of Directors. The SPS Articles provide that a director of SPS shall not be personally liable to SPS or to its shareholders for monetary damages for a breach of fiduciary duty as a director unless (i) he or she has breached or failed to perform the duties of his or her office in accordance with the New Mexico Act as it existed on January 13, 1988, and (ii) the breach or failure to perform constitutes negligence, willful misconduct, or recklessness. The SPS Bylaws contain similar provisions and also provide that SPS shall indemnify directors and officers of SPS under certain circumstances and may, under certain circumstances at the discretion of the SPS Board, indemnify employees or agents of SPS. SPS has entered into contracts with its officers and directors with respect to indemnification and the advancement of expenses and in this connection has obtained a letter of credit to secure its obligation to SPS's directors. Likewise, the Company Charter contains similar provisions and also provides that the Company shall indemnify directors or officers of the Company under certain circumstances and may, under certain circumstances at the discretion of the Company Board, indemnify employees or agents of the Company.

  Common Stock Purchase Rights. SPS is a party to the SPS Rights Agreement, pursuant to which SPS Common Stock trades with the SPS Rights. The SPS Rights, which cannot be traded separately from SPS Common Stock, become exercisable upon the occurrence of certain triggering events, including the accumulation by a person or group of ten percent or more of SPS Common Stock. Upon the occurrence of a merger or other business combination in which the interests of the holders of SPS Common Stock are changed, holders of the rights, other than the "acquiring person," will be entitled to purchase SPS Common Stock or stock of the "acquiring person," at half its market value. In addition, any time after a person or group acquires ten percent or more of outstanding shares of SPS Common Stock, the SPS Board may, at its option, exchange part or all of the rights (other than rights held by the "acquiring person") for SPS Common Stock on a one-for-one basis. The SPS Rights could have the effect of delaying, deferring, or preventing a takeover or change of control of SPS under certain circumstances. The SPS Rights Agreement was amended to provide that none of the transactions contemplated by the Merger Agreement shall be a triggering event. The Company is not a party to a rights agreement at this time.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information combines the historical consolidated balance sheets and statements of income of PSCo and SPS to give effect to the Mergers. The unaudited pro forma combined balance sheet at September 30, 1995 gives effect to the Mergers as if they had occurred at September 30, 1995. The unaudited pro forma combined statements of income for each of the three years ended December 31, 1994 and the nine months ended September 30, 1995, give effect to the Mergers as if they had occurred on January 1, 1992. These statements are prepared on the basis of accounting as required under a pooling of interests in addition to the assumptions set forth in the notes thereto and does not reflect any cost savings or other synergies anticipated by management as a result of the Mergers.

  The following unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of PSCo and SPS, incorporated by reference herein. See "Available Information" and "Incorporation by Reference." The following information is not necessarily indicative of financial position or operating results that would have occurred had the Mergers been consummated on the date, or at the beginning of the periods, for which the Mergers are being given effect, nor is it necessarily indicative of future operating results or financial position.

                           NEW CENTURY ENERGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)

                             AT SEPTEMBER 30, 1995

                                     ASSETS

                                                                        PRO
                                                  PSCO       SPS       FORMA
                                               ---------- ---------- ----------
Property, plant and equipment, at cost:
  Electric.................................... $3,780,902 $2,400,496 $6,181,398
  Gas.........................................    909,840        --     909,840
  Steam.......................................     17,578        --      17,578
  Other.......................................     71,073     39,203    110,276
  Common to all departments...................    381,057        --     381,057
  Construction work in progress...............    195,149     37,939    233,088
                                               ---------- ---------- ----------
                                                5,355,599  2,477,638  7,833,237
  Less: accumulated depreciation..............  1,952,296    871,059  2,823,355
                                               ---------- ---------- ----------
    Total property, plant and equipment.......  3,403,303  1,606,579  5,009,882
Investments, at cost..........................     20,287     40,427     60,714
                                               ---------- ---------- ----------
Current assets:
  Cash and temporary cash investments.........      6,287     15,172     21,459
  Accounts receivable--net....................    135,459     67,988    203,447
  Accrued unbilled revenues...................     83,870     18,245    102,115
  Materials and supplies, at average cost.....     59,417     21,200     80,617
  Fuel inventory, at average cost.............     34,486      2,314     36,800
  Gas in underground storage, at cost (LIFO)..     44,483        --      44,483
  Current portion of accumulated deferred
   income taxes...............................     38,118      2,940     41,058
  Regulatory assets recoverable within one
   year.......................................     39,708        --      39,708
  Prepaid expenses and other..................     14,531      7,379     21,910
                                               ---------- ---------- ----------
    Total current assets......................    456,359    135,238    591,597
Deferred charges:
  Regulatory assets...........................    326,381     96,098    422,479
  Unamortized debt expense....................     10,477      5,529     16,006
  Other.......................................     50,362     21,034     71,396
                                               ---------- ---------- ----------
    Total deferred charges....................    387,220    122,661    509,881
                                               ---------- ---------- ----------
                                               $4,267,169 $1,904,905 $6,172,074
                                               ========== ========== ==========


    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)

                             AT SEPTEMBER 30, 1995

                            CAPITAL AND LIABILITIES

                                                                        PRO
                                                  PSCO       SPS       FORMA
                                               ---------- ---------- ----------
Common stock (2).............................. $  315,784 $   40,918 $  102,029
Paid-in capital (2)...........................    674,453    306,377  1,235,503
Retained earnings (6).........................    330,656    381,126    695,173
                                               ---------- ---------- ----------
    Total common equity.......................  1,320,893    728,421  2,032,705
Preferred stock:
  Not subject to mandatory redemption.........    140,008     72,680    212,688
  Subject to mandatory redemption.............     41,289        --      41,289
Long-term debt................................  1,080,442    581,370  1,661,812
                                               ---------- ---------- ----------
                                                2,582,632  1,382,471  3,948,494
Noncurrent liabilities:
  Defueling and decommissioning liability.....     23,934        --      23,934
  Employees' postretirement benefits other
   than pensions..............................     48,838      2,678     51,516
  Employees' postemployment benefits..........     20,975      3,095     24,070
                                               ---------- ---------- ----------
Total noncurrent liabilities..................     93,747      5,773     99,520
Current liabilities:
  Notes payable and commercial paper..........    315,200     10,939    326,139
  Long-term debt due within one year..........     83,287        266     83,553
  Preferred stock subject to mandatory
   redemption within one year.................      2,576        --       2,576
  Accounts payable............................    129,049      9,807    138,856
  Dividends payable...........................     35,211        813     36,024
  Recovered purchased gas and electric energy
   costs--net.................................     15,719      5,282     21,001
  Gas refund liability........................     80,249        --      80,249
  Customers' deposits.........................     17,585      6,379     23,964
  Accrued taxes (6)...........................     50,206     45,969     96,426
  Accrued interest............................     21,613     10,683     32,296
  Current portion of defueling and
   decommissioning liability..................     31,571        --      31,571
  Merger costs (6)............................        --         --      16,358
  Other.......................................     46,870     62,171    109,041
                                               ---------- ---------- ----------
   Total current liabilities..................    829,136    152,309    998,054
Deferred credits:
  Customers' advances for construction........    109,834        335    110,169
  Unamortized investment tax credits..........    114,801      6,032    120,833
  Accumulated deferred income taxes...........    506,683    345,522    852,205
  Other.......................................     30,336     12,463     42,799
                                               ---------- ---------- ----------
   Total deferred credits.....................    761,654    364,352  1,126,006
                                               ---------- ---------- ----------
                                               $4,267,169 $1,904,905 $6,172,074
                                               ========== ========== ==========


    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                      PRO
                                                PSCO       SPS       FORMA
                                             ----------  --------  ----------
Operating revenues:
  Electric.................................. $1,086,340  $654,981  $1,741,321
  Gas.......................................    474,815       --      474,815
  Other.....................................     26,593       --       26,593
                                             ----------  --------  ----------
                                              1,587,748   654,981   2,242,729
Operating expenses:
  Fuel used in generation...................    137,890   288,971     426,861
  Purchased power...........................    363,095     4,044     367,139
  Gas purchased for resale..................    307,518       --      307,518
  Other operating expenses..................    260,729    83,247     343,976
  Maintenance...............................     46,969    21,798      68,767
  Depreciation and amortization.............    105,635    46,143     151,778
  Taxes (other than income taxes)...........     64,964    32,675      97,639
  Income taxes..............................     65,556    55,481     121,037
                                             ----------  --------  ----------
                                              1,352,356   532,359   1,884,715
                                             ----------  --------  ----------
Operating income............................    235,392   122,622     358,014
Other income and deductions:
  Allowance for equity funds used during
   construction.............................      2,810       185       2,995
  Miscellaneous income and deductions--net..     (3,313)    9,296       5,983
                                             ----------  --------  ----------
                                                   (503)    9,481       8,978
Interest charges and preferred dividends:
  Interest on long-term debt................     64,210    31,606      95,816
  Amortization of debt discount and expense
   less premium.............................      2,413     1,536       3,949
  Other interest............................     43,023     1,216      44,239
  Allowance for borrowed funds used during
   construction.............................     (2,475)   (2,117)     (4,592)
  Dividend requirements on preferred stock
   of PSCo and SPS..........................        --        --       12,650
                                             ----------  --------  ----------
                                                107,171    32,241     152,062
                                             ----------  --------  ----------
Net income..................................    127,718    99,862     214,930
Dividend requirements on preferred stock of
 PSCo and SPS...............................      8,992     3,658         --
                                             ----------  --------  ----------
Earnings available for common stock......... $  118,726  $ 96,204  $  214,930
                                             ==========  ========  ==========
Weighted average common shares outstanding
 (2)........................................     62,812    40,918     101,684
                                             ==========  ========  ==========
Earnings per weighted average share of
 common stock outstanding................... $     1.89  $   2.35  $     2.11
                                             ==========  ========  ==========

    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                      PRO
                                                PSCO       SPS       FORMA
                                             ----------  --------  ----------
Operating revenues:
  Electric.................................. $1,399,836  $824,008  $2,223,844
  Gas.......................................    624,922       --      624,922
  Other.....................................     32,626       --       32,626
                                             ----------  --------  ----------
                                              2,057,384   824,008   2,881,392
Operating expenses:
  Fuel used in generation...................    198,118   386,796     584,914
  Purchased power...........................    437,087     4,401     441,488
  Gas purchased for resale..................    397,877       --      397,877
  Other operating expenses..................    369,094   107,130     476,224
  Maintenance...............................     67,097    30,245      97,342
  Defueling and decommissioning.............     43,376       --       43,376
  Depreciation and amortization.............    139,035    59,759     198,794
  Taxes (other than income taxes)...........     86,408    42,510     128,918
  Income taxes..............................     48,500    57,126     105,626
                                             ----------  --------  ----------
                                              1,786,592   687,967   2,474,559
                                             ----------  --------  ----------
Operating income............................    270,792   136,041     406,833
Other income and deductions:
  Allowance for equity funds used during
   construction.............................      3,140       179       3,319
  Gain on sale of WestGas Gathering, Inc....     34,485       --       34,485
  Miscellaneous income and deductions--net..     (6,014)    1,867      (4,147)
                                             ----------  --------  ----------
                                                 31,611     2,046      33,657
Interest charges and preferred dividends:
  Interest on long-term debt................     89,005    37,710     126,715
  Amortization of debt discount and expense
   less premium.............................      3,126     2,020       5,146
  Other interest............................     44,021     2,028      46,049
  Allowance for borrowed funds used during
   construction.............................     (4,018)   (1,303)     (5,321)
  Dividend requirements on preferred stock
   of PSCo and SPS..........................        --        --       16,892
                                             ----------  --------  ----------
                                                132,134    40,455     189,481
                                             ----------  --------  ----------
Net income..................................    170,269    97,632     251,009
Dividend requirements on preferred stock of
 PSCo and SPS...............................     12,014     4,878         --
                                             ----------  --------  ----------
Earnings available for common stock......... $  158,255  $ 92,754  $  251,009
                                             ==========  ========  ==========
Weighted average common shares
 outstanding(2).............................     61,547    40,918     100,419
                                             ==========  ========  ==========
Earnings per weighted average share of
 common stock outstanding................... $     2.57  $   2.27  $     2.50
                                             ==========  ========  ==========

    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                       PRO
                                                PSCO        SPS       FORMA
                                             ----------  ---------  ----------
Operating revenues:
  Electric.................................  $1,337,053  $ 825,500  $2,162,553
  Gas......................................     628,324        --      628,324
  Other....................................      33,308        --       33,308
                                             ----------  ---------  ----------
                                              1,998,685    825,500   2,824,185
Operating expenses:
  Fuel used in generation..................     194,918    389,404     584,322
  Purchased power..........................     396,953      5,127     402,080
  Gas purchased for resale.................     384,393        --      384,393
  Other operating expenses.................     376,686    105,439     482,125
  Maintenance..............................      76,229     27,188     103,417
  Depreciation and amortization............     140,804     62,038     202,842
  Taxes (other than income taxes)..........      86,775     40,906     127,681
  Income taxes.............................      60,994     58,798     119,792
                                             ----------  ---------  ----------
                                              1,717,752    688,900   2,406,652
                                             ----------  ---------  ----------
Operating income...........................     280,933    136,600     417,533
Other income and deductions:
  Allowance for equity funds used during
   construction............................       8,119      1,856       9,975
  Miscellaneous income and deductions--
   net.....................................      (1,355)     6,056       4,701
                                             ----------  ---------  ----------
                                                  6,764      7,912      14,676
Interest charges and preferred dividends:
  Interest on long-term debt...............      98,089     38,389     136,478
  Amortization of debt discount and expense
   less premium............................       2,018      2,027       4,045
  Other interest...........................      34,778        434      35,212
  Allowance for borrowed funds used during
   construction............................      (4,548)      (852)     (5,400)
  Dividend requirements on preferred stock
   of PSCo and SPS.........................         --         --       17,292
                                             ----------  ---------  ----------
                                                130,337     39,998     187,627
                                             ----------  ---------  ----------
Net income.................................     157,360    104,514     244,582
Dividend requirements on preferred stock of
 PSCo and SPS..............................      12,031      5,261         --
                                             ----------  ---------  ----------
Earnings available for common stock........  $  145,329  $  99,253  $  244,582
                                             ==========  =========  ==========
Weighted average common shares
 outstanding(2)............................      59,695     40,918      98,567
                                             ==========  =========  ==========
Earnings per weighted average share of
 common stock outstanding..................  $     2.43  $    2.43  $     2.48
                                             ==========  =========  ==========

    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                      PRO
                                                PSCO       SPS       FORMA
                                             ----------  --------  ----------
Operating revenues:
  Electric.................................. $1,260,769  $756,504  $2,017,273
  Gas.......................................    568,886       --      568,886
  Other.....................................     32,618       --       32,618
                                             ----------  --------  ----------
                                              1,862,273   756,504   2,618,777
Operating expenses:
  Fuel used in generation...................    182,832   341,118     523,950
  Purchased power...........................    366,949     4,653     371,602
  Gas purchased for resale..................    343,188       --      343,188
  Other operating expenses..................    346,368    96,452     442,820
  Maintenance...............................     72,540    26,554      99,094
  Termination of Synhytech project..........     26,893       --       26,893
  Loss on sale of real estate investments...     11,370       --       11,370
  Depreciation and amortization.............    127,317    59,834     187,151
  Taxes (other than income taxes)...........     82,040    36,529     118,569
  Income taxes..............................     53,149    53,328     106,477
                                             ----------  --------  ----------
                                              1,612,646   618,468   2,231,114
                                             ----------  --------  ----------
Operating income............................    249,627   138,036     387,663
Other income and deductions:
  Allowance for equity funds used during
   construction.............................      7,378     2,196       9,574
  Miscellaneous income and deductions--net..        734     4,304       5,038
                                             ----------  --------  ----------
                                                  8,112     6,500      14,612
Interest charges and preferred dividends:
  Interest on long-term debt................     92,581    40,921     133,502
  Amortization of debt discount and expense
   less premium.............................      1,790     1,014       2,804
  Other interest............................     30,669     1,049      31,718
  Allowance for borrowed funds used during
   construction.............................     (3,924)   (1,060)     (4,984)
  Dividend requirements on preferred stock
   of PSCo and SPS..........................        --        --       19,258
                                             ----------  --------  ----------
                                                121,116    41,924     182,298
                                             ----------  --------  ----------
Net income..................................    136,623   102,612     219,977
Dividend requirements on preferred stock of
 PSCo and SPS...............................     12,077     7,181         --
                                             ----------  --------  ----------
Earnings available for common stock......... $  124,546  $ 95,431  $  219,977
                                             ==========  ========  ==========
Weighted average common shares
 outstanding(2).............................     57,558    40,918      96,430
                                             ==========  ========  ==========
Earnings per weighted average share of
 common stock outstanding................... $     2.16  $   2.33  $     2.28
                                             ==========  ========  ==========

    The accompanying notes to unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                          NEW CENTURY ENERGIES, INC.

 NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND STATEMENTS OF INCOME

  (1) The unaudited pro forma combined statements of income have been prepared from the historical consolidated financial statements of PSCo and SPS and are presented as if the companies were combined during all periods presented herein. The PSCo amounts have been prepared from its consolidated financial statements which have been incorporated by reference herein. SPS has an August 31 fiscal year-end and, accordingly, its consolidated financial statements have been updated to include interim period results consistent with the periods presented for PSCo.

  (2) The unaudited pro forma combined balance sheet and statements of income reflect the conversion of each outstanding share of PSCo Common Stock into one share of Company Common Stock, and each outstanding share of SPS Common Stock into 0.95 of one share of Company Common Stock in accordance with the terms of the Merger Agreement.

  (3) There were no intercompany transactions and, accordingly, no pro forma elimination adjustments were made.

  (4) For discussion regarding material commitments and contingencies relating to either PSCo or SPS, reference is made to the documents incorporated by reference herein.

  (5) Because of seasonal and other factors, the pro forma results of operations for the nine months ended September 30, 1995 should not be taken as an indication of earnings for all or any part of the balance of the year.

  (6) The unaudited pro forma combined financial statements include $2.9 million of nonrecurring charges directly related to the Mergers incurred during the nine months ended September 30, 1995. The unaudited pro forma combined statements of income do not reflect future nonrecurring charges directly related to the Mergers estimated to total approximately $16.4 million. This includes merger transaction costs of approximately $15.2 million and benefits expense of approximately $1.2 million resulting from an accelerated vesting of benefits as a result of the Mergers. The pro forma combined balance sheet at September 30, 1995 has been adjusted to include these items with the recognition of additional current liabilities and the reduction of retained earnings.

                  BALANCE SHEET OF NEW CENTURY ENERGIES, INC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We have audited the accompanying balance sheet of New Century Energies, Inc. (a Delaware corporation, formerly M-P New Co.) as of October 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New Century Energies, Inc. as of October 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

                                          Denver, Colorado
                                          December 11, 1995

                           NEW CENTURY ENERGIES, INC.

                                 BALANCE SHEET

                              AT OCTOBER 31, 1995

                                 ASSETS
Cash..................................................................... $ 200
                                                                          =====
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities.............................................................. $ --
Shareholders' equity--
 Common stock, $1.00 par value (Note 1):
  200 shares authorized;
  200 shares issued and outstanding......................................   200
                                                                          -----
    Total liabilities and shareholders' equity........................... $ 200
                                                                          =====

        The accompanying note is an integral part of this balance sheet.

                          NEW CENTURY ENERGIES, INC.

                          NOTE TO FINANCIAL STATEMENT

                               OCTOBER 31, 1995

1. FORMATION AND ORGANIZATION

  New Century Energies, Inc. (formerly M-P New Co.) was incorporated under the laws of the State of Delaware on August 21, 1995 with 50 percent of its outstanding $1.00 par value common stock owned by Public Service Company of Colorado ("PSCo") and 50 percent owned by Southwestern Public Service Company ("SPS").

  On August 22, 1995, New Century Energies, Inc., PSCo and SPS entered into an Agreement and Plan of Reorganization (the "Merger Agreement") providing for a business combination as peer firms involving PSCo and SPS in a "merger of equals" transaction (the "Merger"). As part of the Merger, New Century Energies, Inc. will become the parent company of both PSCo and SPS. Additionally, New Century Energies, Inc. will be a holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Merger is expected to occur shortly after all of the conditions to the consummation of the Merger, including applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 16 months from the date of the Merger Agreement.

  Under the terms of the Merger Agreement, PSCo Merger Corp. will be merged with and into PSCo and SPS Merger Corp. will be merged with and into SPS. PSCo and SPS will be the surviving corporations and will become wholly owned subsidiaries of New Century Energies, Inc. Each share of New Century Energies, Inc. common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled, and no consideration shall be delivered in exchange for such stock. Each outstanding share of PSCo common stock, par value $5.00 per share, will be canceled and converted into the right to receive one share of New Century Energies, Inc. common stock and each outstanding share of SPS common stock, $1.00 par value, will be canceled and converted into the right to receive 0.95 of one share of New Century Energies, Inc. common stock. At December 1, 1995, PSCo had 63.4 million common shares outstanding and SPS had 40.9 million shares outstanding. Based on such capitalization, the Merger would result in the common shareholders of PSCo owning 62.0 percent of New Century Energies, Inc. and the common shareholders of SPS owning 38.0 percent of the common equity of New Century Energies, Inc.

  The corporate offices of New Century Energies, Inc. will be located in Denver, Colorado with significant operating functions based in Amarillo, Texas. New Century Energies, Inc.'s Board of Directors will consist of a total of 14 directors, eight of whom will be designated by PSCo and six of whom will be designated by SPS.

                 SELECTED INFORMATION CONCERNING PSCO AND SPS

  The following is a brief description of PSCo and SPS and their respective businesses. This information does not purport to be complete. For information which is complete in all material respects, the reader should refer to the additional information contained in the PSCo 1994 Form 10-K, PSCo 1995 Forms 10-Q and SPS 1995 Form 10-K which are incorporated herein by reference. See "Incorporation by Reference."

BUSINESS OF PSCO

  PSCo is an operating public utility engaged, together with its subsidiaries, primarily in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. PSCo provides electricity or gas or both in an area having an estimated population of 2.8 million people of which approximately 2.1 million are in the Denver metropolitan area. PSCo's operations are wholly within the State of Colorado.

  PSCo owns all of the outstanding capital stock of Cheyenne, an electric and gas utility operating principally in Cheyenne, Wyoming. PSCo also owns a number of non-utility subsidiaries which represent only approximately three percent of the consolidated book value of PSCo and all of its subsidiaries. For more information about PSCo's subsidiaries, see the PSCo 1994 Form 10-K which is incorporated herein by reference. PSCo also holds a controlling interest in several other relatively small ditch and water companies whose capital requirements are not significant and which are not consolidated in the Company's financial statements or statistical data.

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of PSCo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of the PSCo Annual Report on Form 10-K for the year ended December 31, 1994 (which incorporates portions of PSCo's definitive Proxy Statement for its Annual Meeting of Stockholders held on May 11, 1995).

BUSINESS OF SPS

  SPS was incorporated in New Mexico in 1921. SPS's principal business is the generation, transmission, distribution and sale of electric energy. Substantially all of its operating revenues were so derived during each of the fiscal years ended August 31, 1995, 1994 and 1993. SPS has two wholly owned subsidiaries, Utility Engineering Corporation ("UE") and Quixx Corporation ("Quixx"), which engage in non-utility businesses. These subsidiaries represent approximately 13 percent of the consolidated book value of SPS as of August 31, 1995.

  Electric service is provided through an interconnected system to a population of about one million in a 52,000-square-mile area of the Panhandle and south plains of Texas, eastern and southeastern New Mexico, the Oklahoma Panhandle and southwestern Kansas. SPS provides electric energy to 46 communities with a population of 2,000 or more: 35 in Texas, 9 in New Mexico and 1 each in Oklahoma and Kansas. Approximately 56 percent of the Company's operating revenues during fiscal 1995, excluding sales to other utilities, were derived from operations in Texas.

                       THE COMPANY FOLLOWING THE MERGERS

MANAGEMENT OF THE COMPANY

  At the Effective Time, the Company Board will consist of 14 members, eight of whom will be PSCo Designees and six of whom will be SPS Designees. To date, PSCo and SPS have not determined which individuals, in addition to Messrs. Brunetti and Helton, will be designated to serve as directors of the Company as of the Effective Time.

  At the Effective Time, the Company Board shall have four committees as follows: an audit committee, a compensation committee, a finance committee and a nominating and civic responsibility committee. In addition to the chairman, each committee shall consist of two PSCo Designees and two SPS Designees. The Merger Agreement provides that, for four and one-half years following the Effective Time, these arrangements concerning the Company Board and its committees may not be modified unless and until the terms of such modification are approved by a vote of two-thirds of the Company Board.

  Initially, Bill D. Helton will be Chairman of the Board and Chief Executive Officer of the Company and Wayne H. Brunetti will be Vice Chairman, President and Chief Operating Officer of the Company. Mr. Helton and Mr. Brunetti will each have an employment agreement with the Company following the Mergers. See "The Mergers--Employment Agreements."

OPERATIONS OF THE COMPANY

  The Merger Agreement provides that the Company shall maintain (i) its corporate offices in Denver, Colorado and (ii) significant operating offices in Amarillo, Texas. Such provision cannot be modified for four and one-half years after the Effective Time, unless and until the terms of such modification are approved by a vote of two-thirds of the Company Board.

  It is anticipated that following the Mergers the Company will initially pay dividends on Company Common Stock at the rate of $2.32 per annum, subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition, capital requirements and other relevant considerations. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and the Company reserves the right to increase or decrease the dividend on Company Common Stock as may be required by law or contract or as may be determined by the Company Board, in its discretion, to be advisable. For a description of certain restrictions on the Company's ability to pay dividends on Company Common Stock, see "Description of the Company Capital Stock."

                                    EXPERTS

  The consolidated balance sheets of PSCo and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and the related financial statement schedule, included in the PSCo 1994 Form 10-K, which statements and schedule are incorporated by reference in this Joint Proxy Statement/Prospectus, and the balance sheet of New Century Energies, Inc. as of October 31, 1995, which statement is included in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said PSCo report which includes an explanatory paragraph that describes uncertainties discussed in Note 2 to the consolidated financial statements relating to PSCo's Fort St. Vrain Nuclear Generating Station.

  With respect to the unaudited consolidated condensed interim financial information of PSCo and its subsidiaries for the quarters ended September 30, 1995 and 1994, June 30, 1995 and 1994 and March 31, 1995 and 1994, included in its 1995 Forms 10-Q, which statements are incorporated by reference in this Joint Proxy

Statement/Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that consolidated condensed interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated condensed interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

  The consolidated balance sheets and statements of capitalization of SPS as of August 31, 1995 and 1994 and the related consolidated statements of earnings, common shareholders' equity and cash flows for the years then ended included in the SPS 1995 Form 10-K, which statements are incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  With respect to any unaudited interim financial information included in SPS's Quarterly Reports on Form 10-Q, that are or will be incorporated herein by reference, Deloitte & Touche LLP applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of its reports that are included in SPS's Quarterly Reports on Form 10-Q, that are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of its reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of
Section 11 of the 1933 Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the 1933 Act certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

  The consolidated financial statements of SPS for the year ended August 31, 1993, included in the SPS 1995 Form 10-K, which is incorporated by reference herein, are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Cahill Gordon & Reindel will pass upon the legality of the shares of Company Common Stock, issued in connection with the Mergers, on behalf of PSCo and SPS, respectively. Gary W. Wolf, a partner in the law firm of Cahill Gordon & Reindel, is a director of SPS.

                             SHAREHOLDER PROPOSALS

  The December 12, 1995 deadline for receipt by PSCo of proposals from PSCo common shareholders intended to be presented at the Annual Meeting of Shareholders to be held in 1996 to be considered for inclusion in the PSCo Proxy Statement and form of proxy relating to that meeting has expired. For proposals of PSCo common shareholders intended to be presented at the Annual Meeting of Shareholders to be held in 1997 to be considered for inclusion in the PSCo Proxy Statement and form of proxy relating to that meeting, such proposals must be received by PSCo on or before December 12, 1996. Proposals should be sent to W. Wayne Brown, Secretary, Public Service Company of Colorado, 1225 Seventeenth Street, Denver, Colorado 80202.

  For proposals of SPS common shareholders intended to be presented at the Annual Meeting of Shareholders in 1997 to be considered for inclusion in the SPS Proxy Statement and form of proxy relating to that meeting, such proposals must be received by SPS on or before August 15, 1996. Proposals should be sent to Robert D. Dickerson, Secretary, Southwestern Public Service Company, Tyler at Sixth, Amarillo, Texas 79101.

                   [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
                          TABLE OF CONTENTS--(CONT'D)

                                                                         PAGE
                                                                        ------
SPS ELECTION OF DIRECTORS..............................................     88
 Information Concerning Nominees and Continuing Directors..............     88
 Meetings and Committees of the SPS Board..............................     91
 Ownership of Equity Securities by Directors and Executive Officers of
  SPS..................................................................     92
EXECUTIVE COMPENSATION AND OTHER INFORMATION...........................     94
 Summary of Cash and Certain Other Compensation........................     94
 Option/SAR Exercises and Values.......................................     95
 Retirement Benefits...................................................     96
 Employment Agreements.................................................     96
 Compensation of Directors.............................................     97
 Compensation Committee Report on Executive Compensation...............     97
 Performance Graph.....................................................    101
PROPOSAL TO AMEND SPS RESTATED ARTICLES OF INCORPORATION...............    102
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS..............................    103
ANNEX I   COPY OF MERGER AGREEMENT, AS AMENDED, INCLUDING PLANS OF
          MERGER.......................................................    I-1
ANNEX IIFAIRNESS OPINION OF BARR DEVLIN & CO. INCORPORATED.............   II-1
ANNEX IIIFAIRNESS OPINION OF DILLON, READ & CO. INC....................  III-1
ANNEX IV  NEW MEXICO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS
          PROVISIONS...................................................   IV-1
ANNEX V   COLORADO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS
          PROVISIONS...................................................    V-1
ANNEX VIFORM OF EMPLOYMENT AGREEMENT OF BILL D. HELTON.................   VI-1
ANNEX VIIFORM OF EMPLOYMENT AGREEMENT OF WAYNE H. BRUNETTI.............  VII-1
ANNEX VIII RESTATED CERTIFICATE OF INCORPORATION OF
           NEW CENTURY ENERGIES, INC. ................................. VIII-1
ANNEX IXRESTATED BYLAWS OF NEW CENTURY ENERGIES, INC. .................   IX-1
ANNEX X   COPY OF THE PROPOSED AMENDMENT TO SPS RESTATED ARTICLES OF
          INCORPORATION................................................    X-1

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
                           SPS ELECTION OF DIRECTORS

  The SPS Board is divided into three classes (Class I, Class II, and Class
III). At each Annual Meeting of Shareholders, the directors constituting one class are elected for three-year terms. The SPS Articles provide that the number of directors shall not be less than nine nor more than fifteen and shall be divided into three classes as nearly equal in number as the then whole authorized number of directors permits. The SPS Bylaws provide that the number of directors shall be established by resolution of the SPS Board within the limitations stated in the SPS Articles.

  At the SPS Meeting, the common shareholders will elect four persons as Class III directors with terms continuing until the Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified. The SPS Board has nominated Danny H. Conklin, Bill D. Helton, R. R. Hemminghaus, and Don Maddox, who are presently directors of SPS, for election as Class III directors.

  All of the SPS Common Stock represented by valid proxies received from shareholders will be voted FOR the nominees for directors named above, unless authority to do so is withheld. Each nominee for director has agreed to his nomination and to serve if elected. If any of the nominees is unable to serve, the proxies will be voted to elect any other person for the office of director as the SPS Board may recommend in the place of that nominee.

  Directors will be elected by a majority of the votes of the holders of SPS Common Stock comprising a quorum at the SPS Meeting. Abstentions are counted to determine the presence or absence of a quorum; however, in the election of directors, abstentions are treated as shares not voted. Since the election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if those clients have not furnished voting instructions within ten days of the shareholders meeting, there are no "broker non-votes" to be considered at the SPS Meeting with respect to the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

  Certain information is set forth below concerning the nominees (Messrs. Conklin, Helton, Hemminghaus, and Maddox) and the eight directors whose terms of office will continue after the SPS Meeting.

                               CLASS I DIRECTORS
                            (TERMS EXPIRE IN 1997)

                              FIRST              PRINCIPAL OCCUPATION
                              BECAME           AND BUSINESS EXPERIENCE;
        NAME AND AGE         DIRECTOR             OTHER DIRECTORSHIPS
        ------------         -------- -------------------------------------------
J. C. Chambers--64..........   1978   Agent, Massachusetts Mutual Life Insurance
                                       Company, Lubbock, Texas, 1957 to
                                       present(1);
                                      Director, Norwest Bank Texas, N.A.,
                                       Lubbock, Texas.
Giles M. Forbess--60........   1991   President, Benton Oil Company (petroleum
                                       marketer), Lubbock, Texas, 1970 to
                                       present;
                                      President, Petroleum Transport, Inc.
                                       (trucking), Lubbock, Texas, 1970 to
                                       present;
                                      Director, Norwest Bank Texas, N.A.,
                                       Lubbock, Texas.

                   [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]

                            FIRST              PRINCIPAL OCCUPATION
                           BECAME            AND BUSINESS EXPERIENCE;
      NAME AND AGE        DIRECTOR              OTHER DIRECTORSHIPS
      ------------        --------- -------------------------------------------
Shirley Bird Perry--59...   1993    Vice Chancellor for Development and
                                     External Relations, The University of
                                     Texas System, Austin, Texas, 1992 to
                                     present; Vice President for Development
                                     and University Relations, The University
                                     of Texas at Austin, 1983 to 1992; Advisory
                                     Director, Texas Commerce Bank--Austin,
                                     National Association, Austin, Texas.
David M. Wilks--48....... September President and Chief Operating Officer of
                           1995(2)   SPS, September 1995 to present; Senior
                                                                               Vice President, 1991 to September 1995;
                               CLASS IIVDIRECTORSice President, Engineering and
                             (TERMS EXPIREOINp1998)erations, 1989 to 1991.

                            FIRST              PRINCIPAL OCCUPATION
                           BECAME            AND BUSINESS EXPERIENCE;
      NAME AND AGE        DIRECTOR              OTHER DIRECTORSHIPS
      ------------        --------- -------------------------------------------
Gene H. Bishop--65.......   1988    Retired Chairman of the Board and Chief
                                     Executive Officer, Life Partners Group,
                                     Inc. (life insurance holding company),
                                     Englewood, Colorado, 1994 to present;
                                     Chairman of the Board and Chief Executive
                                     Officer, 1991 to 1994;
                                    Vice Chairman and Chief Financial Officer,
                                     Lomas Financial Corporation (mortgage
                                     banking and short-term real estate
                                     lending), Dallas, Texas, 1990 to 1991;
                                    President and Chief Operating Officer,
                                     Lomas Mortgage USA, Dallas, Texas, January
                                     1991 to November 1991; Chief Operating
                                     Officer, 1990 to 1991;
                                    Director, Drew Industries Incorporated,
                                     White Plains, New York;
                                    Director, First USA, Inc., Dallas, Texas;
                                    Trustee, Liberte Investors, Dallas, Texas;
                                    Director, Life Partners Group, Inc.,
                                     Englewood, Colorado;
                                    Director, Republic Financial Services,
                                     Inc., Dallas, Texas;
                                    Director, Southwest Airlines Company,
                                     Dallas, Texas.

                   [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]

                             (TERMS EXPIRE IN 1998)

                             FIRST              PRINCIPAL OCCUPATION
                             BECAME           AND BUSINESS EXPERIENCE;
       NAME AND AGE         DIRECTOR             OTHER DIRECTORSHIPS
       ------------         -------- -------------------------------------------
C. Coney Burgess--58.......   1994   President, Burgess-Herring Ranch Company
                                      (agriculture), Amarillo, Texas, 1974 to
                                      present;
                                     President, Chain-C, Inc. (agriculture),
                                      Amarillo, Texas, 1968 to present;
                                     Chairman of the Board, Herring Bancorp,
                                      Inc. (bank holding company), Vernon,
                                      Texas, 1991 to present;
                                     President, Monarch Trust Company, Amarillo,
                                      Texas, 1972 to present;
                                     Director, First Bank and Trust, Clarendon,
                                      Texas;
                                     Director, Herring National Bank, Vernon,
                                      Texas.
J. Howard Mock--54.........   1992   Chairman of the Board and Chief Executive
                                      Officer, Jaynes Corporation (general
                                      contractors), Albuquerque, New Mexico,
                                      1988 to present;
                                     Chairman of the Board, Banes General
                                      Contractors, El Paso, Texas, 1989 to
                                      present;
                                     Advisory Director, Norwest Banks--New
                                      Mexico, Albuquerque, New Mexico.
Gary W. Wolf--57...........   1986   Partner, Cahill Gordon & Reindel
                                      (attorneys), New York, New York, 1970 to
                                                                               present(3).
                              CLASS III DIRECTORS
                             (TERMS EXPIRE IN 1999)

                             FIRST              PRINCIPAL OCCUPATION
                             BECAME           AND BUSINESS EXPERIENCE;
       NAME AND AGE         DIRECTOR             OTHER DIRECTORSHIPS
       ------------         -------- -------------------------------------------
Danny H. Conklin--61.......   1988   Petroleum Geologist and Partner, Philcon
                                      Development Co. (oil and gas production
                                      and exploration), Amarillo, Texas, 1960 to
                                      present;
                                     Director, Boatmen's First National Bank of
                                      Amarillo, Amarillo, Texas;
                                     Director, Parallel Petroleum Corporation,
                                      Midland, Texas.
Bill D. Helton--57.........   1990   Chairman of the Board and Chief Executive
                                      Officer of SPS, 1991 to present; President
                                      and Chief Executive Officer, 1990 to 1991;
                                     Director, Boatmen's First National Bank of
                                      Amarillo, Amarillo, Texas.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]

                            (TERMS EXPIRE IN 1999)

                                FIRST              PRINCIPAL OCCUPATION
                                BECAME           AND BUSINESS EXPERIENCE;
         NAME AND AGE          DIRECTOR             OTHER DIRECTORSHIPS
         ------------          -------- -------------------------------------------
R. R. Hemminghaus--59.........   1994   Chairman, Chief Executive Officer, and
                                         President, Diamond Shamrock, Inc.
                                         (regional refiner and marketer of
                                         petroleum products), San Antonio, Texas,
                                         1987 to present;
                                        Deputy Chairman and Director, Federal
                                         Reserve Bank of Dallas, Dallas, Texas;
                                        Director, Luby's Cafeterias, Inc., San
                                         Antonio, Texas.
Don Maddox--54................   1983   Director, Maddox Law Firm, P.C.
                                         (attorneys), Hobbs, New Mexico, 1982 to
                                         present.

--------
(1) At August 31, 1995, SPS had in force $10,170,000 aggregate face amount of insurance policies on the lives of certain executives and participants in the SPS Supplemental Retirement Income Plan (the "SPS Supplemental Plan") for which SPS paid $155,787 in premiums. Mr. Chambers, a director of SPS and an agent of the insurer, received commissions during the fiscal year ended August 31, 1995, in the amount of $6,852 in connection therewith. Mr. Chambers will also receive commissions during the 1996 fiscal year on these policies.
(2) Mr. Wilks was elected as a Class I director effective September 1, 1995, to fill the vacancy created by Coyt Webb's retirement effective August 31, 1995.
(3) Cahill Gordon & Reindel represents SPS as legal counsel with respect to various matters.

MEETINGS AND COMMITTEES OF THE SPS BOARD

  The SPS Board has an Audit Committee and a Compensation Committee. The SPS Board has no nominating committee.

  The Audit Committee consists of Messrs. Chambers (chairman), Burgess, and Conklin and Mrs. Perry, none of whom is an officer of SPS. This committee held four meetings during the 1995 fiscal year. It recommends to the SPS Board the appointment of SPS's independent public accountants to audit the books and accounts of SPS. In this connection, it reviews the nonaudit-related services rendered and to be rendered by the independent public accountants and the fees paid and to be paid for the services, the auditing arrangements and the scope of the independent public accountants' audits of the books, the results of the audits, and any problems identified by the independent public accountants regarding internal controls. It also meets with a representative of SPS's internal audit department to review that department's examinations and reports on SPS's internal controls and other activities.

  The Compensation Committee consists of Messrs. Forbess (chairman), Hemminghaus, and Mock, none of whom is an officer of SPS. This committee held four meetings during the 1995 fiscal year. Its functions are to review and make recommendations to the SPS Board on all matters relating to the compensation of the directors and executive officers of SPS and to administer and make recommendations to the SPS Board regarding the EPS Plan, Incentive Compensation Plan (the "SPS Incentive Plan"), and the SPS 1989 Plan.

  During the 1995 fiscal year, the SPS Board held 11 meetings. None of the directors attended fewer than 75 percent of the meetings of the SPS Board and its committees on which they served.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
OWNERSHIP OF EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF SPS

  The following tabulation shows as of September 30, 1995, the number of shares of each class of SPS's equity securities beneficially owned by each director, each executive officer named in the Summary Compensation Table except Coyt Webb, who has retired, and the directors and executive officers of SPS as a group. None of the individual or collective holdings listed below exceeds one percent of any class of SPS's equity securities. As of September 30, 1995, no person is known to SPS to be the beneficial owner of more than five percent of the SPS Common Stock.

                                                            AMOUNT AND NATURE
                                                              OF SECURITIES
                 NAME                   TITLE OF SECURITY BENEFICIALLY OWNED(1)
                 ----                   ----------------- ---------------------
Gene H. Bishop.........................   Common Stock             4,712(2)
Doyle R. Bunch II......................   Common Stock             8,967(3)
C. Coney Burgess.......................   Common Stock             1,555(4)
J. C. Chambers.........................   Common Stock             1,773
Danny H. Conklin.......................   Common Stock             4,067(5)
Giles M. Forbess.......................   Common Stock             1,356
Bill D. Helton.........................   Common Stock            17,652(6)
R. R. Hemminghaus......................   Common Stock               344
Kenneth L. Ladd, Jr....................   Common Stock             5,946(7)
Don Maddox.............................   Common Stock            24,816(8)
                                        14.50% Cumulative          2,600(8)
                                        Preferred Stock,
                                         $100 par value
J. Howard Mock.........................   Common Stock             1,517(9)
Shirley Bird Perry.....................   Common Stock               727
David M. Wilks.........................   Common Stock             9,301(10)
Gary W. Wolf...........................   Common Stock             1,002
All of the above and other executive
 officers as a group
 (21 persons)..........................   Common Stock           139,779(11)
                                        14.50% Cumulative          2,600(8)
                                        Preferred Stock,
                                         $100 par value

--------
 (1) A director or executive officer is considered to beneficially own the SPS Common Stock if the director or executive officer, directly or indirectly, has or shares the power to vote or dispose of, or direct the voting or the disposition of, the SPS Common Stock or has the right to acquire such power with respect to the SPS Common Stock within 60 days. The number of shares does not include fractional shares resulting from participation in the SPS DRIPs or the SPS EIP or fractional share equivalents resulting from participation in the SPS Directors' Deferred Compensation Plan (the "Directors' Deferred Plan").
 (2) Includes 3,712 share equivalents held pursuant to the Directors' Deferred Plan, over which Mr. Bishop has no voting or investment power.
 (3) Includes 4,251 shares held for the benefit of Mr. Bunch in the SPS EIP, over which Mr. Bunch has sole voting power but no investment power. Includes 147 restricted shares held pursuant to the SPS 1989 Plan, over which Mr. Bunch has sole voting power but no investment power, and 996 restricted share equivalents held pursuant to the SPS 1989 Plan, over which Mr. Bunch has no voting or investment power. Also includes 1,152 shares that may be acquired within 60 days of September 30, 1995, pursuant to the exercise of options granted under the SPS 1989 Plan.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
 (4) Shares held by Herring Bancorp, Inc., of which Mr. Burgess is the majority shareholder.
 (5) Includes 100 shares owned by Mr. Conklin's wife, 467 shares held by Philcon Development Co. Retirement Plan and Trust, and 500 shares, in which Mr. Conklin has sole voting and investment power, held as the Executor of the Estate of Ivan E. Conklin.
 (6) Includes 5,113 shares held for the benefit of Mr. Helton in the SPS EIP, over which Mr. Helton has sole voting power but no investment power. Includes 536 restricted shares held pursuant to the SPS 1989 Plan, over which Mr. Helton has sole voting power but no investment power, and 2,020 restricted share equivalents held pursuant to the SPS 1989 Plan, over which Mr. Helton has no voting or investment power. Also includes 2,045 shares that may be acquired within 60 days of September 30, 1995, pursuant to the exercise of options granted under the SPS 1989 Plan. Also includes 756 shares held in trusts for the benefit of Mr. Helton's grandchildren. Mr. Helton's wife retains the right to the corpus of the trusts upon their termination. Mr. Helton disclaims beneficial ownership of the shares held in the trusts.
 (7) Includes 618 shares held for the benefit of Mr. Ladd in the SPS EIP, over which Mr. Ladd has sole voting power but no investment power. Includes 134 restricted shares held pursuant to the SPS 1989 Plan, over which Mr. Ladd has sole voting power but no investment power, and 960 restricted share equivalents held pursuant to the SPS 1989 Plan, over which Mr. Ladd has no voting or investment power. Also includes 1,062 shares that may be acquired within 60 days of September 30, 1995, pursuant to the exercise of options granted under the SPS 1989 Plan. Also includes 198 shares held in a trust of which Mr. Ladd is trustee and his grandchildren are beneficiaries.
 (8) Includes 750 shares owned by Mr. Maddox's wife, and 4,825 shares and 5,175 shares held in trusts of which Mr. Maddox is trustee and his daughter and son, respectively, are beneficiaries. In addition, Mr. Maddox holds 2,600 shares of 14.50% Cumulative Preferred Stock, $100 par value (the "14.50% Stock"), as one of two co-personal representatives of the Estate of James M. Murray, Jr. (the "Estate"), in which Mr. Maddox shares voting and investment power. These shares were acquired by Mr. Murray in connection with the acquisition in 1982 by SPS of the electrical distribution system of Cochran Power and Light Company. Mr. Maddox disclaims any beneficial ownership of the 14.50% Stock held as co-personal representative of the Estate. SPS has reached an agreement to repurchase all outstanding shares of the 14.50% Stock for $761,800 plus accrued and unpaid dividends to the date of repurchase.
 (9) Includes 853 share equivalents held pursuant to the Directors' Deferred Plan, over which Mr. Mock has no voting or investment power.
(10) Includes 1,661 shares held for the benefit of Mr. Wilks in the SPS EIP, over which Mr. Wilks has sole voting power but no investment power. Includes 138 restricted shares held pursuant to the SPS 1989 Plan, over which Mr. Wilks has sole voting power but no investment power, and 1,260 restricted share equivalents held pursuant to the SPS 1989 Plan, over which Mr. Wilks has no voting or investment power. Also includes 1,088 shares that may be acquired within 60 days of September 30, 1995, pursuant to the exercise of options granted under the SPS 1989 Plan.
(11) Includes 38,386 shares held for the benefit of the executive officers in the SPS EIP, over which the executive officers have sole voting power but no investment power. Includes 2,558 restricted shares held pursuant to the SPS 1989 Plan, over which the executive officers have sole voting power but no investment power, and 10,500 restricted share equivalents held pursuant to the SPS 1989 Plan, over which the executive officers have no voting or investment power. Also includes 10,664 shares that may be acquired within 60 days of September 30, 1995, pursuant to the exercise of options granted under the SPS 1989 Plan.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  References to "SAR" and "FY" in the tables below mean stock appreciation rights and fiscal year, respectively.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by SPS to or on behalf of its Chief Executive Officer and the other four most highly compensated executive officers of SPS (determined as of the end of the last fiscal year) for the fiscal years ended August 31, 1995, 1994, and 1993:

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                   ANNUAL COMPENSATION       COMPENSATION
                              ------------------------------ ------------
                                                     OTHER    AWARDS(3)
                                                    ANNUAL    SECURITIES  ALL OTHER
                                                    COMPEN-   UNDERLYING   COMPEN-
NAME AND PRINCIPAL                                  SATION     OPTIONS/    SATION
POSITION                 YEAR SALARY ($) BONUS ($) ($)(1)(2) SARS (#)(2)  ($)(2)(4)
------------------       ---- ---------- --------- --------- ------------ ---------
Bill D. Helton.........  1995  291,667    95,300    43,878          0      128,513
 Chairman of the Board
  and                    1994  265,000    73,381         0          0        5,433
 Chief Executive
  Officer;               1993  263,333    75,674    15,535      8,438       34,809
 Director
Coyt Webb(5)...........  1995  193,013    53,500    56,452          0      114,126
 President and Chief
  Operating              1994  188,000    49,521         0      6,004        6,243
 Officer; Director       1993  187,000    51,111    11,030          0       23,773
Doyle R. Bunch II......  1995  148,818    43,410    24,718          0       65,850
 Executive Vice
  President,             1994  145,900    33,797         0          0        2,479
 Accounting and          1993  145,900    35,202     8,606      4,735       15,694
 Corporate Development
David M. Wilks(5)......  1995  148,121    51,340    23,345          0       65,047
 President and Chief     1994  143,900    38,735         0          0        2,415
 Operating Officer;
  Director               1993  142,267    38,595     8,384      4,511       15,293
Kenneth L. Ladd, Jr. ..  1995  143,201    38,222    22,787          0       62,625
 Senior Vice President   1994  139,300    35,680         0          0        2,685
                         1993  137,933    36,625     8,121      4,388       15,176

--------
(1) The amounts shown in this column consist of tax reimbursements credited to the performance unit accounts of Messrs. Helton, Webb, Bunch, Wilks, and Ladd for the fiscal years ended August 31, 1993, and 1995, pursuant to the EPS Plan.
(2) In the 1993 fiscal year, pursuant to the EPS Plan, the SPS Board granted Messrs. Helton, Webb, Bunch, Wilks, and Ladd performance units (the "Performance Units") in each fiscal year ending August 31, 1993, 1994, and 1995; and in the 1995 fiscal year, the SPS Board granted to those same executives (except Mr. Webb) Performance Units in each of the seven fiscal years ending August 31, 1996, through 2002. The Performance Units equal the amount of the executive's base salary actually paid during each fiscal year, i.e., one Performance Unit per $1 of base salary. Each Performance Unit creates a credit in each executive officer's account in an amount derived by multiplying the increase, if any, of earnings per share of the SPS Common Stock for the current fiscal year over the prior year's earnings per share by the executive officer's Performance Units. The executive officer must apply all dollar amounts thereby credited to his account to

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY] the exercise price of options granted pursuant to the SPS 1989 Plan, except in certain instances as provided in the EPS Plan. When amounts credited to the executive officer's account become subject to the payment of income taxes, his account is also credited in that amount. For the fiscal year ended August 31, 1995, Messrs. Helton, Webb, Bunch, Wilks, and Ladd were awarded 291,667, 193,013, 148,818, 148,121, and 143,201 Performance Units,
   respectively, which had a value of $122,500, $81,066, $62,504, $62,211, and
   $60,144, respectively, because earnings for the 1995 fiscal year increased over those of the 1994 fiscal year.
(3) Dividends are payable on previously awarded certificated restricted shares, whether or not the shares are vested, if and to the extent paid on the SPS Common Stock generally. As of August 31, 1995, Messrs. Helton, Webb, Bunch, Wilks, and Ladd held 536, 252, 147, 138, and 134 restricted shares, respectively, of the SPS Common Stock, which shares have not yet vested, were awarded pursuant to the SPS 1989 Plan, and had market values of $16,080, $7,560, $4,410, $4,140, and $4,020, respectively.
(4) The amounts shown for the 1995 fiscal year are comprised of the following:

                                                           SPS
                                                      CONTRIBUTIONS
                                                         TO THE
                              SPS           SPS       NON-QUALIFIED        SPS       DOLLAR CREDITS
                         CONTRIBUTIONS CONTRIBUTIONS SALARY DEFERRAL  CONTRIBUTIONS  PURSUANT TO THE INSURANCE VACATION
NAME                      TO THE EIP    TO THE ESOP       PLAN       TO THE TAX PLAN    EPS PLAN     PREMIUMS    PAY
----                     ------------- ------------- --------------- --------------- --------------- --------- --------
Bill D. Helton..........    $1,297         $414          $2,562            $78          $122,500      $1,662   $     0
Coyt Webb...............     1,297          414           1,276             92            81,066       2,815    27,166
Doyle R. Bunch II.......     1,042          406             744             65            62,504       1,089         0
David M. Wilks..........     1,042          403             155             26            62,211       1,210         0
Kenneth L. Ladd, Jr. ...       503          389               0             13            60,144       1,576         0

(5) Mr. Webb retired effective August 31, 1995, and Mr. Wilks was named President and Chief Operating Officer and Director effective September 1, 1995.

OPTION/SAR EXERCISES AND VALUES

  The following table provides information for the executive officers named below concerning the exercise of options/SARs during the last fiscal year and unexercised options/SARs held as of the end of the fiscal year:

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                               NUMBER OF
                                                              SECURITIES        VALUE OF
                                                              UNDERLYING      UNEXERCISED
                                                              UNEXERCISED     IN-THE-MONEY
                                                            OPTIONS/SARS AT OPTIONS/SARS AT
                                                              FY-END (#)       FY-END ($)
                             SHARES
                            ACQUIRED                         EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#) VALUE REALIZED ($)  UNEXERCISABLE  UNEXERCISABLE(1)
----                     --------------- ------------------ --------------- ----------------
Bill D. Helton..........         0                0           1,107/6,562         0/0
Coyt Webb...............         0                0             788/4,670         0/0
Doyle R. Bunch II.......         0                0             626/3,683         0/0
David M. Wilks..........         0                0             587/3,509         0/0
Kenneth L. Ladd, Jr.....         0                0             574/3,412         0/0

--------
(1) The closing price of the Common Stock on August 31, 1995, was $30.00 per share, and the exercise price for all options was $30.8125 per share.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
RETIREMENT BENEFITS

  The following table contains approximate annual retirement benefits payable to executive officers and certain key employees of SPS in certain salary classifications pursuant to its non-contributory retirement plan (the "Retirement Plan") and the SPS Supplemental Plan, assuming retirement on August 31, 1995, at age 65 and election of the lifetime only option under the Retirement Plan and not one of the various survivor options. The annual retirement benefits payable under any other option would generally be lower than the amounts shown in the table. The amounts listed in the table take into account the reduction for Social Security benefits.

                              PENSION PLAN TABLE

                                                YEARS OF SERVICE (1)
                                     -------------------------------------------
REMUNERATION (2)(3)                    15       20       25       30       35
-------------------                  ------- -------- -------- -------- --------
$125,000............................ $30,590 $ 40,787 $ 66,564 $ 80,292 $ 87,155
 150,000............................  36,768   49,024   83,037   99,510  107,747
 175,000............................  42,945   57,260   99,510  118,729  128,338
 200,000............................  49,122   65,497  115,983  137,947  148,929
 225,000............................  55,300   73,733  132,456  157,166  169,520
 250,000............................  61,477   81,970  148,929  176,384  190,112
 300,000............................  73,832   98,443  181,875  214,821  231,294
 350,000............................  86,187  114,916  214,821  253,258  272,477
 400,000............................  98,541  131,389  247,767  291,695  313,659

--------
(1) Includes years of credited service with SPS and accumulated, unused sick leave. As of August 31, 1995, Messrs. Helton, Webb, Bunch, Wilks, and Ladd had accrued 32, 32, 20, 18, and 34 years of service, respectively.
(2) As of August 31, 1995, the amount of compensation covered by the Retirement and SPS Supplemental Plans for Messrs. Helton, Webb, Bunch, Wilks, and Ladd was $305,000, $195,520, $150,277, $150,232, and $145,151,
    respectively, which corresponded to each executive officer's annual base salary at that date.
(3) The SPS Supplemental Plan provides for (i) a pre-retirement death benefit for the surviving spouse of a participant who dies while employed and has at least 25 years of service with SPS and its subsidiaries equal to a percentage of the final monthly salary of the participant, converted into an amount that would be received by a surviving spouse under the Retirement Plan on a joint and two-thirds survivor form of payment and reduced by the amount that would be paid under the Retirement Plan, and
    (ii) post-retirement death benefit protection in the amount of $70,000.

EMPLOYMENT AGREEMENTS

  Webb Retirement Agreement. Coyt Webb, President, Chief Operating Officer, and a Director of SPS, retired on August 31, 1995. In recognition of Mr. Webb's previous contributions and his 32 years of service, SPS has agreed to provide Mr. Webb with additional special early retirement benefits pursuant to a Special Early Retirement Agreement (the "Webb Retirement Agreement"), which became effective as of September 1, 1995, between SPS and Mr. Webb. The Webb Retirement Agreement provides for monthly payments of $11,894 until March 1998, representing 73 percent of his monthly salary for SPS's fiscal year ended August 31, 1995. Commencing April 1998, Mr. Webb shall be entitled to receive retirement benefits pursuant to the Webb Retirement Agreement and the Retirement Plan which, together with Social Security benefits, shall be equal to approximately $11,894 per month for Mr. Webb's lifetime. In the event of Mr. Webb's death, his spouse will be eligible to receive certain benefits for her lifetime. In addition, according to the Webb Retirement Agreement, SPS will (i) cause Mr. Webb to be eligible to participate in the SPS Retiree Group Health and Dental Plan, (ii) provide Mr. Webb for his lifetime death benefit protection in the amount of $50,000, and (iii) deliver to

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
Mr. Webb the ownership of an individual life insurance policy in the face amount of $70,000 and with a net cash value of at least $14,000.

  Change of Control Employment Agreements. SPS entered into employment agreements which provide benefits upon a change of control with the executive officers of SPS, including Messrs. Helton, Bunch, Wilks, and Ladd, and one other key employee. For information concerning the details of these agreements, see "The Mergers--Employee Plans, Severance Arrangements and Agreements--SPS Severance Agreements."

COMPENSATION OF DIRECTORS

  Members of the SPS Board who are not employees of SPS are paid (i) a retainer at the annual rate of $15,000 per fiscal year (or fraction thereof), payable in monthly installments; (ii) $1,000 for participation in each regular or special meeting of the SPS Board; (iii) $1,000 for participation in an informational meeting of the SPS Board if the Chairman of the Board, after consultation with the Chairman of the Compensation Committee, deems compensation appropriate; (iv) $800 for participation in each committee meeting of the SPS Board; and (v) $500 for serving as Chairman of the Audit Committee or Chairman of the Compensation Committee for each committee meeting attended. Until April 25, 1995, members of the SPS Board who were not employees of SPS were paid $800 and $700 for each meeting of the SPS Board and committee meeting attended, respectively.

  Two members of the SPS Board, who are not employees of SPS, also serve on the Board of Directors of SPS's subsidiaries--Mr. Conklin serves on the Board of Directors of Quixx, and Mr. Mock serves on the Board of Directors of UE. Effective July 24, 1995, the fees were increased to $1,000 for participation by these nonemployee directors in each meeting of the subsidiaries' Boards of Directors.

  Under the Directors' Deferred Plan, compensation payments may be deferred in whole or in part at the election of the director. Compensation so deferred may be denominated in dollars or in shares of the SPS Common Stock determined by reference to the average of the high and low market prices on the date of deferral. Share-denominated accounts will be credited with dividends, if any, and dollar accounts will be credited monthly at a rate equal to the base rate of Bank One, Texas, N.A., Dallas, Texas.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General. The Compensation Committee of the SPS Board (the "Committee") is composed of independent, nonemployee directors. The Committee is responsible for reviewing and approving the compensation paid to executive officers of SPS, including salaries, bonuses, stock options, and other incentive awards, and administering the EPS Plan, the SPS Incentive Plan, and the SPS 1989 Plan. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full SPS Board for approval.

  Compensation Policy for Executive Officers. The Committee's policy regarding executive pay is to offer competitive and incentive-based compensation to executive officers. That policy is based on the following objectives:

  . To enhance SPS's competitiveness by attracting and retaining quality talent.

  . To link executive officers' long-term earnings to the long-term success of SPS.

  . To reward individual performance as well as team accomplishments.

  . To consider base and total compensation commensurate for similar positions, as determined by reference to surveys of electric utility companies based on comparable kilowatt-hour sales.

  Other than as described under "Components of Compensation/Annual Incentives" below, there is no specific formula pursuant to which any executive officer's compensation is adjusted or incentive awards are

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY] made. Consideration is given to SPS's return on equity, cash flow, dividends, and other factors. Executive officers' contributions to such items are subjectively evaluated by the Committee (in consultation with the Chief Executive Officer and the Chief Operating Officer) in determining adjustments to salaries and whether incentive awards will be made.

  In determining compensation for executive officers, the Committee reviews and considers compensation information, adjusted for the consumer price index, from companies with comparable kilowatt-hour sales and targets the average compensation levels of individuals in comparable positions at these companies. The Committee believes that these companies are SPS's most direct competitors for executive talent. Thus, the peer group used to compare total compensation is not the same as the S&P 24 Electric Utilities Index used in the performance graph included in this Joint Proxy Statement/Prospectus.

  Based on SPS's current level of compensation, it is not necessary to adopt a policy at this time with respect to Section 162(m) of the Code.

  Components of Compensation/Base Salary. Salary grades with minimum, midpoint, and maximum ranges were established as guidelines for each executive officer position based on salary information from comparable companies as described above. Once a range is established for a particular position, the base salary compensation of each executive officer is determined by the potential impact of each executive on SPS's operations, the skills and experience required by the job, and the performance and potential of the executive in the job. The Chief Executive Officer annually reviews the other executive officers' base salaries, and the Committee acts after considering the recommendations of the Chief Executive Officer. Base salary adjustments are based on a subjective evaluation of each executive's performance against established individual expectations and objectives, the executive's compensation position within a designated salary range, and individual performance, initiative, and contribution to the achievement of goals, such as earnings growth and containment of operating and maintenance expenses. In determining an appropriate salary adjustment, consideration is also given to the level of responsibility, the experience of the executive, the degree to which planned objectives were achieved, the competitiveness of the executive's compensation, and the profitability of SPS. In making its decision, the Committee does not assign specific weights to the factors considered.

  The midpoint in the salary grade for the Chief Executive Officer was the average of the Chief Executive Officers' salaries in comparable companies. Mr. Helton's base salary is below the minimum of that range.

  Mr. Helton has been the Chief Executive Officer of SPS since October 1990. His salary is set annually as of January 1 by the SPS Board upon the recommendation of the Committee. In recommending the salary set as of January 1, 1995, the Committee acknowledged Mr. Helton's leadership, and contributions to planning and strategy development. After reviewing earnings and dividends for fiscal 1994, the Committee decided that the salary for each executive officer, including Mr. Helton, should be increased, and that Mr. Helton's salary should be increased from $265,000 to $305,000.

  Components of Compensation/Annual Incentives. Executive officers, including Mr. Helton, are considered for annual bonus incentive awards to reward individual and team performance versus established objectives. Each fiscal year is a performance period (the "Performance Period") for evaluating employee and SPS performance. The amount available to be placed in the pool for any Performance Period is 0.5 percent of SPS's fiscal year earnings applicable to the SPS Common Stock. However, 50 percent of the amount available for the pool is funded only if SPS's actual return on average common shareholders' equity is at least 90 percent of SPS's budgeted return for the Performance Period, as approved by the SPS Board. That goal was met for the 1995 Performance Period. The remainder of the amount available for the pool may be funded to the extent the Committee determines that management has substantially met certain goals approved by the Committee at the beginning of the Performance Period and after considering other criteria the Committee may find appropriate

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY] under the circumstances. For the 1995 Performance Period, 97.6 percent of the amount available was funded, since 8 of the 11 goals were achieved and in recognition of the executive officers' efforts in connection with SPS's entering into the Merger Agreement. The goals for the 1995 Performance Period, each of which was given equal weight, related to the index of reliability, employee productivity, fuel and purchased power cost per kilowatt-hour sold, operating expenses excluding fuel and purchased power per kilowatt-hour sold, various expenses per customer, number of permanent utility employees, on-system residential, commercial, industrial, agricultural, and wholesale load additions, investments of a subsidiary in non-utility power and energy projects, production expenses, excluding fuel and purchased power per kilowatt-hour generated, off-system sales margin revenue per share, and operating income of a subsidiary (the last three goals were not met). The amount distributed to any participant from one-half of the amount placed in the pool represents the proportion of the participant's base compensation as of January 1 to the aggregate base compensation of all participants at that time. Distribution of the other half of the pool among the participants is determined by Mr. Helton or, in the case of allocations to Mr. Helton and Mr. Webb, by the Committee and approved by the SPS Board. These determinations are based upon a subjective evaluation of each participant's contribution to achieving the goals and other criteria deemed appropriate for the 1995 Performance Period. A participant may elect to defer distribution of all or a portion of his benefits so that they would be payable over the five-year period following retirement. Interest on deferred benefits is accrued at the prime rate of interest.

  Mr. Helton was granted an annual bonus incentive award for the 1995 Performance Period of $95,300. Of this amount, $43,498 was granted to Mr. Helton on a salary pro rata basis, as described in the preceding paragraph. Mr. Helton's individual performance portion of the bonus was $51,802. The Committee determined this individual performance portion of the bonus based upon a subjective evaluation of Mr. Helton's leadership in planning, strategy development, and overall profitability of SPS and his contributions in connection with the negotiation of and entering into the Merger Agreement.

  Components of Compensation/Long-Term Incentives. The SPS 1989 Plan permits the grant to executive officers of stock options and awards of the SPS Common Stock (including restricted stock) on terms and conditions determined by the Committee and approved by the SPS Board. The Committee considers these equity-based awards to be an integral part of SPS's overall compensation program for executive officers, including Mr. Helton. Long-term incentive compensation is intended to promote long-term growth, to allow participants to acquire the SPS Common Stock and thereby further correlate their personal interests with the interests of other shareholders, and to enable SPS to match long-term compensation with long-term performance. Through these grants, the actual amount of the executive officers' long-term compensation depends on future increases in shareholder value. The Committee's goal is to increase executive ownership of the SPS Common Stock so that executive officers will have a significant interest as shareholders in its performance. On July 25, 1995, Mr. Helton and the other executive officers (except Mr. Webb) were granted performance non-certificated restricted stock awards consisting of that nearest number of whole shares of the SPS Common Stock equal to 20 percent of the executive officer's base salary on September 1, 1995, divided by the fair market value on September 1, 1995, subject to certain performance objectives and vesting restrictions. A stock certificate will be issued in the executive's name for up to 100 percent of the shares as soon as practicable after September 1, 1996, on the basis of 25 percent of the shares for attaining each of the following four performance objectives for the fiscal year ending August 31, 1996: (i) total shareholder return on the SPS Common Stock equal to or better than the S&P 24 Electric Utilities Index, (ii) total return on common equity of SPS at least equal to or better than the third lowest of the ten utilities comparable to SPS in kilowatt-hour sales, (iii) average retail rates of SPS equal to or better than the third lowest when compared to the average retail rates of the composite regional companies, and
(iv) dividend payout ratio of 90 percent or less of SPS's annual earnings per share. Thus, 100 percent of the shares will be transferred to the executive if all four performance objectives are met. Restrictions will lapse and the shares will vest on August 31, 2001.

  Performance Units, pursuant to the EPS Plan, were previously granted to the executive officers in each fiscal year ended August 31, 1993, 1994, and 1995, to increase share ownership by encouraging the exercise of options

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY] granted under the SPS 1989 Plan in circumstances where actions by the key employees of SPS and its subsidiaries have improved shareholder returns. Additional Performance Units were granted on July 25, 1995, in each of the seven fiscal years ending August 31, 1996, through 2002. The Performance Units equal the amount of the executive's base salary actually paid during each fiscal year, i.e., one Performance Unit per $1 of base salary. Each Performance Unit creates a credit in each executive officer's account in an amount derived by multiplying the increase, if any, of earnings per share of the SPS Common Stock for the current fiscal year over the prior year's earnings per share by the executive officer's Performance Units. The executive officer must apply all dollar amounts thereby credited to his account to the exercise price of options granted pursuant to the SPS 1989 Plan, except in certain instances as provided in the EPS Plan. When amounts credited to the executive officer's account become subject to the payment of income taxes, his account is also credited in that amount.

  Mr. R. R. Hemminghaus, a director of SPS, was appointed to the Committee on January 11, 1995, and Mr. Don Maddox served as chairman of the Committee through January 11, 1995. Mr. J. Avery Rush, Jr., served on the Committee until his retirement on January 11, 1995.

    COMPENSATION COMMITTEE OF THE SPS BOARD:  GILES M. FORBESS, CHAIRMAN
                                              R. R. HEMMINGHAUS
                                              J. HOWARD MOCK

                   [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
PERFORMANCE GRAPH

  Below is a graph comparing the cumulative total shareholder return on the SPS Common Stock with the cumulative return of companies in the S&P 500 Stock Index and the S&P 24 Electric Utilities Index.

  This illustration assumes $100 invested on August 31, 1990, in SPS, the S&P 500 Stock Index, and the S&P 24 Electric Utilities Index. Each mark on the axis displaying the years 1990 through 1995 represents August 31 of that year. Total return includes reinvestment of all dividends. The historical shareholder return shown below may not indicate future performance.


           FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN COMPARISON
                              PERFORMANCE GRAPH

                             [GRAPH APPEARS HERE]

                                                           AUGUST 31,
                                                  -----------------------------
                                                  1990 1991 1992 1993 1994 1995
                                                  ---- ---- ---- ---- ---- ----
SPS.............................................. $100 $131 $146 $147 $139 $169
S&P 500 Stock Index..............................  100  127  137  158  162  197
S&P 24 Electric Utilities Index..................  100  118  137  172  153  179

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
           PROPOSAL TO AMEND SPS RESTATED ARTICLES OF INCORPORATION

  The SPS Board has approved unanimously and recommends that the SPS shareholders adopt the SPS Articles Amendment as described below. If the shareholders approve the SPS Articles Amendment, SPS will cause Articles of Amendment to be filed with the State Corporation Commission of New Mexico. The SPS Articles Amendment will become effective when the Articles of Amendment are filed.

  The SPS Articles Amendment requires the affirmative vote of the holders of a majority of the outstanding SPS Common Stock. The full text of the SPS Articles Amendment for which approval is sought is set forth in Annex X attached to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the following description of the SPS Articles Amendment, as well as the exact text of the SPS Articles Amendment in Annex X. Shareholders do not have any dissenters' rights in connection with the proposed amendment.

  THE SPS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SPS ARTICLES AMENDMENT.

  This proposal is to amend Article Fourth of the SPS Articles, replacing the current Article Fourth with the new Article Fourth set forth in Annex X and described herein. If the SPS Articles Amendment is approved, the current provisions of the SPS Articles which authorize 2,000,000 cumulative preferred shares having a par value of $100 per share and 3,000,000 cumulative preferred shares having a par value of $25 per share will be replaced with a provision authorizing one class of 10,000,000 preferred shares having a par value of $1.00 per share. The SPS Articles currently provide for the issuance of preferred stock in series and authorize the SPS Board to fix, for each particular series, the dividend rate, the redemption prices, amounts payable upon liquidation, and other provisions not inconsistent with the SPS Articles. However, certain terms for each series of preferred stock are fixed in the SPS Articles, including voting rights, limitations on payments of dividends on common stock, and restrictions on the issuance of additional series of preferred stock and certain indebtedness. The SPS Articles Amendment would remove these fixed provisions from the SPS Articles and empower the SPS Board, without the necessity of further action or authorization by the SPS shareholders (unless required in a specific case by applicable law, regulation, or stock exchange rule), to cause SPS to issue New SPS Preferred Stock from time to time in one or more series, and to fix, at the time of issuance, the designations, preferences, and cumulative, relative, participating, optional, or other rights including voting rights, qualifications, limitations, or restrictions of each series. Holders of SPS Common Stock have no preemptive rights to purchase or otherwise acquire any New SPS Preferred Stock.

  The SPS Board is obligated by New Mexico law to make any determination to issue shares of preferred stock based on its judgment as to the best interests of SPS and its shareholders. The proposed amendment specifically authorizes the SPS Board to determine, among other things, with respect to each series of preferred stock that may be issued: (i) the distinctive designation of the series and the number of shares constituting the series; (ii) the dividend rights, if any, including the rate of dividend, preferences with respect to other series or classes of stock, the times of payment, and whether dividends shall be cumulative; (iii) whether the shares can be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) purchase, retirement, or sinking fund provisions, if any, for the redemption or repurchase of shares; (v) whether the shares have voting rights and the extent of those voting rights; (vi) the terms and conditions, if any, on which shares may be converted into other securities; and (vii) the rights of the shares in the event of voluntary or involuntary liquidation; provided, however, that any of these matters determined by the SPS Board may not conflict with the SPS Articles.

  The purpose of the SPS Articles Amendment is to increase SPS's financial flexibility. Many of the fixed provisions in the current SPS Articles were required by the 1935 Act when SPS was formed and are no longer required. Although SPS has not experienced difficulty with the restrictions currently imposed by the existing terms of the preferred stock, the SPS Board believes that the complexity of modern business financing requires increased flexibility in SPS's capital structure. The increase in the amount of authorized shares will also enhance the ability of SPS to take advantage of future market conditions. New SPS Preferred Stock will be available for

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY] issuance from time to time as determined by the SPS Board for any proper corporate purpose. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in SPS's business and operations, and issuance as part or all of the consideration required to be paid by SPS for acquisitions of other businesses or properties. The terms of a particular series of preferred stock will be set at the time of issuance based on what the SPS Board considers necessary to achieve the most favorable terms for SPS under then-prevailing market and other conditions. The New SPS Preferred Stock could, depending on the terms of the series, make more difficult or discourage an attempt to obtain control of SPS by means of a merger, tender offer, proxy contest, or other means. For example, the shares could be used to create voting or other impediments or to discourage persons seeking to gain control of SPS. These shares could be privately placed with purchasers who support the SPS Board in opposing a change of control. In addition, the SPS Board could authorize holders of a series of New SPS Preferred Stock to vote either separately as a class or with the holders of SPS Common Stock on any merger, sale, or exchange of assets by SPS or any other extraordinary corporate transaction. The issuance of shares of New SPS Preferred Stock also could be used to dilute the stock ownership of a person or an entity seeking to obtain control of SPS if the SPS Board considers the action of that entity or person not in the best interests of SPS and its shareholders.

  At this time, SPS does not intend to propose any other changes to the SPS Articles that could have the effect of discouraging takeover attempts. However, the Company Charter, the Company Bylaws, and the SPS Articles contain various provisions which may have anti-takeover effects. See "Description of the Company Capital Stock--Anti-Takeover Provisions" and "Comparison of Corporate Charters and Rights of Security Holders--SPS." The use of the New SPS Preferred Stock to deter or discourage takeover attempts remains subject to limitations imposed by applicable law and the rules of any stock exchange upon which the SPS Common Stock may then be listed. In addition, no issuance of New SPS Preferred Stock could be made without the required approvals of the appropriate regulatory authorities.

  Since 1942, SPS has had outstanding preferred stock as part of its capital structure. At the present time, all outstanding shares of the SPS Preferred Stock have been called for redemption, or have been repurchased. Although SPS maintains a good credit rating, it believes that it must have a certain amount of its capitalization represented by preferred stock. Therefore, the SPS Board currently plans to issue one or more series of New SPS Preferred Stock following the SPS Meeting, subject to obtaining the necessary regulatory approvals. The terms of the New SPS Preferred Stock will depend on market and other conditions at the time of sale.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  The firm of Deloitte & Touche LLP has been appointed by the SPS Board to audit the accounts of SPS for the 1996 fiscal year. Deloitte & Touche LLP has been the independent public accountants of SPS since 1993. Representatives of the firm are expected to attend the SPS Meeting to answer appropriate questions which any shareholder may ask, and those representatives will have an opportunity to make a statement to the SPS Meeting if they desire to do so.

                               ----------------

  THE ANNUAL REPORT OF SPS FOR THE FISCAL YEAR ENDED AUGUST 31, 1995, WAS MAILED TO THE SHAREHOLDERS BEGINNING ON OR ABOUT NOVEMBER 14, 1995. IF YOU HAVE NOT RECEIVED THE ANNUAL REPORT, PLEASE NOTIFY JAMES D. STEINHILPER, GROUP MANAGER, FINANCE, OR LOUISE C. ROSS, MANAGER, INVESTOR RELATIONS, SOUTHWESTERN PUBLIC SERVICE COMPANY, P. O. BOX 1261, AMARILLO, TEXAS 79170, TELEPHONE: 806-378-2121, AND A COPY WILL BE SENT TO YOU.

                                                                        ANNEX I

                     COPY OF MERGER AGREEMENT, AS AMENDED

  Agreement and Plan of Reorganization, dated as of August 22, 1995 (this "Agreement"), by and among Public Service Company of Colorado, a corporation formed under the laws of the State of Colorado ("PSCo"), Southwestern Public Service Company, a corporation formed under the laws of the State of New Mexico ("SPS"), and M-P New Co., a corporation formed under the laws of the State of Delaware, 50% of whose outstanding capital stock is owned by PSCo and 50% of whose capital stock is owned by SPS (the "Company").

  Whereas, PSCo and SPS have determined to engage in a business combination as peer firms in a merger of equals;

  Whereas, in furtherance thereof, the respective Boards of Directors of PSCo, SPS and the Company have approved the consummation of a reorganization provided for in this Agreement, pursuant to which two wholly owned, newly formed subsidiaries of the Company will merge with and into PSCo and SPS on the terms and conditions set forth in this Agreement (such transactions are referred to herein individually as the PSCo Merger and the SPS Merger (as defined in Section 1.3) and collectively as the "Mergers"), as a result of which the common shareholders of PSCo and SPS will together own all of the outstanding shares of common stock of the Company and each share of each other class of capital stock of PSCo and SPS shall be unaffected and remain outstanding;

  Whereas, for federal income tax purposes, it is intended that the Mergers shall collectively qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of PSCo and SPS will not recognize any gain or loss as a result thereof, except with respect to any cash received; and

  Whereas, the parties hereto intend to cause the organization of a service company subsidiary of the Company and a subsidiary of the Company which will hold the shares of existing non-utility subsidiaries of PSCo and SPS.

  Now Therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  The Mergers

  Section 1.1 Formation of Merger Subsidiaries. To effectuate the transactions contemplated herein, upon receipt of any required approvals, PSCo and SPS respectively, shall cause the following corporations (together, the "Merger Subsidiaries") to be organized:

  (a) PSCO Merger Corp., a corporation organized under the laws of the State of Colorado ("Merger Sub A"), the articles of incorporation and bylaws of which shall be in such forms as shall be determined by PSCo with the consent of SPS, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 100 shares of common stock, without par value, which shall be issued to the Company at a price of $1.00 per share.

  (b) SPS Merger Corp., a corporation organized under the laws of the State of New Mexico ("Merger Sub B"), the articles of incorporation and bylaws of which shall be in such forms as shall be determined by SPS with the consent of PSCo, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 100 shares of common stock, without par value, which shall be issued to the Company at a price of $1.00 per share.

  Section 1.2 Certain Other Actions. In connection with the organization of the Merger Subsidiaries, as soon as practicable following the creation of the Merger Subsidiaries, the Company shall: (a) designate the respective directors and officers of the Merger Subsidiaries; (b) cause the directors and officers of the Merger Subsidiaries to take such steps as may be necessary or appropriate to complete the organization of the Merger Subsidiaries; (c) adopt (as sole shareholder of each of the Merger Subsidiaries) each of the Merger Agreements (as defined in Section 1.3); (d) cause each Merger Agreement to be approved by the Merger Subsidiary party thereto; and (e) cause each Merger Subsidiary to perform its obligations under the Merger Agreement to which it is a party.

  Section 1.3 The Mergers. Pursuant to agreements and plans of merger, forms of which are attached hereto as Exhibit A and Exhibit B (respectively, the "PSCo Merger Agreement" and the "SPS Merger Agreement" and, together, the "Merger Agreements"), and upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.4):

  (a) Merger Sub A shall be merged with and into PSCo (the "PSCo Merger") in accordance with the applicable provisions of the laws of the State of Colorado. PSCo shall be the surviving corporation in the PSCo Merger and shall continue its corporate existence under the laws of the State of Colorado. As a result of the PSCo Merger, PSCo shall become a subsidiary of the Company. The effects and consequences of the PSCo Merger shall be as set forth in the PSCo Merger Agreement and in Section 7-111-106 of the Colorado Business Corporation Act (the "CBCA").

  (b) Merger Sub B shall be merged with and into SPS (the "SPS Merger") in accordance with the laws of the State of New Mexico. SPS shall be the surviving corporation in the SPS Merger and shall continue its existence under the laws of the State of New Mexico. As a result of the SPS Merger, SPS shall become a subsidiary of the Company. The effects and consequences of the SPS Merger shall be as set forth in the SPS Merger Agreement and in Section 53-14-6 of the New Mexico Business Corporation Act (the "NMBCA").

  Section 1.4 Effective Time of the Mergers. On the Closing Date (as defined in Section 3.1), articles of merger with respect to the PSCo Merger shall be executed and filed by the parties hereto with the Department of State of the State of Colorado pursuant to Section 7-111-105 of the CBCA and articles of merger with respect to the SPS Merger shall be executed and filed by the parties hereto with the Department of State of the State of New Mexico pursuant to Section 53-14-4 of the NMBCA. The Mergers shall both become effective simultaneously and at the time that PSCo and SPS shall agree as specified in the articles of merger for the Mergers (the time the Mergers become effective being hereinafter called the "Effective Time").

                                  ARTICLE II

                              Treatment of Shares

  Section 2.1 Effect of Mergers on Capital Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of PSCo, SPS, Merger Sub A, Merger Sub B or the Company:

  (a) Cancellation of Certain Common Stock. Each share of PSCo common stock, par value $5.00 per share ("PSCo Common Stock"), and each share of SPS common stock, par value $1.00 per share ("SPS Common Stock"), together with any PSCo Rights (as defined in Section 4.18) or SPS Rights (as defined in Section 5.18), that are owned by PSCo or any of its subsidiaries (as defined in
Section 4.1) or by SPS or any of its subsidiaries, as the case may be, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (b) Conversion of Certain Common Stock. Each share of PSCo Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive one share ("PSCo Conversion Ratio") of Company common stock, par value $1.00 per share ("Company Common Stock"), and each share of SPS Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive
0.95 shares ("SPS Conversion Ratio") of Company Common Stock. Upon such conversions as provided for herein and in the respective Merger Agreements, each holder of a certificate formerly representing any such shares of PSCo Common Stock or SPS Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor (and cash in lieu of fractional shares) upon the surrender of such certificate in accordance with Section 2.2.

  (c) Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, and no consideration shall be delivered in exchange therefor.

  (d) Preferred Stock Unchanged. Each of the PSCo Preferred Shares, par value $100.00 per share and each share of PSCo Preferred Stock, par value $25.00 per share (collectively, "PSCo Preferred Stock"), and each share of SPS Preferred Stock, par value $100.00 per share and each share of SPS Preferred Stock, par value $25.00 per share (collectively, "SPS Preferred Stock") shall be unchanged in and shall remain outstanding after the Mergers.

  (e) Shares of Dissenting Holders. Any issued and outstanding shares of SPS Common Stock, PSCo Common Stock, SPS Preferred Stock or PSCo Preferred Stock held by a person who objects to the Merger and complies with all applicable provisions of the CBCA or the NMBCA, as applicable, concerning the right of such person to dissent from the Mergers and demand appraisal of such shares ("Dissenting Holder") shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the CBCA or the NMBCA, as applicable, and, in the case of shares of SPS Common Stock and PSCo Common Stock, shall not be converted as described in Section 2.1(b); provided, however, that shares outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares, pursuant to the CBCA or the NMBCA, as applicable, shall (i) in the case of shares of SPS Common Stock or PSCo Common Stock, be deemed to be converted, as of the Effective Time, into the right to receive the Company Common Stock specified in Section 2.1(b) and cash in lieu of fractional shares in accordance with Section 2.2, without interest, and (ii) in the case of shares of SPS Preferred Stock or PSCo Preferred Stock, be unchanged in and remain outstanding after the Mergers, without interest.

  Section 2.2 Exchange of Common Stock Certificates.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank, trust company or other agent selected by PSCo and SPS ("Exchange Agent") certificates representing shares of Company Common Stock required to effect the conversion of PSCo or SPS, as the case may be, Common Stock into Company Common Stock referred to in Section 2.1(b).

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PSCo or SPS, as the case may be, Common Stock ("Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock ("Company Shares") pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of PSCo or SPS, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate, there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole Company Shares, as the case may be.

  (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the delivery for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to
Section 2.2(a) over (y) the aggregate number of full shares of Company Common Stock to be distributed to holders of PSCo or SPS, as the case may be, Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of PSCo or SPS, as the case may be, Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in Section 2.2(d)(iii).

  (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of PSCo or SPS, as the case may be, Common Stock, the Exchange Agent shall, until remitted pursuant to Section 2.2(f), hold such proceeds in trust for the holders of PSCo or SPS, as the case may be, Common Stock ("Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the proceeds comprising the Common Shares Trust to which each holder of PSCo or SPS, as the case may be, Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of PSCo or SPS, as the case may be, Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of PSCo or SPS, as the case may be, Common Stock are entitled.

  (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of PSCo or SPS, as the case may be, Common

Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of PSCo or SPS, as the case may be, Common Stock who have theretofore delivered Certificates for PSCo or SPS, as the case may be, Common Stock for exchange pursuant to this Article II.

  (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of PSCo with respect to shares of PSCo Common Stock, and of SPS with respect to shares of SPS Common Stock, issued and outstanding prior to the Effective Time shall be closed and no transfer of any such shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this Section 2.2.

  (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of undelivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                  The Closing

  Section 3.1 Closing. The closing (the "Closing") of the Mergers shall take place at a place to be mutually agreed upon by the parties hereto at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and date as SPS and PSCo shall mutually agree (the "Closing Date").

                                  ARTICLE IV

                    Representations and Warranties of PSCo

  PSCo represents and warrants to SPS as follows:

  Section 4.1 Organization and Qualification. Except as disclosed in Section
4.1 of the PSCo Disclosure Schedule (as defined in Section 7.6(ii)), each of PSCo and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of PSCo and its subsidiaries taken as a whole or on the consummation of this Agreement or the PSCo Merger Agreement (any such material adverse effect being hereinafter referred to as a "PSCo Material Adverse Effect"). As used in this Agreement the term "subsidiary" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.

  Section 4.2 Subsidiaries. Section 4.2 of the PSCo Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of PSCo, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and PSCo's interest therein. Except as disclosed in Section 4.2 of the PSCo Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as disclosed in Section 4.2 of the PSCo Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of PSCo are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by PSCo free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

  Section 4.3 Capitalization. The authorized capital stock of PSCo consists of 140,000,000 shares of PSCo Common Stock and 7,000,000 shares of PSCo Preferred Stock. As of the close of business on July 31, 1995, 62,931,908 shares of PSCo Common Stock and 2,902,412 shares of PSCo Preferred Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of PSCo are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 4.3 of the PSCo Disclosure Schedule and except for the PSCo Rights (as defined in Section 4.18), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating PSCo or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of PSCo or obligating PSCo or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

  Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. PSCo has all requisite power and authority to enter into this Agreement and the PSCo Merger Agreement and, subject to the PSCo Shareholders' Approvals (as defined in Section 4.13) and the PSCo Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the PSCo Merger Agreement and the consummation by PSCo of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PSCo, subject to obtaining the PSCo Shareholders' Approvals. This Agreement has been, and the PSCo Merger Agreement will be, duly and validly executed and delivered by PSCo and, assuming the due authorization, execution and delivery of this Agreement by SPS and the Company and of the PSCo Merger Agreement by Merger Sub A, constitutes, or will constitute, the legal, valid and binding obligation of PSCo enforceable against PSCo in accordance with its terms.

  (b) Non-Contravention. Except as disclosed in Section 4.4(b) of the PSCo Disclosure Schedule, the execution and delivery of this Agreement by PSCo do not, and the execution and delivery by PSCo of the PSCo Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets

(any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of PSCo or any of its subsidiaries or, to the best knowledge of PSCo, any of its joint ventures, under any provisions of (i) the articles of incorporation, bylaws or similar governing documents of PSCo or any of its subsidiaries or joint ventures, (ii) subject to obtaining the PSCo Required Statutory Approvals and the receipt of the PSCo Shareholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority"), applicable to PSCo or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in
Section 4.4(b) of the PSCo Disclosure Schedule (the "PSCo Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PSCo or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, in the aggregate, a PSCo Material Adverse Effect.

  (c) Statutory Approvals. Except as disclosed in Section 4.4(c) of the PSCo Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the PSCo Merger Agreement by PSCo or the consummation by PSCo of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would have, in the aggregate, a PSCo Material Adverse Effect (the "PSCo Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such PSCo Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance. Except as disclosed in Section 4.4(d) or 4.11 of the PSCo Disclosure Schedule or as disclosed in the PSCo SEC Reports (as defined in Section 4.5), neither PSCo nor any of its subsidiaries nor, to the best knowledge of PSCo, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws (as defined in Section 4.11(g)) of any Governmental Authority, except for violations that, in the aggregate, do not have, and, to the best knowledge of PSCo, are not reasonably likely to have, a PSCo Material Adverse Effect. Except as disclosed in Section 4.4(d) or 4.11 of the PSCo Disclosure Schedule, PSCo, its subsidiaries and, to the best knowledge of PSCo, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted (collectively, "Permits"), except those the failure to obtain which, in the aggregate, would not have a PSCo Material Adverse Effect.

  Section 4.5 Reports and Financial Statements. The filings required to be made by PSCo and its subsidiaries since January 1, 1990 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable Colorado and Wyoming laws and regulations, the Federal Power Act (the "Power Act"), the Natural Gas Act, the 1935 Act or the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") have been filed with the Securities and Exchange Commission (the "SEC"), the Colorado Public Utility Commission (the "Colorado Commission"), the Wyoming Public Service Commission (the "Wyoming Commission"), the Federal Energy Regulatory Commission (the "FERC") or the Nuclear Regulatory Commission (the "NRC"), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. PSCo has made available to SPS a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by PSCo with the SEC since January 1, 1990 and through the date hereof (as such documents have since the time of their filing been amended, the "PSCo SEC Reports"). The PSCo SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by

PSCo with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of PSCo included in the PSCo SEC Reports (collectively, the "PSCo Financial Statements") have been prepared, and will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of PSCo as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the articles of incorporation and bylaws of PSCo, as in effect on the date hereof, have been delivered to SPS.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the PSCo SEC Reports filed prior to the date hereof or as disclosed in Section 4.6 of the PSCo Disclosure Schedule, from December 31, 1994 through the date hereof each of PSCo and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of PSCo, is reasonably likely to have, a PSCo Material Adverse Effect. For purposes of this Section 4.6, the amount of any fine or penalty imposed or assessed against PSCo after the date of this Agreement may be taken into account in determining whether a PSCo Material Adverse Effect has occurred regardless of whether or not the event, fact or condition which lead to the imposition or assessment of the fine or penalty has been disclosed in the PSCo SEC Reports or the PSCo Disclosure Schedule.

  Section 4.7 Litigation. Except as disclosed in the PSCo SEC Reports filed prior to the date hereof or as disclosed in Section 4.7, 4.9 or 4.11 of the PSCo Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the best knowledge of PSCo, threatened, nor are there any investigations or reviews pending or, to the best knowledge of PSCo, threatened against, relating to or affecting PSCo or any of its subsidiaries,
(ii) there have not been any developments since December 31, 1994 with respect to any such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to PSCo or any of its subsidiaries that in the aggregate would have, or to the best knowledge of PSCo are reasonably likely to have, a PSCo Material Adverse Effect.

  Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of PSCo for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy in definitive form, relating to the meetings of the shareholders of SPS and PSCo to be held in connection with the Mergers and the prospectus relating to the Company Common Stock to be issued in the Mergers (the "Joint Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes PSCo or any of its subsidiaries on the one hand, or SPS or any of its subsidiaries on the other hand.

  (a) Filing of Timely Tax Returns. Except as disclosed in Section 4.9(a) of the PSCo Disclosure Schedule, PSCo and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

  (b) Payment of Taxes. PSCo and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

  (c) Tax Reserves. PSCo and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

  (d) Tax Liens. There are no Tax liens upon the assets of PSCo or any of its subsidiaries except liens for Taxes not yet due.

  (e) Withholding Taxes. PSCo and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S)(S)1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

  (f) Extensions of Time for Filing Tax Returns. Except as disclosed in
Section 4.9(f) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

  (g) Waivers of Statute of Limitations. Except as disclosed in Section 4.9(g) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (h) Expiration of Statute of Limitations. Except as disclosed in Section 4.9(h) of the PSCo Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of PSCo and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against PSCo or any of its subsidiaries that has not been resolved and paid in full.

  (i) Audit, Administrative and Court Proceedings. Except as disclosed in
Section 4.9(i) of the PSCo Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of PSCo or any of its subsidiaries.

  (j) Powers of Attorney. Except as disclosed in Section 4.9(j) of the PSCo Disclosure Schedule, no power of attorney currently in force has been granted by PSCo or any of its subsidiaries concerning any Tax matter.

  (k) Tax Rulings. Except as disclosed in Section 4.9(k) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date.

"Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

  (l) Availability of Tax Returns. PSCo and its subsidiaries have made available to SPS complete and accurate copies, covering all years ending on or after December 31, 1990, of (i) all Tax Returns, and any amendments thereto, filed by PSCo or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by PSCo or any of its subsidiaries and (iii) any Closing Agreements entered into by PSCo or any of its subsidiaries with any taxing authority.

  (m) Tax Sharing Agreements. Except as disclosed in Section 4.9(m) of the PSCo Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among PSCo and any of its subsidiaries.

  (n) Code (S)341(f). Neither PSCo nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code (S)341(f) or has agreed to have Code (S)341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code (S)341(f)(4)) owned by PSCo or any of its subsidiaries.

  (o) Code (S)168. Except as disclosed in Section 4.9(o) of the PSCo Disclosure Schedule, no property of PSCo or any of its subsidiaries is property that PSCo or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code (S)168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code (S)168.

  (p) Code (S)481 Adjustments. Except as disclosed in Section 4.9(p) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries is required to include in income any adjustment pursuant to Code (S)481(a) by reason of a voluntary change in accounting method initiated by PSCo or any of its subsidiaries, and, to the best of the knowledge of PSCo, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

  (q) Code (S)(S)6661 and 6662. Except as disclosed in Section 4.9(q) of the PSCo Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code (S)6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code (S)6662 for Tax Returns filed after December 31, 1989) that could reasonably be expected to result in a PSCo Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of PSCo and its subsidiaries in accordance with Code (S)6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code (S)6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

  (r) Code (S)280G. Except as disclosed in Section 4.9(r) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code (S)280G.

  (s) NOLS. As of December 31, 1993, PSCo and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in
Section 4.9(s) of the PSCo Disclosure Schedule. Section 4.9(s) of the PSCo Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

  (t) Credit Carryover. As of December 31, 1993, PSCo and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in
Section 4.9(t) of the PSCo Disclosure Schedule. Section 4.9(t) of the PSCo Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

  (u) Code (S)338 Elections. Except as disclosed in Section 4.9(u) of the PSCo Disclosure Schedule, no election under Code (S)338 (or any predecessor provision) has been made by or with respect to PSCo or any of its subsidiaries or any of their respective assets or properties.

  (v) Acquisition Indebtedness. Except as disclosed in Section 4.9(v) of the PSCo Disclosure Schedule, no indebtedness of PSCo or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code (S)279(b).

  (w) Intercompany Transactions. Except as disclosed in Section 4.9(w) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations (S)1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

  Section 4.10 Employee Matters; ERISA.

  (a) Benefit Plans. Section 4.10(a) of the PSCo Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program or arrangement covering employees, former employees or directors of PSCo (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if PSCo or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of PSCo or any of its subsidiaries (whether or not terminated, if PSCo or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA (S)3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code
(S)412 maintained or contributed to by PSCo or any entity required to be aggregated therewith pursuant to Code (S)414(b) or (c) (a "PSCo ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "PSCo Benefit Plans") and (iv) with respect to each PSCo Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such PSCo Benefit Plan).

  (b) Contributions. Except as disclosed in Section 4.10(b) of the PSCo Disclosure Schedule, all material contributions and other payments required to have been made by PSCo or any of its subsidiaries pursuant to any PSCo Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the PSCo Financial Statements.

  (c) Qualification; Compliance. Except as disclosed in Section 4.10(c) of the PSCo Disclosure Schedule, each PSCo Benefit Plan that is intended to be "qualified" within the meaning of Code (S)401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of PSCo, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. PSCo and each of its subsidiaries are in compliance with, and each PSCo Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that could not reasonably be expected to have a PSCo Material Adverse Effect. To the best knowledge of PSCo, no individual or entity has engaged in any transaction with respect to any PSCo Benefit Plan as a result of which PSCo or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA (S)409 or (S)502, or subject to an excise tax pursuant to Code (S)4975. To the best knowledge of PSCo, (i) no PSCo Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state, or local governmental entity, and (ii) no PSCo Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

  (d) Liabilities. With respect to the PSCo Benefit Plans, individually and in the aggregate, no termination or partial termination of any PSCo Benefit Plan or other event has occurred, and, to the best knowledge of PSCo, there exists no condition or set of circumstances, that could subject PSCo or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty Corporation (the "PBGC"), or under any indemnity agreement to which PSCo, any of its subsidiaries or any PSCo ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, could reasonably be expected to have a PSCo Material Adverse Effect.

  (e) Welfare Plans. Except as disclosed in Section 4.10(e) of the PSCo Disclosure Schedule, no PSCo Benefit Plan that is a "welfare plan" (within the meaning of ERISA (S)3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA (S)601).

  (f) Documents Made Available. PSCo has made available to SPS a true and correct copy of each collective bargaining agreement to which PSCo is a party or under which PSCo has obligations and, with respect to each PSCo Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements,
(iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code (S)401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued, and (v) the most recent actuarial report or valuation.

  (g) Payments Resulting from Mergers. Other than as set forth in Section 7.11 or disclosed in Section 4.10(g) of the PSCo Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or PSCo or any of its subsidiaries under any applicable PSCo Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any PSCo Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

  (h) Funded Status of Plans. Except as disclosed in Section 4.10(h) of the PSCo Disclosure Schedule, each PSCo Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA (S)302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No PSCo Benefit Plan subject to the minimum funding requirements of ERISA (S)302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA (S)302).

  (i) Multiemployer Plans. Except as disclosed in Section 4.10(i) of the PSCo Disclosure Schedule, no PSCo Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA (S)4001(a)(3)), a multiple employer plan described in Code (S)413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA (S)3(40)); and none of PSCo, any subsidiary thereof or any PSCo ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any PSCo Benefit Plan that is listed in Section 4.10(i) of the PSCo Disclosure Schedule as a multiemployer plan, PSCo and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA (S)(S)4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

  (j) Modification or Termination of Plans. Except as disclosed in Section 4.10(j) of the PSCo Disclosure Schedule: (i) neither PSCo nor any subsidiary of PSCo is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and (ii) to the best knowledge of PSCo, after review of all PSCo Benefit Plan documents, the Company, PSCo or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any PSCo Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such PSCo Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by PSCo or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA (S)204(g).

  (k) Reportable Events; Claims. Except as disclosed in Section 4.10(k) of the PSCo Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA (S)4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any PSCo Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of PSCo, threatened, by or against PSCo or any of its subsidiaries with respect to any PSCo Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that could reasonably be expected to have to a PSCo Material Adverse Effect.

  (l) Labor Agreements. To the best knowledge of PSCo, as of the date hereof, there is no current labor union representation question involving employees of PSCo or any of its subsidiaries, nor does PSCo or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the PSCo SEC Reports or as disclosed in
Section 4.10(l) of the PSCo Disclosure Schedule: (i) neither PSCo nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against PSCo or any of its subsidiaries pending, or to the best knowledge of PSCo, threatened, that has, or reasonably may be expected by PSCo to have, a PSCo Material Adverse Effect; (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against PSCo or any of its subsidiaries pending, or to the best knowledge of PSCo, threatened, that has, or reasonably may be expected by PSCo to have, a PSCo Material Adverse Effect; (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of PSCo, threatened, against or involving PSCo or any of its subsidiaries that has or, insofar as reasonably can be foreseen, could have, a PSCo Material Adverse Effect; (v) PSCo and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, in the aggregate, does not, and insofar as reasonably can be foreseen, will not, have a PSCo Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of PSCo, threatened in respect to which any director, officer, employee or agent of PSCo or any of its subsidiaries is or may be entitled to claim indemnification from PSCo or any of its subsidiaries pursuant to their respective articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 4.10(l) of the PSCo Disclosure Schedule.

  Section 4.11 Environmental Protection.

  (a) Compliance. Except as disclosed in Section 4.11(a) of the PSCo Disclosure Schedule, or as disclosed in the PSCo SEC Reports, each of PSCo and each of its subsidiaries is in material compliance with all applicable Environmental Laws (as hereinafter defined in Section 4.11(g)), except where the failure to be so in material compliance would not in the aggregate have a PSCo Material Adverse Effect. Except as disclosed in Section 4.11(a) of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that PSCo or any of its subsidiaries is not in material compliance with applicable Environmental Laws, except where the failure to be so in material compliance would not in the aggregate have a PSCo Material Adverse Effect.

  (b) Environmental Permits. Except as disclosed in Section 4.11(b) of the PSCo Disclosure Schedule, or as disclosed in the PSCo SEC Reports, PSCo and each of its subsidiaries has obtained or has applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and PSCo and its subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures would not have in the aggregate a PSCo Material Adverse Effect.

  (c) Environmental Claims. Except as disclosed in Section 4.11(c) of the PSCo Disclosure Schedule, or as disclosed in the PSCo SEC Reports, to the best knowledge of PSCo, there is no Environmental Claim (as hereinafter defined in Section 4.11(g)) pending, or to the best knowledge of PSCo, threatened (i) against PSCo or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim PSCo or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that PSCo or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined, would have in the aggregate a PSCo Material Adverse Effect.

  (d) Releases. Except as disclosed in Section 4.11(c) or 4.11(d) of the PSCo Disclosure Schedule, or as disclosed in the PSCo SEC Reports, to the best knowledge of PSCo, there has been no Release (as hereinafter defined in Section 4.11(g)) of any Hazardous Material (as hereinafter defined in Section 4.11(g)) that would be reasonably likely to form the basis of any Environmental Claim against PSCo or any subsidiary or joint venture of PSCo, or against any person or entity whose liability for any Environmental Claim PSCo or any subsidiary or joint venture of PSCo has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not have in the aggregate a PSCo Material Adverse Effect.

  (e) Predecessors. Except as disclosed in Section 4.11(e) of the PSCo Disclosure Schedule, or as disclosed in the PSCo SEC Reports, to the best knowledge of PSCo, with respect to any predecessor of PSCo or any subsidiary or joint venture of PSCo, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that PSCo reasonably believes would have, in the aggregate a PSCo Material Adverse Effect.

  (f) Disclosure. To the best knowledge of PSCo, PSCo has disclosed to SPS all material facts that PSCo reasonably believes form the basis of a PSCo Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site and (iii) any other environmental matter affecting PSCo or its subsidiaries that would have, or that PSCo reasonably believes would have, in the aggregate a PSCo Material Adverse Effect.

  (g) As used in this Agreement:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including, without limitation, any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by PSCo or any of its subsidiaries or joint ventures (for purposes of this Section 4.11 only), or by SPS or any of its subsidiaries or joint ventures (for purposes of Section 5.11 only), (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which PSCo or any of its subsidiaries or joint ventures operates (for purposes of this Section 4.11 only) or in which SPS or any of its subsidiaries or joint ventures operates (for purposes of Section 5.11 only).

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

  Section 4.12 Regulation as a Utility. PSCo is regulated as a public utility in the State of Colorado and one of its wholly owned subsidiaries is regulated as a public utility in the State of Wyoming. Except as disclosed in Section
4.12 of the PSCo Disclosure Schedule, neither PSCo nor any subsidiary company or affiliate of PSCo is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. As used in this Section 4.12 and in Section 5.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act. PSCo is a holding company exempt from all provisions of the 1935 Act except Section 9(a)(2) pursuant to Section 3(a)(2) of the 1935 Act.

  Section 4.13 Vote Required. The approval of the PSCo Merger by two-thirds of all votes entitled to be cast by all holders of PSCo Common Stock and PSCo Preferred Stock voting together as a single class (the "PSCo Shareholders' Approvals") are the only votes of the holders of any class or series of the capital stock of PSCo required to approve this Agreement, the Merger Agreements, the Mergers and the other transactions contemplated hereby.

  Section 4.14 Accounting Matters. PSCo has not, through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Mergers as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

  Section 4.15 Opinion of Financial Advisor. PSCo has received the opinion of Barr Devlin & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the PSCo Conversion Ratio is fair from a financial point of view to the holders of PSCo Common Stock.

  Section 4.16 Insurance. Except as disclosed in Section 4.16 of the PSCo Disclosure Schedule, each of PSCo and each of its subsidiaries is, and has been continuously since January 1, 1990, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by PSCo and its subsidiaries during such time period. Except as disclosed in Section 4.16 of the PSCo Disclosure Schedule, neither PSCo nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of PSCo and its subsidiaries are valid and enforceable policies.

  Section 4.17 Ownership of SPS Common Stock. PSCo does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of SPS Common Stock.

  Section 4.18 PSCo Rights Agreement. PSCo shall take all necessary action with respect to all of the outstanding rights to purchase common stock of PSCo (the "PSCo Rights") issued pursuant to the Rights Agreement, dated as of February 26, 1991 (the "PSCo Rights Agreement"), between PSCo and Mellon Bank, N.A., as Rights Agent, so that PSCo, as of the time immediately prior to the Effective Time, will have no obligations under the PSCo Rights or the PSCo Rights Agreement, except for the payment of any redemption price, if required, and so that the holders of the PSCo Rights will have no rights under the PSCo Rights or the PSCo Rights Agreement except for the payment of any redemption price, if required. Assuming the accuracy of the representation contained in
Section 5.17, the execution, delivery and performance of this Agreement will not result in a distribution of, or otherwise, trigger, the PSCo Rights under the PSCo Rights Agreement.

                                   ARTICLE V

                     Representations and Warranties of SPS

  SPS represents and warrants to PSCo as follows:

  Section 5.1 Organization and Qualification. Except as disclosed in Section
5.1 of the SPS Disclosure Schedule (as defined in Section 7.6(i)), each of SPS and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of SPS and its subsidiaries taken as a whole or on the consummation of this Agreement or the SPS Merger Agreement (any such material adverse effect being hereinafter referred to as a "SPS Material Adverse Effect").

  Section 5.2 Subsidiaries. Section 5.2 of the SPS Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of SPS, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and SPS's interest therein. Except as disclosed in Section 5.2 of the SPS Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as disclosed in Section 5.2 of the SPS Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of SPS are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by SPS free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 5.3 Capitalization. The authorized capital stock of SPS consists of 100,000,000 shares of SPS Common Stock and 5,000,000 shares of SPS Preferred Stock. As of the close of business on July 31, 1995, (i) 40,917,908 shares of SPS Common Stock and 1,416,800 shares of SPS Preferred Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of SPS are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 5.3 of the SPS Disclosure Schedule and except for the SPS Rights (as defined in Section 5.18), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating SPS or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of SPS or obligating SPS or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

  Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. SPS has all requisite power and authority to enter into this Agreement and the SPS Merger Agreement and, subject to the SPS Shareholders' Approvals (as defined in Section 5.13) and the SPS Required Statutory Approvals (as defined in Section 5.4(c), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the SPS Merger Agreement and the consummation by SPS of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SPS, subject to obtaining the SPS Shareholders' Approvals. This Agreement has been, and the SPS Merger Agreement will be, duly and validly executed and delivered by SPS and, assuming the due authorization, execution and delivery hereof by PSCo and the Company and of the SPS Merger Agreement by Merger Sub B, constitutes, or will constitute, the legal, valid and binding obligation of SPS enforceable against SPS in accordance with its terms.

  (b) Non-Contravention. Except as disclosed in Section 5.4(b) of the SPS Disclosure Schedule the execution and delivery of this Agreement by SPS do not, and the execution and delivery of the SPS Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any Violation by SPS or any of its subsidiaries or, to the best knowledge of SPS, any of its joint ventures under any provisions of (i) the articles of incorporation, bylaws or similar governing documents of SPS or any of its subsidiaries or joint ventures, (ii) subject to obtaining the SPS Required Statutory Approvals and the receipt of the SPS Shareholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to SPS or any of its subsidiaries or joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals disclosed in Section 5.4(b) of the SPS Disclosure Schedule (the "SPS Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SPS or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, in the aggregate, a SPS Material Adverse Effect.

  (c) Statutory Approvals. Except as disclosed in Section 5.4(c) of the SPS Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority, is necessary for the execution and delivery of this Agreement or the SPS Merger Agreement by SPS or the consummation by SPS of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would have, in the aggregate, a SPS Material Adverse Effect (the "SPS Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such SPS Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance. Except as disclosed in Section 5.4(d) or 5.11 of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports (as defined in Section 5.5), neither SPS nor any of its subsidiaries nor, to the best knowledge of SPS, any of its joint ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws), of any Governmental Authority, except for violations that, in the aggregate, do not have, and, to the best knowledge of SPS, are not reasonably likely to have, a SPS Material Adverse Effect. Except as disclosed in Section 5.4(d) or
5.11 of the SPS Disclosure Schedule, SPS, its subsidiaries and, to the best knowledge of SPS, its joint ventures have all Permits, except those the failure to obtain which would not, in the aggregate, have a SPS Material Adverse Effect.

  Section 5.5 Reports and Financial Statements. The filings required to be made by SPS and its subsidiaries since January 1, 1990 under the Securities Act, the Exchange Act, applicable New Mexico, Texas, Oklahoma and Kansas laws and regulations or the Power Act have been filed with the SEC, the New Mexico Public Utility Commission (the "New Mexico Commission"), the Public Utility Commission of Texas (the "Texas Commission"), the Corporation Commission of Oklahoma (the "Oklahoma Commission"), the Kansas Corporation Commission (the "Kansas Commission"), or the FERC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No filings by SPS or its subsidiaries have been required under the 1935 Act, the Natural Gas Act or the Atomic Energy Act. SPS has made available to PSCo a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SPS with the SEC since January 1, 1990 and through the date hereof (as such documents have since the time of their filing been amended, the "SPS SEC Reports"). The SPS SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by SPS with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of SPS included in the SPS SEC Reports (collectively, the "SPS Financial Statements") have been prepared, and will be prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of SPS as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the articles of incorporation and bylaws of SPS, as in effect on the date hereof, have been delivered to PSCo.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the SPS SEC Reports filed prior to the date hereof or as disclosed in Section 5.6 of the SPS Disclosure Schedule, from December 31, 1994 through the date hereof each of SPS and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of SPS, is reasonably likely to have, a SPS Material Adverse Effect. For purposes of the Section 5.6, the amount of any fine or penalty imposed or assessed against SPS after the date of this Agreement may be taken into account in determining whether a SPS Material Adverse

Effect has occurred regardless of whether or not the event, fact or condition which lead to the imposition or assessment of the fine or penalty has been disclosed in the SPS SEC Reports or the SPS Disclosure Schedule.

  Section 5.7 Litigation. Except as disclosed in the SPS SEC Reports filed prior to the date hereof or as disclosed in Section 5.7, 5.9 or 5.11 of the SPS Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the best knowledge of SPS, threatened, nor are there any investigations or reviews pending or, to the best knowledge of SPS, threatened against, relating to or affecting SPS or any of its subsidiaries,
(ii) there have not been any developments since December 31, 1994 with respect to any such disclosed claims, suits, actions, proceedings, investigations or reviews, and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to SPS or any of its subsidiaries that in the aggregate would have, or to the best knowledge of SPS are reasonably likely to have, a SPS Material Adverse Effect.

  Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of SPS for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of SPS and PSCo and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.9 Tax Matters.

  (a) Filing of Timely Tax Returns. Except as disclosed in Section 5.9(a) of the SPS Disclosure Schedule, SPS and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

  (b) Payment of Taxes. SPS and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

  (c) Tax Reserves. SPS and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

  (d) Tax Liens. There are no Tax liens upon the assets of SPS or any of its subsidiaries except liens for Taxes not yet due.

  (e) Withholding Taxes. SPS and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S)(S) 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

  (f) Extensions of Time for Filing Tax Returns. Except as disclosed in
Section 5.9(f) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

  (g) Waivers of Statute of Limitations. Except as disclosed in Section 5.9(g) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (h) Expiration of Statute of Limitations. Except as disclosed in Section 5.9(h) of the SPS Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of SPS and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against SPS or any of its subsidiaries that has not been resolved and paid in full.

  (i) Audit, Administrative and Court Proceedings. Except as disclosed in
Section 5.9(i) of the SPS Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of SPS or any of its subsidiaries.

  (j) Powers of Attorney. Except as disclosed in Section 5.9(j) of the SPS Disclosure Schedule, no power of attorney currently in force has been granted by SPS or any of its subsidiaries concerning any Tax matter.

  (k) Tax Rulings. Except as disclosed in Section 5.9(k) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

  (l) Availability of Tax Returns. SPS and its subsidiaries have made available to PSCo complete and accurate copies covering all years ending on or after December 31, 1990, of (i) all Tax Returns, and any amendments thereto, filed by SPS or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by SPS or any of its subsidiaries and (iii) any Closing Agreements entered into by SPS or any of its subsidiaries with any taxing authority.

  (m) Tax Sharing Agreements. Except as disclosed in Section 5.9(m) of the SPS Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among SPS and any of its subsidiaries.

  (n) Code (S) 341(f). Neither SPS nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code (S) 341(f) or has agreed to have Code (S) 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code (S) 341(f)(4)) owned by SPS or any of its subsidiaries.

  (o) Code (S) 168. Except as disclosed in Section 5.9(o) of the SPS Disclosure Schedule, no property of SPS or any of its subsidiaries is property that SPS or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code
(S) 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code (S) 168.

  (p) Code (S) 481 Adjustments. Except as disclosed in Section 5.9(p) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries is required to include in income any adjustment pursuant to Code (S) 481(a) by reason of a voluntary change in accounting method initiated by SPS or any of its subsidiaries, and to the best of the knowledge of SPS, the IRS has not proposed any such adjustment or change in accounting method.

  (q) Code (S)(S) 6661 and 6662. Except as disclosed in Section 5.9(q) of the SPS Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code (S) 6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code (S) 6662 for tax returns filed after December 31, 1989) that could reasonably be expected to result in a SPS Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of SPS and its subsidiaries in accordance with Code (S) 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code (S) 6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

  (r) Code (S)280G. Except as disclosed in Section 5.9(r) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code (S)280G.

  (s) NOLS. As of December 31, 1993, SPS and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in
Section 5.9(s) of the SPS Disclosure Schedule. Section 5.9(s) of the SPS Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

  (t) Credit Carryover. As of December 31, 1993, SPS and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in
Section 5.9(t) of the SPS Disclosure Schedule. Section 5.9(t) of the SPS Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

  (u) Code (S)338 Elections. Except as disclosed in Section 5.9(u) of the SPS Disclosure Schedule, no election under Code (S)338 (or any predecessor provision) has been made by or with respect to SPS or any of its subsidiaries or any of their respective assets or properties.

  (v) Acquisition Indebtedness. Except as disclosed in Section 5.9(v) of the SPS Disclosure Schedule, no indebtedness of SPS or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code (S)279(b).

  (w) Intercompany Transactions. Except as disclosed in Section 5.9(w) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations
(S)1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

  Section 5.10 Employee Matters; ERISA.

  (a) Benefit Plans. Section 5.10(a) of the SPS Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program or arrangement covering employees, former employees or directors of SPS (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of ERISA (S)3(3) (whether or not terminated, if SPS or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of SPS or any of its subsidiaries (whether or not terminated, if SPS or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA (S)3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code (S)412 maintained or contributed to by SPS or any entity required to be aggregated therewith pursuant to Code
(S)414(b) or (c) (a "SPS ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "SPS Benefit Plans") and (iv) with respect to each SPS Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such SPS Benefit Plan).

  (b) Contributions. Except as disclosed in Section 5.10(b) of the SPS Disclosure Schedule, all material contributions and other payments required to have been made by SPS or any of its subsidiaries pursuant to any SPS Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the SPS Financial Statements.

  (c) Qualification; Compliance. Except as disclosed in Section 5.10(c) of the SPS Disclosure Schedule, each SPS Benefit Plan that is intended to be "qualified" within the meaning of Code (S)401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of SPS, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. SPS and each of its subsidiaries are in compliance with, and each SPS Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that could not reasonably be expected to have a SPS Material Adverse Effect. To the best knowledge of SPS, no individual or entity has engaged in any transaction with respect to any SPS Benefit Plan as a result of which SPS or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA (S)409 or (S)502, or subject to an excise tax pursuant to Code (S)4975. To the best knowledge of SPS, (i) no SPS Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state, or local governmental entity, and (ii) no SPS Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

  (d) Liabilities. With respect to the SPS Benefit Plans, individually and in the aggregate, no termination or partial termination of any SPS Benefit Plan or other event has occurred, and, to the best knowledge of SPS, there exists no condition or set of circumstances, that could subject SPS or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC), or under any indemnity agreement to which SPS, any of its subsidiaries or any SPS ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, could reasonably be expected to have a SPS Material Adverse Effect.

  (e) Welfare Plans. Except as disclosed in Section 5.10(e) of the SPS Disclosure Schedule, no SPS Benefit Plan that is a "welfare plan" (within the meaning of ERISA (S)3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA (S)601).

  (f) Documents Made Available. SPS has made available to PSCo a true and correct copy of each collective bargaining agreement to which SPS is a party or under which SPS has obligations and, with respect to each SPS Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code (S)401(a) of such plan and a copy of any application of an IRS determination letter filed since the most recent IRS determination letter was issued, and (v) the most recent actuarial report or valuation.

  (g) Payments Resulting from Mergers. Other than as set forth in Section 7.11 or disclosed in Section 5.10(g) of the SPS Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or SPS or any of its subsidiaries under any applicable SPS Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any SPS Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

  (h) Funded Status of Plans. Except as disclosed in Section 5.10(h) of the SPS Disclosure Schedule, each SPS Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA (S)302 or to

Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No SPS Benefit Plan subject to the minimum funding requirements of ERISA (S)302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA (S)302).

  (i) Multiemployer Plans. Except as disclosed in Section 5.10(i) of the SPS Disclosure Schedule, no SPS Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA (S)4001(a)(3)), a multiple employer plan described in Code (S)413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA (S)3(40)); and none of SPS, any subsidiary thereof or any SPS ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any SPS Benefit Plan that is listed in Section 5.10(i) of the SPS Disclosure Schedule as a multiemployer plan, SPS and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA (S)(S)4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

  (j) Modification or Termination of Plans. Except as disclosed in Section 5.10(j) of the SPS Disclosure Schedule: (i) neither SPS nor any subsidiary of SPS is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and (ii) to the best knowledge of SPS after review of all SPS Benefit Plan documents, the Company, SPS or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any SPS Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such SPS Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by SPS or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA (S)204(g).

  (k) Reportable Events; Claims. Except as disclosed in Section 5.10(k) of the SPS Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA (S)4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any SPS Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of SPS, threatened, by or against SPS or any of its subsidiaries with respect to any SPS Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that could reasonably be expected to have a SPS Material Adverse Effect.

  (l) Labor Agreements. To the best knowledge of SPS, as of the date hereof, there is no current labor union representation question involving employees of SPS or any of its subsidiaries, nor does SPS or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the SPS SEC Reports or as disclosed in
Section 5.10(l) of the SPS Disclosure Schedule: (i) neither SPS nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against SPS or any of its subsidiaries pending, or to the best knowledge of SPS, threatened, that has, or reasonably may be expected by SPS to have, a SPS Material Adverse Effect; (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against SPS or any of its subsidiaries pending, or to the best knowledge of SPS, threatened, that has, or reasonably may be expected by SPS to have, a SPS Material Adverse Effect; (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of SPS, threatened, against or involving SPS or any of its subsidiaries that has or, insofar as reasonably can be foreseen, could have, a SPS Material Adverse Effect; (v) SPS and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, in the aggregate, does not, and insofar as reasonably can be foreseen, will not, have a SPS Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of SPS, threatened in respect to which any director, officer, employee or agent of SPS or any of its subsidiaries is or may be entitled to claim indemnification from SPS or any of its subsidiaries pursuant to their respective articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 5.10(l) of the SPS Disclosure Schedule.

  Section 5.11 Environmental Protection.

  (a) Compliance. Except as disclosed in Section 5.11(a) of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports, each of SPS and each of its subsidiaries is in material compliance with all applicable Environmental Laws, except where the failure to be so in material compliance would not in the aggregate have a SPS Material Adverse Effect. Except as disclosed in Section 5.11(a) of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that SPS or any of its subsidiaries is not in material compliance with applicable Environmental Laws, except where the failure to be so in material compliance would not in the aggregate have a SPS Material Adverse Effect.

  (b) Environmental Permits. Except as disclosed in Section 5.11(b) of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports, each of SPS and each of its subsidiaries has obtained or has applied for all material Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and SPS and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures would not have in the aggregate a SPS Material Adverse Effect.

  (c) Environmental Claims. Except as disclosed in Section 5.11(c) of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports, to the best knowledge of SPS, there is no Environmental Claim (as defined in Section 4.11(g)) pending, or to the best knowledge of SPS, threatened (i) against SPS or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim SPS or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that SPS or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined, would have in the aggregate a SPS Material Adverse Effect.

  (d) Releases. Except as disclosed in Section 5.11(c) or 5.11(d) of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports, to the best knowledge of SPS, there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against SPS or any subsidiary or joint venture of SPS, or against any person or entity whose liability for any Environmental Claim SPS or any subsidiary or joint venture of SPS has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not have in the aggregate a SPS Material Adverse Effect.

  (e) Predecessors. Except as disclosed in Section 5.11(e) of the SPS Disclosure Schedule or as disclosed in the SPS SEC Reports, to the best knowledge of SPS with respect to any predecessor of SPS or any subsidiary or joint venture of SPS, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that SPS reasonably believes would have, in the aggregate, a SPS Material Adverse Effect.

  (f) Disclosure. To the best knowledge of SPS, SPS has disclosed to PSCo all material facts that SPS reasonably believes form the basis of a SPS Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and offsite and (iii) any other environmental matter affecting SPS or its subsidiaries that would have, or that SPS reasonably believes would have, in the aggregate a SPS Material Adverse Effect.

  Section 5.12 Regulation as a Utility. SPS is regulated as a public utility in the States of Texas, New Mexico, Oklahoma and Kansas and in no other state. Except as disclosed in Section 5.12 of the SPS Disclosure Schedule, neither SPS nor any subsidiary company or affiliate of SPS is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. SPS is not a holding company under the 1935 Act.

  Section 5.13 Vote Required. The approval of the SPS Merger by two-thirds of all votes entitled to be cast by all holders of SPS Common Stock and two-thirds of all votes entitled to be cast by all holders of SPS Preferred Stock, each voting as a separate class (the "SPS Shareholders' Approval"), are the only votes of the holders of any class or series of the capital stock of SPS required to approve this Agreement, the Merger Agreement, the Mergers and the other transactions contemplated hereby.

  Section 5.14 Accounting Matters. SPS has not, through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Mergers as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

  Section 5.15 Opinion of Financial Advisor. SPS has received the opinion of Dillon, Read & Co. Inc. dated the date hereof, to the effect that, as of the date hereof, the SPS Conversion Ratio and consideration to be received by the holders of SPS Common Stock are fair from a financial point of view to the holders of SPS Common Stock.

  Section 5.16 Insurance. Except as disclosed in Section 5.16 of the SPS Disclosure Schedule, each of SPS and each of its subsidiaries is, and has been continuously since January 1, 1990, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by SPS and its subsidiaries during such time period. Except as disclosed in Section 5.16 of the SPS Disclosure Schedule, neither SPS nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of SPS and its subsidiaries are valid and enforceable policies.

  Section 5.17 Ownership of PSCo Common Stock. SPS does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of PSCo Common Stock.

  Section 5.18 SPS Rights Agreement. SPS shall take all necessary action with respect to all of the outstanding rights to purchase common stock of SPS (the "SPS Rights") issued pursuant to the Rights Agreement dated as of July 23, 1991 between SPS and Ameritrust Company National Association, as Rights Agent (the "SPS Rights Agreement"), so that SPS, as of the time immediately prior to the Effective Time, will have no obligations under the SPS Rights or the SPS Rights Agreement, except for the payment of any redemption price, if required, and so that the holders of the SPS Rights will have no rights under the SPS Rights or the SPS Rights Agreement except for the payment of any redemption price, if required. Assuming the accuracy of the representation contained in Section 4.17, the execution, delivery and performance of this Agreement will not result in a distribution of, or otherwise, trigger, the SPS Rights under the SPS Rights Agreement.

                                  ARTICLE VI

                    Conduct of Business Pending the Mergers

  PSCo and SPS have each delivered to the other a budget for the years 1995 through 1999 (respectively, the "PSCo Budget" and the "SPS Budget"), which PSCo or SPS, as the case may be, may update or otherwise modify in writing for purposes of this Article VI only with the consent in writing of SPS or PSCo, as the case may be. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, each of PSCo and SPS agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other party shall otherwise consent in writing, as follows:

  Section 6.1 Ordinary Course of Business. Each of PSCo and SPS shall, and each shall cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing or planned programs relating to downsizing, re-engineering and similar matters, keep available the services of their present officers and employees, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

  Section 6.2 Dividends. Neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to: (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (i) to such party or its wholly-owned subsidiaries, (ii) stated dividends on PSCo Preferred Stock or SPS Preferred Stock, (iii) regular dividends on PSCo Common Stock with usual record and payment dates not in excess of an annual rate of $2.04, provided that such annual rate may be increased by up to $0.16 and (iv) regular dividends on SPS Common Stock with usual record and payment dates not in excess of an annual rate of $2.20 per share; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (c) redeem, repurchase or otherwise acquire any shares of their capital stock other than (i) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including, without limitation, (A) repurchases, redemptions and other acquisitions in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans and (B) redemptions, purchases or acquisitions required by the respective terms of any series of PSCo Preferred Stock or SPS Preferred Stock and (C) in connection with refunding of PSCo Preferred Stock or SPS Preferred Stock at a lower cost of funds as permitted pursuant to Section 6.7, (ii) intercompany acquisitions of capital stock and (iii) the redemption, if required, of the PSCo Rights and the SPS Rights pursuant to the PSCo Rights Agreement and the SPS Rights Agreement, respectively.

  Section 6.3 Issuance of Securities. Except as provided in the PSCo Budget or the SPS Budget, as the case may be, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (a) the issuance of common stock or stock appreciation or similar rights, as the case may be, pursuant to (i) the PSCo Dividend Reinvestment and Share Purchase Plan, Employee Savings and Stock Ownership Plan, Omnibus Incentive Plan, Annual Incentive Plan and Long Term Incentive Plan or (ii) the Dividend Reinvestment and Cash Payment Plan for Shareholders of SPS, the Dividend Reinvestment and Cash Payment Plan for Employees of SPS, the SPS 1989 Stock Incentive Plan, the SPS Employee Investment Plan, the SPS Non-Qualified Salary Deferral Plan and the SPS Directors' Deferred

Compensation Plan, in each case consistent in kind and amount with past practice and in the ordinary course of business under such plans substantially in accordance with their present terms, (b) the issuance by a wholly-owned subsidiary of shares of its capital stock to its parent and (c) preferred stock to the extent disclosed in Section 6.7 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule, provided that subject to Section 6.9, the type and amount of annual awards under the SPS 1989 Stock Incentive Plan may vary from year to year in accordance with the terms of such plan.

  Section 6.4 Charter Documents. Except as disclosed in Section 6.4 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule, neither PSCo nor SPS shall amend or propose to amend its articles of incorporation or by-laws, except as contemplated herein, in any way adverse to the other party.

  Section 6.5 Acquisitions. Except as disclosed in Section 6.5 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule, and except for acquisitions not exceeding $50,000,000 in the aggregate in the case of, on the one hand, PSCo and its subsidiaries and, on the other hand, SPS and its subsidiaries, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets; provided that Quixx Corporation, a subsidiary of SPS, shall be permitted to carry on its business of making investments in and developing cogeneration and energy-related projects within the limitations of funding Quixx Corporation by SPS imposed by the applicable regulatory authorities or as approved by the Boards of Directors of Quixx Corporation and SPS.

  Section 6.6 No Dispositions. Except as disclosed in Section 6.6 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule, and other than (a) dispositions not exceeding $5 million in the aggregate, in the case of, on the one hand, PSCo and its subsidiaries and, on the other hand, SPS and its subsidiaries, (b) as may be required by law to consummate the transactions contemplated hereby or (c) in the ordinary course of business consistent with past practice, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.

  Section 6.7 Indebtedness. Except as disclosed in Section 6.7 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule and except as provided in the PSCo Budget and the SPS Budget, as the case may be, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than (a) short-term indebtedness in the ordinary course of business consistent with past practice, (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, (c) long-term indebtedness in connection with the refunding of PSCo Preferred Stock or SPS Preferred Stock at a lower cost of funds, and (d) additional indebtedness aggregating in any year not more than 110% of the amount provided therefor in the PSCo Budget with respect to PSCo and its subsidiaries and in the SPS Budget with respect to SPS and its subsidiaries.

  Section 6.8 Capital Expenditures. Except as disclosed in Section 6.8 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule or as required by law, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, make any capital expenditures, other than (a) capital expenditures incurred in connection with the construction of new facilities, (b) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (c) additional capital expenditures in any year of not more than 110% of the amount provided therefor in the PSCo Budget for that year with respect to PSCo and its subsidiaries and in the SPS Budget for that year with respect to SPS and its subsidiaries.

  Section 6.9 Compensation, Benefits. Except as disclosed in Section 6.9 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule, neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments and except for normal (including incentive) increases, extensions, expansions, enhancements, amendments or adoptions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole or
(ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice.

  Section 6.10 1935 Act. None of the parties hereto shall, nor shall any such party permit any of its subsidiaries to, except as required or contemplated by this Agreement, engage in any activities that would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of PSCo or SPS, respectively, to claim an exemption from all provisions of the 1935 Act except Section 9(a)(2) under Section 3(a)(2) pursuant to Rule 2 of the 1935 Act, other than (i) the application to the SEC under the 1935 Act contemplated by this Agreement for approval to the extent required of the transactions contemplated hereby and (ii) the registration of the Company pursuant to the 1935 Act.

  Section 6.11 Accounting. Neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

  Section 6.12 Pooling. Neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, prevent the parties from accounting for the Mergers as a pooling of interests in accordance with GAAP and applicable SEC regulations.

  Section 6.13 Tax-Free Status. Neither PSCo nor SPS shall, nor shall either permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the qualification of the Mergers as a transaction described in Code (S)351.

  Section 6.14 Discharge of Liabilities. Neither PSCo nor SPS shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice or as disclosed in Section 6.7 of the PSCo Disclosure Schedule or the SPS Disclosure Schedule.

  Section 6.15 Cooperation, Notification. Each of PSCo and SPS shall: (a) confer on a regular and frequent basis with one or more representatives of the other to discuss the general status of its ongoing operations; (b) promptly notify the other of any significant changes in its business, properties, assets, condition (financial or other), prospects or results of operations;
(c) advise the other of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a PSCo Material Adverse Effect or a SPS Material Adverse Effect, as the case may be; and (d) promptly provide the other with copies of all filings made by it or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

  Section 6.16 Rate Matters. Other than currently pending rate filings, each of PSCo and SPS shall, and shall cause its subsidiaries to, discuss with the other any changes in its or its subsidiaries' regulated rates or charges (other than fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other parties prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and neither shall make any filing to change its rates on file with the public utility commission of any state or FERC that would have a material adverse effect on the benefits associated with the Mergers.

  Section 6.17 Third-Party Consents. PSCo shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all PSCo Required Consents. PSCo shall promptly notify SPS of any failure or anticipated failure to obtain any such consents and, if requested by SPS, shall provide copies of all PSCo Required Consents obtained by PSCo to SPS. SPS shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all SPS Required Consents. SPS shall promptly notify PSCo of any failure or anticipated failure to obtain any such consents and, if requested by PSCo, shall provide copies of all SPS Required Consents obtained by SPS to PSCo.

  Section 6.18 No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

  Section 6.19 Tax-Exempt Status. No party hereto shall, nor shall any party permit any subsidiary to, take any action that would likely jeopardize the qualification of the outstanding revenue bonds issued for the benefit of PSCo (or any subsidiary thereof) or for the benefit of SPS (or any subsidiary thereof) that qualify on the date hereof under Code (S)142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

  Section 6.20 Transition Management. PSCo and SPS shall create a special transition management task force (the "Task Force") to be headed by Wayne H. Brunetti (or an individual designated by him who shall be reasonably satisfactory to the other Task Force head) and Bill D. Helton (or an individual designated by him and reasonably satisfactory to the other Task Force head). The Task Force shall report its findings to the Board of Directors of each of PSCo and SPS. After the date hereof and prior to the Effective Time, Wayne H. Brunetti shall frequently attend meetings of SPS's Board of Directors and Bill D. Helton shall frequently attend meetings of PSCo's Board of Directors as they deem appropriate in consultation with each other.

  Section 6.21 Insurance. Each of PSCo and SPS shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or such party's subsidiaries.

  Section 6.22 Permits. Each party shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing Permits (as defined in Section 4.4) pursuant to which such party or such party's subsidiaries operate.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) a copy of each reasonably available report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Colorado Commission, the Wyoming Commission, the New Mexico Commission, the Texas Commission, the Oklahoma Commission, the Kansas Commission or any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement. The party requesting copies of any documents from any other party hereto shall be responsible for all out-of-pocket expenses incurred by the party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

  Section 7.2 Joint Proxy Statement and Registration Statement.

  (a) Preparation and Filing. As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together the "Joint Proxy/Registration Statement"). The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that none of the Company, SPS or PSCo shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which the Company will not, following the Mergers, be so subject. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement. No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement. The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act and the rules and regulations thereunder. The parties shall take such action as may be reasonably required to cause the shares of Company Common Stock to be issued in the Mergers to be approved for listing on the NYSE and any other stock exchanges agreed to by the parties, each upon official notice of issuance.

  (b) Letter of PSCo's Accountants. Following receipt by Arthur Andersen LLP, PSCo's independent auditors, of an appropriate request from SPS pursuant to SAS No. 72, PSCo shall use its best efforts to cause to be delivered to the Company and SPS a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and SPS, in form and substance reasonably satisfactory to the Company and SPS and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  (c) Letter of SPS's Accountants. Following receipt by Deloitte & Touche, LLP, SPS's independent auditors, of an appropriate request from PSCo pursuant to SAS No. 72, SPS shall use its best efforts to cause to be delivered to the Company and PSCo a letter of Deloitte & Touche, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and PSCo, in form and substance satisfactory to the Company and PSCo and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of SPS and PSCo that (i) PSCo shall have received an opinion from Barr Devlin & Co. Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the PSCo Conversion Ratio is fair to the holders of PSCo Common Stock, and (ii) SPS shall have received an opinion from Dillon, Read & Co. Inc., dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the SPS Conversion Ratio is fair to the holders of SPS Common Stock.

  Section 7.3 Regulatory Matters.

  (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies.

  (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement and the Merger Agreements, including, without limitation, the PSCo Required Statutory Approvals and the SPS Required Statutory Approvals. SPS shall have the right to review and approve in advance all characterizations of the information relating to SPS, on the one hand, and PSCo shall have the right to review and approve in advance all characterizations of the information relating to PSCo, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement, the Merger Agreements or the Mergers. PSCo and SPS shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

  Section 7.4 Shareholder Approvals.

  (a) Approval of SPS Shareholders. SPS shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "SPS Special Meeting") for the purpose of securing the SPS Shareholders' Approvals, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) recommend to its shareholders the approval of the SPS Merger, this Agreement, the SPS Merger Agreement and the transactions contemplated hereby and thereby (provided that nothing contained in this Section 7.4 shall require the Board of Directors of SPS to take any action or refrain from taking any action that such Board determines in good faith and with the advice of counsel as set forth in a written, reasoned opinion would result in a breach of its fiduciary duties under applicable law), and (iv) cooperate and consult with PSCo with respect to each of the foregoing matters.

  (b) Approval of PSCo Shareholders. PSCo shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "PSCo Special Meeting") for the purpose of securing the PSCo Shareholders' Approvals, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) recommend to its shareholders the approval of the PSCo Merger, this Agreement, the PSCo Merger Agreement and the transactions contemplated hereby and thereby (provided that nothing contained in this Section 7.4 shall require the Board of Directors of PSCo to take any action or refrain from taking any action that such Board determines in good faith and with the advice of counsel as set forth in a written, reasoned opinion would result in a breach of its fiduciary duties under applicable law), and (iv) cooperate and consult with SPS with respect to each of the foregoing matters.

  (c) Meeting Date. The PSCo Special Meeting and the SPS Special Meeting shall be held on the same day unless otherwise agreed by PSCo and SPS.

  (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of PSCo to hold the PSCo Special Meeting that the opinion of Barr Devlin & Co. Incorporated referred to in Section 7.2(d) shall not have been withdrawn, and it shall be a condition to the obligation of SPS to hold the SPS Special Meeting that the opinion of Dillon, Read & Co. Inc. referred to in
Section 7.2(d) shall not have been withdrawn.

  Section 7.5 Directors' and Officers' Indemnification.

  (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and management employees of the parties hereto and their respective subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of such party or any subsidiary thereof, whether pertaining to any matter existing or occurring at or prior to or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger Agreements or the transactions contemplated hereby or thereby. In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time), (x) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the laws of the State of Delaware, as applicable, (y) the Company shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law or as set forth in the Company's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 7.5(a) in connection with any such action.

  (b) Insurance. For a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by PSCo and SPS; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the current annual premiums for the policies currently maintained by PSCo and SPS for their directors' and officers' liability insurance; provided further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance for each of PSCo and SPS as can be so maintained or obtained at a cost equal to 200 percent of the respective current annual premiums of each of PSCo and SPS for their directors' and officers' liability insurance and other indemnity agreements.

  (c) Successors. In the event the Company or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

  (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PSCo,

SPS and their respective subsidiaries with respect to their activities as such prior to or at the Effective Time, as provided in their respective articles of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  Section 7.6 Disclosure Schedules. On or before the date of this Agreement,
(i) SPS has delivered to PSCo a schedule (the "SPS Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of SPS stating that the Disclosure Schedule is being delivered pursuant to this
Section 7.6(i) and (ii) PSCo has delivered to SPS a schedule (the "PSCo Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of PSCo stating that the PSCo Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The SPS Disclosure Schedule and the PSCo Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

  Section 7.7 Public Announcements. PSCo and SPS shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Merger Agreements or any of the transactions contemplated hereby or thereby and, subject to each party's disclosure obligations imposed by law or any applicable national securities exchange, shall not issue any public announcement or statement prior to consultation with the other party.

  Section 7.8 Rule 145 Affiliates. SPS shall identify in a letter to PSCo, and PSCo shall identify in a letter to SPS, all persons who are, at the Closing Date, "affiliates" of SPS and PSCo, respectively, as such term is used in Rule 145 under the Securities Act. SPS and PSCo shall use their respective best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C (each, an "Affiliate Agreement").

  Section 7.9 Employee Agreements and Workforce Matters.

  (a) Certain Employee Agreements. Subject to Section 7.10 and Section 7.15, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties that apply to any current or former employees or current or former directors of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms or from exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  (b) Workforce Matters. Subject to applicable collective bargaining agreements, for a period of two (2) years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved without regard to whether employment was with PSCo or its subsidiaries or SPS or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law. However, no provision contained in this Section 7.9 shall be deemed to constitute an employment contract between the Company and any individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.

  Section 7.10 Employee Benefit Plans. Each of the SPS Benefit Plans and PSCo Benefit Plans (other than plans specifically provided for in Section 7.11), in effect on the date hereof (or as amended in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees or former employees of SPS and any of its subsidiaries and of PSCo and any of its subsidiaries, respectively, who are covered by such plans immediately prior to the Closing Date until the Company determines otherwise on or after the Effective Time; provided, however, that nothing herein contained, other than the provisions of Section 6.9, shall limit any reserved right contained in any such SPS Benefit Plan or PSCo Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Without limiting the foregoing, each participant in any SPS Benefit Plan or PSCo Benefit Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. However, no provision contained in this Section 7.10 shall be deemed to constitute an employment contract between the Company and any individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.

  Section 7.11 Incentive, Stock and Other Plans. With respect to each of (i) the PSCo Employee Savings and Stock Ownership Plan, Omnibus Incentive Plan, Annual Incentive Plan and Long Term Incentive Plan and (ii) the SPS 1989 Stock Incentive Plan, the SPS Employee Investment Plan, the SPS Non-Qualified Salary Deferral Plan and the SPS Directors' Deferred Compensation Plan and each other employee benefit plan, program or arrangement under which the delivery of SPS Common Stock, PSCo Common Stock or Company Common Stock, as the case may be, is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan"), (i) PSCo and SPS shall take such action as may be necessary so that, after the Effective Time, such Stock Plan shall provide for the issuance only of Company Common Stock and
(ii) the Company shall (x) take all corporate action necessary or appropriate to obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or, to the extent the Company deems it desirable, to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (y) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such Stock Plan and (z) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such benefits, grants or awards remain payable or such options remain outstanding, as the case may be. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under (S) 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 under the Exchange Act. Each of PSCo and SPS shall obtain any shareholder approvals that may be necessary for the deduction of any compensation payable under any Stock Plan or other compensation arrangement.

  Section 7.12 No Solicitations. No party hereto shall, and each such party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. SPS and PSCo shall notify the other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall give the other five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal. Notwithstanding anything in this Section 7.12 to the contrary, in the event of an unsolicited Takeover

Proposal, unless the PSCo Shareholders' Approvals and the SPS Shareholders' Approvals have all been obtained, PSCo or SPS may, to the extent that the Board of Directors of such party is advised in a written, reasoned opinion of outside counsel that a failure to do so would result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person. As used in this Section 7.12, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, any party or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement and the Merger Agreements.

  Section 7.13 Company Board of Directors.

  (a) PSCo's and SPS's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 14 persons, eight of whom shall be designated by PSCo prior to the Effective Time and six of whom shall be designated by SPS prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of the Company shall be agreed to by PSCo and SPS, the PSCo Designees and the SPS Designees (each as defined in Section 10.7) to be divided as equally as possible among such classes; provided, however, that if, prior to the Effective Time and until the date that is four and one-half years from the Effective Time, any of the PSCo Designees or SPS Designees shall decline or be unable to serve, the party which designated such person or the remaining PSCo Designees or SPS Designees, respectively, shall designate or nominate for any election by the stockholders another person to serve in that person's place and the Company shall use its best efforts to the fullest extent permitted by law to cause the election of such nominated person as a director of the Company by the stockholders. The Board of Directors of the Company will have at least four (4) committees consisting of an audit committee, a compensation committee, a finance committee, a nominating and civic responsibility committee and such other committees as the Board of Directors of the Company may determine is appropriate under the circumstances. Two of the above-named committees will be chaired by directors nominated by PSCo and two of the above-named committees will be chaired by directors nominated by SPS. In addition to the chairman, the membership of each committee shall consist of four members, two of whom shall be directors nominated by PSCo and two of whom shall be nominated by SPS.

  (b) During the period from the Effective Time until four and one-half years after the Effective Time, (i) the provisions of Section 7.13(a), Section 7.13(b)(i), Section 7.15 and Section 7.16 shall not be modified unless and until the terms of such modification are approved by, and no committees other than the four committees listed in Section 7.13(a) shall be created except by, the affirmative vote of two-thirds (66 2/3%) of the members of the Board of Directors of the Company (i.e., 10 of the 14 members of the Board of Directors of the Company), (ii) and the provisions of Section 7.13(b)(ii) and Section
7.14 shall not be modified unless and until the terms of such modification are approved by at least 10 of the members of the Board of Directors of the Company.

  Section 7.14 Company Directors and Officers. At the Effective Time, pursuant to the terms hereof and of the employment contracts referred to in Section 7.15: (a) Mr. Helton shall hold the position of Chairman of the Board of Directors and Chief Executive Officer of the Company until the later of (i) June 30, 1999 or (ii) 30 months from the Effective Time (the "Initial Period"), and shall continue to hold the position of Chairman of the Board of Directors of the Company until May 31, 2001, and (b) Mr. Brunetti shall serve as President, Chief Operating Officer and Vice Chairman of the Board of Directors of the Company until the end of the Initial Period, at which time he shall be entitled to hold the position of Chief Executive Officer of the Company. In addition, beginning June 1, 2001, Mr. Brunetti shall serve as Chairman of the Board of Directors of the Company until his successor is elected or appointed and shall have qualified in accordance with the General Corporation Law of Delaware, the Certificate of Incorporation and the By-Laws of the Company. If either of such persons is unable or unwilling to hold such offices for the periods set forth above, his successor shall be selected by the affirmative vote of 10 of the members of the Board of Directors of the Company.

  Section 7.15 Employment Contracts. The Company shall, as of or prior to the Effective Time, enter into employment contracts with Mr. Helton and Mr. Brunetti in the forms set forth in Exhibit D and Exhibit E, respectively.

  Section 7.16 Corporate Offices. Following the Effective Time, the Company shall maintain its corporate offices in Denver, Colorado and significant operating offices in Amarillo, Texas.

  Section 7.17 Expenses. Subject to Section 7.1 and Section 9.3, all costs and expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by PSCo, on the one hand, and SPS, on the other hand.

  Section 7.18 Further Assurances.

  (a) Each of SPS and PSCo shall, and shall cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by the other in order to consummate the Mergers and other transactions contemplated by this Agreement and the Merger Agreements, and to use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby (subject to the votes of its shareholders described in Sections 4.13 and 5.13, respectively), including fully cooperating with the other in obtaining the SPS Required Statutory Approvals, the PSCo Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

  (b) SPS and PSCo shall be responsible for the taking of any action necessary or advisable to obtain the SPS Required Statutory Approvals and to obtain the PSCo Required Statutory Approvals, respectively. SPS and PSCo agree to cooperate in obtaining the necessary approvals from the NRC, the FERC and the SEC under the 1935 Act, the Securities Act and the Exchange Act and from the applicable state authorities under state "blue sky" or securities laws. SPS and PSCo shall each provide the other with copies of any filings made with any Governmental Authorities in connection with the foregoing.

  (c) It may be preferable to effectuate a business combination between PSCo and SPS by means of an alternative structure in light of the conditions set forth in Sections 8.1(e), 8.2(f) and 8.3(f). Accordingly, if the only conditions to the parties' obligations to consummate the Mergers that are not satisfied or waived are receipt of any one or more of the PSCo Required Consents, PSCo Statutory Approvals, SPS Required Consents and SPS Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for PSCo and SPS the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits; provided that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

  Section 7.19 Registration Rights. Upon the receipt of a written notice within a period of three years after the Closing Date from an affiliate or affiliates of the Company requesting the Company to register, under the Securities Act, Company Common Stock received by such affiliate in the Mergers, the Company shall use its reasonable best efforts to cause the offering of all shares designated in such a request (the "Shares") to be registered, one time at the Company's expense and all other times at the expense of such affiliate, under the Securities Act and any state securities or Blue-Sky laws necessary to effect a resale of such Shares; provided that
(i) no fewer than 20,000 Shares are to be registered pursuant to such a request; (ii) such shares are not immediately saleable in the open market at the time in the opinion of counsel for the holder pursuant to an exemption under the Securities Act without limitation as to the number of shares which may be sold, the price at which the shares may be sold or the ability of the purchaser of such shares to immediately resell them in the open market; and (iii) the Board of Directors has not determined, in its reasonable good faith judgment, that such registration and sale would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company then under consideration.

  Section 7.20 Charter and By-Law Amendments. Prior to the Closing: (a) PSCo and SPS shall agree upon amendments to be effected to the Certificate of Incorporation of the Company, including to change the name of the Company to a name agreed upon by PSCo and SPS (the "Company Charter Amendments"), and the by-laws of the Company, and (b) the Company shall take all actions necessary so that the Company Charter Amendments and such amendments to the Company by-laws become effective no later than the Effective Time.

                                 ARTICLE VIII

                                  Conditions

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger to Which it is Party. The respective obligations of each party to effect the Merger to which it is party shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:

  (a) Shareholder Approvals. The SPS Shareholders' Approvals and the PSCo Shareholders' Approvals shall have been obtained.

  (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either or both of the Mergers shall have been issued and continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

  (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

  (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

  (e) Pooling. Each of PSCo and SPS shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to SPS and PSCo, respectively, stating that the Mergers will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

  (f) Statutory Approvals. The PSCo Required Statutory Approvals, the SPS Required Statutory Approvals and the finding of the Texas Commission that the transactions contemplated by the Agreement are in the public interest shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of PSCo or a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of SPS. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

  (g) The number of shares of PSCo Common Stock and PSCo Preferred Stock held by Dissenting Holders shall not constitute in the aggregate more than 5% of the number of issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock taken together as a single class for this purpose. The number of shares of SPS Common Stock and SPS Preferred Stock held by Dissenting Holders shall not in the aggregate constitute more than 5% of the number of issued and outstanding shares of SPS Common Stock and SPS Preferred Stock taken together as a single class for this purpose.

  Section 8.2 Conditions to Obligation of SPS to Effect the SPS Merger. The obligation of SPS to effect the SPS Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by SPS in writing pursuant to Section 9.5:

  (a) Performance of Obligations of PSCo. PSCo shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of PSCo set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) Closing Certificates. SPS shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of PSCo, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

  (d) PSCo Material Adverse Effect. No PSCo Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a PSCo Material Adverse Effect.

  (e) Tax Opinion. SPS shall have received an opinion of counsel, in form and substance satisfactory to SPS, dated the Closing Date, which opinion may be based on appropriate representations of PSCo, SPS and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that the Mergers, taken together, will be treated as a non-taxable exchange described in Code (S)351.

  (f) PSCo Required Consents. The material PSCo Required Consents shall have been obtained.

  (g) Affiliate Certificates. The Company shall have received a certificate dated the Closing Date from each person who is an affiliate of PSCo to the effect that: (i) such person has no present plan or intention to transfer, sell or otherwise dispose of any Company Common Stock such person may receive as a result of the PSCo Merger; (ii) until such time as financial results covering at least thirty days of post-closing combined operations of SPS, PSCo and the Company have been published, such person shall not sell such Company Common Stock in any transaction, private or public, or in any other way reduce such person's risk relative to any Company Common Stock that such person receives as a result of the PSCo Merger, except to the extent permitted pursuant to SAB No. 76; (iii) any future disposition by such person of any Company Common Stock such person receives as the result of the PSCo Merger will be accomplished in accordance with Rule 145(d) under the Securities Act or as provided in Section 7.19; and (iv) such person agrees that appropriate legends shall be placed upon the certificates evidencing ownership of the Company Common Stock that such person receives as a result of the PSCo Merger.

  Section 8.3 Conditions to Obligation of PSCo to Effect the PSCo Merger. The obligation of PSCo to effect the PSCo Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by PSCo in writing pursuant to Section 9.5:

  (a) Performance of Obligations of SPS. SPS shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of SPS set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) Closing Certificates. PSCo shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of SPS, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

  (d) SPS Material Adverse Effect. No SPS Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a SPS Material Adverse Effect.

  (e) Tax Opinion. PSCo shall have received an opinion of counsel, in form and substance satisfactory to PSCo, dated the Closing Date, which opinion may be based on appropriate representations of PSCo, SPS and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that the Mergers, taken together, will be treated as a non-taxable exchange described in Code (S) 351.

  (f) SPS Required Consents. The material SPS Required Consents shall have been obtained.

  (g) Affiliate Certificates. The Company shall have received a certificate dated the Closing Date from each person who is an affiliate of SPS to the effect that: (i) such person has no present plan or intention to transfer, sell or otherwise dispose of any Company Common Stock such person may receive as a result of the SPS Merger; (ii) until such time as financial results covering at least thirty days of post-closing combined operations of SPS, PSCo and the Company have been published, such person shall not sell such Company Common Stock in any transaction, private or public, or in any other way reduce such person's risk relative to any Company Common Stock that such person receives as a result of the SPS Merger, except to the extent permitted pursuant to SAB No. 76; (iii) any future disposition by such person of any Company Common Stock such person receives as the result of the SPS Merger will be accomplished in accordance with Rule 145(d) under the Securities Act or as provided in Section 7.19; and (iv) such person agrees that appropriate legends shall be placed upon the certificates evidencing ownership of the Company Common Stock that such person receives as a result of the SPS Merger.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination. This Agreement and the Merger Agreements may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

  (a) by mutual written consent of the Boards of Directors of PSCo and SPS;

  (b) by PSCo or SPS, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1996; provided, however, that such date shall automatically be extended to June 30, 1997 if, on December 31, 1996: (i) the condition set forth in Section 8.1(f) has not been satisfied or waived; (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and
(iii) any approvals required by Section 8.1(f) that have not yet been obtained are being pursued with diligence; provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

  (c) by PSCo or SPS, by written notice to the other party, if the PSCo Shareholders' Approvals shall not have been obtained at a duly held PSCo Special Meeting, including any adjournments thereof, or the SPS

Shareholders' Approvals shall not have been obtained at a duly held SPS Special Meeting, including any adjournments thereof;

  (d) by PSCo or SPS, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written, reasoned opinion of outside counsel for such party, of prohibiting either or both of the Mergers or causing a PSCo Material Adverse Effect or SPS Material Adverse Effect, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers or causing a PSCo Material Adverse Effect or SPS Material Adverse Effect, and such order, judgment or decree shall have become final and nonappealable;

  (e) by SPS, upon two days' prior notice to PSCo, if, as a result of a tender offer by a party other than PSCo or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than PSCo or any of its affiliates, the Board of Directors of SPS determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of SPS shall have been advised in a written, reasoned opinion by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by PSCo in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal and (ii) prior to any such termination, SPS shall, and shall cause its respective financial and legal advisors to, negotiate with PSCo to make such adjustments in the terms and conditions of this Agreement as would enable SPS to proceed with the transactions contemplated herein; provided further, that PSCo and SPS acknowledge and affirm that, notwithstanding anything in this
Section 9.1(e) to the contrary, PSCo and SPS intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that PSCo and SPS expect to derive from the Mergers and other transactions contemplated hereby;

  (f) by PSCo, upon two days' prior notice to SPS, if, as a result of a tender offer by a party other than SPS or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than SPS or any of its affiliates, the Board of Directors of PSCo determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of PSCo shall have been advised in a written, reasoned opinion by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by SPS in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal and (ii) prior to any such termination, PSCo shall, and shall cause its respective financial and legal advisors to, negotiate with SPS to make such adjustments in the terms and conditions of this Agreement as would enable PSCo to proceed with the transactions contemplated herein; provided further, that PSCo and SPS acknowledge and affirm that, notwithstanding anything in this Section 9.1(f) to the contrary, PSCo and SPS intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that PSCo and SPS expect to derive from the Mergers and other transactions contemplated hereby;

  (g) by SPS, by written notice to PSCo, if (i) there exist breaches of the representations and warranties of PSCo made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a PSCo Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by PSCo of notice in writing from SPS, specifying the nature of such breaches and requesting that they be remedied, (ii) PSCo (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Section
6.2 (Dividends), Section 6.3 (Issuance of Securities) and Section 6.7 (Indebtedness) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply with shall not have been remedied within twenty
(20) days after receipt by PSCo of a notice in writing from SPS, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of PSCo or any committee thereof (A) shall withdraw or modify in any manner adverse to SPS its approval or recommendation of this Agreement or the PSCo Merger, (B) shall fail to reaffirm such approval or recommendation upon SPS's request, (C) shall approve or recommend any acquisition of PSCo or a material portion of PSCo's assets or any tender offer for shares of capital stock of PSCo, in each case, by a party other than SPS or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C);

  (h) by PSCo, by written notice to SPS, if (i) there exist breaches of the representations and warranties of SPS made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a SPS Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by PSCo of notice in writing from PSCo, specifying the nature of such breaches and requesting that they be remedied, (ii) PSCo (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in
Section 6.2 (Dividends), Section 6.3 (Issuance of Securities) and Section 6.7 (Indebtedness) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply with shall not have been remedied within twenty
(20) days after receipt by SPS of a notice in writing from PSCo, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of SPS or any committee thereof (A) shall withdraw or modify in any manner adverse to PSCo its approval or recommendation of this Agreement or the SPS Merger, (B) shall fail to reaffirm such approval or recommendation upon PSCo's request, (C) shall approve or recommend any acquisition of SPS or a material portion of SPS's assets or any tender offer for shares of capital stock of SPS, in each case, by a party other than PSCo or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

  Section 9.2 Effect of Termination. In the event of termination of this Agreement by either PSCo or SPS pursuant to Section 9.1, there shall be no liability on the part of either PSCo or SPS or their respective officers or directors hereunder, except that Section 7.17 and Section 9.3 and the agreement contained in the second to the last sentence of Section 7.1 shall survive any such termination.

  Section 9.3 Termination Fee; Expenses.

  (a) Expenses Payable upon Breach. If this Agreement and the Merger Agreements are terminated pursuant to one (but not both) of Section 9.1(g)(i),
(ii) or (iii) or Section 9.1(h)(i), (ii) or (iii), then (i) the breaching party or the withdrawing or modifying party (the "Nonterminating Party") shall promptly (but not later than five business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the transactions contemplated by this Agreement) not to exceed $10 million in the aggregate ("Out-of-Pocket Expenses") in the form provided in Section 9.3(e); provided, however, that, if this Agreement is terminated by a party as a result of a willful breach or failure to perform or comply with agreements and covenants by the Nonterminating Party (including without limitation the actions set forth in Section 9.1(g)(iii) and 9.1(h)(iii)), the Nonterminating Party shall promptly (but not later than five business days after receipt of notice of the amount due from the other party) pay to such terminating party an additional $35 million in the form provided in Section 9.3(e).

  (b) Expenses Payable upon Acceptance of a Proposal. If this Agreement and the Merger Agreements are terminated pursuant to one of Section 9.1(e) or
Section 9.1(f) but not the other on the basis of a good faith determination made as provided in such Section 9.1(e) or Section 9.1(f) that the fiduciary obligations of the directors of the terminating party under applicable law require acceptance of a tender offer or other written offer or proposal with respect to a Business Combination and such terminating party (or an affiliate thereof) enters into an agreement (whether or not such agreement is embodied in a definitive manner) to consummate a Business Combination with the third party that made such proposal or with a subsidiary or affiliate thereof within one year of such termination, then the terminating party shall promptly (but not later than five business days after receipt of notice of the amount due from the other party), but prior to entering into such agreement with the third party, pay to the other party an amount equal to Out-of-Pocket Expenses plus $35 million in the form provided in Section 9.3(e).

  (c) Termination Fee in Certain Other Events. If: (i) this Agreement and the Merger Agreements are terminated (x) pursuant to Section 9.1(g)(i), (ii) or
(iii), Section 9.1(h)(i), (ii) or (iii), Section 9.1(b) or Section 9.1(d), (y) following a failure of the shareholders of SPS or PSCo to grant the necessary approvals described in Section 4.13 and Section 5.13, as the case may be (a "Shareholder Disapproval"), or (z) as a result of a material breach of Section 7.4; (ii) at the time of such termination (or, in the case of any termination following a Shareholder Disapproval, prior to the shareholder meeting at which such Shareholder Disapproval occurred), there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, SPS or PSCo (as the case may be, the "Target Party") or the affiliates thereof which, at the time of such termination (or of the meeting of the Target Party's shareholders, as the case may be) shall not have been (A) rejected by the Target Party and its Board of Directors and
(B) withdrawn by the third party, then promptly (but not later than five business days after receipt of notice of the amount due from the other party) after the termination of this Agreement (1) if PSCo is the Target Party, PSCo shall pay to SPS a termination fee equal to $35 million plus Out-of-Pocket Expenses in the form provided in Section 9.3(e) and (2) if SPS is the Target Party, SPS shall pay to PSCo a termination fee equal to $35 million plus Out-of-Pocket Expenses in the form provided in Section 9.3(e); provided, however, that no such amounts shall be payable if and to the extent the party to make such payment shall have paid such amounts pursuant to Section 9.3(a).

  (d) Additional Termination Fee. If Section 9.3(a), (b) or (c) is applicable and if any Business Combination involving the Target Party (or any affiliate thereof) is accepted within one year of the termination of this Agreement and is consummated within two and one-half years from the date of the acceptance of such Business Combination by the Target Party (or such affiliate), if PSCo is the Target Party, PSCo shall pay to SPS and if SPS is the Target Party, SPS shall pay to PSCo, an additional $25 million in the form provided in
Section 9.3(e).

  (e) All payments made pursuant to Section 9.3, other than payments for Out-of-Pocket Expenses, shall be payable in shares of PSCo Common Stock or SPS Common Stock, as the case may be, the aggregate fair market value (as defined below) of which shall equal the amount due; provided, however, that if such stock cannot, in the opinion of the payor's counsel, be legally and validly issued within six months from the date of the receipt of notice of the amount due for the payee, such payments shall be made in cash. If such opinion is issued by the payor's counsel, the payor shall use its best efforts to ensure that the stock is issued to the payee. In the event, that notwithstanding the fact that an opinion was obtained from the payor's counsel, the stock of the payor has not been issued to the payee during the six month period provided for above, all amounts owed pursuant to Section 9.3 shall become immediately due and payable in cash. For the purposes of Section 9.3, the fair market value of the PSCo Common Stock or the SPS Common Stock, as the case may be, shall be the average closing price during the twenty trading day period prior to the date of the written notice from the payee.

  (f) The holder of any stock issued pursuant to Section 9.3 shall have the right, during the three year period from the date of issuance, to require the issuer to effect the registration of such stock under the Securities Act and the issuer shall use its reasonable best efforts to effect such registration; provided that (i) only one such registration shall be at the issuer's expense,
(ii) such shares are not immediately saleable in the open market at the time in the opinion of counsel for the holder pursuant to an exemption under the Securities Act without limitation as to the number of shares which may be sold, the price at which the shares may be sold or the ability of the purchaser of such shares to immediately resell them in the open market, (iii) the Board of Directors has not determined, in its good faith judgment, that such registration and sale would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving the issuer then under consideration, and (iv) the issuer shall have the right to delay for up to 120 days any request for registration hereunder if the issuer intends to proceed with a registration to be sold by the issuer. In the event of a delay in the sales of the shares pursuant to clause (iii) or (iv) of this Section 9.3(f), the period in which the holder shall have a right to require registration shall be extended by the amount of the delay.

  (g) Expenses. The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement and the Merger Agreements and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America National Trust and Savings Association in effect from time to time from the date such fee was required to be paid.

  (h) Limitation of Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by PSCo and its affiliates pursuant to Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(d) shall not exceed $60 million (excluding Out-of-Pocket Expenses) and the aggregate amount payable by SPS and its affiliates pursuant to Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(d) shall not exceed $60 million (excluding Out-of-Pocket Expenses).

  Section 9.4 Amendment. This Agreement and the Merger Agreements may be amended by the parties hereto or thereto pursuant to action of the respective Boards of Directors of each of PSCo and SPS, at any time before or after approval hereof by the shareholders of PSCo and SPS and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion under Article II, (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of PSCo Common Stock or SPS Common Stock or (c) alter or change any term of the certificate of incorporation of the Company, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. Neither this Agreement nor either of the Merger Agreements may be amended except by an instrument in writing signed on behalf of each of the parties hereto or thereto.

  Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of each party.

                                   ARTICLE X

                              General Provisions

  Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Mergers, except the covenants and agreements contained in this Section 10.1 and in Article II (Treatment of Shares), the second to the last sentence of Section 7.1 (Access to Information), Section
7.5 (Directors' and Officers' Indemnification), Section 7.9 (Employee Agreements and Workforce Matters), Section 7.10 (Employee Benefit Plans),
Section 7.11 (Incentive, Stock and Other Plans), Section 7.13 (Company Board of Directors), Section 7.14 (Company Officers), Section 7.15 (Employment Contracts), Section 7.16 (Corporate Offices), Section 7.17 (Expenses) and
Section 10.7 (Parties in Interest), each of which shall survive in accordance with its terms.

  Section 10.2 Brokers. PSCo represents and warrants that, except for Barr Devlin Associates, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PSCo. SPS represents and warrants that, except for Dillon, Read & Co. Inc., its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPS.

  Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)If to SPS, to:

      Southwestern Public Service Company
      Tyler at Sixth
      Amarillo, Texas 79101
      Attention: Bill D. Helton

      with a copy to:

      Cahill Gordon & Reindel
      80 Pine Street
      New York, New York 10005
      Attention: Gary W. Wolf, Esq.

    (ii)If to PSCo, to:

      Public Service Company of Colorado
      1225 Seventeenth Street
      Denver, Colorado 80202
      Attention: D. D. Hock

      with a copy to:

      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      125 West 55th Street
      New York, New York 10019
      Attention: Douglas W. Hawes, Esq.
                   Steven H. Davis, Esq.

  Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; and (b) shall not be assigned by operation of law or otherwise. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

  Section 10.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

  Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5 (Directors' and Officers' Indemnification), nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company, (a) a majority of the SPS Designees (or their successors) serving on the Board of Directors of the Company who are designated by SPS pursuant to Section 7.13 (Company Board of Directors) shall be entitled during the four and one-half year period commencing at the Effective Time (the "Applicable Period") to enforce the provisions of Section 7.9 (Employee Agreements and Workforce Matters), Section
7.10 (Employee Benefit Plans), Section 7.11 (Incentive, Stock and Other Plans), and Section 7.15 (Employment Contracts) on behalf of the SPS officers, directors and employees, as the case may be, and (b) a majority of the PSCo Designees (or their successors) serving on the Board of Directors of the Company who are designated by PSCo pursuant to Section 7.13 (Company Board of Directors) shall be entitled during the Applicable Period to enforce the provisions of Section 7.9 (Employee Agreements and Workforce Matters), Section
7.10 (Employee Benefit Plans), Section 7.11 (Incentive, Stock and Other Plans) and Section 7.15 (Employment Contracts) on behalf of the PSCo officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, or shall advance upon reasonable request, all reasonable costs, fees and expenses of such directors incurred in connection with the assertion of any rights or remedies on behalf of any of the persons set forth above pursuant to this
Section 10.7. For purposes of this Section 10.7 and Section 7.13 (Company Board of Directors), a "SPS Designee" or "PSCo Designee", as the case may be, shall at any time mean a person who at such time is a member of the Board of Directors of the Company who either (i) was designated a member of the Board of Directors of the Company by SPS or by PSCo, as the case may be, pursuant to
Section 7.13(a) or (ii) was designated (before his or her initial election as a member of the Board of Directors of the Company) as a "SPS Designee" or a "PSCo Designee" by a majority of the then SPS Designees or PSCo Designees, as the case may be.

  Section 10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, PSCo, SPS and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                          PUBLIC SERVICE COMPANY OF COLORADO

                                                      /s/ D. D. Hock
                                          By___________________________________
                                            Name:D. D. Hock
                                            Title:Chairman and Chief Executive
                                           Officer

                                          SOUTHWESTERN PUBLIC SERVICE COMPANY

                                                    /s/ Bill D. Helton
                                          By___________________________________
                                            Name:Bill D. Helton
                                            Title:Chairman and Chief Executive
                                           Officer

                                          M-P NEW CO.

                                                   /s/ Doyle R. Bunch II
                                          By___________________________________
                                            Name:Doyle R. Bunch II
                                            Title:Chairman and Secretary

                                                   /s/ Richard C. Kelly
                                          And By_______________________________
                                            Name:Richard C. Kelly
                                            Title:President and Treasurer

          AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION

  The undersigned, being the parties to that certain Agreement and Plan of Reorganization (the "Agreement") dated as of August 22, 1995 among Public Service Company of Colorado, Southwestern Public Service Company and M-P New Co., hereby amend the Agreement as follows.

  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

  1. Section 2.1(d) of the Agreement is amended and restated to read as follows:

  (d) Preferred Stock Unchanged. Each of the PSCo Preferred Shares, par value $100.00 per share and each share of PSCo Preferred Stock, par value $25.00 per share (collectively, "PSCo Preferred Stock") outstanding immediately prior to the Effective Time, shall be unchanged in and shall remain outstanding immediately after the Mergers. Each share of SPS Preferred Stock, par value $100.00 per share and each share of SPS Preferred Stock, par value $25.00 per share (collectively, "SPS Preferred Stock") shall be redeemed or repurchased prior to the SPS Special Meeting (as defined in Section 7.4 below). Any shares of SPS preferred stock, par value $1.00 per share, that are issued and outstanding at the Effective Time shall be unchanged in and shall remain outstanding after the Mergers.

  2. Section 2.1(e) of the Agreement is amended and restated to read as follows:

  (e) Shares of Dissenting Holders. Any issued and outstanding shares of SPS Common Stock, PSCo Common Stock or PSCo Preferred Stock held by a person who objects to the Merger and complies with all applicable provisions of the CBCA or the NMBCA, as applicable, concerning the right of such person to dissent from the Mergers and demand appraisal of such shares ("Dissenting Holder") shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the CBCA or the NMBCA, as applicable, and, in the case of shares of SPS Common Stock, and PSCo Common Stock, shall not be converted as described in Section 2.1(b); provided, however, that shares outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares, pursuant to the CBCA or the NMBCA, as applicable, shall (i) in the case of shares of SPS Common Stock or PSCo Common Stock, be deemed to be converted, as of the Effective Time, into the right to receive the Company Common Stock specified in Section 2.1(b) and cash in lieu of fractional shares in accordance with Section 2.2, without interest, and
(ii) in the case of shares of PSCo Preferred Stock, be unchanged in and remain outstanding after the Mergers, without interest.

  3. Section 5.13 of the Agreement is amended and restated to read as follows:

  Section 5.13 Vote Required. The approval of the SPS Merger by two-thirds of all votes entitled to be cast by all holders of SPS Common Stock (the "SPS Shareholders' Approval") are the only votes of the holders of any class or series of the capital stock of SPS required to approve this Agreement, the Merger Agreement, the Mergers and the other transactions contemplated hereby.

  4. Section 7.4(a) of the Agreement is amended and restated to read as follows:

  (a) Approval of SPS Shareholders. SPS shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a meeting of its shareholders (the "SPS Special Meeting") for the purpose of securing the SPS Shareholders' Approvals,
(ii) distribute to its shareholders the joint Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) recommend to its shareholders the approval of the SPS Merger, this Agreement, the SPS Merger Agreement and the transactions contemplated hereby and thereby (provided that nothing contained in this Section 7.4 shall require the Board of Directors of SPS to take any action or refrain from taking any action that such Board determines in good faith and with the advice of counsel as set forth in a written, reasoned opinion would result in a breach of its fiduciary duties under applicable law), and (iv) cooperate and consult with PSCo with respect to each of the foregoing matters.

  5. Section 8.1(g) of the Agreement is amended and restated to read as follows:

  (g) The number of shares of PSCo Common Stock and PSCo Preferred Stock held by Dissenting Holders shall not constitute in the aggregate more than 5% of the number of issued and outstanding shares of PSCo Common Stock and PSCo Preferred Stock taken together as a single class for this purpose. The number of shares of SPS Common Stock held by Dissenting Holders shall not in the aggregate constitute more than 5% of the number of issued and outstanding shares of SPS Common Stock.

  6. Section 9.4 of the Agreement is amended and restated to read as follows:

  Section 9.4 Amendment. This Agreement and the Merger Agreements may be amended by the parties hereto or thereto pursuant to action of the respective Boards of Directors of each of PSCo and SPS, at any time before or after approval hereof by the shareholders of PSCo and SPS and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion under Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of PSCo Common Stock or SPS Common Stock. Neither this Agreement nor either of the Merger Agreements may be amended except by an instrument in writing signed on behalf of each of the parties hereto or thereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be signed by their duly authorized officers as of the 8th day of December, 1995.

                                          PUBLIC SERVICE COMPANY OF COLORADO

                                                 /s/ Richard C. Kelly
                                          By:__________________________________
                                             Name:  Richard C. Kelly
                                             Title: Senior Vice President,
                                                    Finance, Treasurer and
                                                    Chief Financial Officer

                                          SOUTHWESTERN PUBLIC SERVICE COMPANY

                                                 /s/ Doyle R. Bunch II
                                          By:__________________________________
                                             Name:  Doyle R. Bunch II
                                             Title: Executive Vice President

                                          M-P NEW CO.

                                                 /s/ Doyle R. Bunch II
                                          By:__________________________________
                                             Name:  Doyle R. Bunch II
                                             Title: Chairman and Secretary

                                                                      EXHIBIT A

                                PLAN OF MERGER

  PLAN OF MERGER (the "Plan of Merger"), dated as of    , 199 , by and among
Public Service Company of Colorado, a Colorado corporation ("PSCo"), New Century Energies, Inc., a Delaware corporation (the "Company") and PSCo Merger Corp., a Colorado corporation and wholly owned subsidiary of the Company ("Merger Sub A"). The parties to this Plan of Merger are hereinafter sometimes collectively referred to as the "Constituent Corporations."

  WHEREAS, Merger Sub A is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. As of the date
hereof the outstanding capital stock of Merger Sub A consisted solely of [   ]
shares of common stock, par value $[   ] per share ("Merger Sub A Common
Stock");

  WHEREAS, PSCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. As of the date hereof the authorized capital stock of PSCo consisted solely of 140,000,000 shares of
common stock, par value $5 per share (the "PSCo Common Stock"), of which [   ]
shares were outstanding on        , 199 , 4,000,000 shares of Cumulative
Preferred Stock, par value $25 per share (the "PSCo $25 Preferred Stock"), of
which [   ] shares were outstanding on        , 199 , and 3,000,000 shares of
Cumulative Preferred Stock, par value $100 per share (the "PSCo $100 Preferred Stock" and, together with the PSCo $25 Preferred Stock, the "PSCo Preferred
Stock"), of which [   ] shares were outstanding on        , 199 ; and

  WHEREAS, PSCo, Southwestern Public Service Company, a New Mexico corporation ("SPS"), and the Company have entered into an Agreement and Plan of Reorganization dated as of August 22, 1995, as amended, setting forth representations, warranties, covenants, conditions and other terms in connection with the merger of equals and other transactions contemplated thereby and hereby (the "Reorganization Agreement").

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE I.

                                  The Merger

  Section 1.1 The Merger. In accordance with the provisions of this Plan of Merger and the Colorado Business Corporation Act (the "CBCA"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub A shall be merged with and into PSCo (the "Merger") and the separate corporate existence of Merger Sub A shall cease. PSCo shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Colorado. The name of the Surviving Corporation shall continue to be "Public Service Company of Colorado." The Merger shall have the effects set forth in the CBCA. In furtherance of and not in limitation of the foregoing, at the Effective Time, the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the CBCA; the Surviving Corporation shall then and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of Merger Sub A and PSCo; and all property, real, personal, and mixed, and all debts due on whatever account and all other choses in action, and every other interest belonging to or due to each of Merger Sub A and PSCo so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the Surviving Corporation shall then be liable for all the liabilities and obligations of each of Merger Sub A and PSCo so merged. In addition, any reference to either of the merging corporations in any contract, instrument or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, instrument or document.

  Section 1.2 Effective Time; Conditions. The Merger shall be effective (the "Effective Time") upon delivery of a copy of the Articles of Merger with the Secretary of State for the State of Colorado pursuant to Section 7-111-105 of the CBCA. If the Reorganization Agreement and this Plan of Merger are duly approved by the shareholders of each of the Constituent Corporations, the other conditions precedent set forth in Article VIII of the Reorganization Agreement are satisfied or (where permissible) waived, and this Plan of Merger is not terminated under Section 3.1 hereof, articles of merger complying with
Section 7-111-105 of the CBCA shall be delivered to the Secretary of State of the State of Colorado in accordance with Section 7-111-105 of the CBCA.

  Section 1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation (the "Articles") and Bylaws of PSCo following the Effective Time shall be such Articles and Bylaws of PSCo as are in effect immediately prior to the Effective Time.

  Section 1.4 Directors and Officers. (a) The following persons shall be the initial directors of the Surviving Corporation until their respective successors are duly elected and qualified:

                                 [LIST NAMES]

  (b) The following persons shall, from and after the Effective Time, be the officers of the Surviving Corporation, to serve in accordance with the Bylaws thereof, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws:

                                 [LIST NAMES]

                                  ARTICLE II.

                             Conversion of Shares

  Section 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of PSCo, Merger Sub A or the holder of any securities of PSCo or Merger Sub A:

  (a) PSCo Common Stock. Each share of PSCo Common Stock which shall be outstanding immediately before the Effective Time (other than shares with respect to which the holder thereof has properly perfected dissenters' rights)
shall be converted into [   ] share[s] of common stock, par value $[ ] per
share, of the Company, and PSCo shall thereafter be a wholly owned subsidiary of the Company.

  (b) PSCo Preferred Stock. Each share of PSCo $25 Preferred Stock and each share of PSCo $100 Preferred Stock which shall be outstanding immediately before the Effective Time (other than shares with respect to which the holder thereof has properly perfected dissenters' rights) shall remain outstanding as a share of preferred stock of the Surviving Corporation.

  (c) Merger Sub A Common Stock. Each share of Merger Sub A Common Stock which shall be outstanding immediately before the Effective Time shall be converted into one share of the Surviving Corporation (the "Surviving Corporation Common Stock"). Each certificate which immediately before the Effective Time represented outstanding shares of Merger Sub A Common Stock shall, on and after the Effective Time, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Merger Sub A Common Stock represented by such certificate shall have been converted pursuant to this Section 2.1(c).

  Section 2.2 Exchange of PSCo Common Stock Certificates.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank, trust company or other agent ("Exchange Agent") certificates representing shares of Company Common Stock required to effect the conversion of PSCo Common Stock into Company Common Stock referred to in Section 2.1(a).

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PSCo Common Stock ("Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock ("Company Shares"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of PSCo, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate, there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to delivery and payment date subsequent to delivery payable with respect to such whole Company Shares, as the case may be.

  (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the delivery for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) of the Reorganization Agreement over (y) the aggregate number of full shares of Company Common Stock to be distributed to holders of PSCo Common Stock and SPS Common Stock (as defined in the Reorganization Agreement) pursuant to Section 2.2(b) of the Reorganization Agreement (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of PSCo Common Stock and SPS Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in Section 2.2(d)(iii).

    (iii) The sale of the Excess shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of PSCo Common Stock and SPS Common Stock, the Exchange Agent shall, until remitted pursuant to Section 2.2(f), hold such proceeds in trust for the holders of PSCo Common Stock and SPS Common Stock ("Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the proceeds comprising the Common Shares Trust to which each holder of PSCo Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of PSCo Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of PSCo Common Stock and SPS Common Stock are entitled.

    (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of PSCo Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of PSCo Common Stock who have theretofore delivered Certificates for PSCo Common Stock for exchange pursuant to this Article II.

  (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of PSCo with respect to shares of PSCo Common Stock, issued and outstanding prior to the Effective Time, shall be closed and no transfer of any shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this Section 2.2.

  (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of undelivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 ARTICLE III.

                           TERMINATION AND AMENDMENT

  Section 3.1 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the shareholders of PSCo, the Company and Merger Sub A, this Plan of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided and may be terminated as otherwise provided in the Reorganization Agreement. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Reorganization Agreement.

  Section 3.2 Amendment. This Plan of Merger shall not be amended except in accordance with the provisions of Section 9.4 of the Reorganization Agreement.

                                  ARTICLE IV.

                                 MISCELLANEOUS

  Section 4.1 Governing Law. This Plan of Merger shall be governed by the laws of the State of Colorado.

  Section 4.2 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 4.3 Authorized Officers. The chairman of the board, president, vice president, secretary and assistant secretary of each of the merging corporations are each authorized by it in its name to execute and deliver or cause to be executed and delivered any articles of merger, agreements, certificates, appointments, or other instruments, and to do anything else that he or they deem to be necessary or desirable in connection with the Merger.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Public Service Company of Colorado


                                          By:__________________________________

                                          PSCo Merger Corp.


                                          By:__________________________________

                                          New Century Energies, Inc.


                                          By:__________________________________

                                                                      EXHIBIT B

                                PLAN OF MERGER

  PLAN OF MERGER (the "Plan of Merger"), dated as of    , 199 , by and among
Southwestern Public Service Company, a New Mexico corporation ("SPS"), New Century Energies, Inc., a Delaware corporation (the "Company"), and SPS Merger Corp., a New Mexico corporation and wholly owned subsidiary of the Company ("Merger Sub B"). The parties to this Plan of Merger are hereinafter sometimes collectively referred to as the "Constituent Corporations."

  WHEREAS, Merger Sub B is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. As of the date hereof the outstanding capital stock of Merger Sub B consisted solely of 100 shares of common stock, par value $1 per share ("Merger Sub B Common Stock");

  WHEREAS, Southwestern Public Service Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. As of the date hereof the authorized capital stock of SPS consisted solely of 100,000,000 shares of common stock, par value $1 per share
(the "SPS Common Stock"), of which [    ] shares were outstanding on    ,
199 ; and 10,000,000 shares of Preferred Stock, par value $1 per share (the
"SPS Preferred Stock"), of which [   ] shares were outstanding on [    ],
1996; and

  WHEREAS, SPS, Public Service Company of Colorado ("PSCo"), a Colorado corporation, and the Company have entered into an Agreement and Plan of Reorganization dated as of August 22, 1995, as amended, setting forth representations, warranties, covenants, conditions and other terms in connection with the merger of equals and other transactions contemplated thereby and hereby (the "Reorganization Agreement").

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. In accordance with the provisions of this Plan of Merger and the New Mexico Business Corporation Act (the "NMBCA"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub B shall be merged with and into SPS (the "Merger") and the separate corporate existence of Merger Sub B shall cease. SPS shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New Mexico. The name of the Surviving Corporation shall continue to be "Southwestern Public Service Company." The Merger shall have the effects set forth in the NMBCA. In furtherance of and not in limitation of the foregoing, at the Effective Time, the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the NMBCA; the Surviving Corporation shall then and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of Merger Sub B and SPS; and all property, real, personal and mixed, and all debts due on whatever account and all other choses in action, and every other interest belonging to or due to each of Merger Sub B and SPS so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the Surviving Corporation shall then be liable for all the liabilities and obligations of each of Merger Sub B and SPS so merged. In addition, any reference to either of the merging corporations in any contract, instrument or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, instrument or document.

  Section 1.2 Effective Time; Conditions. The Merger shall be effective (the "Effective Time") upon delivery/1/ of a copy of the Articles of Merger with the State Corporation Commission for the State of New
--------
(1) The statute permits companies to provide for a specific date for effectiveness, no more than 30 days after delivery of the Articles to the commission.

Mexico pursuant to Section 53-14-4 of the NMBCA. If the Reorganization Agreement and this Plan of Merger are duly approved by the shareholders of each of the Constituent Corporations, the other conditions precedent set forth in Article VIII of the Reorganization Agreement are satisfied or (where permissible) waived, and this Plan of Merger is not terminated under Section
3.1 hereof, articles of merger complying with Section 53-14-4 of the NMBCA shall be delivered to the State Corporation Commission of the State of New Mexico in accordance with Section 53-14-4 of the NMBCA.

  Section 1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation (the "Articles") and Bylaws of SPS following the Effective Time shall be such Articles and Bylaws of SPS as are in effect immediately prior to the Effective Time.

  Section 1.4 Directors and Officers. (a) The following persons shall be the initial directors of the Surviving Corporation until their respective successors are duly elected and qualified:

                                 [LIST NAMES]

  (b) The following persons shall, from and after the Effective Time, be the officers of the Surviving Corporation, to serve in accordance with the Bylaws thereof, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws:

                                 [LIST NAMES]

                                  ARTICLE II

                             Conversion of Shares

  Section 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of SPS, Merger Sub B or the holder of any securities of SPS or Merger Sub B:

  (a) SPS Common Stock. Each share of SPS Common Stock which shall be outstanding immediately before the Effective Time (other than shares with respect to which the holder thereof has properly perfected dissenters' rights) shall be converted into the right to receive 0.95 of one share of common stock, par value $1 per share, of the Company, and SPS shall thereafter be a wholly owned subsidiary of the Company.

  (b) SPS Preferred Stock. Each share of SPS Preferred Stock which shall be outstanding immediately before the Effective Time shall remain outstanding as a share of preferred stock of the Surviving Corporation.

  (c) Merger Sub B Common Stock. Each share of Merger Sub B Common Stock which shall be outstanding immediately before the Effective Time shall be converted into one share of the Surviving Corporation (the "Surviving Corporation Common Stock"). Each certificate which immediately before the Effective Time represented outstanding shares of Merger Sub B Common Stock shall, on and after the Effective Time, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Merger Sub B Common Stock represented by such certificate shall have been converted pursuant to this Section 2.1(c).

  Section 2.2 Exchange of SPS Common Stock Certificates.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank, trust company or other agent ("Exchange Agent") certificates representing shares of Company Common Stock required to effect the conversion of SPS Common Stock into Company Common Stock referred to in Section 2.1(a).

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of SPS Common Stock ("Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock ("Company Shares"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of SPS, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate, there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole Company Shares, as the case may be.

  (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the delivery for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) of the Reorganization Agreement over (y) the aggregate number of full shares of Company Common Stock to be distributed to holders of SPS Common Stock and PSCo Common Stock (as defined in the Reorganization Agreement) pursuant to Section 2.2(b) of the Reorganization Agreement (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of SPS Common Stock and PSCo Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in Section 2.2(d)(iii).

    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of SPS Common Stock and PSCo Common Stock, the Exchange Agent shall, until remitted pursuant to
  Section 2.2(f), hold such proceeds in trust for the holders of SPS Common Stock and PSCo Common Stock ("Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the proceeds comprising the Common Shares Trust to which each holder of SPS Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of SPS Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of SPS Common Stock and PSCo Common Stock are entitled.

    (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of SPS Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of SPS Common Stock who have theretofore delivered Certificates for SPS Common Stock for exchange pursuant to this Article II.

  (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SPS with respect to shares of SPS Common Stock, issued and outstanding prior to the Effective Time, shall be closed and no transfer of any shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this Section 2.2.

  (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of undelivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                           Termination and Amendment

  Section 3.1 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the shareholders of SPS, the Company and Merger Sub B, this Plan of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided and may be terminated as otherwise provided in the Reorganization Agreement. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Reorganization Agreement.

  Section 3.2 Amendment. This Plan of Merger shall not be amended except in accordance with the provisions of Section 9.4 of the Reorganization Agreement.

                                  ARTICLE IV

                                 Miscellaneous

  Section 4.1 Governing Law. This Plan of Merger shall be governed by the laws of the State of New Mexico.

  Section 4.2 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 4.3 Authorized Officers. The chairman of the board, president, vice president, secretary and assistant secretary of each of the merging corporations are each authorized by it in its name to execute and deliver or cause to be executed and delivered any articles of merger, agreements, certificates, appointments, or other instruments, and to do anything else that he or they deem to be necessary or desirable in connection with the Merger.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Southwestern Public Service Company


                                          By:__________________________________

                                          SPS Merger Corp.


                                          By:__________________________________

                                          New Century Energies, Inc.


                                          By:__________________________________

                                                                       ANNEX II

              FAIRNESS OPINION OF BARR DEVLIN & CO. INCORPORATED

                                                              December 13, 1995

The Board of Directors
Public Service Company of Colorado
1225 17th Street
Denver, CO 80202

Dear Members of the Board:

  We understand that Public Service Company of Colorado, a Colorado corporation ("PSCo"), and Southwestern Public Service Company, a New Mexico corporation ("SPS"), have determined to engage in a business combination as peer firms in a merger of equals. PSCo and SPS have formed New Century Energies, Inc., a Delaware corporation (the "Company"), which in turn will form PSCo Merger Corp., a Colorado corporation, and SPS Merger Corp., a New Mexico corporation, to effect the business combination. The terms and conditions of the business combination are set forth in the Agreement and Plan of Reorganization, dated as of August 22, 1995 (the "Merger Agreement"), among PSCo, SPS and the Company. The Merger Agreement provides for, among other things (i) the merger of PSCo Merger Corp. with and into PSCo (the "PSCo Merger") and (ii) the merger of SPS Merger Corp. with and into SPS (the "SPS Merger"). Pursuant to the PSCo Merger, each issued and outstanding share of Common Stock, $5.00 par value, of PSCo (the "PSCo Common Stock") (other than PSCo Common Stock Dissenting Holders and shares cancelled pursuant to Section 2.1(a) of the Merger Agreement) shall be converted into the right to receive one (1.0) share (the "PSCo Conversion Ratio") of Company common stock, and pursuant to the SPS Merger, each issued and outstanding share of Common Stock, $1.00 par value, of SPS (the "SPS Common Stock") (other than SPS Common Stock Dissenting Holders and shares cancelled pursuant to Section 2.1(a) of the Merger Agreement) shall be converted into the right to receive 0.95 shares (the "SPS Conversion Ratio") of Company common stock (collectively, the "Mergers"). As a result of the PSCo Merger and the SPS Merger, PSCo and SPS shall become subsidiaries of the Company, which will become a registered holding company under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The terms and conditions of the Mergers are set forth in more detail in the Merger Agreement. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Merger Agreement.

  We have been requested by PSCo to render our opinion with respect to the fairness, from a financial point of view, to holders of PSCo Common Stock of the PSCo Conversion Ratio to be offered in the Mergers.

  In arriving at our opinion, we have, among other things:

   (1) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1994, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995, for PSCo.

   (2) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended August 31, 1995, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended November 30, 1994, February 28, 1995 and May 31, 1995 for SPS;

   (3) Reviewed certain other filings with the Securities and Exchange Commission and other regulatory authorities made by PSCo and SPS during the last three years, including proxy statements, FERC Forms 1, Forms 8-K and registration statements;

   (4) Reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of PSCo and SPS furnished to us by PSCo and SPS;

   (5) Conducted discussions with members of senior management of PSCo and SPS concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of the Company following the Mergers;

   (6) Reviewed the historical market prices and trading activity for shares of PSCo Common Stock and SPS Common Stock and compared them with those of certain publicly traded companies which we deemed to be relevant;

   (7) Compared the results of operations of PSCo and SPS with those of certain companies which we deemed to be relevant;

   (8) Compared the proposed financial terms of the Mergers with the financial terms of certain utility industry business combinations which we deemed to be relevant;

   (9) Analyzed the respective contributions in terms of assets, earnings, cash flow and shareholders' equity of PSCo;

  (10) Analyzed the valuation of shares of PSCo Common Stock and SPS Common Stock using various valuation methodologies which we deemed to be appropriate;

  (11) Considered the pro forma capitalization, earnings and cash flow of the Company;

  (12) Compared the pro forma capitalization ratios, earnings per share, dividends per share, book value per share, cash flow per share, return on equity and payout ratio of the Company with each of the corresponding current and projected values for PSCo and SPS on a stand-alone basis;

  (13) Considered the obligation of the Company to register as a public utility holding company under the 1935 Act and the resulting possibility that the Company would be required to dispose of PSCo's gas operations and/or certain of PSCo's and/or SPS's non-utility businesses;

  (14) Examined the possible tax treatment of alternative ways of effecting a disposition of PSCo's gas operations and/or a disposition of certain of PSCo's and/or SPS's non-utility businesses if any such disposition is required pursuant to the 1935 Act, for which we have relied on the advice of PSCo's counsel;

  (15) Reviewed the Merger Agreement;

  (16) Reviewed the Registration Statement of the Company, including the Joint Proxy Statement/Prospectus of PSCo and SPS dated the date hereof; and

  (17) Reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to us by PSCo and SPS and have further relied upon the assurances of management of PSCo and SPS that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of PSCo and SPS (including, without limitation, projected cost savings and operating synergies), we have relied upon the assurances of management of PSCo and SPS that such projections have been reasonably prepared and reflect the best currently available estimates and judgments of the management of PSCo and SPS as to the future financial performance of PSCo and SPS, as the case may be, and as to the outcomes projected of legal, regulatory and other contingencies. In arriving at our opinion, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PSCo or SPS, nor have we made any physical inspection of the properties or assets of PSCo or SPS. We have assumed that the Mergers will be an exchange as described in Section 351 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and that PSCo, SPS and holders of PSCo and SPS Common Stock who exchange their shares solely for Company Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers. We have also assumed that the Mergers will qualify as a pooling of interest for financial accounting purposes. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of PSCo. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

  We have acted as financial advisor to PSCo in connection with the Mergers and will receive certain fees for our services. In addition, we have in the past rendered certain investment banking and financial advisory services to PSCo for which we received customary compensation.

  Our advisory services and the opinion expressed herein are provided solely for the use of PSCo's Board of Directors in evaluating the Mergers and are not provided on behalf of, or intended to confer rights or remedies upon, any stockholder of PSCo, SPS or any person other than PSCo's Board of Directors. Except for its publication in the Joint Proxy Statement/Prospectus dated the date hereof which is being distributed to holders of PSCo Common Stock and SPS Common Stock in connection with approval of the Mergers, our opinion may not be published or otherwise used or referred to without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to the Mergers.

  Based upon and subject to the foregoing, our experience as investment bankers and other factors we deem relevant, we are of the opinion that, as of the date hereof, the PSCo Conversion Ratio to be offered in connection with the Mergers is fair, from a financial point of view, to the holders of PSCo Common Stock.

                                          Very truly yours,

                                          Barr Devlin & Co. Incorporated

                                                                      ANNEX III

                  FAIRNESS OPINION OF DILLON, READ & CO. INC.

December 13, 1995

The Board of Directors
Southwestern Public Service Company
Tyler at Sixth
Amarillo, Texas 79101

Dear Gentlemen and Madam:

  We understand that Southwestern Public Service Company (the "Company"), a New Mexico corporation, Public Service Company of Colorado ("PSR"), a Colorado corporation, and New Century Energies, Inc. ("NCE"), a Delaware corporation, 50% of whose outstanding capital stock is owned by the Company and 50% of whose capital stock is owned by PSR, have entered into an Agreement and Plan of Reorganization, dated as of August 22, 1995 (the "Agreement"), which provides for a business combination in a "merger-of-equals" transaction (the "Merger"). NCE, a newly created holding company to be registered under the Public Utility Holding Company Act of 1935, will be the parent company of the combined enterprise and PSR and the Company will become subsidiaries of NCE. Upon consummation of the Merger each share of common stock, par value $1.00 per share, of the Company (the "Common Stock"), other than shares of Common Stock to be canceled pursuant to the Agreement, shall be converted into the right to receive 0.95 of one share (the "Conversion Ratio") of common stock, par value $1.00 per share, of NCE (the "NCE Stock") and each share of PSR common stock, par value $5.00 per share, other than shares of PSR common stock to be canceled pursuant to the Agreement, shall be converted into the right to receive 1.0 share of NCE Stock. You have requested our opinion as to whether the Conversion Ratio is fair to holders of the Common Stock (the "Shareholders"), from a financial point of view.

  In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and PSR; (ii) reviewed certain financial forecasts and other data provided to us by the Company and PSR relating to the business and prospects of the Company and PSR; (iii) conducted discussions with members of the senior management of the Company and PSR with respect to the business and prospects of each company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and PSR; (v) reviewed the historical market prices and trading volumes of the Common Stock and the common stock of PSR; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers which we believe to be generally comparable to the Merger; (vii) analyzed the respective contributions in terms of certain items including revenue, earnings, cash flow and common equity of the Company and PSR to the combined company, and the relative ownership of NCE after the Merger by the current holders of the Common Stock and PSR common stock; (viii) considered the pro forma effect of the Merger on the Company's capitalization ratios, earnings, cash flow, and book value per share; (ix) reviewed the Merger Agreement; (x) reviewed and discussed with senior management and the Company's outside accounting consultants the magnitude and timing of the realization of certain anticipated operating and financial efficiencies to be derived from the Merger; (xi) reviewed the proxy statement; (xii) considered the anticipated annual dividend per share of NCE and the resulting dividend payout ratio; and (xiii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or

                                     III-1
liabilities (contingent or otherwise) of the Company or PSR or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have not been requested to, nor have we, solicited third party offers for the acquisition of the Company. With respect to the financial forecasts and operating and financial efficiencies referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and PSR's management as to the future financial performance of each company. Further, our opinion is based on economic, monetary, market and regulatory conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Merger, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company and PSR for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which NCE Stock may trade following consummation of the Merger, and we are not making any recommendation to the shareholders with respect to the advisability of disposing or retaining such NCE Stock following the Merger.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Conversion Ratio is fair, from a financial point of view, to the Shareholders.

                                          Very truly yours,

                                          Dillon, Read & Co. Inc.

                                     III-2

                                                                       ANNEX IV

      NEW MEXICO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS PROVISIONS

53-15-3 RIGHTS OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

  A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

    (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

    (2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

    (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

    (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

      (a) alters or abolishes a preferential right of such shares;

      (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

      (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

      (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

    (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

  B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and
  Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

  C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

  D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

53-15-4 RIGHTS OF DISSENTING SHAREHOLDERS.

  A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

  B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

  C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve months' period ended on the date of the balance sheet.

  D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

  E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

  F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

  G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of such shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

  H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                                                        ANNEX V

       COLORADO BUSINESS CORPORATION ACT--DISSENTERS' RIGHTS PROVISIONS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 7-113-101. DEFINITIONS

  For purposes of this article:

    (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

    (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

    (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

(S) 7-113-102. RIGHT TO DISSENT

  (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party if:

      (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

      (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

    (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholders' vote is required under section 7-112-102(l); and

    (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

  (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

    (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

      (I) Alters or abolishes a preferential right of the shares; or

      (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

    (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

      (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

  (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

  (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S) 7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

  (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

  (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 7-113-201. NOTICE OF DISSENTERS' RIGHTS

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

(S) 7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

    (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

    (b) Not vote the shares in favor of the proposed corporate action.

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

  (3) A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

(S) 7-113-203. DISSENTERS' NOTICE

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

  (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

    (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

    (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

    (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

    (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

    (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

    (g) Be accompanied by a copy of this article.

(S) 7-113-204. PROCEDURE TO DEMAND PAYMENT

  (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

    (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

    (b) Deposit the shareholder's certificates for certificated shares.

  (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

  (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

  (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

(S) 7-113-205. UNCERTIFICATED SHARES

  (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

  (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

(S) 7-113-206. PAYMENT

  (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

  (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

    (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

    (b) A statement of the corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

    (e) A copy of this article.

(S) 7-113-207. FAILURE TO TAKE ACTION

  (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

(S) 7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION

  (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

  (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

(S) 7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

  (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

    (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

    (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

    (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(l).

  (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

PART 3. JUDICIAL APPRAISAL OF SHARES

(S) 7-113-301. COURT ACTION

  (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

  (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

(S) 7-113-302. COURT COSTS AND COUNSEL FEES

  (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

    (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                       ANNEX VI

                FORM OF EMPLOYMENT AGREEMENT OF BILL D. HELTON

  THIS AGREEMENT by and between New Century Energies, Inc., a Delaware corporation (the "Company"), and Bill D. Helton (the "Executive"), dated as of
the    day of    , 199 .

                         W I T N E S S E T H  T H A T

  WHEREAS, Public Service Company of Colorado, a Colorado corporation ("PSCo"), and Southwestern Public Service Company, a New Mexico corporation ("SPS"), have entered into an Agreement and Plan of Reorganization dated as of August 22, 1995 (the "Reorganization Agreement"), whereby wholly owned subsidiaries of the Company will merge into PSCo and SPS; and

  WHEREAS, PSC. and SPS wish to provide for the orderly succession of management of the Company following the Effective Time (as defined in the Reorganization Agreement the "Effective Time"); and

  WHEREAS, PSC. and SPS further wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

  NOW, THEREFORE, it is hereby agreed as follows:

  1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period") and a further period (the "Secondary Period") (the Initial Period and the Secondary Period are hereinafter referred to in the aggregate as the "Employment Period"). The Initial Period shall begin at the Effective Time (as defined in the Reorganization Agreement, the "Effective Time") and end on the later of (i) June 30, 1999, or (ii) two and one-half (2 1/2) years from the Effective Time. The Secondary Period shall begin on the first day after the end of the Initial Period and end on May 31, 2001.

  2. POSITION AND DUTIES.

    (a) During the Initial Period, the Executive shall serve as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the "Board"). During the Secondary Period, the Executive shall serve as Chairman of the Board. The Executive shall serve in each such case as an employee of the Company and with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

    (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

    (c) The Executive's services shall be performed primarily at the Company's headquarters in Denver, Colorado.

  3. COMPENSATION.

    (a) Base Salary. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee of the Board, subject to the next sentence and
  Section 3(b). During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary from SPS as in effect immediately before the Effective Time. During the Initial Period, Executive shall be compensated by the Company and its subsidiaries at a level that is higher than the compensation from the Company and its subsidiaries received by any other executive officer of the Company. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.

    (b) Incentive Compensation. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of SPS as in effect immediately before the Effective Time, or (ii) the amounts that the next highest executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

    (c) Other Benefits.

      (i) Supplemental Executive Retirement Plan. During the Employment Period, the Executive shall participate in a supplemental executive retirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the aggregate value of the benefits he and his spouse would have received (and with the same forms of benefit payments) had he continued, through the end of the Employment Period, to accrue the supplemental retirement benefits provided by the terms of the Supplemental Retirement Income Plan of SPS as in effect immediately before the Effective Time. The Company shall maintain and fund one or more grantor trusts (the "Trusts"), or such other funding mechanism as may be satisfactory to the Executive, which shall comply with the following sentence and which shall at all times be adequate to provide for the payment of all benefits under the SERP to the Executive, as well as any elective deferrals by the Executive under any non-qualified plan (with such adequacy being determined by an independent consulting firm acceptable to the Executive, whose fees shall be paid by the Company). The assets of the Trusts (if any) shall be subject to the claims of the Company's creditors, and the Trusts (if any) shall in all other respects be designed to prevent the Executive and his spouse from being taxed on the assets or income thereof, except as and when such assets or income are paid to them.

      (ii) During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than two times his Annual Base Salary.

      (iii) In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its subsidiaries to the same extent as other senior executives of the Company; and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, sick leave, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company.

    (d) Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive fringe benefits on the same terms and conditions as the greater of (i) the fringe benefits received by, or available to, him from SPS immediately before the Effective Time, including but not limited to, relocation assistance under SPS's Relocation Assistance Policy, or (ii) the fringe benefits provided by the Company or its subsidiaries which are available to the next highest executive officer of the Company for the year.

  4. TERMINATION OF EMPLOYMENT.

    (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

    (b) By the Company.

      (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

        A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

        B. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

      No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

      (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of at least the greater of (A) two-thirds ( 2/3) of the entire membership of the Board (excluding the Executive who shall not vote on this matter) or (B) ten (10) members of the Board, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

      (iii) A termination of the Executive's employment without Cause shall be effective in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The "Special Board Meeting without Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination without Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by an affirmative vote of at least the greater of (A) two-thirds ( 2/3) of the entire membership of the Board (excluding the Executive who shall not vote on this matter) or (B) ten (10) members of the Board, stating that the Executive is terminated without Cause.

    (c) Good Reason.

      (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

        A. the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of his Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

        B. any failure by the Company to comply with any provision of
      Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

        C. the assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Company's headquarters indicated in Section 2(c);

        D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

        E. any failure by the Company to comply with paragraph (c) of
      Section 11 of this Agreement; or

        F. any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

    The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

      (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given). For purposes of this
    Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

      (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

    (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause, a Notice of Termination without Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

    (e) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

  5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

    (a) By the Company other than for cause or disability; by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement through the end of the Employment Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Section 3(c)(ii) and (iii)); PROVIDED, that the Incentive Compensation for such period shall be based upon the target Incentive Compensation for the year in which the Date of Termination occurs; PROVIDED, further, that in lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value as of the Date of Termination (without regard to any restrictions and based upon a valuation model generally utilized for purposes of valuing comparable stock based compensation awards) of the stock options, restricted stock and other stock-based awards that would otherwise have been granted with such cash being paid within 90 days after the Date of Termination; PROVIDED, further, that to the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and PROVIDED, finally, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph (c)(iii) of Section 3 under another employer-provided plan, the benefits provided by the Company under paragraph (a) of Section 5 may be made secondary to those provided under another plan. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

    (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative) in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing the target Incentive Compensation for the year that includes the Date of Termination, computed by assuming that the amount of all such target Incentive Compensation would be equal to the amount of such target Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive's employment is terminated by reason of Disability, he shall be entitled to receive the maximum disability payments which can be provided under the disability plans described in Section 3(c)(iii), reduced, however, by actual disability benefits received under such plans.

    (c) By the Company for Cause; by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

  6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 12, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the SERP or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

  7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(iii) of Section 3, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

  8. NON-COMPETITION PROVISION AND CONFIDENTIAL INFORMATION.

    (a) Without prior written consent of the Company, for the greater of (i) the twenty-four (24) month period following the Date of Termination, or
  (ii) the remaining term of this Agreement, the Executive shall not, as a shareholder, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns; provided, however, that the Executive's ownership of less than five percent of the issued and outstanding voting securities of a publicly-traded company shall not be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas within the States of Colorado, New Mexico, Texas, Wyoming, Kansas or Oklahoma.

    (b) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this
  Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

  9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

    (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    (b) Subject to the provisions of paragraph (c) of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

    (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      (i) give the Company any information reasonably requested by the Company relating to such claim,

      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

      (iv) permit the Company to participate in any proceedings relating to such claim;

    PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  10. ATTORNEYS' FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

  11. SUCCESSORS.

    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

  12. MISCELLANEOUS.

    (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive: Mr. Bill D. Helton
                   7801 Tarrytown Avenue
                   Amarillo, TX 79121

  If to the Company: New Century Energies, Inc.
                  1225 17th Street
                  Denver, CO 80202
                  Attention: General Counsel

  or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

    (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

    (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

    (f) The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and employment agreements between the Executive and the Company, SPS or the Company's affiliates.

    (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

    (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                          _____________________________________
                                          Bill D. Helton

                                          New Century Energies, Inc.

                                          By: _________________________________

                                                                      ANNEX VII

               FORM OF EMPLOYMENT AGREEMENT OF WAYNE H. BRUNETTI

  THIS AGREEMENT by and between New Century Energies, Inc., a Delaware corporation (the "Company"), and Wayne H. Brunetti (the "Executive"), dated as
of the     day of   , 199 .

                                WITNESSETH THAT

  WHEREAS, Public Service Company of Colorado, a Colorado corporation ("PSCo"), and Southwestern Public Service Company, a New Mexico corporation ("SPS"), have entered into an Agreement and Plan of Reorganization dated as of August 22, 1995 (the "Reorganization Agreement"), whereby wholly owned subsidiaries of the Company will merge into PSCo and SPS; and

  WHEREAS, PSCo and SPS wish to provide for the orderly succession of management of the Company following the Effective Time (as defined in the Reorganization Agreement); and

  WHEREAS, PSCo and SPS further wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

  NOW, THEREFORE, it is hereby agreed as follows:

  1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period") and a further period (the "Secondary Period") (the Initial Period and the Secondary Period are hereinafter referred to in the aggregate as the "Employment Period"). The Initial Period shall begin at the Effective Time (as defined in the Reorganization Agreement, the "Effective Time") and end on the later of (i) June 30, 1999, or (ii) two and one-half (2 1/2) years from the Effective Time. The Secondary Period shall begin on the first day after the end of the Initial Period and end on May 31, 2001.

  2. POSITION AND DUTIES.

    (a) During the Initial Period, the Executive shall serve as President and Chief Operating Officer of the Company, and as Vice-Chairman of the Board of the Company (the "Board"). During the Secondary Period, the Executive shall serve as President of the Company, Chief Executive Officer of the Company and Vice-Chairman of the Board. The Executive shall serve in each case as an employee of the Company and with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

    (b) During the Initial Period as is customary, the Executive shall report to the Chief Executive Officer and during the Secondary Period, as is customary the Executive shall report to the Board.

      (i) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.


                                     VII-1

      (ii) The Executive's services shall be performed primarily at the Company's headquarters in Denver, Colorado.

  3. COMPENSATION.

    (a) Base Salary. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee of the Board, subject to the next sentence and
  Section 3(b). During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary from PSCo as in effect immediately before the Effective Time. During the Initial Period, Executive shall be compensated by the Company and its subsidiaries at a level that is higher than the compensation from the Company and its subsidiaries received by any other executive officer of the Company except the Chief Executive Officer and Chairman of the Board. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.

    (b) Incentive Compensation. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of PSCo as in effect immediately before the Effective Time, or (ii) the amounts that the next highest executive officer of the Company has the opportunity to earn under plans of the Company and its subsidiaries for that year.

    (c) Other Benefits.

      (i) Supplemental Executive Retirement Plan. During the Employment Period, the Executive shall participate in a supplemental executive retirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the aggregate value of the benefits he and his spouse would have received (and with the same forms of benefit payments) had he continued, through the end of the Employment Period, to accrue the supplemental retirement benefits provided by the terms of his employment agreement with PSCo as in effect immediately before the Effective Time. The Company shall maintain and fund one or more grantor trusts (the "Trusts"), or such other funding mechanism as may be satisfactory to the Executive, which shall comply with the following sentence and which shall at all times be adequate to provide for the payment of all benefits under the SERP to the Executive, as well as any elective deferrals by the Executive under any non-qualified plan (with such adequacy being determined by an independent consulting firm acceptable to the Executive, whose fees shall be paid by the Company). The assets of the Trusts (if any) shall be subject to the claims of the Company's creditors, and the Trusts (if any) shall in all other respects be designed to prevent the Executive and his spouse from being taxed on the assets or income thereof, except as and when such assets or income are paid to them.

      (ii) During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than two times his Annual Base Salary.

      (iii) In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its subsidiaries to the same extent as other senior executives of the Company; and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries, other than severance plans, practices, policies and programs but

                                     VII-2
    including, without limitation, medical, prescription, dental, disability, sick leave, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company.

    (d) Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive fringe benefits on the same terms and conditions as the greater of (i) the fringe benefits received by, or available to, him from PSCo immediately before the Effective Time, or (ii) the fringe benefits provided by the Company or its subsidiaries which are available to the next highest executive officer of the Company for the year.

  4. TERMINATION OF EMPLOYMENT.

    (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

    (b) By the Company.

      (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

        A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

        B. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

    No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

      (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by an affirmative vote of at least the greater of (A) two-thirds (2/3) of the entire membership of

                                     VII-3
    the Board (excluding the Executive who shall not vote on this matter) or (B) ten (10) members of the Board, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

      (iii) A termination of the Executive's employment without Cause shall be effective in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The "Special Board Meeting without Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination without Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by an affirmative vote of the greater of (A) at least two-thirds (2/3) of the entire membership of the Board (excluding the Executive who shall not vote on this matter) or (B) ten members of the Board stating that the Executive is terminated without Cause.

    (c) Good Reason.

      (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

        A. the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of his Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

        B. any failure by the Company to comply with any provision of
      Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

        C. the assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Company's headquarters indicated in Section 2(c);

        D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

        E. any failure by the Company to comply with paragraph (c) of
      Section 11 of this Agreement; or

        F. any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

    The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

      (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given). For purposes of this
    Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.


                                     VII-4

      (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

    (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause, a Notice of Termination without Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

    (e) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

  5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

    (a) By the Company other than for cause or disability; by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement through the end of the Employment Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Section 3(c)(ii) and (iii)); PROVIDED, that the Incentive Compensation for such period shall be based upon the target Incentive Compensation for the year in which the Date of Termination occurs; PROVIDED, further, that in lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value as of the Date of Termination (without regard to any restrictions and based upon a valuation model generally utilized for purposes of valuing comparable stock-based compensation awards) of the stock options, restricted stock and other stock-based awards that would otherwise have been granted with such cash being paid within 90 days after the Date of Termination; PROVIDED, further, that to the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and PROVIDED, finally, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph (c)(iii) of Section 3 under another employer-provided plan, the benefits provided by the Company under paragraph (a) of Section 5 may be made secondary to those provided under another plan. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

    (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative) in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing the target Incentive Compensation for the year that includes the Date of Termination, computed by assuming that the amount of all such target Incentive Compensation would be equal to the amount of such target Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period

                                     VII-5
  through the Date of Termination, and the denominator of which is the total number of days in the relevant period; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive's employment is terminated by reason of Disability, he shall be entitled to receive the maximum disability payments which can be provided under the disability plans described in Section 3(c)(iii), reduced, however, by actual disability benefits received under such plans.

    (c) By the Company for Cause; by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

  6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 12, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the SERP or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

  7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(iii) of Section 3, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

  8. NON-COMPETITION PROVISION AND CONFIDENTIAL INFORMATION.

    (a) Without prior written consent of the Company, for the greater of (i) the twenty-four (24) month period following the Date of Termination, or
  (ii) the remaining term of this Agreement, the Executive shall not, as a shareholder, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns; provided, however, that the Executive's ownership of less than five percent of the issued and outstanding voting securities of a publicly-traded company shall not be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas within the States of Colorado, New Mexico, Texas, Wyoming, Kansas or Oklahoma.

    (b) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the

                                     VII-6

  Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

  9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

    (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    (b) Subject to the provisions of paragraph (c) of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

    (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      (i) give the Company any information reasonably requested by the Company relating to such claim,

      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

      (iv) permit the Company to participate in any proceedings relating to such claim;

                                     VII-7

    PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  10. ATTORNEYS' FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

  11. SUCCESSORS.

    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                                     VII-8

  12. MISCELLANEOUS.

    (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive: Wayne H. Brunetti
                      295 High Street
                      Denver, CO 80209

    If to the Company: New Century Energies, Inc.
                      1225 17th Street
                      Denver, CO 80202
                      Attention: General Counsel

  or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

    (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

    (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

    (f) The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and employment agreements between the Executive and the Company, PSCo or the Company's affiliates.

    (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

    (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

                                     VII-9

  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                          _____________________________________
                                          Wayne H. Brunetti

                                          New Century Energies, Inc.

                                          By: _________________________________


                                    VII-10

                                                                     ANNEX VIII

                     RESTATED CERTIFICATE OF INCORPORATION
                                OF M-P NEW CO.

  The undersigned, being the duly elected President and Secretary of M-P New Co., a Delaware corporation (the "Corporation"), hereby certify as follows:

  The original Certificate of Incorporation of the Corporation was filed on August 21, 1995. The original name of the Corporation was M-P New Co.

  Pursuant to and in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, the original Certificate of Incorporation of the Corporation is hereby amended and restated by the unanimous vote of the directors and shareholders of the Corporation at special meetings of the directors and shareholders duly held on December 8, 1995, to read in its entirety as follows:

                                   ARTICLE I

                                     NAME

  The name of the Corporation is New Century Energies, Inc.

                                  ARTICLE II

                          REGISTERED OFFICE AND AGENT

  The address of the registered office of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware, and the name of the registered agent at such office is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

  The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCLD").

                                  ARTICLE IV

                         DESCRIPTION OF CAPITAL STOCK

  A. Authorized Classes and Numbers of Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred eighty million (280,000,000) shares, consisting of two hundred sixty million (260,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share (hereinafter called the "Common Stock") and twenty million (20,000,000) shares of the Preferred Stock of the par value of one dollar ($1.00) per share (hereinafter called the "Preferred Stock").

  B. Common Stock Provisions.

    (1) Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any funds, property or shares legally available therefor.


                                    VIII-1

    (2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

    (3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to such assets.

  C. Preferred Stock Provisions. The Board of Directors shall have authority by resolution to divide the Preferred Stock into one or more series, to issue shares of any such series and, within the limitations set forth in this Restated Certificate of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established including, without limitation, the following:

    (1) the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different from the par value thereof;

    (2) whether the shares of such series shall have any voting powers, in addition to the voting powers provided by law and if any, the terms of such voting powers;

    (3) the dividend rate or rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

    (4) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

    (5) the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the Corporation;

    (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

    (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up of the Corporation;

    (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation; and


                                    VIII-2

    (10) any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article IV or any resolution of the Board of Directors pursuant hereto.

  D. No Preemptive Rights. No holder of Common Stock or Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase or receive any new or additional issue of stock, or securities convertible into stock, of any class whatever, whether now or hereafter authorized, or whether issued for cash, property or services, by way of dividend, or in exchange for the stock of another corporation.

                                   ARTICLE V

                              BOARD OF DIRECTORS

  A. Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all of the powers of the Corporation except as are by law or by this Restated Certificate of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the stockholders of the Corporation.

  B. Number, Tenure and Qualifications of Directors.

    (1) Number of Directors. Subject to the right of the Board of Directors to increase or decrease the number of directors pursuant to this Section B(1), (i) prior to the effective date, if any, of the mergers (the "Merger Date") which cause Public Service Company of Colorado and Southwestern Public Service Company to become subsidiaries of the Corporation pursuant to the Agreement and Plan of Reorganization dated August 22, 1995, as amended, among the Corporation, Public Service Company of Colorado and Southwestern Public Service Company (the "Merger Agreement"), the Board of Directors shall consist of two directors, and (ii) from and after the Merger Date, the Board of Directors shall consist of fourteen directors. The Board of Directors may increase or decrease the number of directors by the affirmative vote of (i) two-thirds of the entire Board of Directors if the effective date of such increase or decrease is on or prior to the date which is four and one-half years after Merger Date, and (ii) a majority of the entire Board of Directors if the effective date of the increase or decrease is after the date which is four and one-half years after the Merger Date.

    (2) Terms of Directors. On the Merger Date, the directors shall be divided into three classes for the purpose of providing for staggered director terms, to be designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. By unanimous written consent of the Board of Directors, the initial classes shall be elected as follows: Class I directors shall be elected for a term expiring on the first annual meeting of stockholders following the Merger Date, Class II directors shall be elected for a term expiring on the second annual meeting of stockholders following the Merger Date, and Class III directors shall be elected for a term expiring on the third annual meeting of stockholders following the Merger Date. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as otherwise required by law or in this Restated Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the

                                    VIII-3
  number of directors and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

    (3) Removal of Directors. Any director, or the entire Board of Directors, may be removed from office only for cause and only by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of capital stock of the Corporation of any class or series entitled to vote in the election of directors generally ("Voting Stock"), voting together as one class at a special meeting of the stockholders called for such purpose; provided, however, that if a proposal to remove a director is made by or on behalf of an Interested Person or any Affiliate thereof (each as defined in Article VII, Section C) or a director who is not an Independent Director (as defined in Article VII, Section C), then, subject to any controlling provision of Delaware law, such removal shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as one class, excluding Voting Stock beneficially owned by such Interested Person or any Affiliate thereof.

    (4) Class Votes for Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, as amended, and such directors so elected shall not be divided into classes pursuant to this Article V, Section B unless expressly provided by such terms.

  C. Additional Authority of Board. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation. The holders of shares of Voting Stock shall, to the extent such power is at the time conferred on them by applicable law, also have the power to make, alter, amend or repeal the Bylaws of the Corporation, provided that, subject to any controlling provision of Delaware law, any proposal by or on behalf of an Interested Person or a director who is not an Independent Director to make, alter, amend or repeal the Bylaws shall require approval by the affirmative vote described in Article VII, Section A, unless either (a) such action has been approved by a majority of the Board of Directors prior to such Interested Person first becoming an Interested Person or (b) prior to such Interested Person first becoming an Interested Person, a majority of the Board of Directors has approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors has approved such action.

  D. Board Considerations. In addition to any other considerations which the Board of Directors may lawfully take into account in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as the short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation), customers, employees and other constituencies of the Corporation and its subsidiaries, including the effect upon communities in which the Corporation and its subsidiaries do business. In so evaluating any such determination, the Board of Directors shall be deemed to be performing its duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 145 of the GCLD, or any successor provision.

  E. Nomination and Election of Directors. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, nominations for the election of directors shall be made by the Nominating and Civic Responsibility Committee if then constituted pursuant to the Bylaws of the Corporation, or if no Nominating and Civic Responsibility Committee has been constituted, by the Board of Directors, each of which shall, on and prior to the date four and one-half years after the Merger Date, use the method of designating directors or

                                    VIII-4
nominees for election of directors set forth in the Merger Agreement. In addition, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders, but only if written notice of such stockholder's intent to make such nomination or nominations has been received by the Secretary of the Corporation not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that the date of the annual meeting of stockholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Merger Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs. Each such notice by a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at a meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder or any Affiliate of the stockholder (as defined in Article VII, Section C) and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Corporation which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder's notice; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the written consent of each nominee to serve as a director of the Corporation if so elected. The stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, with respect to the matters set forth in this Article V, Section E.

  In addition, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a special meeting only if written notice of such stockholder's intent to make such nomination or nominations, setting forth the information and complying with the form described in the immediately preceding paragraph, has been received by the Secretary of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Corporation, whichever comes first. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article V, Section E.

  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article V, Section E. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article V, Section E, and if he or she should so determine, the defective nomination shall be disregarded.

  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                    VIII-5

                                  ARTICLE VI

                                 STOCKHOLDERS

  A. Meetings of Stockholders; Books. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such holders. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

  Except as otherwise required by law or by this Restated Certificate of Incorporation, the holders of not less than a majority in voting power of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum, and the act of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter shall be deemed the act of the stockholders. If a quorum shall fail to attend any meeting, the presiding officer may adjourn the meeting to another place, date or time.

  B. Proposals of Stockholders. At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting of stockholders, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be received no less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Merger Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders: (a) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder or any Affiliate of the stockholder in such business. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article VI, Section B. To be properly brought before a special meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors. No business may be brought before a special meeting by stockholders.

  No business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Article VI, Section B. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the

                                    VIII-6
provisions of this Article VI, Section B, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision.

                                  ARTICLE VII

                             BUSINESS TRANSACTIONS

  A. Stockholder Approval. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section B of this
Article VII, a Business Transaction (as hereinafter defined) with, or proposed by or on behalf of, any Interested Person (as hereinafter defined) or any Affiliate (as hereinafter defined) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of not less than two-thirds of the votes entitled to be cast by holders of all the then outstanding Voting Stock, voting together as one class, excluding Voting Stock beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

  B. Exceptions to Stockholder Approval. The provisions of Section A of this
Article VII shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if either (a) the Business Transaction shall have been approved by a majority of the Board of Directors prior to such Interested Person first becoming an Interested Person, or (b) prior to such Interested Person first becoming an Interested Person, a majority of the Board of Directors shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.

  C. Definitions. In addition to the terms defined in other provisions of this Restated Certificate of Incorporation, the following definitions shall apply with respect to this Restated Certificate of Incorporation:

    (1) The term "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

    (2) A person shall be a "beneficial owner" of any Capital Stock (as hereinafter defined) (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Exchange Act, and is not also then reportable on Schedule 13D under the Exchange Act (or a comparable or successor report), or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock (except to the extent permitted by the proviso to clause (b) (ii) above). For the purposes of determining whether a person is an Interested Person pursuant to paragraph (7) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (2) of Section C, but shall not include any other

                                    VIII-7
  shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (3) The term "Business Transaction" shall mean any of the following transactions when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person (other than the transactions contemplated by the Merger Agreement):

      (a) any merger or consolidation of the Corporation or any subsidiary with (i) the Interested Person or (ii) any other entity which is, or after such merger or consolidation would be, an Affiliate of the Interested Person;

      (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Person or any Affiliate of the Interested Person, of assets of the Corporation (other than Capital Stock) or of any subsidiary of the Corporation, which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the outstanding stock of the Corporation;

      (c) any transaction that results in the issuance of shares or the transfer of treasury shares by the Corporation or by any subsidiary of the Corporation of any Capital Stock or any capital stock of such subsidiary to the Interested Person or any Affiliate of the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such,
    (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, (iv) any issuance of shares or transfer of treasury shares of Capital Stock by the Corporation, provided, however, that in the case of each of clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person's proportionate share of the Capital Stock of any class or series or of the Voting Stock, or (v) pursuant to a public offering or private placement by the Corporation to an Institutional Investor (as hereinafter defined);

      (d) any reclassification of securities, recapitalization or other transaction involving the Corporation or any subsidiary of the Corporation which has the effect, directly or indirectly, of (i) increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which stock is owned by the Interested Person or any Affiliate of the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Person or any Affiliate of the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person or any Affiliate of the Interested Person in any class or series of stock of the Corporation or any subsidiary of the Corporation;

      (e) the adoption of any plan or proposal by or on behalf of the Interested Person or any Affiliate of the Interested Person for the liquidation or dissolution of the Corporation;

      (f) any receipt by the Interested Person or any Affiliate of the Interested Person of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Corporation or any subsidiary; or


                                    VIII-8

      (g) the purchase by the Corporation of any shares of Capital Stock of the Corporation from the Interested Person or any Affiliate of the Interested Person at a price exceeding significantly (as determined by the Board of Directors) the then current market price of such shares.

    (4) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Restated Certificate of Incorporation.

    (5) The term "Independent Directors" shall mean the members of the Board of Directors who are not Affiliates or representatives of, or associated with, an Interested Person and who were either directors of the Corporation prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

    (6) The term "Institutional Investor" shall mean a person that (a) has acquired, or will acquire, all of its securities of the Corporation in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act, and (b) is a registered broker dealer; a bank as defined in
  Section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940; an investment adviser registered under the Investment Advisers Act of 1940; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 or an endowment fund; a parent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one per cent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause
  (b).

    (7) The term "Interested Person" shall mean any person (other than the Corporation, any subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question or (c) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by holders of all then outstanding shares of Voting Stock.

    (8) The term "person" shall mean any individual, corporation, partnership, unincorporated association, trust or other entity.

    (9) The term "subsidiary" shall mean any company of which a majority of the voting securities are owned, directly or indirectly, by the Corporation.

  D. Power of Board of Directors. A majority of the Independent Directors shall have the power to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (a) this Article VII, all questions arising under this Article VII, including, without limitation, (i) whether a person is an Interested Person, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person; and (iii) whether a person is an Affiliate of another; and (b) this Restated Certificate of Incorporation, the question of whether a person is an Interested Person or an Affiliate of such Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.


                                    VIII-9

  E. Certain Fiduciary Obligations. Nothing contained in this Article VII shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

                                 ARTICLE VIII

                                  AMENDMENTS

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that except with respect to the designation of the rights and preferences of series of Preferred Stock pursuant to Article IV, Section C, which is delegated to the Board of Directors, and notwithstanding any other provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation), any lawful amendment of this Restated Certificate of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under this Restated Certificate of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VIII shall be 80% in the case of any amendment of the provisions set forth in Section C of Article IV, Article V, Article VI and Article VII of this Restated Certificate of Incorporation, and this Article VIII, and any amendment rendering inapplicable to the Corporation Section 203 of the GCLD or any successor provisions, and shall be a majority in all other cases.

                                  ARTICLE IX

                     LIMITATION ON DIRECTOR LIABILITY AND
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  A. Limited Liability. A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCLD, or (d) for any transaction from which the director derived an improper personal benefit. If the GCLD is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCLD, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

  B. Right to Indemnification.

    (1) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture,

                                    VIII-10
  trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCLD, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article IX, Section B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard set forth in the GCLD. Such a determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the Corporation) in a written opinion; (c) by the stockholders; or (d) in any other manner permitted by the GCLD. The right to indemnification conferred in this
  Article IX, Section B, shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCLD requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the GCLD for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCLD, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.


                                    VIII-11

    (3) The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX, Section B, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCLD.

    (5) The Corporation may enter into an indemnity agreement with any director, officer, employee or agent of the Corporation, or of another corporation, partnership, joint venture, trust or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

    (6) Any amendment or repeal of this Article IX, Section B, shall not be retroactive in effect.

    (7) In case any provision in this Article IX, Section B, shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law.

    (8) The Corporation may, by action of the Board of Directors, authorize one or more officers to grant rights to indemnification and advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances.

  IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name this 8th day of December, 1995.

                                          New Century Energies, Inc.
                                          f/k/a M-P New Co.

                                                   /s/ Richard C. Kelly
                                          By: _________________________________
                                                         PRESIDENT


        /s/ Doyle R. Bunch II
-------------------------------------
              SECRETARY

                                    VIII-12

                                                                       ANNEX IX

                                RESTATED BYLAWS
                         OF NEW CENTURY ENERGIES, INC.

1. OFFICES.

  1.1 Offices. In addition to its registered office in the State of Delaware, the Corporation shall have a corporate office in Denver, Colorado and significant operating offices in Amarillo, Texas, and such other offices, either within or without the State of Delaware, at such locations as the Board of Directors may from time to time determine or the business of the Corporation may require.

2. SEAL.

  2.1 Seal. The Corporation shall have a seal, which shall have inscribed thereon its name and year of incorporation and the words, "Corporate Seal Delaware."

3. MEETINGS OF STOCKHOLDERS.

  3.1 Annual Meetings. The annual meeting of stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as shall be determined by the Board of Directors from time to time.

  3.2 Special Meetings. Special meetings of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors may designate.

  3.3 Notice of Meetings. (a) Notices of meetings of stockholders shall be in writing and shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which a meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting.

  (b) Such notice shall either be delivered personally or mailed, postage prepaid, to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If mailed, the notice shall be directed to the stockholder at his or her address as it appears on the records of the Corporation. Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.

  (c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder in writing, whether before or after such meeting is held, or if such stockholder shall sign the minutes or attend the meeting, except that if such stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, such stockholder shall not be deemed to have waived notice of such meeting.

  3.4 Adjourned Meetings. When a meeting is adjourned to another time or place, unless otherwise provided by these Restated Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business which might have been transacted at the original meeting. If an adjournment is for more than 30 days, or if after an adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

  3.5 Quorum and Adjournment. Except as otherwise provided by law, by the Restated Certificate of Incorporation of the Corporation or by these Restated Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of stockholders. If such majority shall not be present or represented at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

  3.6 Vote Required. Except as otherwise provided by law or by the Restated Certificate of Incorporation:

    (a) Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election, and

    (b) whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

  3.7 Manner of Voting. At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting. All elections of Directors by stockholders shall be by written ballot.

  3.8 Proxies. (a) At any meeting of stockholders, any stockholder may be represented and vote by proxy or proxies appointed by a written form of proxy. In the event that any form of proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by the form of proxy upon all of the persons so designated unless the form of proxy shall otherwise provide.

  (b) The Board of Directors may, in advance of any annual or special meeting of the stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies and the validation of the same, which are intended to be voted at any such meeting.

  3.9 Presiding Officer and Secretary. The Chairman of the Board shall act as chairman of all meetings of the stockholders. In the absence of the Chairman of the Board, the Vice Chairman of the Board or, in his or her absence, the President, or in his or her absence, any Vice President designated by the Board of Directors shall act as chairman of the meeting.

  The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 5.11(b) of these Restated Bylaws shall act as secretary of all meetings of the stockholders, but in the absence of a designated Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

  3.10 Procedure. At each meeting of stockholders, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, he or she may:

    (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman;

    (b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

    (c) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

    (d) make rules governing speeches and debate, including time limits and access to microphones.

The chairman of the meeting acts in his or her absolute discretion and his or her rulings are not subject to appeal.

4. DIRECTORS.

  4.1 Powers. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, or by the Restated Certificate of Incorporation of this Corporation or by these Restated Bylaws conferred upon or reserved to the stockholders of any class or classes.

  4.2 Resignations. Any Director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

  4.3 Presiding Officer and Secretary. The Chairman of the Board shall act as chairman of all meetings of the Board of Directors. In the absence of the Chairman of the Board, the Vice Chairman of the Board or, in his or her absence, the Chief Executive Officer or other person designated by the Board of Directors shall act as chairman of the meeting.

  The Secretary of the Corporation shall act as secretary of all meetings of the Board of Directors, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 5.11(b) of these Restated Bylaws shall act as secretary of all meetings of directors, but in the absence of a designated Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

  4.4 Annual Meetings. The Board of Directors shall meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

  4.5 Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the state of Delaware, as shall from time to time be determined by the Board of Directors. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than twelve hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail.

  4.6 Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than twelve hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the Directors then in office.

  4.7 Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of law, of the Restated Certificate of Incorporation or these Restated Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

  4.8 Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting, except that if such Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such Director shall not be deemed to have waived notice of such meeting.

  4.9 Manner of Acting. (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

  (b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writings are filed with the minutes of proceedings of the Board of Directors or such committee.

  4.10 Compensation. (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

  (b) Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

  (c) Nothing contained in these Restated Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

  4.11 Standing Committees. The Board of Directors shall have the following four standing committees, each committee of which shall consist of five members, including the chairman of the committee:

    (a) A Nominating and Civic Responsibility Committee which shall, in addition to any other duties assigned to such committee by the Board of Directors, nominate candidates to fill vacancies on the Board of Directors and shall review the participation of the Corporation in the communities in which the Corporation operates;

    (b) A Finance Committee which shall, in addition to any other duties assigned to such committee by the Board of Directors, review and make recommendations to the Board of Directors as to the methods of financing the Corporation's operations;

    (c) An Audit Committee which shall, in addition to any other duties assigned to such committee by the Board of Directors, review the financial affairs of the Corporation with the Corporation's auditors; and

    (d) A Compensation Committee which shall, in addition to any other duties assigned to such committee by the Board of Directors, review and make recommendations to the Board of Directors concerning the compensation of officers of the Corporation.

  4.12 Additional Committees. In addition to the standing committees, the Board of Directors may, (i) if on or prior to the date four and one-half years after the effective date, if any, of the mergers (the "Merger Date") which cause Public Service Company of Colorado and Southwestern Public Service Company to become subsidiaries of the Corporation pursuant to the Agreement and Plan of Reorganization dated August 22, 1995, as amended, among the Corporation, Public Service Company of Colorado and Southwestern Public Service Company (the "Merger Agreement") by resolution adopted by two-thirds of the entire Board of Directors, and (ii) if thereafter, by resolution adopted by a majority of the entire Board of Directors, designate one or more additional committees, each committee to consist of five Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except as provided in Section 4.13.

  4.13 Committee Procedure, Limitations of Committee Powers. (a) Except as otherwise provided by these Restated Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Restated Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 4.6 of these Restated Bylaws with respect to notices of special meetings of the Board of Directors.

  (b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

  (c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee shall be filled by the Board of Directors in the manner prescribed by the Restated Certificate of Incorporation or these Restated Bylaws for the original appointment of the members of such committee.

  4.14 Actions Requiring More Than a Majority of Directors Present. On and prior to the date that is four and one-half years after the Merger Date, (a) the following actions by the Board of Directors will require the affirmative vote of two-thirds of the Board of Directors: (i) any change in the method of selecting committee members from that set forth in the Merger Agreement, and
(ii) any amendments to Section 1.1 or this Section 4.14 of these Restated Bylaws, and (b) the removal of or action to fill a vacancy in the office of the Chief Executive Officer or President of the Corporation or the Chairman of the Board or the Vice Chairman of the Board will require the affirmative vote of the greater of two-thirds of the entire Board of Directors or ten Directors.

5. OFFICERS.

  5.1 Number. (a) The officers of the Corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), a Secretary and a Treasurer. The Board of Directors shall also elect a Chairman of the Board and may elect a Vice Chairman of the Board. The Board of Directors may also elect such other officers as the Board of Directors may from time to time deem appropriate or necessary. Except for the Chairman of the Board, the Vice Chairman of the Board and the Chief Executive Officer, none of the officers of the Corporation need be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the GCLD.

  (b) The Board of Directors may delegate to the Chief Executive Officer or President the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix the duties of such appointees. However, no such divisional or departmental vice president shall be considered as an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

  5.2 Election of Officers, Qualification and Term. The officers of the Corporation shall be elected from time to time by the Board of Directors and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Directors or the Merger Agreement, shall hold office at the pleasure of the Board of Directors.

  5.3 Removal. Except as otherwise expressly provided in a contract duly authorized by the Board of Directors or in the Merger Agreement, any officer elected by the Board of Directors may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to the Chairman of the Board or the Chief Executive Officer, by the Chairman of the Board or the Chief Executive Officer.

  5.4 Resignations. Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board or to the Chief Executive Officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

  5.5 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation.

  5.6 The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors.

  5.7 Vice Chairman of the Board. The Vice Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairman of the Board.

  5.8 Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation usually vested in the chief executive officer of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall have the powers and duties of the Chairman of the Board.

  5.9 The President. The President shall serve as chief operating officer and shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Board of Directors or the Chief Executive Officer.

  5.10 The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

  5.11 The Secretary and the Assistant Secretary. (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

  (b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, the President or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the Chief Executive Officer (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

  5.12 The Treasurer and the Assistant Treasurer. (a) The Treasurer shall have custody of the Corporation's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of

Directors. The Treasurer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of Treasurer or as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

  (b) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, the President or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the Chief Executive Officer (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

6. STOCK

  6.1 Certificates. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder's name and the number of shares evidenced thereby, and shall be signed by the Chairman of the Board or a Vice Chairman, if any, or the Chief Executive Officer or the President or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

  6.2 Transfers. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, provided such succession, assignment or transfer is not prohibited by the Restated Certificate of Incorporation, these Restated Bylaws, applicable law or contract. Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any) and record the transaction upon its books.

  6.3 Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed.

  6.4 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights of a stockholder and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the General Corporation Law of Delaware (the "GCLD").

  6.5 Additional Powers of the Board. (a) In addition to those powers set forth in Section 4.1, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock subject to the provisions of the GCLD.

  (b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

7. MISCELLANEOUS

  7.1 Place and Inspection of Books. (a) The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in such place or places either within or without the State of Delaware as the Board of Directors may from time to time determine.

  (b) At least ten days before each meeting of stockholders, the officer in charge of the stock ledger of the Corporation shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  (c) The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Restated Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders' rights in respect thereof.

  7.2 Voting Shares in Other Corporations. The Chief Executive Officer, the President or any other officer of the Corporation designated by the Board of Directors may vote any and all shares held by the Corporation in any other corporation.

  7.3 Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

  7.4 Gender/Number. As used in these Restated Bylaws, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

  7.5 Paragraph Titles. The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

  7.6 Amendment. Subject to Section 4.14 of these Restated Bylaws, these Restated Bylaws may be altered, amended or repealed by (a) the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at any meeting of stockholders, or (b) by resolution adopted by the affirmative vote of not less than a majority of the Directors in office, at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment or repeal is contained in written notice of such special meeting. Notwithstanding the foregoing, the amendment of any provision of these Restated Bylaws requiring an affirmative vote in excess of a majority of the Directors in office shall require the affirmative vote of at least the number of directors the affirmative vote of whom is required by such provision.

  7.7 Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained herein, if any provision contained in these Restated Bylaws is inconsistent with or conflicts with a provision of the Restated Certificate of Incorporation, such provision of these Restated Bylaws shall be superseded by the inconsistent provision in the Restated Certificate of Incorporation to the extent necessary to give effect to such provision in the Restated Certificate of Incorporation.

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]
                                                                        ANNEX X

         PROPOSED AMENDMENT TO SPS RESTATED ARTICLES OF INCORPORATION

  The current Article Fourth will be deleted in its entirety and replaced with the following:

  "FOURTH: The total number of authorized shares of the Corporation shall be 110,000,000, divided into 10,000,000 preferred shares having a par value of $1 per share (the "Preferred Stock") and 100,000,000 common shares having a par value of $1 per share (the "Common Stock").

  The designations, voting powers, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions of the above classes of stock are as follows:

  (A) Preferred Stock

    (1) Issuance in Series. Shares of Preferred Stock may be issued in one or more series when, and for such consideration or considerations as the Board of Directors determines. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Article Fourth.

    (2) Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time, to provide for the issuance of the shares of Preferred Stock in one or more series with the designations, voting powers, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof as are stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated in these Restated Articles of Incorporation or any amendment hereto or not otherwise prescribed by law including, but not limited to, determination of any of the following:

      (i) The maximum number of shares to constitute the series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors and the distinctive designation thereof;

      (ii) Whether the shares of the series shall have any voting powers, in addition to the voting powers provided by law, and, if any, the terms of the voting powers;

      (iii) The dividend rate or rates, if any, on the shares of the series or the manner in which such rate or rates shall be determined, the conditions and dates upon which the dividends shall be payable, and the preference or relation which the dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether the dividends shall be cumulative or noncumulative;

      (iv) Whether the shares of the series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices, and other terms, limitations, restrictions, or conditions of the redemption;

      (v) The relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of the series, which the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution, or winding up of the Corporation;

      (vi) Whether the shares of the series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relative to the operation of the retirement or sinking fund;

      (vii) Whether the shares of the series shall be convertible into, or exchangeable for, shares of any other class, classes, or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting them;

                  [ALTERNATE PAGE FOR SPS SHAREHOLDERS ONLY]

      (viii) The limitations and restrictions, if any, to be effective while any shares of the series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption, or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of the series either as to dividends or upon liquidation, dissolution, or winding up of the Corporation;

      (ix) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of the series as to dividends or distribution of assets upon liquidation, dissolution, or winding up of the Corporation; and

      (x) Any other preference, relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, not inconsistent with law, this Article Fourth, or any resolution of the Board of Directors pursuant hereto.

    (3) Preemptive Rights. The holders of the Preferred Stock shall have no preemptive rights to subscribe to any issue of shares or other securities of any class of the Corporation.

  (B) Common Stock

    (1) Dividends. Subject to the preferential rights of holders of the Preferred Stock, dividends may be paid or declared and set apart for payment upon the Common Stock out of any funds legally available for the declaration of dividends, but only when and as determined by the Board of Directors.

    (2) Liquidation, Dissolution, or Winding Up. Subject to the preferential rights of holders of the Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of the Common Stock they hold.

    (3) Voting Rights. Except as may be otherwise required by law or these Restated Articles of Incorporation, each holder of Common Stock has one vote for each share of stock he or she holds of record on the books of the Corporation on all matters voted upon by the shareholders. Cumulative voting for the election of directors shall not be permitted.

    (4) Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe to any issue of shares or other securities of any class of the Corporation."

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware Act permits corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances. The Company Charter and the Company Bylaws provide for indemnification of directors, officers, employees and agents to the full extent provided by the Delaware Act. The Company Charter and the Company Bylaws state that the indemnification provided therein shall not be deemed exclusive. The Company may purchase and maintain insurance on behalf of itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act. Pursuant to Section 145(g) of the Delaware Act and the Company Charter and the Company Bylaws, the Company maintains directors' and officers' liability insurance coverage. The Company may also enter into an indemnity agreement with any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, as long as the provisions of the agreement are not impermissible under applicable law.

  As permitted by Section 102(a)(7) of the Delaware Act, the Company Charter provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act (relating to certain unlawful distributions to shareholders) or (iv) for any transaction from which the director derived an improper personal benefit.

  Under Section 7.5 of the Merger Agreement, the parties have agreed that the Company will (a) indemnify, defend and hold harmless to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any subsidiary against certain liabilities (i) arising out of actions or omissions occurring at or prior to the Effective Time that are based on or arise out of such service as an officer, director or employee or (ii) that are based on, arise from or pertain to the transactions contemplated by the Merger Agreement, and
(b) maintain policies of directors' and officers' liability insurance for a period of six years after the Effective Time. In addition, to the fullest extent permitted by law, all existing rights of indemnification will continue in full force and effect for not less than six years from the Effective Time. See "The Merger Agreement--Indemnification" in the Joint Proxy Statement/Prospectus which forms a part of this Joint Registration Statement.

ITEM 21. EXHIBITS.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
         Agreement and Plan of Reorganization dated August 22, 1995 (attached
  2(a)    as Annex I).
         Restated Certificate of Incorporation of New Century Energies, Inc.
  3(a)    (attached as Annex VIII).
  3(b)   Restated Bylaws of New Century Energies, Inc. (attached as Annex IX).
         Rights of New Century Energies, Inc. Common Stockholders (included in
  4       3(a)).
  5(a)   Opinion re Legality of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  5(b)   Opinion re Legality of Cahill Gordon & Reindel.
  8(a)   Opinion re Tax Matters of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  8(b)   Opinion re Tax Matters of Cahill Gordon & Reindel.
 10(a)   Form of Employment Agreement between New Century Energies, Inc. and
          Bill D. Helton (attached as Annex VI).


 EXHIBIT
 NUMBER                        DESCRIPTION OF DOCUMENT
 -------                       -----------------------
 10(b)   Form of Employment Agreement between New Century Energies, Inc. and
          Wayne H. Brunetti (attached as Annex VII).
 15      Letter of Arthur Andersen LLP on Unaudited Interim Financial
          Information.
         Consents of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
 23(a)    Exhibits 5(a) and 8(a)).
         Consents of Cahill Gordon & Reindel (included in Exhibits 5(b) and
 23(b)    8(b)).
 23(c)   Consent of Arthur Andersen LLP.
 23(d)   Consent of Deloitte & Touche LLP.
 23(e)   Consent of KPMG Peat Marwick LLP.
 23(f)   Consent of Barr Devlin & Co. Incorporated.
 23(g)   Consent of Dillon, Read & Co. Inc.
 99(a)   Form of Proxy/Direction to be used in connection with the Special
          Meeting of Shareholders of PSCo.
 99(b)   Form of Proxy/Direction to be used in connection with the Annual
          Meeting of Shareholders of SPS.
 99(c)   Report of Barr Devlin & Co. Incorporated (attached as Annex II).
 99(d)   Report of Dillon, Read & Co. Inc. (attached as Annex III).

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any shares of Company Common Stock which are not issued in the Mergers.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO ON DECEMBER 12, 1995.

                                          New Century Energies, Inc.

                                                 /s/ Doyle R. Bunch II
                                          By: _________________________________
                                                     Doyle R. Bunch II
                                                  Chairman and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED, ON DECEMBER 12, 1995.

SIGNATURE AND TITLE

/s/ Doyle R. Bunch II                     /s/ Richard C. Kelly
_____________________________________     _____________________________________
Doyle R. Bunch II                         Richard C. Kelly
Chairman, Secretary and Director          President, Treasurer and Director
(principal executive officer)             (principal accounting and financial
                                          officer)

  The following exhibits are filed with or incorporated by reference in this Joint Registration Statement.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
         Agreement and Plan of Reorganization dated August 22, 1995 (attached
  2(a)    as Annex I).
         Restated Certificate of Incorporation of New Century Energies, Inc.
  3(a)    (attached as Annex VIII).
  3(b)   Restated Bylaws of New Century Energies, Inc. (attached as Annex IX).
         Rights of New Century Energies, Inc. Common Stockholders (included in
  4       3(a)).
  5(a)   Opinion re Legality of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  5(b)   Opinion re Legality of Cahill Gordon & Reindel.
  8(a)   Opinion re Tax Matters of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  8(b)   Opinion re Tax Matters of Cahill Gordon & Reindel.
 10(a)   Form of Employment Agreement between New Century Energies, Inc. and
          Bill D. Helton (attached as Annex VI).
 10(b)   Form of Employment Agreement between New Century Energies, Inc. and
          Wayne H. Brunetti (attached as Annex VII).
 15      Letter of Arthur Andersen LLP on Unaudited Interim Financial
          Information.
         Consents of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
 23(a)    Exhibits 5(a) and 8(a)).
         Consents of Cahill Gordon & Reindel (included in Exhibits 5(b) and
 23(b)    8(b)).
 23(c)   Consent of Arthur Andersen LLP.
 23(d)   Consent of Deloitte & Touche LLP.
 23(e)   Consent of KPMG Peat Marwick LLP.
 23(f)   Consent of Barr Devlin & Co. Incorporated.
 23(g)   Consent of Dillon, Read & Co. Inc.
 99(a)   Form of Proxy/Direction to be used in connection with the Special
          Meeting of
          Shareholders of PSCo.
 99(b)   Form of Proxy/Direction to be used in connection with the Annual
          Meeting of
          Shareholders of SPS.
 99(c)   Report of Barr Devlin & Co. Incorporated (attached as Annex II).
 99(d)   Report of Dillon, Read & Co. Inc. (attached as Annex III).